As filed with the Securities and Exchange Commission on December 19, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTURY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1531	68-0521411
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

AND

THE OTHER REGISTRANTS NAMED IN THE TABLE OF ADDITIONAL REGISTRANTS BELOW

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dale Francescon

Chairman of the Board of Directors and Co-Chief Executive Officer

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

(Address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mark J. Kelson, Esq.

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, California 90067

Tel: (310) 586-3856

Fax: (310) 586-0556

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
6.875% Senior Notes due 2022	$200,000,000	100%	$200,000,000	$23,240
Guarantees of 6.875% Senior Notes due 2022(1)	—	—	—	(1)

(1)	Consists of guarantees of the 6.875% Senior Notes due 2022 of Century Communities, Inc. by the guarantor registrants listed on the Table of Additional Registrants below. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Additional Registrants (as Guarantors of the 6.875% Senior Notes due 2022)(1)

Exact Name as Specified in its Charter	State or Other Jurisdiction of Formation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Augusta Pointe, LLC	Colorado	1531	68-0521411	(2)
Avalon at Inverness, LLC	Colorado	1531	68-0521411	(2)
Beacon Pointe, LLC	Colorado	1531	68-0521411	(2)
Blackstone Homes, LLC	Colorado	1531	68-0521411	(2)
Bradburn Village Homes, LLC	Colorado	1531	68-0521411	(2)
CC Communities, LLC	Colorado	1531	84-1559450
CCC Holdings, LLC	Colorado	1531	68-0521411	(2)
CCG Constructors LLC	Georgia	1531	68-0521411	(2)
CCG Realty Group LLC	Georgia	1531	68-0521411	(2)
CCH Homes, LLC	Colorado	1531	68-0521411	(2)
Central Park Rowhomes, LLC	Colorado	1531	68-0521411	(2)
Century at Ash Meadows, LLC	Colorado	1531	68-0521411	(2)
Century at Beacon Pointe, LLC	Colorado	1531	68-0521411	(2)
Century at Caley, LLC	Colorado	1531	68-0521411	(2)
Century at Candelas, LLC	Colorado	1531	68-0521411	(2)
Century at Carousel Farms, LLC	Colorado	1531	68-0521411	(2)
Century at Harvest Meadows, LLC	Colorado	1531	68-0521411	(2)
Century at LOR, LLC	Colorado	1531	68-0521411	(2)
Century at Lowry, LLC	Colorado	1531	68-0521411	(2)
Century at Midtown, LLC	Colorado	1531	68-0521411	(2)
Century at Millennium, LLC	Colorado	1531	68-0521411	(2)
Century at Murphy Creek, LLC	Colorado	1531	68-0521411	(2)
Century at Outlook, LLC	Colorado	1531	68-0521411	(2)
Century at Salisbury Heights, LLC	Colorado	1531	68-0521411	(2)
Century at Southshore, LLC	Colorado	1531	68-0521411	(2)
Century at Terrain, LLC	Colorado	1531	68-0521411	(2)
Century at The Grove, LLC	Colorado	1531	68-0521411	(2)
Century at Vista Ridge, LLC	Colorado	1531	68-0521411	(2)
Century at Wolf Ranch, LLC	Colorado	1531	68-0521411	(2)
Century City, LLC	Colorado	1531	68-0521411	(2)
Century Communities of Georgia, LLC	Colorado	1531	68-0521411	(2)
Century Communities of Nevada, LLC	Delaware	1531	68-0521411	(2)
Century Communities of Nevada Realty, LLC	Nevada	1531	68-0521411	(2)
Century Land Holdings, LLC	Colorado	1531	68-0521411	(2)
Century Land Holdings II, LLC	Colorado	1531	68-0521411	(2)
Century Land Holdings of Texas, LLC	Colorado	1531	68-0521411	(2)
Century Rhodes Ranch GC, LLC	Delaware	1531	68-0521411	(2)
Century Tuscany GC, LLC	Delaware	1531	68-0521411	(2)
Cherry Hill Park, LLC	Colorado	1531	68-0521411	(2)
Cottages at Willow Park, LLC	Colorado	1531	68-0521411	(2)
Crown Hill, LLC	Colorado	1531	68-0521411	(2)
Enclave at Boyd Ponds, LLC	Colorado	1531	68-0521411	(2)
Enclave at Cherry Creek, LLC	Colorado	1531	68-0521411	(2)
Estates at Chatfield Farms, LLC	Colorado	1531	68-0521411	(2)
Hearth at Oak Meadows, LLC	Colorado	1531	68-0521411	(2)
Hometown, LLC	Colorado	1531	68-0521411	(2)
Lakeview Fort Collins, LLC	Colorado	1531	68-0521411	(2)
Madison Estates, LLC	Colorado	1531	68-0521411	(2)

TABLE OF ADDITIONAL REGISTRANTS

Additional Registrants (as Guarantors of the 6.875% Senior Notes due 2022)(1)

Exact Name as Specified in its Charter	State or Other Jurisdiction of Formation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Meridian Ranch, LLC	Colorado	1531	68-0521411	(2)
Montecito at Ridgegate, LLC	Colorado	1531	68-0521411	(2)
Neighborhood Associations Group, LLC	Delaware	1531	68-0521411	(2)
Park 5th Avenue Development Co., LLC	Colorado	1531	84-1568931
Reserve at Highpointe Estates, LLC	Colorado	1531	68-0521411	(2)
Reserve at The Meadows, LLC	Colorado	1531	68-0521411	(2)
Saddle Rock Golf, LLC	Colorado	1531	68-0521411	(2)
Saddleback Heights, LLC	Colorado	1531	68-0521411	(2)
Stetson Ridge Homes, LLC	Colorado	1531	68-0521411	(2)
The Vistas at Nor’wood, LLC	Colorado	1531	68-0521411	(2)
The Wheatlands, LLC	Colorado	1531	68-0521411	(2)
Venue at Arista, LLC	Colorado	1531	68-0521411	(2)
Verona Estates, LLC	Colorado	1531	68-0521411	(2)
Villas at Murphy Creek, LLC	Colorado	1531	68-0521411	(2)
Waterside at Highland Park, LLC	Colorado	1531	68-0521411	(2)
Wildgrass, LLC	Colorado	1531	68-0521411	(2)

(1)	Each additional registrant is a wholly-owned direct or indirect subsidiary of Century Communities, Inc. The notes are fully, unconditionally, jointly and severally guaranteed by the additional registrants, subject to certain customary release provisions contained in the indenture governing the notes, as described under “Description of Notes—Note Guarantees.” The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is c/o Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, telephone (303) 770-8300. The name, address, including zip code, and telephone number, including area code, of the agent for service for each additional registrant is Dale Francescon, Chairman of the Board of Directors and Co-Chief Executive Officer, Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, telephone (303) 770-8300.
(2)	Uses the EIN of its ultimate sole member, Century Communities, Inc.

The information in this preliminary prospectus is not complete and may be changed. We may not offer, sell or exchange these securities until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell or exchange these securities, nor a solicitation of an offer to buy or exchange these securities, in any jurisdiction where the offer, solicitation, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2014

PRELIMINARY PROSPECTUS

CENTURY COMMUNITIES, INC.

Offer to Exchange

6.875% Senior Notes due 2022 and Related Guarantees

for

6.875% Senior Notes due 2022 and Related Guarantees

On May 5, 2014, we issued $200 million in aggregate principal amount of 6.875% Senior Notes due 2022 (which we refer to as the “Initial Notes”) under an Indenture, dated as of May 5, 2014, as amended and/or supplemented (which we refer to as the “Indenture”), by and among us, the guarantors named therein, and U.S. Bank National Association, as trustee. We are hereby offering to issue up to $200 million in aggregate principal amount of our 6.875% Senior Notes due 2022 (which we refer to as the “Exchange Notes”), which will be fully, unconditionally, jointly and severally guaranteed on a unsecured senior basis by certain of our existing and future direct and indirect subsidiaries, subject to certain customary release provisions contained in the Indenture, in exchange for any and all of the Initial Notes, in an exchange offer that will be registered under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). We are conducting the exchange offer to satisfy our obligations in the registration rights agreement that we entered into when the Initial Notes were sold (which we refer to as the “Registration Rights Agreement”).

The Exchange Offer:

•	We will exchange all Initial Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of Exchange Notes.

•	You may withdraw tenders of your Initial Notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 P.M., New York City time, on the evening of [ the 25th business day following commencement of the exchange offer ] , 2015 (which we refer to as the “expiration date”), unless extended.

•	We believe that the exchange of the Initial Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes, but you should consult your financial and tax advisors in making your own decision on what action to take.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes:

•	The terms of the Exchange Notes are identical in all material respects to the Initial Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions, registration rights, and additional interest provisions applicable to the Initial Notes do not apply to the Exchange Notes.

•	The Exchange Notes and the Initial Notes are and will be treated together as a single series of debt securities for all purposes under the Indenture and will vote together on all matters under the Indenture.

All untendered Initial Notes will continue to be subject to the restrictions on transfer set forth in the Initial Notes and in the Indenture. In general, the Initial Notes may not be offered or sold, except in transactions that are registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we currently do not anticipate that we will register the resale of the Initial Notes under the Securities Act.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, under the federal securities laws and are eligible for reduced reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

See “Risk Factors” beginning on page 17 for a discussion of certain risks that you should consider before participating in the exchange offer.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014

We are responsible for the information contained in this prospectus, and you should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted. You should not assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate as of any date other than the respective dates of such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

As used in this prospectus, unless the context otherwise requires or indicates, references to “the Company,” “we,” “our” and “us” refer to Century Communities, Inc. and its subsidiaries and affiliates, including our predecessor Century Communities Colorado, LLC; and references to “Century LLC” or “our predecessor” refer to Century Communities Colorado, LLC and (except for financial statement information, except as otherwise noted) its predecessors and affiliates.

- i -

STATEMENT REGARDING MARKET DATA

We use certain market data and industry forecasts and projections throughout this prospectus that have been obtained from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

- ii -

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and we disclaim any obligation to update these statements unless required by law. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

•	economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation;

•	continued or increased downturn in the homebuilding industry;

•	changes in assumptions used to make industry forecasts;

•	continued volatility and uncertainty in the credit markets, capital markets and broader financial markets;

•	our future operating results and financial condition;

•	our business operations;

•	changes in our business and investment strategy;

•	availability of land to acquire and our ability to acquire such land on favorable terms, or at all;

•	availability, terms and deployment of capital;

•	continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market;

•	shortages of or increased prices for labor, land or raw materials used in housing construction;

•	delays in land development or home construction resulting from adverse weather conditions or other events outside our control;

•	the cost and availability of insurance and surety bonds;

•	changes in, or the failure or inability to comply with, governmental laws and regulations;

•	the timing of receipt of regulatory approvals and the opening of projects;

•	the degree and nature of our competition;

•	our leverage and debt service obligations;

•	availability of qualified personnel and our ability to retain our key personnel; and

•	additional factors discussed under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

- iii -

SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important before deciding to participate in the exchange offer. Therefore, you should read this entire prospectus carefully, including, in particular, the description of the terms and conditions of the notes discussed under “Description of Notes” and the risks of investing in the notes discussed under “Risk Factors” beginning on page 17 of this prospectus.

Our Company

We are engaged in all aspects of homebuilding, including land acquisition and development, entitlements, and the acquisition, development, construction, marketing, sale and management of various residential projects in major metropolitan markets in Colorado, and, more recently, in the greater Austin, San Antonio and Houston, Texas, Las Vegas, Nevada, and Atlanta, Georgia metropolitan areas.

Our business strategy is focused on the design, construction and sale of single-family detached and attached homes in major metropolitan markets, including in Colorado, Texas, Nevada and Georgia, and our planned entry into other markets in the United States. We offer a wide variety of product lines that enable us to meet the specific needs of each of our core markets (Denver, Fort Collins, and Colorado Springs, Colorado, Austin, San Antonio and Houston, Texas, Las Vegas, Nevada, and Atlanta, Georgia), which we believe provides us with a balanced portfolio and an opportunity to increase market share. Since our formation in 2002, we have delivered over 3,100 homes for total revenues of approximately $920 million. In 2013, we were one of the top 50 largest homebuilders in the United States by total revenue (as ranked among public and private companies by Builder Magazine) and one of the top five fastest growing homebuilders by total revenue.

We have been profitable every year since our founding, including throughout the recent economic downturn. Since 2008, our home sales revenue has more than tripled even as some homebuilders experienced significant revenue contraction. During that same period, many of our competitors were forced to exit the business or undergo significant restructuring. For the nine months ended September 30, 2014, we delivered 584 homes for total home sales revenue of $217.7 million, up 102.5% from $107.5 million over the nine months ended September 30, 2013, and for the year ended December 31, 2013, we delivered 448 homes for total home sales revenue of $171.1 million, up 78.2% from $96.0 million over the year ended December 31, 2012. The dollar amount of our backlog of homes sold but not closed as of September 30, 2014, December 31, 2013 and December 31, 2012 was approximately $191.5 million, $103.3 million and $51.6 million, respectively.

The core of our business plan is to acquire and develop land strategically based on our understanding of population growth patterns, entitlement restrictions and infrastructure development. We focus on locations within our markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and demographics and increasing populations. We believe these conditions create strong demand for new housing, and these locations represent what we believe to be attractive opportunities for long-term growth. We also seek assets that have desirable characteristics, such as good access to major job centers, schools, shopping, recreation and transportation facilities, and we strive to offer a broad spectrum of product types in these locations. Cutting edge product development and exemplary customer service are key components of the lifestyle connection we seek to establish with each individual homebuyer. Our construction expertise across an extensive product offering allows us flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, from entry-level to first- and second-time move-up buyers and even some move-down homebuyers. Additionally, we believe our diversified product strategy enables us to adapt quickly to changing market conditions and to optimize returns while strategically reducing portfolio risk.

Our predecessor entity was formed as a Colorado limited liability company in August 2002, and we converted into a Delaware corporation pursuant to the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) on April 30, 2013. In May 2013, we completed a private offering and a private placement of 12,075,000 shares of our common stock, in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and pursuant to the exemption from registration provided in Rule 506 of Regulation D under the Securities Act, where we received net proceeds of approximately $223.8 million (which we refer to as the “May 2013 private offering and private placement”). We used the net proceeds from the May 2013 private offering and private placement for the acquisition and development of land, home construction and other related purposes, including $38 million for debt repayment, $62 million for the acquisition of lots, approximately $19 million for development costs, $16 million for the acquisition of Jimmy Jacobs Homes, L.P. (which we refer to as “Jimmy Jacobs”) and to partially fund the LVLH Acquisition (described below).

We have been operating in the Denver metropolitan area since our founding in 2002.

We entered the greater Austin, Texas market in June 2013 when we hired a Division President for Texas, obtained office space there, and began sourcing land positions. In September 2013, we began our operations in the Austin metropolitan area as a result of our acquisition of real property and certain in-place contracts and assumed certain liabilities of Jimmy Jacobs, a homebuilder with operations in the greater Austin, Texas metropolitan area, for cash consideration of $15.7 million (which we refer to as the “Jimmy Jacobs Acquisition”). The assets acquired from Jimmy Jacobs were primarily real property, including 50 land lots available for construction of single-family homes and 95 single-family residences and home construction contracts in various stages of construction. We also acquired in-place contracts for the sale of homes currently under construction, a purchase commitment to acquire 116 additional land lots upon Jimmy Jacobs meeting certain development milestones (obligations we assumed in connection with the Jimmy Jacobs Acquisition), and certain other assets, including office-related personal property and intangible assets, such as trade names and non-competition agreements. In total, as a result of the Jimmy Jacobs Acquisition, we obtained control of 166 lots and 95 homes under construction and home construction contracts in the greater Austin and San Antonio, Texas metropolitan areas.

In April 2014, we purchased substantially all of the assets of Las Vegas Land Holdings, LLC and its subsidiaries (which we refer to collectively as “LVLH”) for a purchase price of approximately $165 million (which we refer to as the “LVLH Acquisition”). LVLH targeted first-time, second-time move-up, second home and active adult buyers, with home prices typically ranging from $215,000 to $500,000. The acquired assets consisted of 1,761 lots within five single-family communities in the greater Las Vegas, Nevada metropolitan area: Rhodes Ranch, Tuscany Village, Westmont, Sunset/Grand Canyon and Freeway 50. The 1,761 lots include 57 homes in backlog, 17 model homes and three custom lots. In addition, we acquired two fully operational golf courses and two one-acre commercial plots.

In May 2014, we completed a private offering of $200 million in aggregate principal amount of senior unsecured notes due 2022 in reliance on Rule 144A and Regulation S under the Securities Act, where we received net proceeds of approximately $193 million (which we refer to as our “May 2014 private offering of notes”). The notes carry a coupon of 6.875% per annum and were issued at a price equal to 99.239% of their principal amount.

In June 2014, we completed the initial public offering of our common stock, $0.01 par value per share (which we refer to as our “initial public offering”). Pursuant to the Registration Statement on Form S-1 (File No. 333-195678), as amended, that was declared effective by the SEC on June 17, 2014, we registered 16,747,000 shares of our common stock, consisting of 4,672,000 shares to be sold by us (including 672,000 shares with respect to an over-allotment option granted by us to the underwriters in our initial public offering), 480,000 shares sold by the selling stockholders in our initial public offering, and 11,595,000 shares to be sold by selling stockholders following completion of our initial public offering. We sold a total of

4,000,000 shares of our common stock in our initial public offering at an initial public offering price per share of $23.00. Our initial public offering closed on June 23, 2014, and the net proceeds to the Company were approximately $81.9 million. We did not receive any proceeds from the sale of the 480,000 shares our common stock sold by the selling stockholders in our initial public offering.

In August 2014, we acquired substantially all of the assets and operations of Grand View Builders (which we refer to as “Grand View”) in Houston, Texas for a purchase price of approximately $13 million and earnout payments based on performance over the next two years (which we refer to as the “Grand View Acquisition”). We acquired land, homes under construction and model homes in 13 communities in the greater Houston, Texas area. The communities offer one- and two-story single family homes with sizes ranging from 1,248 square feet to nearly 4,700 square feet.

In October 2014, we entered into a credit agreement with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders from time to time party thereto, for a new senior unsecured revolving credit facility that provides for up to $120 million of borrowing capacity, subject to borrowing base availability (which we refer to as the “Revolving Credit Facility”). The Revolving Credit Facility has an accordion feature that allows us to increase the borrowing capacity by up to $80 million, subject to certain approvals. Borrowings under the Revolving Credit Facility will bear interest at a floating rate equal to the London Interbank Offered Rate (which we refer to as “LIBOR”) plus a spread of 2.75% to 3.25%, depending on our leverage ratio. The Revolving Credit Facility will mature on October 21, 2017.

In November 2014, we completed an acquisition of substantially all of the assets and operations of a leading homebuilding business in Atlanta, Georgia from Peachtree Communities, LLC and certain of its subsidiaries and affiliates (which we refer to collectively as “Peachtree”), for an aggregate purchase price of approximately $55 million (which we refer to as the “Peachtree Acquisition”). The acquired assets include land, homes under construction and model homes in 36 communities. The communities offer one- and two-story single family homes with sizes ranging from 1,235 square feet to nearly 5,100 square feet. As a result of the Peachtree Acquisition we acquired or obtained control of 2,120 lots in the greater Atlanta, Georgia metropolitan area.

As of December 1, 2014, we owned and controlled 136 communities containing 11,387 lots in various stages of development. We seek to maximize our return on capital and reduce our risk exposure associated with holding land inventories by developing projects with targeted life cycles of approximately 24 to 36 months from the beginning of construction of the first home to close out of the community, plus an additional one to two years if necessary for the entitlement and development of land, based upon projected volumes.

Our Products

We offer a wide range of high-quality attached and detached homes to consumers in our markets, including first-time homebuyers, first and second move-up homebuyers, and lifestyle homebuyers. We strive to maintain appropriate consumer product and price level diversification. We target what we believe to be the most profitable consumer groups for each of our locations while attempting to diversify so that our land portfolio is not overly concentrated in any one group. Our ability to build at multiple price points enables us to adjust readily to changing consumer preferences and affordability. We generally market our homes to entry-level and first- and second-time move-up buyers through targeted product offerings in each of the communities in which we operate.

We have developed and integrated into our communities a number of home designs with features such as outdoor living spaces, one-story living and first floor master bedroom suites to appeal to universal design needs, as well as recreational amenities such as golf courses, pool complexes, country clubs and recreation centers. See “Our Business—Our Products” for a more detailed discussion of our products.

Summary Risk Factors

An investment in the notes involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” beginning on page 17 of this prospectus before participating in the exchange offer.

•	Adverse changes in general economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

•	Our long-term growth depends upon our ability to successfully identify and acquire desirable land parcels for residential build-out.

•	If homebuyers are not able to obtain suitable financing, our results of operations may decline.

•	Difficulty in obtaining sufficient capital could result in an inability to acquire land for our developments or increased costs and delays in the completion of development projects.

•	Our operating performance is subject to risks associated with the real estate industry.

•	Failure to manage land acquisitions and development and construction processes could result in significant cost overruns or errors in valuing sites.

•	We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets.

•	We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements available to emerging growth companies, our securities may be less attractive to investors.

Corporate Information

Our predecessor entity was formed as a Colorado limited liability company in August 2002, and we converted into a Delaware corporation pursuant to the DGCL on April 30, 2013. In June 2014, we completed our initial public offering. Our common stock is listed on the New York Stock Exchange under the ticker symbol “CCS.”

Our principal executive offices are located at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111. Our main telephone number is (303) 770-8300. Our internet website is www.centurycommunities.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include, among other matters:

•	an exemption to provide fewer years of financial statements and other financial data in our registration statements;

•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

•	an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

We will remain an “emerging growth company” until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

The Exchange Offer

As used in this prospectus, (i) the term “Initial Notes” refers to our outstanding $200,000,000 aggregate principal amount of 6.875% Senior Notes due 2022 and the related guarantees issued on May 5, 2014 in a private offering pursuant to Rule 144A and Regulation S under the Securities Act (which we refer to as the “May 2014 private offering of notes”); (ii) the term “Exchange Notes” refers to our 6.875% Senior Notes due 2022 and the related guarantees offered by this prospectus in exchange for the Initial Notes; and (iii) the term “notes” refers, collectively, to the Initial Notes and the Exchange Notes. As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Century Communities, Inc. and not to its subsidiaries or affiliates unless otherwise stated or the context otherwise requires.

The summary below describes the principal terms of the exchange offer. See also “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the exchange offer.

General	In connection with the May 2014 private offering of notes, we entered into a registration rights agreement with the initial purchasers of the Initial Notes (which we refer to as the “Registration Rights Agreement”) in which we agreed, among other things, to use our commercially reasonable efforts to cause the exchange offer described in this prospectus to be consummated on the earliest practicable date after the registration statement of which this prospectus forms a part has been declared effective by the SEC, but in no event later than 360 days after the date of the original issuance of the Initial Notes. You are entitled to exchange in the exchange offer your Initial Notes for Exchange Notes, which are identical in all material respects to the Initial Notes except:

•	the offer and sale of the Exchange Notes will have been registered under the Securities Act;

•	the Exchange Notes are not entitled to any registration rights that are applicable to the Initial Notes under the Registration Rights Agreement; and

•	the provisions of the Registration Rights Agreement that provide for payment of additional interest upon a default in the requirement to register the offer and sale of the Exchange Notes are no longer applicable.

The Exchange Offer	We are offering to exchange up to $200,000,000 aggregate principal amount of our 6.875% Senior Notes due 2022 and the related guarantees, comprising the Exchange Notes, the offer and sale of which have been registered under the Securities Act, for any and all of our outstanding 6.875% Senior Notes due 2022 and the related guarantees, comprising the Initial Notes.

Initial Notes may be exchanged only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the Exchange Notes for all Initial Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resale of the Exchange Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the exchange offer in exchange for the Initial Notes may be offered for resale, resold and otherwise transferred by you without the requirement to comply with the registration and prospectus-delivery provisions of the Securities Act, provided that:

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

If you are a broker-dealer that will be receiving Exchange Notes for your own account in exchange for Initial Notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Expiration Date of the Exchange Offer	The exchange offer expires at 5:00 P.M., New York City time, on the evening of [ the 25th business day following commencement of the exchange offer ] , 2015 (which we refer to as the “expiration date”), unless extended by us.

Withdrawal of Tender of Initial Notes	You may withdraw any tender of your Initial Notes at any time prior to the expiration of the exchange offer. We will return to you any of your Initial Notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Notes	Each Exchange Note bears interest at the rate of 6.875% per annum from the most recent date on which interest has been paid on the notes. The interest on the notes is payable semiannually on May 15 and November 15 of each year, commencing on November 15, 2014. No interest will be paid on Initial Notes following their acceptance for exchange.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue Exchange Notes in exchange for, any Initial Notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the SEC, and the absence of any actions or proceedings of any court or governmental agency which would reasonably be expected to impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the Initial Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold Initial Notes through The Depository Trust Company (which we refer to as the “DTC”) and wish to participate in the exchange offer, you must comply with the procedures under DTC’s Automated Tender Offer Program by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	you are not an “affiliate” of ours or of any guarantor of the notes within the meaning of Rule 405 under the Securities Act; and

•	if you are a broker-dealer that will be receiving Exchange Notes for your own account in exchange for Initial Notes, that the Initial Notes to be exchanged for the Exchange Notes were acquired by you for your own account as a result of market-making activities or other trading activities, and that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those Initial Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those Initial Notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offer.

Guaranteed Delivery Procedures

If you wish to tender your Initial Notes and your Initial Notes are not immediately available or you cannot deliver your Initial Notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration of the exchange offer, you must tender your Initial Notes according to the guaranteed delivery procedures described under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Initial Notes	As a result of the making, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms, of the exchange offer, we will have fulfilled a covenant under the Registration Rights Agreement.

If you do not tender your Initial Notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the Initial Notes as set forth in the Indenture, except we will not have any further obligation to you to provide for the exchange and registration of the Initial Notes under the Registration Rights Agreement. However, under some circumstances, holders of the Initial Notes who are not permitted to participate in the exchange offer and holders of the Exchange Notes who may not freely resell the Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the Initial Notes or the Exchange Notes, as the case may be, by these holders.

Consequences of Failure to Exchange	If you do not exchange your Initial Notes for Exchange Notes under the exchange offer, your untendered Initial Notes will remain subject to the restrictions on transfer as set forth in the Indenture and the legend printed on the Initial Notes as a consequence of the issuance of the Initial Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell your Initial Notes except in transactions that are registered under the Securities Act or if the offer or sale is exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Initial Notes under the Securities Act.

To the extent that Initial Notes are tendered and accepted in the exchange offer, the trading market for Initial Notes could be adversely affected.

Certain Material Federal Income Tax Consequences of the Exchange Offer	The exchange of Initial Notes for Exchange Notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain Material Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the Initial Notes and the Exchange Notes. The Exchange Notes will have terms identical in all material respects to the Initial Notes, except that the offer and sale of the Exchange Notes will be registered under the Securities Act and the Exchange Notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the Registration Rights Agreement. The Exchange Notes and the Initial Notes are and will be treated together as a single series of debt securities for all purposes under the Indenture and will vote together on all matters under the Indenture.

As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Century Communities, Inc. and not to its subsidiaries or affiliates unless otherwise stated or the context otherwise requires.

Issuer	Century Communities, Inc.

Notes Offered	Up to $200 million in aggregate principal of 6.875% Senior Notes due 2022.

Maturity Date	May 15, 2022.

Interest	6.875%

Interest on the Exchange Notes is payable semiannually on May 15 and November 15 of each year, commencing on May 15, 2015. Interest will accrue from and including the most recent date on which interest has been paid on the Initial Notes or, if no interest has been paid, from May 5, 2014.

Guarantees	The Exchange Notes will be fully, unconditionally, jointly and severally guaranteed on an unsecured senior basis by certain of our current and future subsidiaries, including all of our domestic wholly-owned subsidiaries other than immaterial subsidiaries and subsidiaries that in the future we designate as unrestricted subsidiaries, subject to certain customary release provisions contained in the Indenture. The subsidiary guarantees will:

•	rank senior in right of payment to any future subordinated indebtedness of the guarantors;

•	rank equally in right of payment with all of the existing and future senior indebtedness of the guarantors;

•	be effectively subordinated to all existing and future secured indebtedness of the guarantors, to the extent of the value of the collateral securing that indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries.

See “Description of Notes—Note Guarantees.”

Ranking	The Exchange Notes will be our unsecured senior obligations and will rank equally with our unsecured senior indebtedness. The Exchange Notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets securing such indebtedness, and certain other obligations that are granted preferential treatment under law. The Exchange Notes will also be effectively subordinated to all indebtedness and other liabilities of our subsidiaries that do not guarantee the Exchange Notes.

As of September 30, 2014, we had total consolidated indebtedness of $210 million, $5.7 million of which was secured indebtedness owed by subsidiaries.

Optional Redemption	We may redeem the Exchange Notes, in whole or in part, at any time prior to May 15, 2017, at a price equal to 100% of the aggregate principal amount of the Exchange Notes being redeemed, plus the applicable “make whole” premium, as described in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

We may redeem the Exchange Notes, in whole or in part, at any time on or after May 15, 2017, at the applicable redemption price specified in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

In addition, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes at any time on or prior to May 15, 2017 with the net cash proceeds from certain equity issuances at the applicable redemption price specified in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

Change of Control	Upon a change of control (as defined under “Description of Notes”), we will be required to make an offer to repurchase all of the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the applicable repurchase date. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the Exchange Notes). See “Risk Factors—Risks Related to the Exchange Notes—We may not have the ability to raise the funds necessary to finance the Change of Control offer required by the Indenture.”

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell assets under certain circumstances and do not use the proceeds for specified purposes, we will be required to make an offer to repurchase the Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Covenants	The terms of the Exchange Notes restrict our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	create liens on assets;

•	pay dividends or purchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	make certain investments;

•	sell assets;

•	issue preferred stock;

•	enter into transactions with our affiliates; or

•	effect a consolidation or merger.

However, these limitations will be subject to a number of important qualifications and exceptions. See “Description of Notes.”

No Established Trading Market	The Exchange Notes are a new issue of securities with no established trading market. We do not plan to list the Exchange Notes on any securities exchange or to arrange for inclusion on any automated dealer quotation systems. Accordingly, we cannot assure you that an active or liquid trading market for the Exchange Notes will develop. If an active or liquid trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected.

Risk Factors	Investing in the Exchange Notes involves substantial risks and uncertainties. See “Risk Factors” beginning on page 17 of, and other information included in, this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Summary of Selected Financial Data

The following sets forth our summary of selected financial and operating data on a historical and pro forma basis. You should read the following summary of selected financial data in conjunction with our consolidated historical financial statements, our unaudited pro forma condensed consolidated financial statements, and the related notes, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

On April 1, 2014, we completed the LVLH Acquisition, whereby we purchased substantially all of the assets of Las Vegas Land Holdings, LLC and its subsidiaries (which we refer to collectively as, “LVLH”). The unaudited pro forma condensed consolidated financial information set forth below has been prepared to reflect adjustments to our historical financial information that are (1) directly attributable to the LVLH Acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed consolidated statements of operations information, expected to have a continuing impact on our results. The unaudited pro forma condensed consolidated statements of operations information does not include non-recurring items, including, but not limited to, acquisition-related legal and advisory fees. The unaudited pro forma condensed consolidated financial information reflects the impact of:

•	the LVLH Acquisition; and

•	other adjustments described in the explanatory notes to the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statements of operations information gives effect to the LVLH Acquisition as if it had occurred as of January 1, 2013.

Our historical consolidated balance sheet information as of December 31, 2013 and consolidated statement of operations information for the year ended December 31, 2013 have been derived from the historical consolidated financial statements audited by Ernst & Young, LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus.

Our historical consolidated balance sheet information as of December 31, 2012 and consolidated statement of operations information for the year ended December 31, 2012 have been derived from the historical consolidated financial statements audited by BKD, LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus.

The historical consolidated balance sheet information of Las Vegas Land Holdings, LLC as of December 31, 2013 and consolidated statement of operations information and consolidated statement of members’ equity information for the year ended December 31, 2013 used in the preparation of the unaudited pro forma condensed consolidated statements of operations information and unaudited pro forma condensed consolidated balance sheet information have been derived from the historical consolidated financial statements of Las Vegas Land Holdings, LLC included elsewhere in this prospectus and audited by BDO USA, LLP, independent certified public accountants, whose report with respect thereto is included elsewhere in this prospectus.

The historical condensed consolidated interim statement of operations information for the three months ended March 31, 2014 of Las Vegas Land Holdings, LLC used in the preparation of the unaudited pro forma condensed consolidated statements of operations information has been derived from the historical condensed consolidated interim financial statements of Las Vegas Land Holdings, LLC.

	Nine Months Ended September 30,			Year Ended December 31,
(dollars in thousands, except as noted under Other Operating Information)	Pro Forma(1) 2014	2014	2013	Pro Forma(1) 2013	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated Statement of Operations Data:
Home sales revenues	$232,706	$217,734	$107,502	$245,386	$171,133	$96,030
Land sale revenues	233	—	—	1,272	—	—

Total home and land sale revenues	232,939	217,734	107,502	246,658	171,133	96,030
Cost of home sale revenues	177,179	166,367	81,084	186,896	129,651	75,448
Cost of land sale revenues	117	—	—	593	—	—

Total cost of home and land sale revenues	177,296	166,367	81,084	187,489	129,651	75,448

Gross margin from home and land sales	55,643	51,367	26,418	59,169	41,482	20,582
Golf course and other revenue	6,154	3,750	—	8,172	—	—
Cost of golf course and other revenue	6,019	4,329	—	8,271	—	—

Gross margin from golf course and other revenue	135	(579)	—	(99)	—	—

Selling general and administrative	33,718	30,906	13,244	33,951	23,622	13,496

Operating income	22,060	19,882	13,174	25,119	17,860	7,086

Other income (expense)	(59)	61	164	(203)	213	353

Income before tax expense	22,001	19,943	13,338	24,916	18,073	7,439

Income tax expense	7,829	7,109	3,330	7,410	5,015	—
Deferred taxes on conversion to a corporation	—	—	627	627	627	—

Consolidated net income	14,172	12,834	9,381	16,879	12,431	7,439

Net income attributable to the noncontrolling interests	—	—	52	52	52	1,301

Income attributable to common stockholders	$14,172	$12,834	$9,329	$16,827	$12,379	$6,138

Basic and diluted earnings per share	$0.75	$0.68	$0.81	$1.30	$0.95

Select Balance Sheet Data (end of period):
Cash and cash equivalents		$101,704	$126,372		$109,998	$7,897
Inventories		461,566	154,228		184,072	77,305
Total assets		638,593	302,012		312,639	90,673
Total debt		210,048	1,500		1,500	33,206
Total liabilities		270,824	33,834		41,083	66,112
Total equity		367,769	268,178		271,556	24,561

Other Financial Data:
EBITDA(2)	$24,837	$22,475	$14,877	$29,373	$20,531	$9,064
EBITDA margin	10.6%	10.3%	13.8%	11.9%	12.0%	9.4%
Adjusted EBITDA(2)	$27,212	$24,850	$15,637	$31,283	$21,639	$9,064
Adjusted EBITDA(2) margin	11.7%	11.4%	14.5%	12.7%	12.6%	9.4%

	Nine Months Ended September 30,			Year Ended December 31,
(dollars in thousands, except as noted under Other Operating Information)	Pro Forma(1) 2014	2014	2013	Pro Forma(1) 2013	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Other Operating Information:
Number of homes delivered	633	584	312	704	448	336
Average sales price of homes delivered (actual; not in thousands)	$367,624	$372,832	$344,558	$345,560	$381,994	$285,802
Cancellation rates	14%	17%	22%	15%	20%	17%
Backlog at end of period, number of homes	472	472	272	278	222	148
Backlog at end of period, aggregate sales value (in thousands)	$190,042	$190,042	$128,788	$120,009	$103,250	$51,562
Net new home orders	740	690	325	778	517	415
Average selling communities	32	32	15	22	19	13

(1)	For information regarding the unaudited pro forma information reflecting the LVLH Acquisition, see the unaudited pro forma financial statements beginning on Page F-78.
(2)	EBITDA represents net income attributable to Century Communities, Inc. before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These adjustments are itemized below. We believe that the presentation of EBITDA and Adjusted EBITDA included in this prospectus provides useful information to investors with which to analyze our operating trends and performance. In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA and Adjusted EBITDA measures when reporting their results. EBITDA and Adjusted EBITDA are not measurements of financial performance under United States generally accepted accounting principles (which we refer to as “GAAP”) and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity.

A reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented is as follows:

	Nine Months Ended September 30,			Year Ended December 31,
(dollars in thousands)	Pro Forma 2014	2014	2013	Pro Forma 2013	2013	2012
Net income	$14,172	$12,834	$9,329	$16,879	$12,431	$7,439
Income tax expense	7,829	7,109	3,330	7,410	5,015	—
Deferred taxes on conversion to a corporation	—	—	627	627	627	—
Interest amortized to cost of homes closing	1,371	1,283	1,351	1,906	1,521	1,429
Interest expense	47	13	—	158	—	—
Depreciation and amortization	1,418	1,236	240	2,393	937	196

EBITDA	$24,837	$22,475	$14,877	$29,373	$20,531	$9,064
Non-cash compensation expenses	1,452	1,452	437	735	735	—
Non-recurring expenses	923	923	323	1,175	373	—

Adjusted EBITDA	$27,212	$24,850	$15,637	$31,283	$21,639	$9,064

In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA or Adjusted EBITDA of other companies. Furthermore, each of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our provision for income taxes, which may vary significantly from period to period;

•	non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating ongoing operating performance for a particular period;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in the notes or participating in the exchange offer. The risks described below are not the only ones facing our company. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks facing our company described below and elsewhere in this prospectus. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Concerning Forward-Looking Statements.”

Risks Related to Our Business

Adverse changes in general economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

The residential homebuilding industry is cyclical and is highly sensitive to changes in local and general economic conditions that are outside our control, including:

•	the availability of financing for acquisitions;

•	the availability of construction and permanent mortgages;

•	the supply of developable land in our markets;

•	consumer confidence and income generally and the confidence and income of potential homebuyers in particular;

•	levels of employment, job and personal income growth and household debt-to-income levels;

•	the availability of financing for homebuyers;

•	private and federal mortgage financing programs and federal, state, and provincial regulation of lending practices;

•	short- and long-term interest rates;

•	federal and state income tax provisions, including provisions for the deduction of mortgage interest payments;

•	real estate taxes;

•	inflation;

•	the ability of existing homeowners to sell their existing homes at prices that are acceptable to them;

•	housing demand from population growth and demographic changes (including immigration levels and trends in urban and suburban migration);

•	the supply of new or existing homes and other housing alternatives, such as apartments and other residential rental property; and

•	U.S. and global financial system and credit markets, including stock market and credit market volatility.

Economic conditions in the U.S. housing market continue to be characterized by levels of uncertainty. Since early 2006, the U.S. housing market has been negatively impacted by declining consumer confidence, restrictive mortgage standards and large supplies of foreclosures, resales and new homes, among other factors. When combined with a prolonged economic downturn, high unemployment levels, increases in the rate of inflation and uncertainty in the U.S. economy, these conditions have contributed to decreased demand for housing, declining sales prices and increasing pricing pressure. In the event that these economic and business trends continue or decline further, we could experience declines in the market value of our inventory and demand for our homes, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

During the industry downturn, the housing market benefited from a number of government programs, including:

•	Tax credits for home buyers provided by the federal government and certain state governments; and

•	Support of the mortgage market, including through purchases of mortgage-backed securities by The Federal Reserve Bank and the underwriting of a substantial amount of new mortgages by the Federal Housing Administration (which we refer to as the “FHA”) and other governmental agencies.

These programs are expected to wind down over time; for example, the federal tax credit expired in April 2010. In addition, in fiscal 2010, the U.S. Department of Housing and Urban Development tightened FHA underwriting standards. The maximum size of mortgage loans that are treated as conforming by the Federal National Mortgage Association (which we refer to as “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (which we refer to as “Freddie Mac”) was reduced on October 1, 2011, which could further weaken home sales in general as mortgages may become more expensive, and if conforming loan limits are further reduced, it could have a material adverse effect on the Company. Housing markets may further decline as these programs are modified or terminated.

The health of the residential homebuilding industry may also be significantly affected by “shadow inventory” levels. “Shadow inventory” refers to the number of homes with a mortgage that are in some form of distress but that have not yet been listed for sale. Shadow inventory can occur when lenders put properties that have been foreclosed or forfeited to lenders on the market gradually, rather than all at once, or delay the foreclosure process. They may choose to do so because of regulations and foreclosure moratoriums, because of the additional costs and resources required to process and sell foreclosed properties, or because they want to avoid depressing housing prices further by putting many distressed properties up for sale at the same time. A significant shadow inventory in our markets could, were it to be released into our markets, adversely impact home prices and demand for our homes, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

In addition, an important segment of our customer base consists of first- and second-time move-up buyers, who often purchase homes subject to contingencies related to the sale of their existing homes. The difficulties facing these buyers in selling their homes during recessionary periods may adversely affect our sales. Moreover, during such periods, we may need to reduce our sales prices and offer greater incentives to buyers to compete for sales that may result in reduced margins.

Our long-term growth depends upon our ability to successfully identify and acquire desirable land parcels for residential build-out.

Our future growth depends upon our ability to successfully identify and acquire attractive land parcels for development of our single-family homes at reasonable prices and with terms that meet our underwriting criteria. Our ability to acquire land parcels for new single-family homes may be adversely affected by changes in the general availability of land parcels, the willingness of land sellers to sell land parcels at reasonable prices, competition for available land parcels, availability of financing to acquire land parcels, zoning and other market conditions. If the supply of land parcels appropriate for development of single-family homes is limited because of these factors, or for any other reason, our ability to grow could be significantly limited, and the number of homes that we build and sell could decline. Additionally, our ability to begin new projects could be impacted if we elect not to purchase land parcels under option contracts. To the extent that we are unable to purchase land parcels timely or enter into new contracts for the purchase of land parcels at reasonable prices, our home sales revenue and results of operations could be negatively impacted.

Our geographic concentration could materially and adversely affect us if the homebuilding industry in our current markets should decline.

Our business strategy is focused on the design, construction and sale of single-family detached and attached homes in the major metropolitan markets of Colorado, Texas, Nevada, and commencing in November 2014, Georgia. Because our operations are concentrated in these areas, a prolonged economic downturn in one or more of these areas could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more diversified operations. For the fiscal year ended December 31, 2012, we generated all of our revenues from our real estate inventory in Colorado, and for the year ended December 31, 2013, we generated 88% and 12% of our revenues from our real estate inventory in Colorado and Texas, respectively. For the nine months ended September 30, 2014, we generated 56%, 23% and 21% of our revenue from our real estate inventory in Colorado, Texas and Nevada, respectively.

Any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies and property repossessions and have an adverse impact on us.

In the United States, the unemployment rate was 5.8% as of the end of November 2014, according to the U.S. Bureau of Labor Statistics. People who are not employed, are underemployed or are concerned about the loss of their jobs are less likely to purchase new homes, may be forced to try to sell the homes they own and may face difficulties in making required mortgage payments. Therefore, any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies and property repossessions and have an adverse impact on us both by reducing the demand for the homes we build and by increasing the supply of homes for sale.

If homebuyers are not able to obtain suitable financing, our results of operations may decline.

A substantial majority of our homebuyers finance their home purchases through lenders that provide mortgage financing. The availability of mortgage credit remains constrained in the United States, due in part to lower mortgage valuations on properties, various regulatory changes, and lower risk appetite by lenders, with many lenders requiring increased levels of financial qualification, lending lower multiples of income and requiring greater deposits. First-time homebuyers are generally more affected by the availability of financing than other potential homebuyers. These buyers are an important source of our demand. A limited availability of home mortgage financing may adversely affect the volume of our home sales and the sales prices we achieve in the United States.

During the recent past, the mortgage lending industry in the United States has experienced significant instability, beginning with increased defaults on subprime loans and other nonconforming loans and compounded by expectations of increasing interest payment requirements and further defaults. This in turn resulted in a decline in the market value of many mortgage loans and related securities. In response, lenders, regulators and others questioned the adequacy of lending standards and other credit requirements for several loan products and programs offered in recent years. Credit requirements have tightened, and investor demand for mortgage loans and mortgage-backed securities has declined. The deterioration in credit quality during the downturn had caused almost all lenders to stop offering subprime mortgages and most other loan products that were not eligible for sale to Fannie Mae or Freddie Mac, or loans that did not conform to Fannie Mae, Freddie Mac, FHA or Veterans Administration (which we refer to as the “VA”) requirements. Fewer loan products, tighter loan qualifications and a reduced willingness of lenders to make loans may continue to make it more difficult for certain buyers to finance the purchase of our homes. These factors may reduce the pool of qualified homebuyers and make it more difficult to sell to first-time and move-up buyers who have historically made up a substantial part of our customers. Reductions in demand adversely affected our business and financial results during the downturn, and the duration and severity of some of their effects remain uncertain. The liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry has been very important to the housing market. These entities have required substantial injections of capital from the federal government and may require additional government support in the future. Several federal government officials have proposed changing the nature of the relationship between Fannie Mae and Freddie Mac and the federal government and even nationalizing or eliminating these entities entirely. If Fannie Mae and Freddie Mac were dissolved or if the federal government determined to stop providing liquidity support to the mortgage market, there would be a reduction in the availability of the financing provided by these institutions. Any such reduction would likely have an adverse effect on interest rates, mortgage availability and our sales of new homes. The FHA insures mortgage loans that generally have lower loan payment requirements and qualification standards compared to conventional guidelines, and as a result, continue to be a particularly important source for financing the sale of our homes. In recent years, lenders have taken a more conservative view of FHA guidelines causing significant tightening of borrower eligibility for approval. Availability of condominium financing and minimum credit score benchmarks has reduced opportunity for those purchasers. This or any other restriction may negatively affect the availability or affordability of FHA financing, which could adversely affect our potential homebuyers’ ability to secure adequate financing and, accordingly, our ability to sell homes in the United States. In addition, changes in federal and provincial regulatory and fiscal policies aimed at aiding the home buying market (including a repeal of the home mortgage interest tax deduction) may also negatively affect potential homebuyers’ ability to purchase homes.

In January 2013, the Consumer Financial Protection Bureau (which we refer to as the “CFPB”) issued a final rule, effective January 10, 2014, to implement laws requiring mortgage lenders to consider the ability of consumers to repay home loans before extending them credit and imposing minimum qualifications for mortgage borrowers. Also in January 2013, the CFPB sought comments on related proposed rules that could modify the rules for certain narrowly-defined categories of lending programs. These regulations could make it more difficult for some potential buyers to finance home purchases.

Decreases in the availability of credit and increases in the cost of credit adversely affect the ability of homebuyers to obtain or service mortgage debt. Even if potential homebuyers do not themselves need mortgage financing, where potential homebuyers must sell their existing homes in order to buy a new home, increases in mortgage costs, lack of availability of mortgages and/or regulatory changes could prevent the buyers of potential homebuyers’ existing homes from obtaining a mortgage, which would result in our potential customers’ inability to buy a new home. Similar risks apply to those buyers who are awaiting delivery of their homes and are currently in backlog. The success of homebuilders depends on the ability of potential homebuyers to obtain mortgages for the purchase of homes. If our customers (or potential buyers of our customers’ existing homes) cannot obtain suitable financing, our sales and results of operations could be adversely affected, the price of our common stock may decline and you could lose a portion of your investment.

Interest rate increases or changes in federal lending programs or other regulations could lower demand for our homes, which could materially and adversely affect us.

Most of the purchasers of our homes finance their acquisitions with mortgage financing. Rising interest rates, decreased availability of mortgage financing or of certain mortgage programs, higher down payment requirements or increased monthly mortgage costs may lead to reduced demand for our homes and mortgage loans. Increased interest rates can also hinder our ability to realize our backlog because our home purchase contracts provide customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event that they cannot arrange for adequate financing. As a result, rising interest rates can decrease our home sales and mortgage originations. Any of these factors could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

In addition, as a result of the turbulence in the credit markets and mortgage finance industry, the federal government has taken on a significant role in supporting mortgage lending through its conservatorship of Fannie Mae and Freddie Mac, both of which purchase home mortgages and mortgage-backed securities originated by mortgage lenders, and its insurance of mortgages originated by lenders through the FHA and the VA. The availability and affordability of mortgage loans, including consumer interest rates for such loans, could be adversely affected by a curtailment or cessation of the federal government’s mortgage-related programs or policies. The FHA may continue to impose stricter loan qualification standards, raise minimum down payment requirements, impose higher mortgage insurance premiums and other costs, and/or limit the number of mortgages it insures. Due to growing federal budget deficits, the U.S. Treasury may not be able to continue supporting the mortgage-related activities of Fannie Mae, Freddie Mac, the FHA and the VA at present levels, or it may revise significantly the federal government’s participation in and support of the residential mortgage market. Because the availability of Fannie Mae, Freddie Mac, FHA- and VA-backed mortgage financing is an important factor in marketing and selling many of our homes, any limitations, restrictions or changes in the availability of such government-backed financing could reduce our home sales, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Furthermore, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law. This legislation provides for a number of new requirements relating to residential mortgages and mortgage lending practices, many of which are to be developed further by implementing rules. These include, among others, minimum standards for mortgages and lender practices in making mortgages, limitations on certain fees and incentive arrangements, retention of credit risk, and remedies for borrowers in foreclosure proceedings. The effect of such provisions on lending institutions will depend on the rules that are ultimately enacted. However, these requirements, as and when implemented, are expected to reduce the availability of loans to borrowers and/or increase the costs to borrowers to obtain such loans. Any such reduction could result in a decline of our home sales, which could materially and adversely affect us.

Any limitation on, or reduction or elimination of, tax benefits associated with owning a home would have an adverse effect on the demand for our home products, which could be material to our business.

Significant expenses of owning a home, including mortgage interest and real estate taxes, generally are deductible expenses for an individual’s U.S. federal, and in some cases, state income taxes, subject to various limitations under current tax law and policy. If the U.S. federal government or a state government changes its income tax laws, as has been discussed from time to time, to eliminate, limit or substantially modify these income tax deductions, the after-tax cost of owning a new home would increase for many of our potential customers. The resulting loss or reduction of homeowner tax deductions, if such tax law changes were enacted without offsetting provisions, or any other increase in any taxes affecting homeowners, would adversely impact demand for and sales prices of new homes.

Increases in taxes could prevent potential customers from buying our homes and adversely affect our business or financial results.

Increases in property tax rates by local governmental authorities, as experienced in response to reduced federal and state funding, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes. Fees imposed on developers to fund schools, open spaces or road improvements, and/or to provide low and moderate income housing, could increase our costs and have an adverse effect on our operations. In addition, increases in sales taxes could adversely affect our potential customers who may consider those costs in determining whether to make a new home purchase and decide, as a result, not to purchase one of our homes.

Changes to the population growth rates in certain of the markets in which we operate or plan to operate could affect the demand for homes in these regions.

Slower rates of population growth or population declines in Colorado, Nevada, Texas, or other key markets in the United States we plan to enter, especially as compared to the high population growth rates in prior years, could affect the demand for housing, causing home prices in these markets to fall, and adversely affect our plans for growth, business, financial condition and operating results.

Difficulty in obtaining sufficient capital could result in an inability to acquire land for our developments or increased costs and delays in the completion of development projects.

The homebuilding industry is capital-intensive and requires significant up-front expenditures to acquire land parcels and begin development. If internally generated funds are not sufficient, we may seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings and/or securities offerings. The availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If we are required to seek additional financing to fund our operations, continued volatility in these markets may restrict our flexibility to access such financing. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments and/or to develop the housing. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts or purchase contracts, we may incur contractual penalties and fees. Any difficulty in obtaining sufficient capital for planned development expenditures could also cause project delays and any such delay could result in cost increases. Any one or more of the foregoing events could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We face potentially substantial risk with respect to our land and lot inventory arising from significant changes in economic or market conditions.

We intend to acquire land parcels for replacement and expansion of land inventory within our current and any new markets. The risks inherent in purchasing and developing land parcels increase as consumer demand for housing decreases. As a result, we may buy and develop land parcels on which homes cannot be profitably built and sold. The market value of land parcels, building lots and housing inventories can fluctuate significantly as a result of changing market conditions, and the measures we employ to manage inventory risk may not be adequate to insulate our operations from a severe drop in inventory values. When market conditions are such that land values are not appreciating, previously entered into option agreements may become less desirable, at which time we may elect to forego deposits and pre-acquisition costs and terminate the agreements. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at significantly lower margins or at a loss, if we are able to sell them at all.

If we are unable to develop our communities successfully or within expected timeframes, our results of operations could be adversely affected.

Before a community generates any revenues, time and material expenditures are required to acquire land, obtain development approvals and construct significant portions of project infrastructure, amenities, model homes and sales facilities. A decline in our ability to develop and market our communities successfully and to generate positive cash flow from these operations in a timely manner could have a material adverse effect on our business and results of operations and on our ability to service our debt and to meet our working capital requirements.

Adverse weather and geological conditions may increase costs, cause project delays and reduce consumer demand for housing, all of which could materially and adversely affect us.

As a homebuilder, we are subject to numerous risks, many of which are beyond our management’s control, such as droughts, floods, wildfires, landslides, soil subsidence, earthquakes and other weather-related and geological events which could damage projects, cause delays in completion of projects, or reduce consumer demand for housing, and shortages in labor or materials, which could delay project completion and cause increases in the prices for labor or materials, thereby affecting our sales and profitability. Many of our core markets are in Colorado, an area which has historically experienced seasonal wildfires and soil subsidence. Texas, a market into which we continue to expand, has historically experienced tornadoes, coastal flooding and hurricanes. Nevada, a market into which we recently expanded, has historically experienced extreme temperatures and water shortages. In addition to directly damaging our projects, earthquakes, wildfires, mudslides or other geological events could damage roads and highways providing access to those projects, thereby adversely affecting our ability to market homes in those areas and possibly increasing the costs of completion.

There are some risks of loss for which we may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geological events may not be insurable and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could materially and adversely affect our business, prospects, liquidity, financial condition and results of operations.

Failure to recruit, retain and develop highly skilled, competent personnel may have a material adverse effect on our standards of service.

Key employees, including management team members, are fundamental to our ability to obtain, generate and manage opportunities. Key employees working in the homebuilding and construction industries are highly sought after. Failure to attract and retain such personnel or to ensure that their experience and knowledge is not lost when they leave the business through retirement, redundancy or otherwise may adversely affect the standards of our service and may have an adverse impact on our business, financial conditions and operating results. In addition, we do not maintain key person insurance in respect of any member of our senior management team. The loss of any of our management members or key personnel could adversely impact our business, financial condition and operating results. See “Management.”

Failure to find suitable subcontractors may have a material adverse effect on our standards of service.

Substantially all of our construction work is done by third-party subcontractors with us acting as the general contractor. Accordingly, the timing and quality of our construction depend on the availability and skill of our subcontractors. The difficult operating environment over the last seven years in the United States has resulted in the failure of some subcontractors’ businesses and may result in further failures. In addition, reduced levels of homebuilding in the United States have led to some skilled tradesmen leaving the industry to take jobs in other sectors. While we anticipate being able to obtain sufficient materials and reliable subcontractors during times of material shortages and believe that our relationships with subcontractors are good, we do not have long-term contractual commitments with any subcontractors, and there can be no assurance that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conduct our operations.

In the future, certain of the subcontractors engaged by us may be represented by labor unions or subject to collective bargaining arrangements. A strike or other work stoppage involving any of our subcontractors could also make it difficult for us to retain subcontractors for our construction work. In addition, union activity could result in higher costs to retain our subcontractors. The inability to contract with skilled subcontractors at reasonable costs on a timely basis could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Our reliance on contractors can expose us to various liability risks.

We rely on contractors in order to perform the construction of our homes, and in many cases, to select and obtain raw materials. We are exposed to various risks as a result of our reliance on these contractors and their respective subcontractors and suppliers, including the possibility of defects in our homes due to improper practices or materials used by contractors, which may require us to comply with our warranty obligations and/or bring a claim under an insurance policy. For example, despite our quality control efforts, we may discover that our subcontractors were engaging in improper construction practices or installing defective materials in our homes. When we discover these issues, we repair the homes in accordance with our new home warranty and as required by law. We establish warranty and other reserves for the homes we sell based on market practices, our historical experiences, and our judgment of the qualitative risks associated with the types of homes built. However, the cost of satisfying our warranty and other legal obligations in these instances may be significantly higher than our warranty reserves, and we may be unable to recover the cost of repair from such subcontractors. Regardless of the steps we take, we can, in some instances, be subject to fines or other penalties, and our reputation may be injured.

In addition, several other homebuilders have received inquiries from regulatory agencies concerning whether homebuilders using contractors are deemed to be employers of the employees of such contractors under certain circumstances. Although contractors are independent of the homebuilders that contract with them under normal management practices and the terms of trade contracts and subcontracts within the homebuilding industry, if regulatory agencies reclassify the employees of contractors as employees of homebuilders, homebuilders using contractors could be responsible for wage, hour and other employment-related liabilities of their contractors, which could adversely affect our results of operations.

If we experience shortages in labor supply, increased labor costs or labor disruptions, there could be delays or increased costs in developing our communities or building homes, which could adversely affect our operating results.

We require a qualified labor force to develop our communities. Access to qualified labor may be affected by circumstances beyond our control, including:

•	work stoppages resulting from labor disputes;

•	shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers, especially in our key markets in the United States;

•	changes in laws relating to union organizing activity;

•	changes in immigration laws and trends in labor force migration; and

•	increases in subcontractor and professional services costs.

Any of these circumstances could give rise to delays in the start or completion of, or could increase the cost of, developing one or more of our communities and building homes. We may not be able to recover these increased costs by raising our home prices because the price for each home is typically set months prior to its delivery pursuant to sales contracts with our homebuyers. In such circumstances, our operating results could be adversely affected. Additionally, market and competitive forces may also limit our ability to raise the sales prices of our homes.

Utility and resource shortages or rate fluctuations could have an adverse effect on our operations.

Several of the markets in which we operate and in which we may operate in the future have historically been subject to utility and resource shortages, including significant changes to the availability of electricity and water and seasonal fluctuation in the ability of certain commodities, particularly lumber. Denver, in particular, has at times been affected by such shortages. Shortages of natural resources in our markets, particularly of water, may make it more difficult for us to obtain regulatory approval of new developments. We have also experienced material fluctuations in utility and resource costs across our markets, and we may incur additional costs and may not be able to complete construction on a timely basis if such fluctuations arise. In particular, as the housing market has improved and the number of new homes being constructed has increased, we have experienced increased construction costs due to additional competition for labor and materials. Furthermore, these shortages and rate fluctuations may adversely affect the regional economies in which we operate, which may reduce demand for our homes and negatively affect our business and results of operations.

Government regulations and legal challenges may delay the start or completion of our communities, increase our expenses or limit our homebuilding or other activities, which could have a negative impact on our results of operations.

The approval of numerous governmental authorities must be obtained in connection with our development activities, and these governmental authorities often have broad discretion in exercising their approval authority. We incur substantial costs related to compliance with legal and regulatory requirements. Any increase in legal and regulatory requirements may cause us to incur substantial additional costs, or in some cases cause us to determine that the property is not feasible for development. Various local, provincial, state and federal statutes, ordinances, rules and regulations concerning building, health and safety, environment, zoning, sales and similar matters apply to and/or affect the housing industry.

Municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps. If municipalities in which we operate take such actions, it could have an adverse effect on our business by causing delays, increasing our costs or limiting our ability to operate in those municipalities.

We may become subject to various state and local “slow growth” or “no growth” initiatives and other ballot measures that could negatively impact the availability of land and building opportunities within those localities.

Governmental regulation affects not only construction activities but also sales activities, mortgage lending activities and other dealings with consumers. In addition, it is possible that some form of expanded energy efficiency legislation may be passed by the U.S. Congress or federal agencies and certain state and provincial legislatures, which may, despite being phased in over time, significantly increase our costs of building homes and the sale price to our buyers, and adversely affect our sales volumes. We may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law. Further, we may experience delays and increased expenses as a result of legal challenges to our proposed communities, whether brought by governmental authorities or private parties.

An inability to obtain additional performance, payment and completion surety bonds and letters of credit could limit our future growth.

We are often required to provide performance, payment and completion surety bonds or letters of credit to secure the completion of our construction contracts, development agreements and other arrangements. We have obtained facilities to provide the required volume of performance, payment and completion surety bonds and letters of credit for our expected growth in the medium term; however, unexpected growth may require additional facilities. We may also be required to renew or amend our existing facilities. Our ability to obtain additional performance, payment and completion surety bonds and letters of credit primarily depends on our credit rating, capitalization, working capital, past performance, management expertise and certain external factors, including the capacity of the markets for such bonds. Performance, payment and completion surety bond and letter of credit providers consider these factors in addition to our performance and claims record and provider-specific underwriting standards, which may change from time to time.

If our performance record or our providers’ requirements or policies change, if we cannot obtain the necessary consent from our lenders, or if the market’s capacity to provide performance, payment and completion bonds or letters of credit is not sufficient for any unexpected growth and we are unable to renew or amend our existing facilities on favorable terms, or at all, we could be unable to obtain additional performance, payment and completion surety bonds or letters of credit from other sources when required, which could have a material adverse effect on our business, financial condition and results of operations.

A major health and safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

Building sites are inherently dangerous, and operating in the homebuilding industry poses certain inherent health and safety risks. Due to health and safety regulatory requirements and the number of projects we work on, health and safety performance is critical to the success of all areas of our business. Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements, and a failure that results in a major or significant health and safety incident is likely to be costly in terms of potential liabilities incurred as a result. Such a failure could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies or governmental authorities, and our ability to win new business, which in turn could have a material adverse effect on our business, financial condition and operating results.

We are subject to environmental laws and regulations, which may increase our costs, limit the areas in which we can build homes and delay completion of our projects.

We are subject to a variety of local, state and federal statutes, rules and regulations concerning land use and the protection of health and the environment, including those governing discharge of pollutants to water and air, including asbestos, the handling of hazardous materials and the cleanup of contaminated sites. We may be liable for the costs of removal, investigation or remediation of hazardous or toxic substances located on, under or in a property currently or formerly owned, leased or occupied by us, whether or not we caused or knew of the pollution. The costs of any required removal, investigation or remediation of such substances or the costs of defending against environmental claims may be substantial. The presence of such substances, or the failure to remediate such substances properly, may also adversely affect our ability to sell the land or to borrow using the land as security. Environmental impacts from historical activities have been identified at some of the projects we have developed in the past and additional projects may be located on land that may have been contaminated by previous use. Although we are not aware of any projects requiring material remediation activities by us as a result of historical contamination, no assurances can be given that material claims or liabilities relating to such developments will not arise in the future.

The particular impact and requirements of environmental laws that apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former use of the site. We expect that increasingly stringent requirements may be imposed on homebuilders in the future. Environmental laws may result in delays, cause us to implement time consuming and expensive compliance programs and prohibit or severely restrict development in certain environmentally sensitive regions or areas, such as wetlands. We also may not identify all of these concerns during any pre-development review of project sites. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials, such as lumber. Furthermore, we could incur substantial costs, including cleanup costs, fines, penalties and other sanctions and damages from third-party claims for property damage or personal injury, as a result of our failure to comply with, or liabilities under, applicable environmental laws and regulations. In addition, we are subject to third-party challenges, such as by environmental groups, under environmental laws and regulations to the permits and other approvals required for our projects and operations. These matters could adversely affect our business, financial condition and operating results.

We may be liable for claims for damages as a result of use of hazardous materials.

As a homebuilding business with a wide variety of historic homebuilding and construction activities, we could be liable for future claims for damages as a result of the past or present use of hazardous materials, including building materials which in the future become known or are suspected to be hazardous. Any such claims may adversely affect our business, financial condition and operating results. Insurance coverage for such claims may be limited or non-existent.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

Litigation and concern about indoor exposure to certain types of toxic molds have been increasing as the public becomes increasingly aware that exposure to mold can cause a variety of health effects and symptoms, including allergic reactions. Toxic molds can be found almost anywhere; they can grow on virtually any organic substance, as long as moisture and oxygen are present. There are molds that can grow on wood, paper, carpet, foods and insulation. When excessive moisture accumulates in buildings or on building materials, mold growth will often occur, particularly if the moisture problem remains undiscovered or unaddressed. It is impossible to eliminate all mold and mold spores in the indoor environment. If mold or other airborne contaminants exist or appear at our properties, we may have to undertake a costly remediation program to contain or remove the contaminants or increase indoor ventilation. If indoor air quality were impaired, we could be liable to our homebuyers or others for property damage or personal injury.

We may not be able to compete effectively against competitors in the homebuilding industry, especially in the new markets we plan to enter.

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Homebuilders compete for, among other things, home buying customers, desirable land parcels, financing, raw materials and skilled labor. Increased competition could hurt our business, as it could prevent us from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder our market share expansion and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected. We compete with large national and regional homebuilding companies and with smaller local homebuilders for land, financing, raw materials and skilled management and labor resources. Furthermore, a number of our primary competitors are significantly larger, have a longer operating history and may have greater resources or lower cost of capital than ours; accordingly, they may be able to compete more effectively in one or more of the markets in which we operate. Many of these competitors also have long-standing relationships with subcontractors and suppliers in the markets in which we operate. As we expand our operations into Nevada, Texas and Georgia, we face new competition from many established homebuilders in those markets, and we will not have the benefit of the extensive relationships and strong reputations with subcontractors, suppliers and homebuyers that we enjoy in our Colorado markets. We also compete with the resale, or “previously owned,” home market, which has increased significantly due to the large number of homes that have been foreclosed on or could be foreclosed on due to the recent economic downturn, and with available rental housing.

Raw materials and building supply shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

The homebuilding industry has, from time to time, experienced raw material shortages and been adversely affected by volatility in global commodity prices. In particular, shortages and fluctuations in the price of concrete, drywall, lumber or other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities.

In addition, the cost of petroleum products, which are used both to deliver our materials and to transport workers to our job sites, fluctuates and may be subject to increased volatility as a result of geopolitical events or accidents such as the Deepwater Horizon accident in the Gulf of Mexico. Changes in such costs could also result in higher prices for any product utilizing petrochemicals. These cost increases may have an adverse effect on our operating margin and results of operations, and may result in a decline in the price of our common stock. Furthermore, any such cost increase may adversely affect the regional economies in which we operate and reduce demand for our homes.

Increases in our cancellation rate could have a negative impact on our home sales revenue and homebuilding margins.

Our backlog reflects sales contracts with our homebuyers for homes that have not yet been delivered. We have received a deposit from a homebuyer for each home reflected in our backlog, and generally we have the right to retain the deposit if the homebuyer fails to comply with his or her obligations under the sales contract, subject to certain exceptions, including as a result of state and local law, the homebuyer’s inability to sell his or her current home or, in certain circumstances, the homebuyer’s inability to obtain suitable financing. Home order cancellations negatively impact the number of closed homes, net new home orders, home sales revenue and results of operations, as well as the number of homes in backlog. Home order cancellations can result from a number of factors, including declines or slow appreciation in the market value of homes, increases in the supply of homes available to be purchased, increased competition, higher mortgage interest rates, homebuyers’ inability to sell their existing homes, homebuyers’ inability to obtain suitable financing, including providing sufficient down payments, and adverse changes in economic conditions. An increase in the level of our home order cancellations could have a negative impact on our business, prospects, liquidity, financial condition and results of operations.

Homebuilding is subject to product liability and warranty claims arising in the ordinary course of business that can be significant.

As a homebuilder, we are subject to home warranty and construction defect claims arising in the ordinary course of business. There can be no assurance that any developments we undertake will be free from defects once completed. Construction defects may occur on projects and developments and may arise during a significant period of time after completion. Defects arising on a development attributable to us may lead to significant contractual or other liabilities.

As a consequence, we maintain products and completed operations excess liability insurance, obtain indemnities and certificates of insurance from subcontractors generally covering claims related to damages resulting from faulty workmanship and materials, and create warranty and other reserves for the homes we sell based on historical experience in our markets and our judgment of the risks associated with the types of homes built. Although we actively monitor our insurance reserves and coverage, because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractor arrangements and our reserves will be adequate to address all of our warranty and construction defect claims in the future. In addition, contractual indemnities can be difficult to enforce. We may also be responsible for applicable self-insured retentions, and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and the availability of products and completed operations excess liability insurance for construction defects is currently limited and costly. This coverage may be further restricted or become more costly in the future.

In addition, we have plans to conduct, in the future, a portion of our business in California, one of the most highly regulated and litigious jurisdictions in the United States, which imposes a 10-year, strict liability tail on most construction liability claims. As a result, we may be exposed to potential losses and expenses due to litigation, new laws and regulations related to our planned California operations.

Unexpected expenditures attributable to defects or previously unknown sub-surface conditions arising on a development project may have a material adverse effect on our business, financial condition and operating results. In addition, severe or widespread incidents of defects giving rise to unexpected levels of expenditure, to the extent not covered by insurance or redress against subcontractors, may adversely affect our business, financial condition and operating results.

We may suffer uninsured losses or suffer material losses in excess of insurance limits.

We could suffer physical damage to property and liabilities resulting in losses that may not be fully compensated by insurance. In addition, certain types of risks, such as personal injury claims, may be, or may become in the future, either uninsurable or not economically insurable, or may not be currently or in the future covered by our insurance policies. Should an uninsured loss or a loss in excess of insured limits occur, we could sustain financial loss or lose capital invested in the affected property as well as anticipated future income from that property. In addition, we could be liable to repair damage or meet liabilities caused by uninsured risks. We may be liable for any debt or other financial obligations related to affected property. Material losses or liabilities in excess of insurance proceeds may occur in the future.

In the United States, the coverage offered and the availability of general liability insurance for construction defects is currently limited and is costly. As a result, an increasing number of our subcontractors in the United States may be unable to obtain insurance. If we cannot effectively recover construction defect liabilities and costs of defense from our subcontractors or their insurers, or if we have self-insured, we may suffer losses. Coverage may be further restricted and become even more costly. Such circumstances could adversely affect our business, financial condition and operating results.

Our operating performance is subject to risks associated with the real estate industry.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for operations, as well as the value of our real estate assets. These events include, but are not limited to:

•	adverse changes in financial conditions of buyers and sellers of properties, particularly residential homes and land suitable for development of residential homes;

•	adverse changes in international, national or local economic and demographic conditions;

•	competition from other real estate investors with significant capital, including other real estate operating companies and developers and institutional investment funds;

•	reductions in the level of demand for and increases in the supply of land suitable for development;

•	fluctuations in interest rates, which could adversely affect our ability, or the ability of homebuyers, to obtain financing on favorable terms, or at all;

•	unanticipated increases in expenses, including, without limitation, insurance costs, development costs, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies; and

•	changes in enforcement of laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in the purchase of homes or an increased incidence of home order cancellations. If we cannot successfully implement our business strategy, our business, prospects, liquidity, financial condition and results of operations will be adversely affected.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions may be limited and we may be forced to hold non-income producing properties for extended periods of time.

Real estate investments are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in response to changing economic, financial and investment conditions is limited and we may be forced to hold non-income producing assets for an extended period of time. We cannot predict whether we will be able to sell any property for the price or on the terms that we set or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

If the market value of our land inventory decreases, our results of operations could be adversely affected by impairments and write-downs.

The market value of our land and housing inventories depends on market conditions. We acquire land for expansion into new markets and for replacement of land inventory and expansion within our current markets. There is an inherent risk that the value of the land owned by us may decline after purchase. The valuation of property is inherently subjective and based on the individual characteristics of each property. We may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell homes profitably. In addition, our deposits for lots controlled under option or similar contracts may be put at risk.

Factors, such as changes in regulatory requirements and applicable laws (including in relation to building regulations, taxation and planning), political conditions, the condition of financial markets, both local and national economic conditions, the financial condition of customers, potentially adverse tax consequences, and interest and inflation rate fluctuations, subject land valuations to uncertainty. Moreover, all valuations are made on the basis of assumptions that may not prove to reflect economic or demographic reality. If housing demand decreases below what we anticipated when we acquired our inventory, our profitability may be adversely affected and we may not be able to recover our costs when we sell and build houses.

Due to economic conditions in the United States in recent years, including increased amounts of home and land inventory that entered certain U.S. markets from foreclosure sales or short sales, the market value of our land and home inventory was negatively impacted. We regularly review the value of our land holdings and continue to review our holdings on a periodic basis. Material write-downs and impairments in the value of our inventory may be required, and we may in the future sell land or homes at a loss, which could adversely affect our results of operations and financial condition.

Inflation could adversely affect our business and financial results.

Inflation could adversely affect us by increasing the costs of land, materials and labor needed to operate our business. In the event of an increase in inflation, we may seek to increase the sales prices of homes in order to maintain satisfactory margins. However, an oversupply of homes relative to demand and home prices being set several months before homes are delivered may make any such increase difficult or impossible. In addition, inflation is often accompanied by higher interest rates, which historically have had a negative impact on housing demand. In such an environment, we may not be able to raise home prices sufficiently to keep up with the rate of inflation and our margins could decrease. Moreover, the cost of capital increases as a result of inflation and the purchasing power of our cash resources declines. Current or future efforts by the government to stimulate the economy may increase the risk of significant inflation and its adverse impact on our business or financial results.

Our quarterly operating results may fluctuate because of the seasonal nature of our business and other factors.

Our quarterly operating results generally fluctuate by season. Historically, we have entered into a larger percentage of contracts for the sale of our homes during the spring and summer months. Weather-related problems, typically in the fall, late winter and early spring, may delay starts or closings and increase costs and thus reduce profitability. Seasonal natural disasters such as floods and fires could cause delays in the completion of, or increase the cost of, developing one or more of our communities, causing an adverse effect on our sales and revenues.

In many cases, we may not be able to recapture increased costs by raising prices. In addition, deliveries may be staggered over different periods of the year and may be concentrated in particular quarters. Our quarterly operating results may fluctuate because of these factors.

We are subject to financial reporting and other requirements as a newly public company for which our accounting and other management systems and resources may not be adequately prepared.

As a newly public company with listed equity securities, we are required to comply with certain laws, regulations and requirements, including the requirements of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”), related regulations of the SEC and requirements of the New York Stock Exchange, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls and procedures for financial reporting.

Section 404 of the Sarbanes-Oxley Act requires our management and independent auditors to report annually on the effectiveness of our internal control over financial reporting. However, we are an “emerging growth company,” as defined in the JOBS Act, and, so for as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting.

We would cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of our initial public offering, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We have undertaken the costly and challenging process of compiling the system and processing the documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. As a result of our initial efforts, we have identified a material weakness in our period end reporting process due to the absence of formalized and documented policies and procedures for current record keeping, and a lack of personnel within our accounting function that possessed expertise to perform certain functions. We are currently in the process of remediating this material weakness by (i) documenting and formalizing our internal controls and financial reporting policies and procedures, including implementing additional controls over our financial close process, (ii) hiring additional resources with significant experience to our accounting team, and (iii) instituting appropriate review and oversight responsibilities within our accounting team.

These reporting and other obligations place significant demands on our management, administrative, operational, and accounting resources and will cause us to incur significant expenses. We may in the future need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, create or outsource an internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

As a public company, we are obligated to maintain proper and effective internal controls over financial reporting. These internal controls may not be determined to be effective, which may adversely affect investor confidence in the Company.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of our fiscal year 2015. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We are in the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. As a result of our initial efforts, we have identified a material weakness in our period-end reporting process due to the absence of formalized and documented policies and procedures for current record keeping, and a lack of personnel within our accounting function that possessed expertise to perform certain functions. We are currently in the process of remediating this material weakness by (i) documenting and formalizing our internal controls and financial reporting policies and procedures, including implementing additional controls over our financial close process, (ii) hiring additional resources with significant experience to our accounting team, and (iii) instituting appropriate review and oversight responsibilities within our accounting team.

If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, and we may be subject to investigation or sanctions by the SEC.

We are required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act, if we continue to take advantage of the exemptions contained in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

Changes in global or regional climate conditions and governmental actions in response to such changes may adversely affect the Company by increasing the costs of or restricting its planned or future growth activities.

Projected climate change, if it occurs, may exacerbate the scarcity or presence of water and other natural resources in affected regions, which could limit, prevent or increase the costs of residential development in certain areas. In addition, there is a variety of new legislation being enacted, or considered for enactment, at the federal, state and local level relating to energy and climate change, and as climate change concerns continue to grow, legislation and regulations of this nature are expected to continue. This legislation relates to items such as carbon dioxide emissions control and building codes that impose energy efficiency standards. Government mandates, standards or regulations intended to mitigate or reduce greenhouse gas emissions or projected climate change impacts could result in prohibitions or severe restrictions on land development in certain areas, increased energy and transportation costs, and increased compliance expenses and other financial obligations to meet permitting or land development- or home construction-related requirements that we may be unable to fully recover (due to market conditions or other factors), any of which could cause a reduction in our homebuilding gross margins and adversely affect our consolidated financial statements, potentially to a material degree. Energy-related initiatives could similarly affect a wide variety of companies throughout the United States and the world, and because our results of operations are heavily dependent on significant amounts of raw materials, these initiatives could have an indirect adverse impact on our results of operations and profitability to the extent the manufacturers and suppliers of its materials are burdened with expensive cap and trade or other climate related regulations.

As a result, climate change impacts, and laws and land development and home construction standards, and/or the manner in which they are interpreted or implemented, to address potential climate change concerns could increase our costs and have a long-term adverse impact on our business and consolidated financial statements.

Acts of war or terrorism may seriously harm our business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power or acts of terrorism may cause disruption to the U.S. economy, or the local economies of the markets in which we operate, cause shortages of building materials, increase costs associated with obtaining building materials, result in building code changes that could increase costs of construction, affect job growth and consumer confidence or cause economic changes that we cannot anticipate, all of which could reduce demand for our homes and adversely impact our business, prospects, liquidity, financial condition and results of operations.

Negative publicity may affect our business performance and could affect the value of our securities.

Unfavorable media related to our industry, company, brands, marketing, personnel, operations, business performance or prospects may affect the performance of our business, regardless of its accuracy or inaccuracy. Our success in maintaining, extending and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. Adverse publicity or negative commentary on social media outlets, such as blogs, websites or newsletters, could hurt operating results, as consumers might avoid brands that receive bad press or negative reviews. Negative publicity may result in a decrease in operating results that could lead to a decline in the value of our securities.

Failure to manage land acquisitions and development and construction processes could result in significant cost overruns or errors in valuing sites.

We own and purchase a large number of sites each year and are therefore dependent on our ability to process a very large number of transactions (which include, among other things, evaluating the site purchase, designing the layout of the development, sourcing materials and subcontractors and managing contractual commitments) efficiently and accurately. Errors by employees, failure to comply with regulatory requirements and conduct of business rules, failings or inadequacies in internal control processes, inabilities to obtain desired approvals and entitlements, cost overruns, equipment failures, natural disasters or the failure of external systems, including those of our suppliers or counterparties, could result in operational losses that could adversely affect our business, financial condition and operating results and our relationships with our customers.

We may incur a variety of costs to engage in future growth or expansion of our operations or acquisitions or disposals of businesses, and the anticipated benefits may never be realized.

As a part of our business strategy, we may make acquisitions, or significant investments in, and/or disposals of businesses. Any future acquisitions, investments and/or disposals would be accompanied by risks such as:

•	difficulties in assimilating the operations and personnel of acquired companies or businesses;

•	diversion of our management’s attention from ongoing business concerns;

•	our potential inability to maximize our financial and strategic position through the successful incorporation or disposition of operations;

•	maintenance of uniform standards, controls, procedures and policies; and

•	impairment of existing relationships with employees, contractors, suppliers and customers as a result of the integration of new management personnel and cost-saving initiatives.

We cannot guarantee that we will be able to successfully integrate any company or business that we might acquire in the future, and our failure to do so could harm our current business.

In addition, we may not realize the anticipated benefits of these transactions and there may be other unanticipated or unidentified effects. While we would seek protection, for example, through warranties and indemnities in the case of acquisitions, significant liabilities may not be identified in due diligence or come to light after the expiry of warranty or indemnity periods. Additionally, while we would seek to limit our ongoing exposure, for example, through liability caps and period limits on warranties and indemnities in the case of disposals, some warranties and indemnities may give rise to unexpected and significant liabilities. Any claims arising in the future may adversely affect our business, financial condition and operating results.

Our acquisitions of Jimmy Jacobs in September 2013, LVLH in April 2014, Grand View in August 2014, and Peachtree in November 2014, were accounted for as business combinations in accordance with the Company’s accounting policies and GAAP with the acquired assets and assumed liabilities recorded at their estimated fair values as of the acquisition date. Based upon estimates of the fair value of the assets to be acquired and the liabilities to be assumed, we have recorded a step up to the historical basis of an acquired home under construction inventory. As homes are delivered in future periods, this step up will initially result in gross margins from home sales revenues that are commensurate with the stage of completion of the acquired inventory and the related risk assumed by us for its completion. The ultimate gross margins from home sales revenues that we will be able to achieve from our acquired businesses will be impacted by (1) our ability to construct homes at prices consistent with our forecasted budgets, and (2) future pricing increases or decreases based on market demand, and such gross margins may be less than the gross margins realized by the Company during the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012.

Poor relations with the residents of our communities could negatively impact sales, which could cause our revenues or results of operations to decline.

Residents of communities we develop rely on us to resolve issues or disputes that may arise in connection with the operation or development of their communities. Efforts made by us to resolve these issues or disputes could be deemed unsatisfactory by the affected residents and subsequent actions by these residents could adversely affect sales or our reputation. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or to modify our community development plans, which could adversely affect our results of operations.

We may be subject to various risks relating to our future plan to vertically integrate mortgage lending into our business.

In the future, we plan to vertically integrate mortgage lending into our business, which will enable us to provide financing to our homebuyers. There are risks involved with engaging in the mortgage lending business, including establishing sufficient stringent underwriting standards, so as to limit the level of foreclosures experienced on mortgages originated by us. We may hold some of the loans we originate to maturity; however, in order to finance our planned mortgage business, we will most likely sell the loans we originate, either as whole loans or pursuant to a securitization. It is customary in connection with such transactions for the originator, such as we would be, to make representations and warranties to the purchasers, guarantors and insurers about the mortgage loans and the manner in which they were originated and to offer certain indemnities and guaranties to the purchasers, guarantors and insurers. In the event of defaults on the loans we originate, we may be required to repurchase or substitute mortgage loans, or indemnify buyers, guarantors or insurers of our loans. Because we have limited experience in originating and underwriting home loans, our underwriting standards may not be as stringent as a more traditional lender, and accordingly, we may experience a higher rate of default than lenders who have engaged in the mortgage lending industry for a longer period of time. Moreover, the loans we originate will be limited primarily to buyers of our homes, so our pool of borrowers will be less diverse than as would be the case with a traditional lender, and thus there could be a higher correlation in the default rate with our borrowers. In addition, because we would be originating loans to buyers of our homes, there is the risk that we may be more incentivized, compared to more traditional lenders, to lower our underwriting standards in order to close home sales. Should our underwriting standards not adequately screen quality applicants, the default rate on the loans we originate may be higher, which could have an adverse impact on our results of operations and financial condition, either because the loans we own are no longer performing or because we are required to repurchase or otherwise indemnify purchasers, guarantors or insurers of the loans we sell or securitize.

Risk Related to Conflicts of Interest

As a result of Dale Francescon’s and Robert Francescon’s relationship with the Company, conflicts of interest may arise with respect to any transactions involving or with Dale Francescon, Robert Francescon, or their affiliates, and their interests may not be aligned with yours.

Dale Francescon and Robert Francescon are our Co-Chief Executive Officers, sit on our board of directors, and collectively beneficially own 5,753,132 shares of our common stock, which represents 26.8% of our common stock. For so long as Dale Francescon and Robert Francescon continue to beneficially own a significant stake in us, they will have significant influence over the power to:

•	elect our directors and exercise overall control over the Company;

•	agree to sell or otherwise transfer a controlling stake in the Company; and

•	determine the outcome of substantially all actions requiring the majority approval of our stockholders, including transactions with related parties, corporate reorganizations, mergers, acquisitions and dispositions of assets.

The interests of Dale Francescon and Robert Francescon may not be fully aligned with yours, and this could lead to a strategy that is not in your best interests. In addition, their significant ownership in us and resulting ability to effectively control us will limit your ability to influence corporate matters and may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control.

In addition, there may be transactions between us and Dale Francescon, Robert Francescon, or their affiliates that could present an actual or perceived conflict of interest. These conflicts of interest may lead Dale and/or Robert Francescon to recuse himself or themselves from actions of our board of directors with respect to any transactions involving or with Dale or Robert Francescon or their affiliates. For example, we have entered into employment agreements with Dale Francescon and Robert Francescon, our Co-Chief Executive Officers, in their capacities as officers, pursuant to which they are required to devote substantially full-time attention to our affairs. See “Executive and Director Compensation—Employment Agreements.” These employment agreements were not negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with Dale Francescon and Robert Francescon.

Risks Related to Our Organization and Structure

We depend on key personnel.

Our success depends to a significant degree upon the contributions of certain key personnel including, but not limited to, Dale Francescon and Robert Francescon, our Co-Chief Executive Officers, each of whom would be difficult to replace. Although we have entered into employment agreements with Dale Francescon and Robert Francescon, in their capacities as officers, there is no guarantee that these executives will remain employed with us. If any of our key personnel were to cease employment with us, our operating results could suffer. Further, the process of attracting and retaining suitable replacements for key personnel whose services we may lose would result in transition costs and would divert the attention of other members of our senior management from our existing operations. The loss of services from key personnel or a limitation in their availability could materially and adversely impact our business, prospects, liquidity, financial condition and results of operations. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

We may not be able to successfully operate our business.

Our predecessor was formed in August 2002, and we converted into a Delaware corporation on April 30, 2013. We cannot assure you that our past experience will be sufficient to enable us to operate our business successfully or implement our operating policies and business strategies as described in this prospectus.

Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses or service our indebtedness. You should not rely upon the past performance of our management team, as past performance may not be indicative of our future results.

We may change our operational policies, investment guidelines and business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our board of directors determines our operational policies, investment guidelines and business and growth strategies. Our board of directors may make changes to, or approve transactions that deviate from, those policies, guidelines and strategies without a vote of, or notice to, our stockholders. This could result in us conducting operational matters, making investments or pursuing different business or growth strategies than those contemplated in this prospectus. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could materially and adversely affect us.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We have identified a material weakness in our period end financial reporting process due to the absence of formalized and documented policies and procedures for current record keeping, and a lack of personnel within our accounting function that possessed expertise to perform certain functions. We are currently in the process of remediating this material weaknesses by (i) documenting and formalizing our internal controls and financial reporting policies and procedures, including implementing additional controls over our financial close process, (ii) hiring additional resources with significant experience to our accounting team, and (iii) instituting appropriate review and oversight responsibilities within our accounting team.

There is no assurance that additional material weaknesses or significant deficiencies will not be identified in the future or that we will be successful in adequately remediating the material weaknesses and significant deficiencies. We may again in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements again, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

Failure by our directors, officers or employees to comply with applicable codes of conduct could materially and adversely affect us.

We have adopted a code of business conduct and ethics for our directors, officers and any employees. Our adoption of this code and other standards of conduct is not a representation or warranty that all persons subject to this code or standards are or will be in complete compliance. The failure of a director, officer or employee to comply with applicable code or standards of conduct may result in termination of the relationship and/or adverse publicity, which could materially and adversely affect us.

We are an “emerging growth company” and, as a result, are subject to reduced disclosure and governance requirements applicable to emerging growth companies.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of the initial public offering, although a variety of circumstances could cause us to lose that status earlier.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have determined to opt out of such extended transition period and, as a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised financial accounting standards is irrevocable.

We cannot predict if investors will find the notes less attractive as a result of our taking advantage of these exemptions. If some investors find the notes less attractive as a result of our choices, there may be a less active and more volatile trading market for the notes.

Changes in accounting rules, assumptions and/or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments, such as asset impairments, could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We may face substantial damages or be enjoined from pursuing important activities as a result of existing or future litigation, arbitration or other claims.

In our homebuilding activities, we are exposed to potentially significant litigation, including breach of contract, contractual disputes and disputes relating to defective title, property misdescription or construction defects, including use of defective materials. Although we have established warranty, claim and litigation reserves that we believe are adequate, due to the uncertainty inherent in litigation, legal proceedings may result in the award of substantial damages against us beyond our reserves. Furthermore, plaintiffs may, in certain of these legal proceedings, seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend, and if we were to lose any certified class action suit, it could result in substantial liability for us. In addition, we are subject to potential lawsuits, arbitration proceedings and other claims in connection with our business.

With respect to certain general liability exposures, including construction defect and product liability claims, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process require us to exercise significant judgment due to the complex nature of these exposures, with each exposure often exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. As a result, our insurance policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors. Should such a situation arise, it may have a material adverse effect on our business, financial condition and operating results.

Any joint venture investments that we make could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial conditions and disputes between us and our co-venturers.

Although it is currently not a focus in our business strategy, we may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a land acquisition and/or a development. In this event, we would not be in a position to exercise sole decision-making authority regarding the acquisition and/or development, and our investment may be illiquid due to our lack of control. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, fail to fund their share of required capital contributions, make poor business decisions or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. In addition, we may, in certain circumstances, be liable for the actions of our third-party partners or co-venturers.

An information systems interruption or breach in security could adversely affect us.

We rely on fully integrated accounting, financial and operational management information systems to conduct our operations. Any disruption in these systems could adversely affect our ability to conduct our business. Furthermore, any security breach of information systems or data could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business.

Risks Related to Our Indebtedness

We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets.

We may incur a substantial amount of debt in the future. Our existing indebtedness is recourse to us and we anticipate that future indebtedness will likewise be recourse. As of December 1, 2014, we had $120 million of aggregate borrowing capacity under our current revolving credit facility, of which no amount was outstanding. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and the Company as a whole, to generate cash flow to cover the expected debt service. Our charter does not contain a limitation on the amount of debt we may incur and our board of directors may change our target debt levels at any time without the approval of our stockholders.

Incurring a substantial amount of debt could have important consequences for our business, including:

•	making it more difficult for us to satisfy our obligations with respect to our debt or to our trade or other creditors;

•	increasing our vulnerability to adverse economic or industry conditions;

•	limiting our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

•	requiring a substantial portion of our cash flows from operations for the payment of interest on our debt and reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	placing us at a competitive disadvantage to less leveraged competitors.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us through capital markets financings or under our credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before its maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all. In addition, we may incur additional indebtedness in order to finance our operations or to repay existing indebtedness. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all, or on terms that would be advantageous to our stockholders or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.

We expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our access to additional third-party sources of financing will depend, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	with respect to acquisition and/or development financing, the market’s perception of the value of the land parcels to be acquired and/or developed;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow; and

•	the market price per share of our common stock.

Recently, domestic financial markets have experienced unusual volatility, uncertainty and a tightening of liquidity in both the investment grade debt and equity capital markets. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Given the current volatility and weakness in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may charge us prohibitively high fees in order to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure additional financing on reasonable terms, if at all.

Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity financings or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all.

Secured indebtedness exposes us to the possibility of foreclosure on our ownership interests in our land parcels.

Incurring mortgage and other secured indebtedness increases our risk of loss of our ownership interests in our land parcels or other assets because defaults thereunder, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders.

Interest expense on debt we will incur may limit our cash available to fund our growth strategies.

As of December 1, 2014, we had $120 million of aggregate borrowing capacity under our current revolving credit facility, of which no amount was outstanding. As part of our financing strategy, we may incur a significant amount of additional debt. Our current debt has, and any additional debt we subsequently incur may have, a floating rate of interest. Higher interest rates could increase debt service requirements on our current floating rate debt and on any floating rate debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay existing debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either such event or both could materially and adversely affect our cash flows and results of operations.

Interest rate changes may adversely affect us.

We currently do not hedge against interest rate fluctuations. We may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to hedge against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our assets at times which may not permit us to receive an attractive return on our assets in order to meet our debt service obligations.

Our current financing arrangements contain, and our future financing arrangements likely will contain, restrictive covenants relating to our operations.

Our current financing arrangements contain, and the financing arrangements we enter into in the future likely will contain, covenants (financial and otherwise) affecting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. The restrictions contained in our financing arrangements could also limit our ability to plan for or react to market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans. If we fail to meet or satisfy any of these covenants in our debt agreements, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral or enforce their respective interests against existing collateral. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. If we default on several of our debt agreements or any single significant debt agreement, it could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

The Indenture governing the notes, as well as other agreements governing our debt, include provisions that may restrict our financial and business operations, but may not necessarily restrict our ability to take actions that may impair our ability to repay the notes.

The agreements governing our indebtedness, including our current revolving credit facility and the Indenture that governs the notes, contain, negative covenants customary for such financings, such as limiting our ability to sell or dispose of assets, incur additional indebtedness or liens, make certain restricted payments, make certain investments, consummate mergers, consolidations or other business combinations or engage in other lines of business. These restrictions may interfere with our ability to engage in other necessary or desirable business activities, which could materially affect our business, financial condition or results of operations.

Our current revolving credit facility also requires us to comply with certain financial ratios and covenants, such as maximum consolidated leverage ratios, minimum consolidated interest coverage ratios and minimum tangible net worth. Our ability to comply with these covenants depends on our financial condition and performance and also is subject to events outside our control. Asset write-downs, other non-cash charges and other one-time events also impact our ability to comply with these covenants. In addition, these restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities, which may have a material effect on our operations. These covenants are subject to important exceptions and qualifications. See “Description of Other Indebtedness.” Moreover, if we fail to comply with these covenants and are unable to obtain a waiver or amendment, an event of default would result. Our unsecured revolving credit facility and other debt agreements, including the Indenture governing the notes, also contain other events of default customary for such financings. We cannot provide assurance that we would have sufficient liquidity to repay or refinance the notes or borrowings under our credit facility if such amounts were accelerated upon an event of default. If we are unable to service our debt, this could materially affect our business, financial condition or results of operations.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including the notes.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations, including the notes, will depend on our current and future financial performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In the future, we may fail to generate sufficient cash flow from the sales of our homes and land to meet our cash requirements. Further, our capital requirements may vary materially from those currently planned if, for example, our revenues do not reach expected levels or we have to incur unforeseen capital expenditures and make investments to maintain our competitive position. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timeliness and amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would materially affect our business, financial condition or results of operations and may delay or prevent the expansion of our business.

We may require additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

The expansion and development of our business may require significant capital, which we may be unable to obtain, to fund our capital expenditures and operating expenses, including working capital needs. In accordance with our growth strategy, we expect to opportunistically raise additional debt capital to help fund the growth of our business, subject to market and other conditions, but such debt capital may not be available to us on a timely basis at reasonable rates, or at all.

In the future, we may fail to generate sufficient cash flow from the sales of our homes and land to meet our cash requirements. Further, our capital requirements may vary materially from those currently planned if, for example, our revenues do not reach expected levels or we have to incur unforeseen capital expenditures and make investments to maintain our competitive position. If this is the case, we may require additional financing sooner than anticipated or we may have to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities.

To a large extent, our cash flow generating ability is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to fund our liquidity needs. As a result, we may need to refinance all or a portion of our debt, on or before its maturity, or obtain additional equity or debt financing. We cannot assure you that we will be able to do so on favorable terms, if at all. Any inability to generate sufficient cash flow, refinance our debt or incur additional debt on favorable terms could adversely affect our financial condition and could cause us to be unable to service our debt and may delay or prevent the expansion of our business.

We are dependent upon payments from our subsidiaries to fund payments on our indebtedness, including the notes, and our ability to receive funds from our subsidiaries is dependent upon the profitability of our subsidiaries and restrictions imposed by law and contracts.

We are dependent on the cash flow of, and dividends and distributions to us from, our subsidiaries in order to service our existing indebtedness and the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to any indebtedness of ours or to make any funds available therefor, except for those subsidiaries that have guaranteed our obligations under our outstanding indebtedness and that guarantee our obligations under the notes. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect as well as among other things, the availability of profits or funds and requirements of applicable laws, including surplus, solvency and other limits imposed on the ability of companies to pay dividends. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us that enable us to pay interest or principal on our existing indebtedness or the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements covering our indebtedness that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay the principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain alternative financing necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we would be in default under the terms of the agreements governing such indebtedness, which could also result in an event of default under other financing agreements. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, or we could be forced to apply all available cash flows to repay such indebtedness, and, in any case, we could ultimately be forced into bankruptcy or liquidation.

Risks Related to the Exchange Notes

We may be unable to repay the Exchange Notes at maturity.

At maturity, the entire outstanding principal amount of the Exchange Notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations.

The terms of the Indenture and the Exchange Notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the Exchange Notes.

While the Indenture and the Exchange Notes contain terms intended to provide protection to the holders of the Exchange Notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the Exchange Notes. The definition of the term “Change of Control” (as defined in “Description of Notes—Certain Definitions”) does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of the Exchange Notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the Exchange Notes but would not constitute a Change of Control, we would not be required to offer to repurchase your Exchange Notes prior to their maturity. Furthermore, the Indenture does not require us to maintain any financial ratios or specific levels of net worth, sales, income, cash flow or liquidity. As a result of the foregoing, when evaluating the terms of the Exchange Notes, you should be aware that the terms of the Indenture and the Exchange Notes may not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, including highly leveraged transactions, reorganizations, restructurings, mergers or other similar transactions, that could have an adverse impact on your investment in the Exchange Notes.

Federal and state fraudulent transfer laws permit a court to void the Exchange Notes and the guarantees, and, if that occurs, you may not receive any payments on the Exchange Notes.

The issuance of the Exchange Notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes and bankruptcy and insolvency statutes. While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the payment of consideration will generally be a fraudulent conveyance if (i) we or any of the guarantors paid the consideration with the intent of hindering, delaying or defrauding creditors or (ii) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Exchange Notes or a guarantee and, in the case of (ii) only, one of the following is also true:

•	we or any of the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of the Exchange Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Exchange Notes or such guarantee or subordinate the Exchange Notes or such guarantee to presently existing and future indebtedness of the issuers or such guarantor, or require the holders of the Exchange Notes to repay any amounts received or pay such amounts to a fund for the benefit of the issuers’ creditors. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Exchange Notes.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts, including contingent liabilities, as they become due.

We cannot assure you as to what standard a court would apply in order to determine whether we or the guarantors were “insolvent” as of the date the Exchange Notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. We also cannot assure you that a court would not determine, regardless of whether we were insolvent on the date the Exchange Notes were issued, that the payments constituted fraudulent transfers on another ground. If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Exchange Notes.

The Indenture limits the obligations of each guarantor under its guarantee to the maximum amount that would be enforceable under applicable law in order to avoid invalidation of the guarantees. However, we cannot assure you that a court would give effect to such provisions. One court has held that a “savings clause” (of the type described in the foregoing sentence) in connection with upstream guarantees was unenforceable as a matter of New York contract law, which could increase the risk of a subsidiary guarantee being deemed invalid.

The Exchange Notes are not secured by our assets or the assets of the guarantors.

The Exchange Notes and the related guarantees will not be secured by any of our assets or any of the assets of the guarantors. In addition, we have entered into various project-level financing arrangements for certain construction projects and land acquisitions, and our obligations thereunder are secured by the underlying projects or land, as applicable.

Because the Exchange Notes and the related guarantees will be unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

•	we enter into a bankruptcy, liquidation, reorganization or any other winding-up proceeding;

•	there is a default in payment under our secured indebtedness; or

•	there is an acceleration of any indebtedness under our secured indebtedness.

If any of these events occurs, the secured creditors could sell those of the guarantors’ assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the Indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the Exchange Notes and the related guarantees.

The repayment of the Exchange Notes is effectively subordinated to substantially all of our existing and future secured debt and the existing and future secured debt of our guarantors.

The Exchange Notes, and each guarantee of the Exchange Notes, are unsecured obligations. The Exchange Notes, and any other unsecured debt obligations of ours, are effectively junior in right of payment to all secured indebtedness to the extent of the value of the collateral securing such indebtedness. In the event of our bankruptcy, or the bankruptcy of any of the guarantors, holders of any of our or such guarantors’ secured indebtedness will have claims that are senior to the claims of the holders of any of our unsecured debt obligations with respect to the value of the assets securing such indebtedness. As of December 1, 2014, the aggregate carrying value of our and the guarantors’ secured indebtedness was approximately $5.7 million.

If we defaulted on our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Exchange Notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing such secured indebtedness before the holders of the Exchange Notes will be entitled to receive any payment with respect thereto. As a result, the holders of the Exchange Notes may recover proportionally less than holders of secured indebtedness.

The Exchange Notes and related guarantees are structurally subordinated to indebtedness of our existing and future non-guarantor subsidiaries.

Certain of our existing and newly acquired or created subsidiaries which are immaterial or which we designate as unrestricted subsidiaries will not be required to guarantee the Exchange Notes. The Exchange Notes are structurally subordinated to all indebtedness and other liabilities and commitments, including trade payables, of our existing and future subsidiaries that do not guarantee the Exchange Notes. All obligations of the newly acquired or created non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or our creditors, including the holders of the Exchange Notes. In the event of bankruptcy, liquidation or dissolution of any of the newly acquired or created non-guarantor subsidiaries, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets necessary to make payments to us as its direct or indirect equity holder or otherwise. This may materially and adversely affect our ability to make payments to the holders of the Exchange Notes.

In addition, our subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

•	the designation of that guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Exchange Notes by such guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that guarantor.

If any note guarantee is released, no holder of the Exchange Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim, if any, of any holders of the Exchange Notes. See “Description of Notes—Note Guarantees.”

The lenders under our Revolving Credit Facility have the ability to release any guarantors under the Revolving Credit Facility in a variety of circumstances, which, in certain circumstances, will cause those guarantors to be released from their guarantees of the Exchange Notes.

The lenders under our Revolving Credit Facility have the ability to release any guarantors under our Revolving Credit Facility in a variety of circumstances, and if the released guarantors are no longer guarantors of obligations under our Revolving Credit Facility or any other indebtedness, those guarantors will, in certain circumstances, be automatically released as guarantors of the Exchange Notes without action by, or consent of, the holders of the Exchange Notes or the trustee under the Indenture governing the notes. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Exchange Notes, and the Exchange Notes will be structurally subordinated to the indebtedness and other liabilities and commitments, including trade payables, of those non-guarantor subsidiaries. See “Description of Notes—Note Guarantees.”

We are permitted to create unrestricted subsidiaries, which generally will not be subject to any of the covenants in the Indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will generally not be subject to the covenants under the Indenture. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the Exchange Notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the Exchange Notes. See “Description of Notes” for further information.

If an actual trading market does not develop for the Exchange Notes, you may not be able to resell the Exchange Notes quickly, for the price that you paid, or at all.

We do not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes.

We also cannot assure you that you will be able to sell your Exchange Notes at a particular time, or at all, or that the prices that you receive when you sell them will be favorable. You may not be able to resell your Exchange Notes at their fair market value. The liquidity of, and trading market for, the Exchange Notes may also be adversely affected by, among other things:

•	the number of holders of Exchange Notes;

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the amount of indebtedness we have outstanding, the repayment features of the Exchange Notes to be sold, the time remaining to maturity of your Exchange Notes and the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of securities similar to the Exchange Notes. It is possible that the market for the Exchange Notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

We may redeem the Exchange Notes at our option, which may adversely affect your return.

As described under “Description of Notes—Optional Redemption,” we have the right to redeem the Exchange Notes in whole or in part beginning on May 15, 2017. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Exchange Notes.

We may not have the ability to raise the funds necessary to finance the Change of Control offer required by the Indenture.

Upon the occurrence of a “Change of Control,” as defined in the Indenture, we must offer to buy back all the Exchange Notes at a price equal to 101% of their principal amount, together with any accrued and unpaid interest, if any, to the date of repurchase. Our failure to purchase, or give notice of purchase of, the Exchange

Notes would be a default under the Indenture. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.” The occurrence of a Change of Control would constitute a default under our revolving credit facility and could constitute an event of default under our other indebtedness.

If a Change of Control occurs, it is possible that we may not have sufficient assets at the time of the Change of Control to make the required repurchase of Exchange Notes or to satisfy all obligations under our other debt instruments, including future debt instruments. In order to satisfy our obligations, we could seek to refinance our indebtedness or obtain a waiver from the other lenders or you as a holder of the Exchange Notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all. Our failure to repurchase any Exchange Notes submitted in a Change of Control offer could constitute an event of default under our other debt documents, even if the Change of Control offer itself would not cause a default under the Indenture governing the Exchange Notes.

There is uncertainty about the meaning of the phrase “all or substantially all” under applicable laws in connection with determining whether a Change of Control has occurred.

One of the events that triggers our obligation to repurchase the Exchange Notes upon a change in control triggering event is the sale of all or substantially all of our assets. The phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the law that governs the Indenture and is subject to judicial interpretation. In certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and therefore, it may be unclear as to whether a Change of Control has occurred and whether you have the right to require us to repurchase the Exchange Notes.

Covenant restrictions under our credit facility and other agreements governing our indebtedness impose operating and financial restrictions on us and may limit our ability to operate our business and to make payments on the Exchange Notes and other outstanding indebtedness.

The credit agreement that governs our revolving credit facility and the Indenture contain covenants that restrict our ability to finance future operations or capital needs, to take advantage of other business opportunities that may be in our interest or to satisfy our obligations under the Exchange Notes. These covenants restrict our ability to, among other things:

•	incur or guarantee additional debt or extend credit;

•	pay dividends or make distributions on, or redeem or repurchase, our capital stock or certain other debt;

•	make other restricted payments, including investments;

•	dispose of assets;

•	engage in transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	create liens on our assets or engage in sale/leaseback transactions; and

•	effect a consolidation or merger, or sell, transfer, lease all or substantially all of our assets.

The limitations in our credit agreement for our credit facility and other instruments governing indebtedness that we may incur in the future may restrict our ability to repay our existing outstanding indebtedness.

Any credit ratings assigned to the Exchange Notes may not reflect all risks of an investment in the Exchange Notes.

Any credit ratings assigned to the Exchange Notes reflect the rating agencies’ assessments of our ability to make payments on the Exchange Notes when due. Credit ratings are not recommendations to purchase, hold or sell the Exchange Notes. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the Exchange Notes. Any credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the Exchange Notes.

Rating agencies may lower, suspend or withdraw any ratings on the Exchange Notes or our other debt in the future. Holders of the Exchange Notes will have no recourse against us or any other parties in the event of a change in, or suspension or withdrawal of, such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the Exchange Notes.

Risks Related to the Exchange Offer

Your Initial Notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your Initial Notes will continue to be subject to existing transfer restrictions and you may not be able to sell them freely.

We will not accept your Initial Notes for exchange if you do not follow the proper exchange offer procedures. We will issue Exchange Notes as part of the exchange offer only after timely receipt of your Initial Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Initial Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Initial Notes, letter of transmittal and other required documents (or permitted equivalents thereof) prior to the expiration of the exchange offer, we will not accept your Initial Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Initial Notes for exchange. If there are defects or irregularities with respect to your tender of Initial Notes, we may not accept your Initial Notes for exchange. For more information, see “The Exchange Offer—Procedures for Tendering Initial Notes.”

If you do not exchange your Initial Notes in the exchange offer, the transfer restrictions currently applicable to your Initial Notes will remain in force, your ability to resell your Initial Notes could be limited, and the market price of your Initial Notes could decline.

If you do not exchange your Initial Notes for Exchange Notes in the exchange offer, you will no longer be entitled to exchange your Initial Notes for Exchange Notes registered under the Securities Act, and your Initial Notes will continue to be subject to the transfer restrictions applicable thereto as set forth in the Indenture. In general, the Initial Notes may not be offered or sold unless in transactions that are registered, or exempt from registration, under, or not subject to, the Securities Act (including pursuant to Rule 144 under the Securities Act, as and when available) and applicable state securities laws. Except in connection with the exchange offer and the other limited circumstances provided under the Registration Rights Agreement, we do not intend to register resales of the Initial Notes under the Securities Act. You should refer to “Summary—The Exchange Offer” and “The Exchange Offer” for information on how to tender your Initial Notes.

To the extent that Initial Notes are tendered and accepted in the exchange offer, the trading market for the untendered Initial Notes could be adversely affected. The tender of Initial Notes in the exchange offer will reduce the principal amount of the currently outstanding Initial Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding Initial Notes that you will continue to hold following the completion of the exchange offer.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Initial Notes, the terms of which are identical in all material respects to the Exchange Notes, except that the Exchange Notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights or additional interest upon a failure to fulfill certain obligations under the Registration Rights Agreement. The Initial Notes surrendered in exchange for the Exchange notes will be retired and cancelled. Accordingly, the issuance of the Exchange Notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2013 and 2012, and for the nine months ended September 30, 2014 and 2013. For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit) plus fixed charges, and “fixed charges” consist of interest expense, including amortization of deferred financing costs, plus the portion of rental expense representative of the interest factor.

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2012	2014	2013
Ratio of earnings to fixed charges	16.63	5.11	2.46	11.66

SELECTED FINANCIAL DATA

The following sets forth our selected financial and operating data on a historical and pro forma basis. You should read the following summary of selected financial data in conjunction with our consolidated historical financial statements, our unaudited pro forma condensed consolidated financial statements, and the related notes, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

On April 1, 2014, we completed the LVLH Acquisition, whereby we purchased substantially all of the assets of Las Vegas Land Holdings, LLC and its subsidiaries (which we refer to collectively as, “LVLH”). The unaudited pro forma condensed consolidated financial information set forth below has been prepared to reflect adjustments to our historical financial information that are (1) directly attributable to the LVLH Acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed consolidated statements of operations information, expected to have a continuing impact on our results. The unaudited pro forma condensed consolidated statements of operations information does not include non-recurring items, including, but not limited to, acquisition-related legal and advisory fees. The unaudited pro forma condensed consolidated financial information reflects the impact of:

•	the LVLH Acquisition; and

•	other adjustments described in the explanatory notes to the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statements of operations information gives effect to the LVLH Acquisition as if it had occurred as of January 1, 2013.

Our historical consolidated balance sheet information as of December 31, 2013 and consolidated statement of operations information for the year ended December 31, 2013 have been derived from the historical consolidated financial statements audited by Ernst & Young, LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus.

Our historical consolidated balance sheet information as of December 31, 2012 and consolidated statement of operations information for the year ended December 31, 2012 have been derived from the historical consolidated financial statements audited by BKD, LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus.

The historical consolidated balance sheet information of Las Vegas Land Holdings, LLC as of December 31, 2013 and consolidated statement of operations information and consolidated statement of members’ equity information for the year ended December 31, 2013 used in the preparation of the unaudited pro forma condensed consolidated statements of operations information and unaudited pro forma condensed consolidated balance sheet information have been derived from the historical consolidated financial statements of Las Vegas Land Holdings, LLC included elsewhere in this prospectus and audited by BDO USA, LLP, independent certified public accountants, whose report with respect thereto is included elsewhere in this prospectus.

The historical condensed consolidated interim balance sheet information of Las Vegas Land Holdings, LLC as of March 31, 2014 and condensed consolidated interim statement of operations information for the three months ended March 31, 2014 used in the preparation of the unaudited pro forma condensed consolidated statements of operations information and unaudited pro forma condensed consolidated balance sheet information have been derived from the historical condensed consolidated interim financial statements of Las Vegas Land Holdings, LLC.

	Nine Months Ended September 30,			Year Ended December 31,
(dollars in thousands, except as noted under Other Operating Information)	Pro Forma(1) 2014	2014	2013	Pro Forma(1) 2013	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated Statement of Operations Data:
Home sales revenues	$232,706	$217,734	$107,502	$245,386	$171,133	$96,030
Land sale revenues	233	—	—	1,272	—	—

Total home and land sale revenues	232,939	217,734	107,502	246,658	171,133	96,030
Cost of home sale revenues	177,179	166,367	81,084	186,896	129,651	75,448
Cost of land sale revenues	117	—	—	593	—	—

Total cost of home and land sale revenues	177,296	166,367	81,084	187,489	129,651	75,448

Gross margin from home and land sales	55,643	51,367	26,418	59,169	41,482	20,582
Golf course and other revenue	6,154	3,750	—	8,172	—	—
Cost of golf course and other revenue	6,019	4,329	—	8,271	—	—

Gross margin from golf course and other revenue	135	(579)	—	(99)	—	—

Selling general and administrative	33,718	30,906	13,244	33,951	23,622	13,496

Operating income	22,060	19,882	13,174	25,119	17,860	7,086

Other income (expense)	(59)	61	164	(203)	213	353

Income before tax expense	22,001	19,943	13,338	24,916	18,073	7,439

Income tax expense	7,829	7,109	3,330	7,410	5,015	—
Deferred taxes on conversion to a corporation	—	—	627	627	627	—

Consolidated net income	14,172	12,834	9,381	16,879	12,431	7,439

Net income attributable to the noncontrolling interests	—	—	52	52	52	1,301

Income attributable to common stockholders	$14,172	$12,834	$9,329	$16,827	$12,379	$6,138

Basic and diluted earnings per share	$0.75	$0.68	$0.81	$1.30	$0.95

Select Balance Sheet Data (end of period):
Cash and cash equivalents		$101,704	$126,372		$109,998	$7,897
Inventories		461,566	154,228		184,072	77,305
Total assets		638,593	302,012		312,639	90,673
Total debt		210,048	1,500		1,500	33,206
Total liabilities		270,824	33,834		41,083	66,112
Total equity		367,769	268,178		271,556	24,561

Other Financial Data:
EBITDA(2)	$24,837	$22,475	$14,877	$29,373	$20,531	$9,064
EBITDA margin	10.6%	10.3%	13.8%	11.9%	12.0%	9.4%
Adjusted EBITDA(2)	$27,212	$24,850	$15,637	$31,283	$21,639	$9,064
Adjusted EBITDA margin	11.7%	11.4%	14.5%	12.7%	12.6%	9.4%

	Nine Months Ended September 30,			Year Ended December 31,
(dollars in thousands, except as noted under Other Operating Information)	Pro Forma(1) 2014	2014	2013	Pro Forma(1) 2013	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Other Operating Information:
Number of homes delivered	633	584	312	704	448	336
Average sales price of homes delivered (actual; not in thousands)	$367,624	$372,832	$344,558	$345,560	$381,994	$285,802
Cancellation rates	14%	17%	22%	15%	20%	17%
Backlog at end of period, number of homes	472	472	272	278	222	148
Backlog at end of period, aggregate sales value (in thousands)	$190,042	$190,042	$128,788	$120,009	$103,250	$51,562
Net new home orders	740	690	325	778	517	415
Average selling communities	32	32	15	22	19	13

(1)	For information regarding the unaudited pro forma information reflecting the LVLH Acquisition, see the unaudited pro forma financial statements beginning on Page F-78.
(2)	EBITDA represents net income attributable to Century Communities, Inc. before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These adjustments are itemized below. We believe that the presentation of EBITDA and Adjusted EBITDA included in this prospectus provides useful information to investors with which to analyze our operating trends and performance. In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA and Adjusted EBITDA measures when reporting their results. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity.

A reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented is as follows:

	Nine Months Ended September 30,			Year Ended December 31,
(dollars in thousands)	Pro Forma 2014	2014	2013	Pro Forma 2013	2013	2012
Net income	$14,172	$12,834	$9,329	$16,879	$12,431	$7,439
Income tax expense	7,829	7,109	3,330	7,410	5,015	—
Deferred taxes on conversion to a corporation	—	—	627	627	627	—
Interest amortized to cost of homes closing	1,371	1,283	1,351	1,906	1,521	1,429
Interest expense	47	13	—	158	—	—
Depreciation and amortization	1,418	1,236	240	2,393	937	196

EBITDA	$24,837	$22,475	$14,877	$29,373	$20,531	$9,064
Non-cash compensation expenses	1,452	1,452	437	735	735	—
Non-recurring expenses	923	923	323	1,175	373	—

Adjusted EBITDA	$27,212	$24,850	$15,637	$31,283	$21,639	$9,064

In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA or Adjusted EBITDA of other companies. Furthermore, each of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our provision for income taxes, which may vary significantly from period to period;

•	non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating ongoing operating performance for a particular period;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the sections of this prospectus entitled “Cautionary Note Concerning Forward-Looking Statements,” “Risk Factors,” “Selected Financial Data,” and “Our Business” and our historical financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including our acquisitions of Jimmy Jacobs in September 2013, LVLH in April 2014, Grand View in August 2014, and Peachtree in November 2014.

Overview and Outlook

We are engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in Denver, Colorado, Austin and San Antonio, Texas, and more recently, in the greater Houston, Texas, Las Vegas, Nevada and Atlanta, Georgia metropolitan areas. In many of our projects, in addition to building homes, we are responsible for the entitlement and development of the underlying land.

We build and sell an extensive range of home types across a variety of price points. Our emphasis is on acquiring well located land positions and offering quality homes with innovative design elements. We are one of the top 50 largest homebuilders in the United States (as ranked among public and private companies by Builder Magazine based on total revenue in 2013).

In April 2014, we purchased substantially all of the assets of LVLH, a homebuilder with operations in Las Vegas, Nevada, for a purchase price of approximately $165 million. The acquired assets consisted of 1,761 lots within five single-family communities in the greater Las Vegas, Nevada metropolitan area. The 1,761 lots include 57 homes in backlog, 17 model homes and three custom lots. In addition, we acquired two fully operational golf courses and two one-acre commercial plots.

In May 2014, we completed a private offering of $200 million in aggregate principal amount of senior unsecured notes due 2022 in reliance on Rule 144A and Regulation S under the Securities Act, where we received net proceeds of approximately $193 million. The notes carry a coupon of 6.875% per annum and were issued at a price equal to 99.239% of their principal amount.

In June 2014, we completed our initial public offering of 4.0 million shares of common stock, $0.01 par value, at a per share price of $23.00, where we received net proceeds to the Company of approximately $81.9 million.

In August 2014, we acquired substantially all of the assets and operations of Grand View in Houston, Texas for a purchase price of approximately $13 million and earnout payments based on performance over the next two years.

In November 2014, we acquired substantially all of the assets and operations of Peachtree in Atlanta, Georgia for a purchase price of approximately $55 million. The acquired assets consisted of 2,120 owned and controlled lots within 36 active selling communities.

Basis of Presentation

Our consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries and have been prepared in accordance with GAAP as contained within the Financial Accounting Standards Board (which we refer to as “FASB”) Accounting Standards Codification (which we refer to as “ASC”).

Results of Operations

During the nine months ended September 30, 2014, we delivered 584 homes, with an average sales price of $372,832. During the same period, we generated approximately $221.5 million in total revenue, approximately $19.9 million in pre-tax net income, and approximately $12.8 million in net income. For the nine months ended September 30, 2014, our net sales orders totaled 690 homes, a 112.3% increase over the same period in 2013. At September 30, 2014, we had a backlog of 472 sold but unclosed homes, a 73.5% increase over the same period in 2013, consisting of approximately $217.7 million in sales value, a 102.5% increase over the same period in 2013.

The following table summarizes our results of operation for the nine months ended September 30, 2014 and 2013, and the years ended December 31, 2014 and 2013.

(dollars in thousands, except as noted under Other Operating Information)	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(unaudited)
Consolidated Statement of Operations:
Home sales revenues	$217,734	$107,502	$171,133	$96,030
Cost of home sales revenues	166,367	81,084	129,651	75,448
Gross margin from home sales	51,367	26,418	41,482	20,582
Gross margin from golf course and other	(579)	—	—	—
Selling, general and administrative	30,906	13,244	23,622	13,496
Operating income	19,882	13,174	17,860	7,086
Other income (expense)	61	164	213	353
Income before tax expense	19,943	13,338	18,073	7,439
Income tax expense	7,109	3,330	5,015	—
Deferred taxes on conversion to a corporation	—	627	627	—

Consolidated net income of Century Communities, Inc.	12,834	9,381	12,431	7,439
Income attributable to the non-controlling interests	—	52	52	1,301

Income attributable to common stockholders	$12,834	$9,329	$12,379	$6,138

Basic and diluted earnings per share	$0.68	$0.81	$0.95	$—
Pro-forma basic and diluted earnings per share(1)	$0.77	$1.25	$0.93	$0.82
Balance Sheet Data (end of period):
Cash and cash equivalents	$101,704	$126,372	$109,998	$7,897
Inventories	461,566	154,228	184,072	77,305
Total assets	638,593	302,012	312,639	90,673
Total debt	210,048	1,500	1,500	33,206
Total liabilities	270,824	33,834	41,083	66,112
Equity	367,769	268,178	271,556	24,561
Other Operating Information:
Number of homes delivered	584	312	448	336
Average sales price of homes delivered (actual; not in thousands)	$372,832	$344,558	$381,994	$285,802
Cancellation rates	17%	22%	20%	17%
Backlog at end of period, number of homes	472	272	222	148
Backlog at end of period, aggregate sales value (in thousands)	$190,042	$128,788	$103,250	$51,562
Net new home orders	690	325	517	415
Average selling communities	32	15	19	13

(1)	For information regarding the unaudited pro-forma adjustments, see Notes 16 and 20 to our consolidated financial statements for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012, respectively.

Nine Months Ended September 30, 2014 Compared to the Nine Months Ended September 30, 2013

Net New Home Orders and Backlog

	Nine Months Ended September 30,		Increase (Decrease)
	2014	2013	Amount	%
	(unaudited)
Net new home orders	690	325	365	112.3%
Number of cancellations	146	92	54	58.7%
Cancellation rate	17%	22%	(5%)	(22.7%)
Average selling communities	32	15	17	113.3%
Selling communities at end of period	47	38	9	23.7%
Backlog at end of period, aggregate sales value (in thousands)	$190,042	$128,788	$61,254	47.6%
Backlog (units)	472	272	200	73.5%
Average sales price of backlog	$402,632	$473,487	$(70,855)	15.0%

Net new home orders (new home orders net of cancellations) for the nine months ended September 30, 2014, increased by 365 homes, or 112.3%, to 690, compared to 325 for the nine months ended September 30, 2013. The increase in our net new home orders was driven by our entry into the Central Texas, Houston, Texas and Nevada markets through the acquisitions of Jimmy Jacobs, Grand View and LVLH. Our Central Texas, Houston, Texas, and Nevada markets contributed 106, 22, and 143 net home orders, respectively, during the nine months ended September 30, 2014. Our overall “absorption rate” (the rate at which home orders are contracted, net of cancellations) for the nine months ended September 30, 2014 was an average of 21.6 per selling community (2.4 monthly), compared to an average of 21.7 per selling community (2.4 monthly) for the nine months ended September 30, 2013. Our cancellation rate of buyers who contracted to buy a home but did not close escrow (as a percentage of overall orders) was approximately 17% for the nine months ended September 30, 2014, compared to 22% for the nine months ended September 30, 2013. The change in our cancellation rate was not due to any one significant factor but was the result of general market activity during this period.

We experienced substantial order growth due to an increase in our average selling community count, primarily as the result of our Houston, Texas and Nevada segments which are not in the comparable period. Our average number of selling communities increased from 15 communities for the nine months ended September 30, 2013 to 32 communities for the nine months ended September 30, 2014. The increase in net new home orders positively impacted our number of homes in backlog.

Backlog reflects the number of homes, net of actual cancellations experienced during the period, for which we have entered into a sales contract with a customer but for which we have not yet delivered the home. Homes in backlog are generally closed within one to six months, although we may experience cancellations of sales contracts prior to closing. Backlog units increased by 200 homes, or 73.5%, to 472 as of September 30, 2014, as compared to 272 as of September 30, 2013, primarily driven by an increase in the number of selling communities, including those in our Houston, Texas and Nevada operating segments, which contributed 75 homes and 60 homes, respectively, to backlog at September 30, 2014. The dollar value of backlog increased $61.3 million, or 48%, to $190.0 million as of September 30, 2014 from $128.8 million as of September 30, 2013. The increase in dollar value of backlog reflects an increase in the number of homes in backlog. Our average sales price of homes in backlog decreased from $473,487 as of September 30, 2013 to $402,632 as of September 30, 2014. The decrease in the average sales price of homes in backlog is the result of the inclusion of our Houston, Texas and Nevada divisions which generally have a lower price point than our Colorado and Central Texas divisions.

Home Sales Revenue and New Homes Delivered

The following tables summarize our home deliveries and average sales price for each of our operating segments for the nine months ended September 30, 2014 and 2013:

New homes delivered	Nine Months Ended September 30,		Increase
	2014	2013	Amount	%
Colorado	311	301	10	3.3%
Central Texas	97	11	86	781.8%
Houston, Texas	36	—	36	NM
Nevada	140	—	140	NM

Total	584	312	272	87.2%

Average sales price of homes delivered	Nine Months Ended September 30,		Increase
	2014	2013	Amount	%
Colorado	$400,288	$345,418	$54,870	15.9%
Central Texas	440,676	321,019	119,657	37.3%
Houston, Texas	204,588	—	204,588	NM
Nevada	308,096	—	308,096	NM

Total	$372,832	$344,558	$28,274	8.2%

We generated $217.7 million in home sales revenue during the nine months ended September 30, 2014. This represents a 102.5% increase as compared to the nine months ended September 30, 2013 where we generated $107.5 million in home sales revenue. The increase in home sales revenue is a result of an increase in the number of homes delivered of 87.2% for the nine months ended September 30, 2014 as compared to the comparable period in the previous year. The increase in deliveries is driven by our acquisitions of Jimmy Jacobs, LVLH, and Grand View, which comprise our Central Texas, Nevada, and Houston, Texas operating segments, respectively.

For the nine months ended September 30, 2014, our average sales price was $372,832, an 8.2% increase from the comparable period in the previous year. The increase is a result of an increase in our average sales price of 15.9% in our Colorado division. The increase in average sales price in our Colorado division is driven by the mix of closings in higher price communities during 2014, as well as overall price appreciation in the Colorado market during the period.

Cost of Home Sales Revenue

Cost of home sales revenue increased $85.3 million, or 105.1%, for the nine months ended September 30, 2014, as compared to the comparable period in the previous year. The increase in cost of home sales revenue was primarily attributable to the increase in deliveries discussed above which were driven by the addition of our Central Texas, Nevada, and Houston, Texas divisions.

Homebuilding Gross Margin

Homebuilding gross margin represents home sales revenue less cost of home sales. Our homebuilding gross margin percentage decreased during the nine months ended September 30, 2014 to 23.6%, as compared to 24.6% for the nine months ended September 30, 2013. The decreases are driven by the impact of purchase accounting adjustments to the acquired inventory for homes under construction at the date of the acquisition for LVLH and Grand View.

Our significant components of cost of sales are land and land development, direct vertical costs of construction, interest and other indirect costs. The following table outlines the percentages of each of these components as a total of cost of home sales revenue.

	Nine Months Ended September 30,
	2014	2013
Land and land development	23%	17%
Direct vertical costs of construction	75%	81%
Interest and other indirect costs	2%	2%

In the following tables, we calculate our gross margins adjusting for interest costs so that we can be compared more accurately with our peer group.

	Nine Months Ended September 30,
	2014	%	2013	%
Home sales revenues	$217,734	100.0%	$107,502	100.0%
Cost of home sales revenue	166,367	76.4%	81,084	75.4%

Gross margin from home sales	51,367	23.6%	26,418	24.6%
Add: Interest in cost of home sales	1,283	0.6%	1,351	1.3%

Adjusted homebuilding gross margin(1)	$52,650	24.2%	$27,769	25.8%

(1)	Non-GAAP financial measure.

Excluding interest in cost of home sales, our adjusted homebuilding gross margin percentage was 24.2% for the nine months ended September 30, 2014, compared to 25.8% for the nine months ended September 30, 2013. We believe this information is meaningful as it isolates the impact that indebtedness has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

Gross Margin on Golf Course and Other

In connection with our acquisition of LVLH, we are the operators of two golf courses within our Rhodes Ranch and Tuscany communities. We generated approximately $3.8 million in revenue during the nine months ended September 30, 2014, which was offset by costs associated with the courses of $4.3 million. The third quarter is traditionally a challenging quarter for the golf courses as we experience a lower number of daily rounds due to the high temperatures during July and August in Las Vegas, Nevada and reseeding activities in September to prepare the courses for the winter months. The reseeding activities result in the closure of the courses for approximately two weeks in September.

Selling, General and Administrative Expense

	Nine Months Ended September 30,		Increase
	2014	2013	Amount	%
Selling, general and administrative	$30,906	$13,244	$17,662	133.4%
As a percentage of homes sales revenue	14.2%	12.3%

Our selling, general and administrative costs increased $17.7 million for the nine months ended September 30, 2014 as compared to the comparable period in the previous year. The increase was primarily attributable to (1) an increase of $9.2 million in our compensation-related expenses, including incentive compensation, resulting largely from a 160.5% increase in our headcount to 297 employees as of September 30,

2014 compared to 114 as of September 30, 2013, one time compensation costs associated with our initial public offering of $0.6 million, and an increase in stock-based compensation of $1.0 million, (2) an increase of $2.8 million in commission expense resulting from a 102.5% increase in home sales revenue, (3) an increase of $1.6 million related to advertising costs associated with our increased number of active communities, (4) an increase of $1.0 million related to depreciation and amortization as a result of amortization expense of intangible assets from our acquisitions of Jimmy Jacobs, LVLH, and Grand View, and (5) moderate increases in outside professional services, travel and other miscellaneous expenses related to increased operations from our growth and overall increase in costs associated with being a public company in the nine months ended September 30, 2014.

Other Income (Expense)

Other income (expense) decreased by $0.1 million to income of $0.1 million for the nine months ended September 30, 2014, from income of $0.2 million for the nine months ended September 30, 2013. The decrease was driven by an increase in acquisition related expenses of $0.6 million, which was partially offset by an increase in other income of $0.3 million.

Income Tax Expense

Our income tax expense for the nine months ended September 30, 2014 is based on our estimated annual effective tax rate of approximately 34% and certain discrete items recorded in third quarter of 2014. The discreet items related to the filing of our prior year federal income tax returns and impacted our effective tax rate by approximately 1.6% for the nine months ended September 30, 2014.

In April 2013, we converted into a corporation from a limited liability company, at which time we became a taxable entity. As such, we had no provision for income taxes prior to April 30, 2013, and accordingly, our income tax expense for the three and nine months ended September 30, 2013 are not comparable to 2014.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Net New Home Orders and Backlog

	Year Ended December 31,		Increase (Decrease)
	2013	2012	Amount	%
Net new home orders	517	415	102	24.6%
Number of cancellations	128	84	44	52.4%
Cancellation rate	20%	17%
Average selling communities	19	13	6	46.2%
Selling communities at end of period	23	14	9	76.9%
Backlog (dollar value in thousands)	$103,250	$51,562	$51,688	100.2%
Backlog (units)	222	148	74	50.0%
Average sales price of backlog	$465,090	$348,395	$116,695	33.5%

Net new home orders (new home orders net of cancellations) for the year ended December 31, 2013 increased by 102 homes, or 24.6%, to 517, compared to 415 for the year ended December 31, 2012. Our overall absorption rate for the year ended December 31, 2013 was an average of 24.0 per selling community (2.0 monthly), compared to an average of 31.9 per selling community (2.7 monthly) for the year ended December 31, 2012. The decrease in our absorption rate was primarily due to the opening of new communities during 2013. Our cancellation rate of buyers who contracted to buy a home but did not close (as a percentage of overall orders) was approximately 20% for the year ended December 31, 2013, compared to 17% for the year ended December 31, 2012. The increase in our cancellation rate was not due to any one significant factor but was the result of general market activity during this period.

We experienced substantial order growth due to an increase in our average selling community count, primarily as the result of an overall improvement in market sentiment. Our average number of selling communities increased by six communities, from 13 for the year ended December 31, 2012 to 19 for the year ended December 31, 2013. The increase in net new home orders positively impacted our number of homes in backlog.

Backlog units increased by 74 homes, or 50%, to 222 as of December 31, 2013, as compared to 148 as of December 31, 2012, primarily driven by the 25% increase in net new home orders for the year ended December 31, 2013. The dollar value of backlog increased $51.7 million, or 100%, to $103.3 million as of December 31, 2013 from $51.6 million as of December 31, 2012. The increase in dollar value of backlog reflects an increase in the number of homes in backlog and an increase in the average sales price of homes in backlog. Our average sales price of homes in backlog increased $116,695, or 33.5%, to $465,090 for the year ended December 31, 2013, compared to $348,395 for the year ended December 31, 2012, due to rising sales prices generally and the introduction of new product at new communities with a shift to larger square footage homes with corresponding higher average sales prices in the 2013 period. The increase in the average sales price of homes in backlog is not the result of a new strategy of focusing on new or different segments of the homebuilding market, but is the result of changes to the mix of typical homes delivered and sold during the period. The average sales price of homes may fluctuate depending on the mix of typical homes delivered and sold during a period. These changes in the average sales price of homes are a part of our natural business cycle.

Home Sales Revenue and New Homes Delivered

	Year Ended December 31,		Increase
	2013	2012	Amount	%
New homes delivered	448	336	112	33.3%
Home sales revenue (dollar value in thousands)	$171,133	$96,030	$75,103	78.2%
Average sales price of homes delivered	$381,994	$285,802	$96,192	33.7%

New home deliveries increased by 112 homes, or 33.3%, to 448 during the year ended December 31, 2013, from 336 during the year ended December 31, 2012. The increase in new home deliveries was primarily attributable to the increase in net new home orders.

Home sales revenue increased $75.1 million, or 78.2%, to $171.1 million for the year ended December 31, 2013 from $96.0 million for the year ended December 31, 2012. The increase in revenue was primarily attributable to: (1) a 33.3% increase in homes delivered to 448 for the year ended December 31, 2013, from 336 for the year ended December 31, 2012, and (2) an increase in average sales price of $96,192 per unit to $381,994 for the year ended December 31, 2013, from $285,802 for the year ended December 31, 2012.

Gross Margin

Our gross margin percentage increased to 24.2% for the year ended December 31, 2013 as compared to 21.4% for the year ended December 31, 2012. The increase in margins is primarily due to the increase in new homes delivered and the average sale price increases during 2013.

Our significant components of cost of sales are land and land development, direct vertical costs of construction and interest and other indirect costs.

The following table outlines the percentages of each of these components as a total of cost of sales.

	Years Ended
	2013	2012
Land and land development	16%	21%
Direct vertical costs of construction	81%	74%
Interest and other indirect costs	3%	5%

	100%	100%

In the following tables, we calculate our gross margins adjusting for interest costs so that we can be compared more accurately with our peer group.

Excluding interest on cost of home sales, adjusted homebuilding gross margin percentage was 25.1% for the year ended December 31, 2013, compared to 22.9% for the year ended December 31, 2012. We believe this information is meaningful as it isolates the impact that indebtedness has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Year Ended December 31,
	2013	%	2012	%
	(dollar value in thousands)
Home sales revenues	$171,133	100.0%	$96,030	100.0%
Cost of home sales	129,651	75.8%	75,448	78.6%

Gross margin	41,482	24.2%	20,582	21.4%
Add: interest on cost of home sales	1,521	0.9%	1,429	1.5%

Adjusted homebuilding gross margin(1)	$43,003	25.1%	$22,011	22.9%

(1)	Non-GAAP financial measure.

During the years ended December 31, 2013 and 2012, we delivered homes for which the land was originally purchased from entities under common control. We recorded these lots at the carrying basis of the entity under common control. Recording the lots at the carrying basis of the entities under common control as opposed to the purchase price benefitted gross margins by $4.3 million and $3.3 million for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, lots with a carrying basis, before development costs, of $2.1 million, and $4.4 million, respectively, which were purchased from or contributed by entities under common control, were included in inventories on our consolidated balance sheet.

Cost of Sales

Cost of sales increased $54.2 million, or 71.8%, to $129.7 million for the year ended December 31, 2013, from $75.4 million for the year ended December 31, 2012. The increase in cost of sales was primarily attributable to (1) a 46.2% increase in the average number of selling communities, and (2) a 33.3% increase in the number of homes delivered for the year ended December 31, 2013, compared to the year ended December 31, 2012.

Selling, General and Administrative Expense

	Year Ended December 31,		As a Percentage of Home Sales Revenue for the Year Ended December 31,
	2013	2012	2013	2012
Selling, general and administrative (dollar value in thousands)	$23,622	$13,496	13.8%	14.1%

Selling, general and administrative expense increased $10.1 million, or 75.0%, to $23.6 million for the year ended December 31, 2013, from $13.5 million for the year ended December 31, 2012. The increase was primarily attributable to (1) an increase of $5.5 million in our compensation- and bonus-related expenses resulting from a 132.1% increase in our headcount to 181 employees as of December 31, 2013 compared to 78 as of December 31, 2012, (2) an increase of $2.8 million in commission expense from an increase in the volume of deliveries, (3) settlement of certain construction defect cases in 2013 and (4) other fluctuations in outside professional services, depreciation, travel and other miscellaneous expenses related to increased operations from our growth in 2013. Our selling, general and administrative expenses as a percentage of home sales revenue was 13.8% and 14.1% for the years ended December 31, 2013 and 2012, respectively. We expect that our general and administrative expense as a percentage of home sales revenue will continue to decrease in the near future as our increase in new home deliveries from growth in our community count generates increased home sales revenue.

Other Income (Expense)

Other income (expense), which includes costs incurred for business acquisitions, income from a rental property, forfeited deposits, and income earned from a third-party mortgage company for referrals of our homebuyers, decreased $0.2 million, to $0.2 million for the year ended December 31, 2013, from $0.4 million for the year ended December 31, 2012. The decrease was a result of costs incurred in 2013 associated with the Jimmy Jacobs Acquisition which were partially offset by an increase in interest income.

Non-Controlling Interest

Non-controlling interest decreased $1.2 million to $52 thousand for the year ended December 31, 2013 from $1.3 million for the year ended December 31, 2012. Non-controlling interest decreased as a result of the redemption of our share of our interests in Arista Investors, LLC and Arista Investors II, LLC during the first quarter of 2013.

Net Income

As a result of the foregoing factors, net income for the year ended December 31, 2013 was $12.4 million, compared to net income for the year ended December 31, 2012 of $6.1 million, resulting in an increase of 101.7%.

Lots Owned and Controlled

The table below summarizes our lots owned and controlled as of the dates presented:

Lots Owned and Controlled

Total Lots Owned and Controlled
As of December 1, 2014	11,387
As of December 31, 2013	8,341
As of December 31, 2012	3,072
As of December 31, 2011	2,220

Liquidity and Capital Resources

Overview

Our principal uses of capital for the nine months ended September 30, 2014 was for the acquisition of LVLH and Grand View for approximately $165 million and $13 million, respectively. We also utilized capital for operating expenses, land purchases, land development, home construction and the payment of routine liabilities. We used funds generated by operations and available borrowings to meet our short-term working capital requirements. We remain focused on generating increasingly positive margins in our homebuilding operations and acquiring desirable land positions in order to maintain a strong balance sheet and keep us poised for growth.

Cash flows for each of our communities depend on their stage in the development cycle, and can differ substantially from reported earnings. Early stages of development or expansion require significant cash outlays for land acquisitions, entitlements and other approvals, and construction of model homes, roads, utilities, general landscaping and other amenities. Because these costs are a component of our inventory and not recognized in our statement of operations until a home closes, we incur significant cash outlays prior to our recognition of earnings. In the later stages of community development, cash inflows may significantly exceed earnings reported for financial statement purposes, as the cash outflow associated with home and land construction was previously incurred. From a liquidity standpoint, we are currently actively acquiring and developing lots in our markets to maintain and grow our lot supply and active selling communities that are strategically located in our core Colorado markets, and in the greater Austin, San Antonio, and Houston, Texas and Las Vegas, Nevada metropolitan areas. As demand for new homes improves and we continue to expand our business, we expect that cash outlays for land purchases and land development to grow our lot inventory will exceed our cash generated by operations.

We exercise strict controls and believe we have a prudent strategy for company-wide cash management, including controls related to cash outlays for land and inventory acquisition and development. As of September 30, 2014, we had $101.7 million of cash and cash equivalents, a $8.2 million decrease from December 31, 2013. We intend to generate cash from the sale of our inventory, but we intend to redeploy the net cash generated from the sale of inventory to acquire and develop strategic and well-positioned lots that represent opportunities to generate desired margins, as well as for other operating purposes.

We employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flow from continuing operations, to provide us with the financial flexibility to access capital on the best terms available. In that regard, we employ prudent leverage levels to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is recourse to us, and we anticipate that future indebtedness will likewise be recourse.

Our management considers a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets, and the ability of particular assets, and the Company as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized. However, our charter does not contain a limitation on the amount of debt we may incur and our board of directors may change our target debt levels at any time without the approval of our stockholders.

We intend to finance future acquisitions and developments with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of common and preferred equity, secured and unsecured corporate level debt, property level debt and mortgage financing and other public, private or bank debt.

Initial Public Offering

In June 2014, we completed the initial public offering of our common stock, $0.01 par value per share (which we refer to as our “initial public offering”). Pursuant to the Registration Statement on Form S-1 (File No. 333-195678), as amended, that was declared effective by the SEC on June 17, 2014, we registered 16,747,000 shares of our common stock, consisting of 4,672,000 shares to be sold by us (including 672,000 shares with respect to an over-allotment option granted by us to the underwriters in our initial public offering), 480,000 shares sold by the selling stockholders in our initial public offering, and 11,595,000 shares to be sold by selling stockholders following completion of our initial public offering. We sold a total of 4,000,000 shares of our common stock in our initial public offering at an initial public offering price per share of $23.00 for gross proceeds of approximately $92.0 million. We did not receive any proceeds from the sale of the 480,000 shares our common stock sold by the selling stockholders in our initial public offering. The joint book-running managers of our initial public offering were FBR Capital Markets & Co., J.P. Morgan Securities LLC, and Deutsche Bank Securities Inc. The co-managers of our initial public offering were Zelman Partners LLC and Builder Advisor Group, LLC. Our initial public offering closed on June 23, 2014, and the net proceeds to the Company were approximately $81.9 million. We are using the net proceeds from our initial public offering primarily for the acquisition and development of land and, to the extent not used for the acquisition and development of land we are using net proceeds for general corporate purposes.

Issuance of $200 Million in Aggregate Principal Amount of Senior Unsecured Notes

In May 2014, we completed a private offering of $200 million in aggregate principal amount of senior unsecured notes due 2022 in reliance on Rule 144A and Regulation S under the Securities Act, where we received net proceeds of approximately $193 million (which we refer to as our “May 2014 private offering of notes”). The notes carry a coupon of 6.875% per annum and were issued at a price equal to 99.239% of their principal amount. We used a portion of the net proceeds from the May 2014 private offering of notes for the repayment of the outstanding balance including accrued interest of $99.2 million under our revolving credit facility, and we intend to use the remainder of the net proceeds for the acquisition and development of land and, to the extent not used for the acquisition and development of land, for general corporate purposes, including development, home construction and other related purposes. Interest only payments on the notes are due semiannually, which commenced on November 15, 2014.

May 2013 Private Offering and Private Placement

In May 2013, we completed a private offering and a private placement of 12,075,000 shares of our common stock, in reliance on Rule 144A and Regulation S under the Securities Act, and pursuant to the exemption from registration provided in Rule 506 of Regulation D under the Securities Act, where we received net proceeds of approximately $223.8 million (which we refer to as the “May 2013 private offering and private placement”). We used the net proceeds from the May 2013 private offering and private placement for the acquisition and development of land, home construction and other related purposes, including approximately $38 million for debt repayment, $62 million for the acquisition of lots, $19 million for development costs, $16 million for the Jimmy Jacobs Acquisition and to partially fund the LVLH Acquisition.

Revolving Credit Facility

As of December 31, 2013, we were party to a revolving credit facility which had a maximum line of credit of $100.0 million (which we refer to as the “Previous Credit Facility”). The Previous Credit Facility terminated on July 1, 2014. Interest under the Previous Credit Facility was paid monthly at an adjustable per annum rate calculated each month as the sum of two and a half percent (2.50%) plus the daily LIBOR rate. Actual interest incurred under the Previous Credit Facility for the years ending 2013 and 2012 was $1.1 million and $1.7 million, respectively, and all such amounts were capitalized to inventory. Concurrently with the closing of the May 2014 private offering of notes, we repaid the outstanding balance including accrued interest of

$99.2 million under the Previous Credit Facility. While the Previous Credit Facility was terminated on July 1, 2014, letters of credit previously issued under the Previous Credit Facility continued to remain outstanding, and as of September 30, 2014, there was $0.8 million in face amount of letters of credit outstanding under the Previous Credit Facility. See “—Letters of Credit.”

On October 21, 2014, we entered into a credit agreement with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders from time to time party thereto (which we refer to as the “Credit Agreement”). The Credit Agreement provides us with a revolving line of credit of up to $120 million (which we refer to as the “Revolving Credit Facility”).

Unless terminated earlier, the Revolving Credit Facility will mature on October 21, 2017, and the principal amount thereunder, together with all accrued unpaid interest and other amounts owing thereunder, if any, will be payable in full on such date. We may request a 12-month extension of the maturity date subject to the approval of the lenders and the Administrative Agent.

Under the terms of the Credit Agreement, we are entitled to request an increase in the size of the Revolving Credit Facility by an amount not exceeding $80 million. If the existing lenders elect not to provide the full amount of a requested increase, we may invite one or more other lender(s) to become a party to the Credit Agreement, subject to the approval of the Administrative Agent and L/C Issuer. The Credit Agreement includes a letter of credit sublimit of $20 million. The obligations under the Revolving Credit Facility are guaranteed by certain of our subsidiaries.

Borrowings under the Revolving Credit Facility bear interest at a floating rate equal to the LIBOR plus an applicable margin between 2.75% and 3.25% per annum, or, in the Administrative Agent’s discretion, a base rate plus an applicable margin between 1.75% and 2.25% per annum. The “applicable margins” described above are determined by a schedule based on our leverage ratio, as defined in the Credit Agreement. The Credit Agreement also provides for fronting fees and letter of credit fees payable to the L/C Issuer and commitment fees payable to the Administrative Agent equal to 0.20% of the unused portion of the Revolving Credit Facility.

Covenant Compliance

The Credit Agreement contains customary affirmative and negative covenants (including limitations on our ability to grant liens, incur additional debt, pay dividends, redeem our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions), as well as customary events of default. The Credit Agreement also requires us to maintain (i) a leverage ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon our and our subsidiaries’ (on a consolidated basis) ratio of debt to tangible net worth, (ii) an interest coverage ratio of not less than 1.50 to 1.0 for any four fiscal quarter period, based upon our and our subsidiaries’ (on a consolidated basis) ratio of EBITDA to cash interest expense, (iii) a consolidated tangible net worth of not less than the sum of $250 million, plus 50% of the net proceeds of any issuances of equity interests by us and the guarantors of the Revolving Credit Facility, plus 50% of the amount of our and our subsidiaries’ consolidated net income, (iv) liquidity of not less than $25 million, and (v) a risk asset ratio of not more than 1.25 to 1.0, based upon the ratio of the book value of all risk assets owned by us and our subsidiaries to the our tangible net worth.

Letters of Credit

Under the terms of our Previous Credit Facility, which was terminated on July 1, 2014, we had the ability to issue letters of credit up to $15.0 million. While the Previous Credit Facility was terminated on July 1, 2014, letters of credit previously issued under the agreement continued to remain outstanding. As of September 30, 2014, there was $0.8 million in face amount of letters of credit outstanding under our Previous Credit Facility.

Secured Acquisition and Development Loans and Construction Loans

As of September 30, 2014, we were party to four secured acquisition and development loan agreements to purchase and develop land parcels. As of September 30, 2014, the total aggregate commitment of our acquisition and development loans was approximately $5.7 million, of which $5.7 million was outstanding. The acquisition and development loans have maturity dates which range from March 2015 to April 2016, and interest rates ranging from 0.5% to 5.0%.

Cash Flows—Nine Months Ended September 30, 2014 Compared to the Nine Months Ended September, 2013

For the nine months ended September 30, 2014 and September 30, 2013, the comparison of cash flows is as follows:

•	Net cash used in operating activities increased to $109.3 million during the nine months ended September 30, 2014 from net cash used of $52.6 million during the nine months ended September 30, 2013. The increase in cash used in operations was primarily a result of a net outflow associated with real estate inventories of $116.4 million during the nine months ended September 30, 2014, compared to a net outflow of $63.9 million during the nine months ended September 30, 2013, primarily driven by the increase in land acquisition, land development and homes under construction, partially offset by the increase in home closings. We also had a net cash outflow for working capital items including accounts receivable, prepaid expenses and other assets, accounts payable and accrued liabilities of $7.5 million for the nine months ended September 30, 2014 as compared to $0.7 million for the nine months ended September 30, 2013. This increase is a result of our overall growth during the period.

•	Net cash used in investing activities was $178.6 million during the nine months ended September 30, 2014, compared to $15.5 million in net cash used during the nine months ended September 30, 2013. The increase was a result of our purchase of LVLH and Grand View in April 2014 and August 2014, respectively.

•	Net cash provided by financing activities was $279.6 million during the nine months ended September 30, 2014 compared to net cash provided by financing activities of $189.4 million during the nine months ended September 30, 2013. The increase in cash provided by financing activities was the result of the issuance of our senior notes and our initial public offering discussed above.

As of September 30, 2014, our cash balance was $101.7 million.

Cash Flows—Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

For the year ended December 31, 2013 as compared to the year ended December 31, 2012, the comparison of cash flows is as follows:

•	Net cash used in operating activities increased to $67.5 million during the year ended December 31, 2013 from net cash used of $15.9 million during the year ended December 31, 2012. The change was primarily a result of an increase in real estate inventories of $92.3 million during the year ended December 31, 2013, compared to an increase of $28.8 million during the year ended December 31, 2012, primarily driven by the increase in land, land development and homes under construction, partially offset by the increase in home closings and an increase in the average home selling price during the year ended December 31, 2013 as compared to the year ended December 31, 2012.

•	Net cash used in investing activities was $16.3 million during the year ended December 31, 2013 compared to $0.8 million in net cash used during the year ended December 31, 2012. The change was a result of a business combination in 2013.

•	Net cash provided by financing activities increased to $188.8 million during the year ended December 31, 2013 compared to $15.9 million provided during the year ended December 31, 2012. The increase was driven by net proceeds of $223.8 million from our May 2013 private offering and private placement, which was partially offset by payments on outstanding obligations.

As of December 31, 2013, our cash balance was $110.0 million.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our Credit Agreement, which was entered into on October 21, 2014. Future borrowings under the Credit Agreement bear interest at a floating rate equal to the LIBOR plus an applicable margin between 2.75% and 3.25% per annum, or, in the Administrative Agent’s discretion, a base rate plus an applicable margin between 1.75% and 2.25% per annum. The “applicable margins” described above are determined by a schedule based on our leverage ratio, as defined in the Credit Agreement. The Credit Agreement also provides for fronting fees and letter of credit fees payable to the L/C Issuer and commitment fees payable to the Administrative Agent equal to 0.20% of the unused portion of the Revolving Credit Facility.

Off-Balance Sheet Arrangements

In the ordinary course of business, we enter into land purchase contracts in order to procure lots for the construction of our homes. We are subject to customary obligations associated with entering into contracts for the purchase of land and improved lots. These purchase contracts typically require a cash deposit, and the purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements, including obtaining applicable property and development entitlements. We also utilize option contracts with land sellers as a method of acquiring land in staged takedowns, to help us manage the financial and market risk associated with land holdings, and to reduce the use of funds from our corporate financing sources. Option contracts generally require payment by us of a non-refundable deposit for the right to acquire lots over a specified period of time at pre-determined prices. We generally have the right at our discretion to terminate our obligations under both purchase contracts and option contracts by forfeiting our cash deposit with no further financial responsibility to the land seller. Our obligations with respect to the option contracts are generally limited to the forfeiture of the related non-refundable cash deposits. As of September 30, 2014, we had outstanding options for 2,490 lots totaling $138.5 million, and had $2.9 million of non-refundable cash deposits pertaining to land option contracts.

Our utilization of land option contracts is dependent on, among other things, the availability of land sellers willing to enter into option takedown arrangements, the availability of capital to financial intermediaries to finance the development of optioned lots, general housing market conditions, and local market dynamics. Options may be more difficult to procure from land sellers in strong housing markets and are more prevalent in certain geographic regions.

The Company posts letters of credit and performance bonds related to our land development performance obligations, with local municipalities. As of September 30, 2014 and December 31, 2013, we had $31.0 million and $3.0 million, respectively, in letters of credit and performance bonds issued and outstanding. We anticipate that the obligations secured by these performance bonds and letters of credit generally will be performed in the ordinary course of business.

Contractual Obligations Table

The following table summarizes our future estimated cash payments under existing contractual obligations, including interest payments on long-term debt, as of September 30, 2014, including estimated cash payments due by period. We do not have any performance specific purchase obligations under any land option agreements as of September 30, 2014.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Principal and interest payments - senior notes 6.875% due 2022	$337,500	$13,750	$27,500	$27,500	$268,750
Principal and interest payments - other long term debt	11,675	10,987	688	—	—
Operating leases	618	328	290	—	—

Total	$349,793	$25,065	$28,478	$27,500	$268,750

Inflation

Our homebuilding operations can be adversely impacted by inflation, primarily from higher land, financing, labor, material and construction costs. In addition, inflation can lead to higher mortgage rates, which can significantly affect the affordability of mortgage financing to homebuyers. While we attempt to pass on cost increases to customers through increased prices, when weak housing market conditions exist, we are often unable to offset cost increases with higher selling prices.

Seasonality

Historically, the homebuilding industry experiences seasonal fluctuations in quarterly operating results and capital requirements. We typically experience the highest new home order activity in spring and summer, although this activity is also highly dependent on the number of active selling communities, timing of new community openings and other market factors. Since it typically takes four to six months to construct a new home, we deliver more homes in the second half of the year as spring and summer home orders convert to home deliveries. Because of this seasonality, home starts, construction costs and related cash outflows have historically been highest in the second and third quarters, and the majority of cash receipts from home deliveries occurs during the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

Additionally, we own and operate two golf courses within our Rhodes Ranch and Tuscany communities in our Nevada division. We experience lower average daily rounds in the second and third quarters, and therefore lower revenues, due to the high temperatures during the summer and early fall months in Nevada, as well as reseeding activities in September to prepare the courses for the winter months. Conversely, we experience higher average daily rounds, and therefore higher revenues, during the first and fourth quarters when lower temperatures are typically experienced in Nevada.

Significant Accounting Policies

Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of costs and expenses during the reporting period. On an ongoing basis, our management evaluates its estimates and judgments, including those which impact our most critical accounting policies. Our management bases its estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. Our management believes that the following accounting policies are among the most important to the portrayal of our financial condition and results of operations and require among the most difficult, subjective or complex judgments:

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

•	a requirement to present only two years of audited financial statements and only two years of related financial data in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our registration statements;

•	an exemption to provide less than five years of selected financial data in our registration statements;

•	an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; and

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. As a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of this exemption is irrevocable.

We have elected to adopt the reduced disclosure requirements described above. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

We will remain an “emerging growth company” until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Principles of Consolidation

The consolidated financial statements include the accounts of (1) the Company, (2) the Company’s wholly owned limited liability companies that own the Company’s development projects, and (3) variable interest entities (which we refer to as “VIE”s) for which the Company is deemed the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Variable Interest Entities

A legal entity is referred to as a VIE if any of the following conditions exist: (1) the total equity investment at risk is insufficient to permit the legal entity to finance its activities without additional subordinated financial support from other parties, or (2) the entity has equity investors who cannot make significant decisions about the entity’s operations or who do not absorb their proportionate share of the expected losses or receive the expected returns of the entity.

All facts and circumstances are taken into consideration when determining whether we have variable interests that would deem us the primary beneficiary and, therefore, require consolidation of the related VIE or otherwise rise to the level where disclosure would provide useful information to the users of our financial statements. In many cases, it is qualitatively clear based on whether we have the power to direct the activities significant to the VIE and, if so, whether that power is unilateral or shared, and whether we are obligated to absorb significant losses of or have a right to receive significant benefits from the VIE. In other cases, a more detailed qualitative analysis and possibly a quantitative analysis are required to make such a determination.

We monitor the consolidated and unconsolidated VIEs to determine if any reconsideration events have occurred that could cause any of them to no longer be a VIE. We reconsider whether we are the primary beneficiary of a VIE on an ongoing basis. A previously unconsolidated VIE is consolidated when we become the primary beneficiary. A previously consolidated VIE is deconsolidated when we cease to be the primary beneficiary or the entity is no longer a VIE.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue from all homebuilding activities upon the closing of the sale when title to and possession of the property are transferred to the buyer. All customer deposits are treated as liabilities.

We also serve as the general contractor for custom homes in our Texas operating segment, where the customers, and not the Company, own the underlying land. We recognize revenue for these contracts on a percentage of completion method.

Inventories and Cost of Sales

Inventories include the cost of land acquisition, land development, and home construction costs, including interest, real estate taxes, and certain direct and indirect overhead costs related to development and construction. For those communities for which construction and development activities have been idled, applicable interest and real estate taxes are expensed as incurred. Land acquisition and development costs are allocated to individual lots using an average lot cost determined based on the total expected land acquisition and development costs and the total expected home closings for the community. The specific identification method is used to accumulate home construction costs. In accordance with industry practice, we do not record the direct costs of homes held in inventory until our management has accepted the construction work as having been completed in accordance with the terms of the contract.

Cost of sales for homes closed includes the specific construction costs of each home and all applicable land acquisition, land development and related costs (both incurred and estimated to be incurred) allocated to each residential lot based upon the total number of homes expected to be closed in each community. Any changes to the estimated total development costs subsequent to the initial home closings in a community are allocated on a pro-rata basis to the homes in the community benefitting from the relevant development activity, which generally relates to the remaining homes in the community.

When a home sale is closed, we generally have not paid all incurred costs necessary to complete the home. A liability and a charge to cost of sales are recorded for the amount that is determined will ultimately be paid related to completed homes that have been closed. The home construction budgets are compared to actual recorded costs to determine the additional costs remaining to be paid on each closed home. The accrual is monitored by comparing actual costs incurred on closed homes in subsequent months to the amount previously accrued.

We regularly assess the land inventory and communities under development for indicators of potential impairment. If indicators of impairment are present for a community, we perform an impairment evaluation of the community. If it is determined that the carrying value of the inventory is not recoverable the affected inventory is written down to fair value.

Impairment of Real Estate Inventories

We review all of our communities for an indicator of impairment and record an impairment loss when conditions exist where the carrying amount of real estate is not recoverable and exceeds its fair value. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases to gross margins and sales absorption rates, costs in excess of budget, and actual or projected cash flow losses. We prepare and analyze cash flows at the lowest level for which there is identifiable cash flows that are independent of the cash flows of other groups of assets.

If events or circumstances indicate that the carrying amount may be impaired, such impairment will be measured based upon the difference between the carrying amount and the fair value of such assets determined using the estimated future discounted cash flows, excluding interest charges, generated from the use and ultimate disposition of the respective real estate inventories. Such losses are reported within costs of sales.

When estimating undiscounted cash flows, we make various assumptions, including: the expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives offered by us or other builders in other communities, and future sales prices adjustments based on market and economic trends; the costs incurred to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction, and selling and marketing costs; any alternative product offerings that may be offered that could have an impact on sales, sales prices and/or building costs; and alternative uses for the property.

For the nine months ended September 30, 2014 and 2013, and for the years ended December 31, 2013 and 2012, the following table shows the number of communities for which we identified an indicator of impairment and therefore tested for whether an impairment existed, compared to the total number of communities that existed during such period. For all periods, we did not identify any communities for which the undiscounted cash flows were not substantially in excess of the carrying values and for which potential future impairments, individually or in the aggregate, could materially impact operating results and/or total equity.

	Number of Communities Tested for Impairment	Total Number of Existing Communities
Nine months ended September 30, 2014	3	131
Nine months ended September 30, 2013	4	80
Year ended December 31, 2013	4	77
Year ended December 31, 2012	4	39

Stock-Based Compensation

We account for share-based awards in accordance with ASC 718, Compensation-Stock Compensation (which we refer to as “ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. ASC 718 requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees. Prior to our initial public offering on June 23, 2014, our common stock was not actively traded in a liquid primary market, and accordingly, the determination of the fair value of our restricted stock awards prior to our initial public offering required the judgment of our management. Accordingly, we first consider transactions in our common stock by qualified institutional buyers in the secondary market subsequent to our May 2013 private offering and private placement. We took into consideration various factors to determine whether the closing price of our common stock in the secondary market is an accurate representation of the fair value of the restricted stock awards. These considerations included, but are not limited to, the timing of transactions in the secondary market and the elapsed time from the relevant grant date (if any), the volume of transactions in the secondary market, and the level of information available to the investors. To the extent we believed that the closing price of our common stock in the secondary market is not an accurate representation of the fair value of the restricted stock award, we also consider observable trends in stock prices of our publicly traded peers since our May 2013 private offering and private placement, as well as internal valuations based on our most recent forecasts, in determining the grant date fair value of the restricted stock award.

Subsequent to our initial public offering, we value our restated stock awards equal to the closing price of our common stock on the New York Stock Exchange on the date of grant.

Income Taxes

Prior to our conversion to a Delaware corporation in April 2013, we were not directly subject to income taxes under the provisions of the Internal Revenue Code and applicable state laws. Therefore, taxable income or loss was reported to the individual members for inclusion in their respective tax returns and no provision for federal and state income taxes was included in the accompanying financial statements for that period. With a few immaterial exceptions, we were not subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2009. Once we converted into a Delaware corporation on April 30, 2013, we became subject to state, federal, and local income taxes.

We account for income taxes in accordance with ASC 740, “Tax Provision,” and other, applicable authoritative pronouncements. Judgment is required in determining our provision for income taxes. In the normal course of business, we may engage in numerous transactions every day for which the ultimate tax outcome (including the period in which the transaction will ultimately be included in taxable income or deducted as an expense) is uncertain. Additionally, the tax returns we file are subject to audit and investigation by the Internal Revenue Service and certain states in the United States.

ASC 740, “Accounting for Uncertainty in Income Taxes,” clarifies the accounting for uncertainty in tax positions. ASC 740 requires that we recognize in our financial statements the impact of a tax position if that position is more likely than not to be sustained on audit, based on the technical merits of the position. These provisions will not have a material impact on our financial condition or results of operations.

Related Party Transactions

During the period beginning on January 1, 2011 to the date of this prospectus, we entered into or participated in several related party transactions, the last of which occurred in May 2013. These transactions frequently involved the sale of land from Dale Francescon and Robert Francescon, our Co-Chief Executive Officers and board members, or entities controlled by them, to the Company. These transactions typically occurred either because we did not have the liquidity to purchase prime land that became available or because certain acquisition opportunities would have required us to purchase more land than we needed at one time for our homebuilding activities. When this occurred Dale Francescon and Robert Francescon, or entities controlled by them, would purchase the land to sell to us at a later date and, if necessary, in smaller increments. Each transaction for the sale and/or purchase of land was priced at its fair market value as determined by our management taking into account one or more of the following: (i) independent third party appraisals, (ii) independent third party broker opinions of value, (iii) offers received from unrelated third parties, or (iv) calculation of residual land value resulting from homebuilding activities. We do not have any ongoing contractual commitments as a result of these transactions nor do we anticipate any going forward. See “Certain Relationships and Related Party Transactions” for a more detailed description of our transactions with related parties.

Las Vegas Land Holdings—Results of Operations

The historical financial data presented below are not necessarily indicative of the results to be expected for any future period. We acquired LVLH on April 1, 2014, and accordingly, the results of its operations subsequent to April 1, 2014 are included in our consolidated financial statements for the nine months ended September 30, 2014.

Consolidated Financial Data

	Year Ended December 31,
(dollars in thousands, except amounts under Other Operating Information)	2013	2012
Consolidated Statement of Operations:
Home sales revenue	$74,253	$50,100
Other revenues	9,444	9,993

Total operating revenues	83,697	60,093
Construction and land costs	45,950	35,164
Other costs and expenses	18,512	19,168

Total costs and expenses	64,462	54,332
Operating income	19,235	5,761
Total other expenses	(397)	(1,333)

Net income	$18,838	$4,428

Select Balance Sheet Data (end of period):
Inventories	$79,303	$81,768
Total assets	103,825	104,340
Total liabilities	27,355	43,937
Members’ Equity	76,470	60,403

Other Operating Information:
Gross margin from home sales revenue	38.1%	29.8%
Number of homes delivered	256	197
Average sales price of homes delivered	$290,050	$254,315

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Results of Operations

During the year ended December 31, 2013, LVLH delivered 256 homes, with an average sales price of $290,050, generating home sales revenue of $74.3 million, $19.2 million in operating income and $18.8 million in net income. During the year ended December 31, 2012, LVLH delivered 197 homes, with an average sales price of $254,315, generating home sales revenue of $50.1 million, $5.8 million in operating income and $4.4 million in net income.

Gross profit from home sales revenue, which we define for LVLH as home sales revenue less construction and land costs divided by home sales revenue, was 38.1% and 29.8% for the years ended December 31, 2013 and 2012, respectively. The historical gross margins of LVLH exceed those of the Company for the applicable periods primarily as a result of LVLH’s basis in land inventory, which was acquired in 2010 from the Rhodes

Company, LLC and its affiliates (the predecessor entities to LVLH) pursuant to their plan of reorganization under Chapter 11 of Title II of the United States Code).

Home Sales Revenues and Gross Margin from Home Sales Revenue

Home sales revenue increased to $74.3 million for the year ended December 31, 2013 from $50.1 million for the year ended December 31, 2012 as a result of an increase of 29.9% in number of homes delivered, and a 14.1% increase in the average sales prices of homes delivered. The increase in the number of homes delivered was a result of the increase from two selling communities in 2012 to three selling communities in 2013, as well as favorable overall market conditions which resulted in increased demand across all selling communities. The average sales price of homes increased as a result of the mix of homes delivered during each period, as well as overall price appreciation from favorable market conditions. The increase in gross margin from home sales revenue is attributable to the increase in average sales price between periods.

Other Revenues

Other revenues consist of revenues from the operations of two golf courses, raw land sales and management fees from operations of home owners associations. Other revenues decreased to $9.4 million for the year ended December 31, 2013 from $10.0 million for the year ended December 31, 2012 as a result of a decrease in raw land sales revenues.

Construction and Land Costs

Construction and land costs increased to $46.0 million for the year ended December 31, 2013 from $35.2 million for the year ended December 31, 2012. The increase of $10.8 million, or 30.7%, is a result of the increase in the number of deliveries between periods.

Other Costs and Expenses

Other costs and expenses decreased to $18.5 million for the year ended December 31, 2013 from $19.2 million for the year ended December 31, 2012. The decrease was a result of a decrease in the cost of land sold during the periods.

OUR BUSINESS

Our Company

We are engaged in all aspects of homebuilding, including land acquisition and development, entitlements, and the acquisition, development, construction, marketing, sale and management of various residential projects in major metropolitan markets in Colorado, and, more recently, in the greater Austin, San Antonio and Houston, Texas, Las Vegas, Nevada, and Atlanta, Georgia metropolitan areas.

Our business strategy is focused on the design, construction and sale of single-family detached and attached homes in major metropolitan markets, including in Colorado, Texas, Nevada and Georgia, and our planned entry into other markets in the United States. We offer a wide variety of product lines that enable us to meet the specific needs of each of our core markets (Denver, Fort Collins, and Colorado Springs, Colorado, Austin, San Antonio and Houston, Texas, Las Vegas, Nevada, and Atlanta, Georgia), which we believe provides us with a balanced portfolio and an opportunity to increase market share. Since our formation in 2002, we have delivered over 3,100 homes for total revenues of approximately $920 million. In 2013, we were one of the top 50 largest homebuilders in the United States by total revenue (as ranked among public and private companies by Builder Magazine) and one of the top five fastest growing homebuilders by total revenue.

We have been profitable every year since our founding, including throughout the recent economic downturn. Since 2008, our home sales revenue has more than tripled even as some homebuilders experienced significant revenue contraction. During that same period, many of our competitors were forced to exit the business or undergo significant restructuring. For the nine months ended September 30, 2014, we delivered 584 homes for total home sales revenue of $217.7 million, up 102.5% from $107.5 million over the nine months ended September 30, 2013, and for the year ended December 31, 2013, we delivered 448 homes for total home sales revenue of $171.1 million, up 78.2% from $96.0 million over the year ended December 31, 2012. The dollar amount of our backlog of homes sold but not closed as of September 30, 2014, December 31, 2013 and December 31, 2012 was approximately $191.5 million, $103.3 million and $51.6 million, respectively.

The core of our business plan is to acquire and develop land strategically based on our understanding of population growth patterns, entitlement restrictions and infrastructure development. We focus on locations within our markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and demographics and increasing populations. We believe these conditions create strong demand for new housing, and these locations represent what we believe to be attractive opportunities for long-term growth. We also seek assets that have desirable characteristics, such as good access to major job centers, schools, shopping, recreation and transportation facilities, and we strive to offer a broad spectrum of product types in these locations. Cutting edge product development, as well as exemplary customer service, are key components of the lifestyle connection we seek to establish with each individual homebuyer. Our construction expertise across an extensive product offering allows us flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, from entry-level to first- and second-time move-up homebuyers and even some move-down homebuyers. Additionally, we believe our diversified product strategy enables us to adapt quickly to changing market conditions and to optimize returns while strategically reducing portfolio risk.

We were formed in August 2002 when Dale Francescon and Robert Francescon sold certain predecessor companies to a new entity. At our inception, 50% of the Company was beneficially owned by Dale Francescon and Robert Francescon and 50% was owned by an affiliate of the Woodside Group, then one of the country’s largest private homebuilders. In 2010, the Woodside Group’s interest in the Company was purchased by Dale Francescon and Robert Francescon, resulting in Dale Francescon and Robert Francescon beneficially owning 100% of the equity interests in the Company. On April 30, 2013, our predecessor entity was converted from a Colorado limited liability company to a Delaware corporation pursuant to the DGCL. In addition, our properties are held through a number of subsidiaries that are wholly and directly owned by us.

In April 2014, we purchased substantially all of the assets of Las Vegas Land Holdings, LLC and its subsidiaries (which we refer to collectively as “LVLH”) for a purchase price of approximately $165 million (which we refer to as the “LVLH Acquisition”). LVLH targeted first-time, second-time move-up, second home and active adult buyers, with home prices typically ranging from $215,000 to $500,000. The acquired assets consisted of 1,761 lots within five single-family communities in the greater Las Vegas, Nevada metropolitan area: Rhodes Ranch, Tuscany Village, Westmont, Sunset/Grand Canyon and Freeway 50. The 1,761 lots include 57 homes in backlog, 17 model homes and three custom lots. In addition, we acquired two fully operational golf courses and two one-acre commercial plots.

In August 2014, we acquired substantially all the assets and operations of Grand View Builders (which we refer to as “Grand View”) in Houston, Texas for a purchase price of approximately $13 million and earnout payments based on performance over the next two years (which we refer to as the “Grand View Acquisition”). We acquired land, homes under construction and model homes in 13 communities in the greater Houston, Texas area. The communities offer one- and two-story single family homes with sizes ranging from 1,248 square feet to nearly 4,700 square feet.

In November 2014, we completed an acquisition of substantially all the assets and operations of a leading homebuilding business in Atlanta, Georgia from Peachtree Communities, LLC and certain of its subsidiaries and affiliates (which we refer to collectively as “Peachtree”), for an aggregate purchase price of approximately $55 million (which we refer to as the “Peachtree Acquisition”). The acquired assets include land, homes under construction and model homes in 36 communities. The communities offer one- and two-story single family homes with sizes ranging from 1,235 square feet to nearly 5,100 square feet. As a result of the Peachtree Acquisition we acquired or obtained control of 2,120 lots in the greater Atlanta, Georgia metropolitan area.

As of December 1, 2014, we owned and controlled approximately 136 communities containing 11,387 lots in various stages of development. We seek to maximize our return on capital and reduce our risk exposure associated with holding land inventories by developing projects with targeted life cycles of approximately 24 to 36 months from the beginning of construction of the first home to close out of the community, plus an additional one to two years if necessary for the entitlement and development of land, based upon projected volumes.

During the nine months ended September 30, 2014, we delivered 584 homes, with an average sales price of $372,832. During the same period, we generated approximately $221.5 million in total revenue, approximately $19.9 million in pre-tax net income, and approximately $12.8 million in net income. For the nine months ended September 30, 2014, our net sales orders totaled 690 homes, a 112.3% increase over the same period in 2013. At September 30, 2014, we had a backlog of 472 sold but unclosed homes, a 73.5% increase over the same period in 2013, consisting of approximately $217.7 million in sales value, a 102.5% increase over the same period in 2013.

Capital Raising and Borrowings

In May 2013, we completed a private offering and a private placement of 12,075,000 shares of our common stock, in reliance on Rule 144A and Regulation S under the Securities Act, and pursuant to the exemption from registration provided in Rule 506 of Regulation D under the Securities Act, where we received net proceeds of approximately $223.8 million (which we refer to as the “May 2013 private offering and private placement”). We used the net proceeds from the May 2013 private offering and private placement for the acquisition and development of land, home construction and other related purposes, including approximately $38 million for debt repayment, $62 million for the acquisition of lots, $19 million for development costs, $16 million for the acquisition of Jimmy Jacobs and to partially fund the LVLH Acquisition.

In May 2014, we completed a private offering of $200 million in aggregate principal amount of senior unsecured notes due 2022 in reliance on Rule 144A and Regulation S under the Securities Act, where we received net proceeds of approximately $193 million (which we refer to as our “May 2014 private offering of notes”). The notes carry a coupon of 6.875% per annum and were issued at a price equal to 99.239% of their principal amount.

In June 2014, we completed the initial public offering of our common stock, $0.01 par value per share (which we refer to as our “initial public offering”). Pursuant to the Registration Statement on Form S-1 (File No. 333-195678), as amended, that was declared effective by the SEC on June 17, 2014, we registered 16,747,000 shares of our common stock, consisting of 4,672,000 shares to be sold by us (including 672,000 shares with respect to an over-allotment option granted by us to the underwriters in our initial public offering), 480,000 shares sold by the selling stockholders in our initial public offering, and 11,595,000 shares to be sold by selling stockholders following completion of our initial public offering. We sold a total of 4,000,000 shares of our common stock in our initial public offering at an initial public offering price per share of $23.00. Our initial public offering closed on June 23, 2014, and the net proceeds to the Company were approximately $81.9 million. We did not receive any proceeds from the sale of the 480,000 shares our common stock sold by the selling stockholders in our initial public offering.

In October 2014, we entered into a credit agreement with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders from time to time party thereto, for a new senior unsecured revolving credit facility that provides for up to $120 million of borrowing capacity, subject to borrowing base availability (which we refer to as the “Revolving Credit Facility”). The Revolving Credit Facility has an accordion feature that allows us to increase the borrowing capacity by up to $80 million, subject to certain approvals. Borrowings under the Revolving Credit Facility will bear interest at a floating rate equal to LIBOR plus a spread of 2.75% to 3.25%, depending on our leverage ratio. The Revolving Credit Facility will mature on October 21, 2017.

Our ability to access the capital and credit markets has been instrumental to our growth trajectory, and we intend to continue to selectively take advantage of our low cost of capital and/or credit in order to fund our growth.

Our Competitive Strengths

We believe the following strengths will provide us with a significant competitive advantage in implementing our business strategy:

Cycle-Tested Management Team

We have a successful track record of managing and growing the Company through various economic cycles and have achieved profitability every year since our inception, even in down markets. Our senior management team, comprised of Dale Francescon, Robert Francescon, David Messenger, and our various division presidents, has experience in all aspects of homebuilding. This experience includes land acquisition and development, entitlements, the acquisition, development, construction, marketing, sale and management of an array of residential projects, such as single-family homes, townhomes, condominiums and apartments, and the acquisition and integration of homebuilding companies, in a variety of markets at both public and private companies. Our Co-Chief Executive Officers, Dale Francescon and Robert Francescon, have successfully managed the Company through 11 consecutive profitable years in various economic cycles, including down cycles when certain of our competitors struggled or exited the business.

Prior to forming our predecessor company in 2002, Dale Francescon and Robert Francescon served as Co-Division Presidents for D.R. Horton, one of the largest homebuilders in the United States, and prior to that, they owned and operated Trimark Communities when it was the largest builder of attached for-sale homes in Colorado. In 1996, Dale Francescon and Robert Francescon sold Trimark Communities to D.R. Horton. Our senior management team’s combined real estate industry experience through peak markets and down markets spanning numerous market cycles has enabled them to learn to adapt and adjust to changing and varied market factors. We believe that the strong prior experience of our senior management team over various economic cycles provides us with a distinct and significant competitive advantage that optimizes our chances of success in any market.

Proven and Profitable Business Model

We have a profitable and efficient operating platform that positions us to take advantage of opportunities in the housing industry in both thriving and down markets. We consider our homebuilding peers in the United States to be TRI Pointe Homes, Inc., William Lyon Homes, M/I Homes, Inc., Standard Pacific Corp., M.D.C. Holdings, Inc., Hovnanian Enterprises, Inc. and Beazer Homes USA, Inc., and we are among a select few of these homebuilding peers to be profitable in every year since our founding in 2002, including during the 2008-2009 recession and the distressed economic period that followed. In addition, since 2008, our revenues have approximately tripled. We believe that our management approach, which balances a decentralized local market expertise with a centralized executive management focusing on maximizing efficiencies, supports our strong margins and profitability.

To maintain our consistent profitability over the long term, we employ a well-developed land acquisition strategy and strive to control costs through a stringent process of setting realistic budgets and expectations, monitoring and evaluating them throughout the lifecycle of each project, and making any necessary adjustments to correct deviations going forward. This strategy has resulted in 2013 gross margins at the top quartile of our public homebuilding peer group. We believe these practices will allow us to maintain our consistent profitability over the long term.

Attractive Land Positions in Core Markets

We continue to benefit from a sizeable and well-located existing land inventory. We believe that we have strong land positions strategically located within each of our core markets with a heavy emphasis on in-fill locations, which are new developments on vacant or undeveloped land within existing communities and cities, and master planned communities. We select communities with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and demographics and increasing populations. We believe these conditions create strong demand for new housing, and these homebuilding locations represent what we believe to be attractive opportunities for long-term growth. We believe our land assets also have desirable characteristics, such as good access to major job centers, schools, shopping, recreation and transportation facilities.

As of December 1, 2014, we owned and controlled approximately 136 communities containing 11,387 lots in various stages of development. 5,109 of these lots are finished or partially developed and another 6,278 are already entitled for residential construction. Assuming that the number of homes we sold in 2013 on a pro forma basis, giving effect to the LVLH Acquisition, is representative of our closing rates generally, we believe we have over 12 years of land supply. Given that we expect an increase in our sales pace, we project that our currently owned and controlled land supply will generate closings through 2018.

Land Sourcing and Evaluation Capabilities

We believe our key personnel’s extensive experience and relationships and strong reputation with other market participants provide us with a significant competitive advantage in being able to efficiently source, entitle and close on land. Our key personnel have developed significant collaborative relationships with land sellers, developers, contractors, lenders, brokers and investors throughout the United States over the last 25 years. As illustrated by our recent entry into Austin, San Antonio and Houston, Texas, Las Vegas, Nevada, and Atlanta, Georgia, these relationships provide us with opportunities to obtain the “first look” at, or early access to, quality land opportunities in our target markets as well as better understand the markets we plan to enter in the future.

Our management team’s deep and wide-ranging knowledge of various U.S. land markets and our ability to quickly and efficiently identify, acquire and develop land in desirable locations and on favorable terms are the hallmarks of our success. We believe that our processes, procedures and operating disciplines will enable us to transfer these strengths from our existing markets to our planned entry into other markets in the United States, through establishment of local offices with local personnel and strategic acquisitions and/or partnerships with participants in the specific local markets. We evaluate land opportunities based on how we expect they will contribute to overall corporate profitability and returns, rather than how they might drive volume on a regional or submarket basis. Our land evaluation process is meant to reduce development and market cycle risk and involves reviewing the status of entitlements and other governmental processing, preparing detailed budgets for all cost categories, completing environmental reviews and third-party market studies and engaging architects and consultants to review our proposed acquisitions and design our homes and communities. In addition, because we efficiently perform preliminary due diligence on land parcels prior to committing to an acquisition, we believe we have developed a reputation as a buyer who can act quickly and decisively, which has created significant opportunities for us in our core markets. We believe that this reputation will carry over as we expand our business into additional markets.

Disciplined Investment Approach

We have been able to maximize value over the long term, and therefore operate our business to mitigate risks from downturns in the market and to position ourselves to capitalize on upturns in the market by controlling costs, maintaining a solid balance sheet and ensuring an overall strategic focus that is informed by national, regional and local market trends.

Our management team has gained significant operating expertise, including managing components of much larger public homebuilders, through many varied economic cycles. The perspective gained from these experiences has helped shape the strict discipline and hands-on approach with which the Company is managed. Our management team has learned to effectively evaluate the market, and we believe that we react quickly, calmly and rationally to changes. For example, we have not made significant investments in rising markets when we believed that costs were too high, and we have not been afraid to invest in down markets when we found prices attractive. Combined with our cycle-tested management approach, where we balance on-site local day-to-day decision-making responsibility with centralized corporate oversight, and have a hands-on aspect that includes monthly financial and operating performance updates on each project and quarterly operating committee review and financial accountability at the project management level, our strict operating discipline provides us with a competitive advantage in maximizing returns while minimizing risk.

Superior Product Design

We are a builder with a wide variety of product lines and an extensive library of design plans that enable us to meet the specific needs of each of our targeted buyer profiles, which we believe provides us with a balanced portfolio and an opportunity to increase market share and maximize profitability. We have demonstrated expertise in effectively building homes across product offerings from entry-level through first- and second-time move-up and even move-down housing. We devote significant time to researching and designing our homes to better meet the needs of our buyers through the use of architects, consultants and homeowner focus groups for all levels and price points in our target markets. We believe our diversified product strategy enables us to better serve a wide range of buyers, adapt quickly to changing market conditions and optimize performance and returns while strategically reducing portfolio risk. We determine the profiles of buyers we plan to attract in a given development, and design neighborhoods and homes with the specific needs of those buyers in mind. By providing a more customized product mix of varying lot sizes, product types and amenities in our communities, and addressing underserved segments, we believe we can accelerate the absorption of our subdivisions, maximize profitability and earn attractive returns for our stockholders.

Furthermore, we strive to attract a diverse group of buyers by designing multi-product neighborhoods within many of our communities that will be desirable for homebuyers at differing income levels and with different needs. Our core operating philosophy is to provide a positive, memorable experience to our homeowners through active engagement in the building process, and providing our customers with customization options to suit their lifestyle needs, and enhancing communication, knowledge, and satisfaction. We engineer our homes for energy efficiency, which is aimed at reducing the impact on the environment and lowering energy costs to our homebuyers; as part of these efforts, we offer homebuyers environmentally friendly alternatives, such as the ability to utilize solar power to supplement a home’s energy needs.

We seek to maximize customer satisfaction by offering homes that are built with quality materials and craftsmanship, exhibit distinctive design and floor plans, emphasize energy efficiency, and are situated in premium locations. Our competitive edge in the selling process focuses on the home’s features, design and available customizing options. We believe that our homes generally offer higher quality and more distinctive designs within a defined price range or category than those built by our competitors.

Our Business Strategy

Our business strategy is focused on land acquisition and development, entitlements, and the acquisition, development, construction, marketing, sale and management of single-family detached and attached homes in major metropolitan markets, including Colorado, Texas, Nevada, and Georgia.

Our business strategy is driven by the following:

Acquire Land Opportunistically and Leverage Development Expertise

Our ability to identify, acquire and, if necessary, develop land in desirable locations and on favorable terms is the hallmark of our success. The core of our business plan is to secure land strategically based on our understanding of population growth patterns, entitlement restrictions and infrastructure development. We do not speculate with respect to our land acquisitions, and we usually acquire land at various stages of development to place into our production cycle. Our land acquisition strategy focuses on finished lots as well as the development of entitled parcels that we can build homes on within approximately 24 to 36 months from the beginning of construction of the first home to close out of the community, plus an additional one to two years, if necessary, for the entitlement and development of land, in order to reduce development and market cycle risk while maintaining an inventory of owned lots and lots under land option contracts sufficient for the construction of homes in our business plan. Our determination as to whether we buy finished lots or raw land depends on pricing and other factors we deem relevant to maximizing profitability. We seek to minimize our exposure to land risk through disciplined management of entitlements and development, as well as the use of land options, where appropriate.

We evaluate land opportunities based on how we expect they will contribute to overall corporate profitability and returns, rather than how they might drive volume on a regional or submarket basis. We will continue to use our relationships with land sellers, brokers and investors to seek to obtain the “first look” at quality land opportunities as well as develop those relationships in our target and planned new markets. We expect to continue to allocate capital to pursue creative deal structures and other opportunities with the goal of achieving superior returns by utilizing our development expertise, efficiency and opportunistic mindset.

We will continue to combine our land development expertise with our homebuilding operations to increase the flexibility of our business, to enhance our margin performance and to control the timing of delivery of lots. Unlike many of our competitors, we believe we are able and willing to increase the value of our land portfolio through the zoning and engineering process by creating attractive land use plans and optimizing our use of land, which ultimately translates into greater opportunities to generate profits. While we focus on purchasing finished lots that generate an acceptable level of return, we will enter into land purchase contracts for undeveloped and, on occasion, unentitled land, which purchase contracts would include contingencies conditioning our obligation to purchase the land on our successful entitlement of such property. In so doing, we believe we are able to obtain better pricing on such unfinished and, on occasion, unentitled land, while mitigating risks associated with the entitlement process by including applicable contingencies in the land purchase contract. Such a strategy we believe enables us to deploy our well-established land development and entitlement capabilities in each of our markets, allowing us to generate margins both from land development and homebuilding.

Disciplined Management of Land Supply

Our approach to land supply management has historically been to acquire land that has attractive characteristics, including good access to schools, shopping, recreation and transportation facilities. In connection with our overall land inventory management process, our management team reviews those considerations, as well as other financial metrics, in order to decide the highest and best use of our current and prospective land assets. Historically, land dispositions have not had a material effect on our overall results of operations, but may impact overall margins. In an effort to minimize our exposure to market cycle risk, our strategy is to focus on developed lots or the development of entitled parcels that can be sold out within 24 to 36 months after the start of home construction. Assuming that the number of homes we sold in 2013 on a pro forma basis, giving effect to the LVLH Acquisition, is representative of our closing rates generally, we believe we have over 12 years of land supply.

We intend to maintain a consistent approach to land positioning within our core markets and new markets in the foreseeable future in an effort to concentrate a greater amount of our land inventory in areas with the attractive characteristics described above. We also intend to continue to combine our land development expertise with our homebuilding operations to increase the flexibility of our business, enhance our margin performance and control the timing of delivery of lots.

Provide Superior Quality and Homeowner Experience and Service

Our core operating philosophy is to provide a positive, memorable experience to our homeowners through active engagement in the building process, and providing our customers with customization options to suit their lifestyle needs, and enhancing communication, knowledge and satisfaction. We engineer our homes for energy efficiency, which is aimed at reducing the impact on the environment and lowering energy costs to our homebuyers; as part of these efforts, we offer homebuyers environmentally friendly alternatives, such as the ability to utilize solar power to supplement a home’s energy needs.

We seek to maximize customer satisfaction by offering homes that are built with quality materials and craftsmanship, exhibit distinctive design and floor plans, emphasize energy efficiency and are situated in premium locations. Our competitive edge in the selling process focuses on the home’s features, design and available customizing options. We believe that our homes generally offer higher quality and more distinctive designs within a defined price range or category than those built by our competitors. Our goal is not just to build houses, but rather to create desirable communities through superior design and execution.

Expand into New and Complementary Markets

We intend to explore expansion opportunities in other parts of the United States. Our strategy in this regard will be to expand first into similar market niches in areas where we perceive an ability to exploit a competitive advantage. The expansion may be effected through either organic growth or acquisitions of homebuilders operating in those new markets. In September 2013, we completed the Jimmy Jacobs Acquisition in Austin, Texas, and in 2014 we completed the LVLH Acquisition in Las Vegas, Nevada, the Grand View Acquisition in Houston, Texas, and the Peachtree Acquisition in Atlanta, Georgia, with further expansion planned into these and other major metropolitan areas. We initially chose to focus on the Denver, Colorado Springs and Fort Collins markets in Colorado because we viewed such metropolitan areas as having unique demographic features, including higher than average anticipated growth in population and income. Likewise, we believe that Texas was less severely affected than other U.S. states by the recent economic downturn and that Texas, Nevada and Georgia will experience above-average population and personal income growth in the future.

Utilize Prudent Leverage

We intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flow from continuing operations, to provide us with the financial flexibility to access capital on the best terms available. In that regard, we have employed and expect to employ prudent leverage levels to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is recourse to us and we anticipate that future indebtedness will likewise be recourse. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we are and expect to remain conservatively capitalized.

Adhere to Our Core Operating Principles to Drive Consistent Long-Term Performance

We seek to maximize shareholder value over the long term, and therefore operate our business to mitigate risks from market downturns and position ourselves to capitalize on market upturns. This management approach includes the following elements:

•	leveraging our management team’s significant experience, extensive relationships and strong reputation with local market participants to operate and grow our business;

•	balancing decentralized, local, day-to-day decision-making responsibility with centralized corporate oversight;

•	centralizing management approval of all land acquisitions and dispositions through an asset management committee that operates under stringent underwriting requirements;

•	ensuring all team members understand the organization’s strategy and the goals of the business and have the tools to contribute to our success;

•	attracting and retaining top talent through a culture in which team members are encouraged to contribute to our success and are given the opportunity to recognize their full potential; and

•	maintaining a performance-based corporate culture committed to the highest standards of integrity, ethics and professionalism.

Focus on Efficient Operations

In connection with all of our projects, we strive to control costs through a stringent budget plan. We start by preparing a detailed budget for all cost categories as part of our due diligence. We closely monitor the budget throughout the process by continuing to revisit and update the budget on an ongoing basis. Virtually all components of our homes are provided by subcontractors. Much effort is expended to assure that scopes of work are complete and inclusive. Contract variances and extras are closely scrutinized for appropriateness. At the sale and closing of each home in a project, we compare the estimated and final margin of that house with the most recent budget to determine any negative variances so that we can adjust in order to better control costs on future homes in the project. We believe our disciplined process of setting realistic budgets and expectations, monitoring and evaluating them and making any necessary adjustments to correct deviations going forward enables us to prudently control our costs.

Drive Revenue by Opening New Communities From Existing Land Supply

We intend to capitalize on our existing land supply, which we believe is sufficient to supply home closings through 2018 and which will provide us with the opportunity to increase our average annual active community count. As of December 1, 2014, we had 136 communities, of which 83 were actively selling. Additionally, as of December 1, 2014, we owned and controlled approximately 11,387 lots in various stages of development. 5,109 of these lots were finished or partially developed and another 6,278 were already entitled for residential construction. Assuming that the number of homes we sold in 2013 on a pro forma basis, giving effect to the LVLH Acquisition, is representative of our closing rates generally, we believe we have over 12 years of land supply.

Our Markets

Our business strategy is currently focused on the design, construction and sale of single-family detached and attached homes in major metropolitan markets in Colorado, Texas, Nevada, and Georgia. We have chosen to focus on those metropolitan areas that we view as having unique demographic features, including higher than the national average anticipated growth in population and income.

In evaluating any location, we generally look for land or communities with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and demographics and increasing populations. We believe these conditions create strong demand for new housing, and these locations represent what we believe to be attractive opportunities for long-term growth. We also seek assets that have desirable characteristics, such as good access to major job centers, schools, shopping, recreation and transportation facilities.

We secure land strategically, based on our understanding of current market size, population growth patterns and anticipated growth, entitlement restrictions, infrastructure development and total land supply.

Our Products

We offer a wide range of high-quality attached and detached homes to consumers in our markets, including first-time homebuyers, first and second move-up homebuyers, and lifestyle homebuyers. We strive to maintain appropriate consumer product and price level diversification. We target what we believe to be the most profitable consumer groups for each of our locations while attempting to diversify so that our land portfolio is not overly concentrated in any one group. Our ability to build at multiple price points enables us to adjust readily to changing consumer preferences and affordability. We generally market our homes to entry-level and first- and second-time move-up buyers through targeted product offerings in each of the communities in which we operate. We determine the profile of buyers we hope to address in a given development, and design neighborhoods and homes with the specific needs of those buyers in mind. We also use measures of market-specific supply and demand to determine which consumer groups will be the most profitable in a specific land location, and then target those groups.

We have developed a number of home designs with features such as outdoor living spaces, one-story living and first floor master bedroom suites to appeal to universal design needs, as well as building in communities with recreational amenities such as golf courses, pool complexes, country clubs and recreation centers. We have integrated these designs and features in many of our homes and communities. Our extensive library of design plans allows us to provide the right design to fit the market. We devote significant time to researching and designing our homes to better meet the needs of our buyers through the use of architects, consultants and homeowner focus groups for all levels and price points in our target markets.

Description of Owned and Controlled Communities

The following table and maps present project information relating to our owned and controlled communities (including lots under contract and non-binding letters of intent) as of December 1, 2014. Owned communities are those to which we hold title, while controlled communities are those that we have the contractual right to acquire but do not currently own (including 780 lots under non-binding letters of intent). In total, as of December 1, 2014, we owned and controlled 136 communities containing 11,387 lots. Of these, the controlled communities consisted of total contracts outstanding to acquire 4,814 lots in 75 communities for aggregate acquisition consideration of $199.9 million. Our obligations with respect to the option contracts are generally limited to the forfeiture of the related non-refundable cash deposits. As of December 1, 2014, we had $2.9 million of non-refundable cash deposits pertaining to land option contracts.

Summary of Owned and Controlled Communities

As of December 1, 2014

Market	Communities	Lots Owned	Lots Controlled	Total Lots Owned/ Controlled(1)	Product Type(2)
Atlanta, GA	36	499	1,840	2,339	SFD
Denver, CO	42	2,496	1,118	3,614	SFA/SFD
North Colorado, CO	5	158	76	234	SFA/SFD
Colorado Springs, CO	7	425	6	431	SFA/SFD
Austin, TX	17	1,023	1,000	2,023	SFD
San Antonio, TX	5	82	68	150	SFD
Houston, TX	15	220	652	872	SFD
Las Vegas, NV	9	1,670	54	1,724	SFD

Total	136	6,573	4,814	11,387

(1)	Includes 780 lots that are under non-binding letters of intent.
(2)	Product type SFA and SFD denote Single Family Attached and Single Family Detached, respectively.

Land Acquisition and Development Process

As of December 1, 2014, we owned and controlled approximately 136 communities containing 11,387 lots in various stages of development. This compares to 89 communities containing 8,341 lots as of December 31, 2013, 39 communities containing 3,072 lots as of December 31, 2012, and 32 communities containing 2,220 lots as of December 31, 2011.

Communities Owned and Controlled

	Total Communities Owned and Controlled	Total Lots Owned and Controlled
As of December 1, 2014	136	11,387
As of December 31, 2013	89	8,341
As of December 31, 2012	39	3,072
As of December 31, 2011	32	2,220

Our land acquisition strategy focuses on the development of projects that we can complete and close out within approximately 24 to 36 months from the beginning of construction of the first home, plus an additional one to two years, if necessary, for the entitlement and development of land, in order to reduce development and market cycle risk while maintaining an inventory of owned lots and lots under land option contracts sufficient for construction of homes over a three-year period. Our acquisition process generally includes the following steps to reduce development and market cycle risk:

•	review of the status of entitlements and other governmental processing, including title reviews;

•	complete due diligence on the land parcel prior to committing to the acquisition;

•	prepare detailed budgets for all cost categories;

•	complete environmental reviews and third-party market studies;

•	utilize options, if necessary; and

•	employ centralized control of approval over all acquisitions through a land committee process.

Before purchasing a land parcel, we also engage outside architects and consultants to help review the proposed acquisition and design the homes and community planned to be located there.

We occasionally utilize secured acquisition and development loans and construction loans in connection with our land acquisition and development process. As of December 31, 2013, we have one such loan outstanding with a balance of approximately $1,500,000. This loan accrues interest at a rate of 3.5% per annum (paid quarterly), matures in April 2016 (three years from the date of its issuance), and is subject to customary terms for the homebuilding industry. In addition, this loan contains a provision that if we dispose of any of the lots securing the loan, then that portion of outstanding principal balance equal to the value of such lots will become due.

Land Option Contracts

We enter into land option contracts to procure land or lots for the construction of homes in the ordinary course of business. Lot option contracts enable us to control significant lot positions with a minimal capital investment and substantially reduce the risks associated with land ownership and development. As of December 31, 2013, we had outstanding options for 388 lots totaling $26.2 million. Our obligations with respect to the option contracts are generally limited to the forfeiture of the related non-refundable cash deposits. As of December 31, 2013, we had $1.9 million of non-refundable cash deposits pertaining to land option contracts.

Homebuilding, Marketing and Sales Process

Our philosophy is to provide a positive, memorable experience to our homeowners by actively engaging them in the building process and by enhancing communication, knowledge and satisfaction. We provide our customers with customization options to suit their lifestyle needs and have developed a number of home designs with features such as outdoor living spaces, one-story living and first floor master bedroom suites to appeal to universal design needs. We also engineer our homes for energy efficiency, which is aimed at reducing impact on the environment and lowering energy costs to our homebuyers. As part of these efforts, we offer homebuyers environmentally friendly alternatives, such as solar power to supplement a home’s energy needs. We have developed a number of home designs with features such as outdoor living spaces, one-story living and first floor master bedroom suites to appeal to universal design needs.

We engage architects, engineers and other professionals in connection with the home design process who are familiar with local market preferences, constraints, conditions and requirements. We serve as the general contractor, with all construction work typically performed by subcontractors. While we maintain long-standing relationships with many of our subcontractors and design professionals, we typically do not enter into long-term contractual commitments with them.

We generally market our homes to entry-level and first- and second-time move-up buyers as well as move-down buyers through targeted product offerings in each of the communities in which we operate. Our marketing strategy is determined during the land acquisition and feasibility stages of a community’s development.

We sell our homes through our own sales representatives and through independent real estate brokers. Our in-house sales force typically works from sales offices located in model homes close to or in each community. Sales representatives assist potential buyers by providing them with basic floor plans, price information, development and construction timetables, tours of model homes and the selection of options. Sales personnel are trained by us and generally have had prior experience selling new homes in the local market. Our personnel, along with subcontracted marketing and design consultants, carefully design the exterior and interior of each home to coincide with the lifestyles of targeted homebuyers.

We advertise directly to potential homebuyers through the internet and in newspapers and trade publications, as well as through marketing brochures and newsletters. We may also use billboards, radio and television advertising, and our website, to market the location, price range and availability of our homes. We also attempt to operate in conspicuously located communities that permit us to take advantage of local traffic patterns. Model homes play a significant role in our marketing efforts by not only creating an attractive atmosphere, but also by displaying options and upgrades.

A new order is reported when a customer’s sales contract has been signed by the homebuyer, approved by us, and secured by a deposit. We may start construction of a home when a customer has selected a lot, chosen a floor plan and received preliminary mortgage approval. However, construction may begin prior to that point in order to satisfy market demand for completed homes and to facilitate construction scheduling and/or cost savings. Homebuilding revenues are recognized when home sales are closed, title and possession are transferred to the buyer, and there is no significant continuing involvement from us, subject to the product warranties we provide for the homes.

Our sales contracts typically require an earnest money deposit. Buyers are generally required to pay an additional earnest deposit when they select options or upgrades for their homes. Most of our sales contracts stipulate that when homebuyers cancel their contracts with us, we have the right to retain their earnest money and option deposits. Our sales contracts may also include contingencies that permit homebuyers to cancel and receive a partial refund of their deposits if they cannot obtain mortgage financing at prevailing or specified interest rates within a specified time period, or if they cannot sell an existing home. The length of time between the signing of a sales contract for a home and delivery of the home to the buyer may vary, depending on customer preferences, permit approval, and construction cycles.

The cancellation rate of buyers who contracted to buy a home but did not close (as a percentage of overall orders) was approximately 20% during the year ended December 31, 2013, and 17% during the year ended December 31, 2012. Cancellation rates are subject to a variety of factors beyond our control such as adverse economic conditions and increases in mortgage interest rates.

Customer Relations, Quality Control and Warranty Programs

We pay particular attention to the product design process and carefully consider quality and choice of materials in order to attempt to eliminate building deficiencies. The quality and workmanship of the subcontractors we employ are monitored and we make regular inspections and evaluations of our subcontractors to seek to ensure our standards are met.

We maintain quality control and customer service staff whose role includes providing a positive experience for each customer throughout the pre-sale, sale, building, closing and post-closing periods. These employees are also responsible for providing after sales customer service. Our quality and service initiatives include taking customers on a comprehensive tour of their home prior to closing and using customer survey results to improve our standards of quality and customer satisfaction.

Warranty Programs

We provide each homeowner with product warranties covering workmanship and materials for one year from the time of closing, and warranties covering structural systems for eight to ten years from the time of closing in connection with our general liability insurance policy. We believe our warranty program meets or exceeds terms customarily offered in the homebuilding industry. The subcontractors who perform most of the actual construction also provide to us customary warranties on workmanship.

Customer Financing

We seek to assist our homebuyers in obtaining financing by arranging with mortgage lenders to offer qualified buyers a variety of financing options. Most homebuyers utilize long-term mortgage financing to purchase a home, and mortgage lenders will usually make loans only to qualified borrowers. In the future, we plan to vertically integrate mortgage underwriting into our business which will enable us to offer our homebuyers attractive financing options.

Materials

When constructing homes, we use various materials and components. It has typically taken us four to six months to construct a home, during which time materials are subject to price fluctuations. Such price fluctuations are caused by several factors, among them seasonal variation in availability and increased demand for materials as a result of the improved housing market.

Seasonality

We experience seasonal variations in our quarterly operating results and capital requirements. Historically, new order activity is highest during the spring and summer months. As a result, we typically have more homes under construction, close more homes, and have greater revenues and operating income in the third and fourth quarters of our fiscal year. Historical results are not necessarily indicative of current or future homebuilding activities.

Governmental Regulation and Environmental Matters

We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety and welfare issues, which can further delay these projects or prevent their development.

We are also subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to the site’s location, its environmental conditions, and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas. From time to time, the Environmental Protection Agency (which we refer to as the “EPA”) and similar federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber.

Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, in those cases where an endangered species is involved, environmental rules and regulations can result in the elimination of development in identified environmentally sensitive areas. To date, we have never had a significant environmental issue.

Competition and Market Factors

We face competition in the homebuilding industry, which is characterized by relatively low barriers to entry. Homebuilders compete for, among other things, home buying customers, desirable land parcels, financing, raw materials and skilled labor. Increased competition may prevent us from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder our market share expansion or lead to pricing pressures on our homes that may adversely impact our margins and revenues. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products, or may be significantly larger, have a longer operating history and have greater resources or lower cost of capital than us; accordingly, they may be able to compete more effectively in one or more of the markets in which we operate or plan to operate. We also compete with other homebuilders that have long-standing relationships with subcontractors and suppliers in the markets in which we operate or plan to operate and we compete for sales with individual resales of existing homes and with available rental housing.

Employees

As of December 1, 2014, we had 402 employees, 100 of whom were sales and marketing personnel, 156 of whom were executive, management and administrative personnel, and 146 of whom were involved in construction. We believe that our relations with our employees and subcontractors are good.

Legal Proceedings

We are involved in certain legal proceedings incidental to business operations occurring in the ordinary course of business. While the outcome of these matters are not presently determinable, any ultimate liability beyond insurance and reserves is not expected to have a material adverse impact on our results of operations, financial position or cash flows.

Corporate Information

Our predecessor entity was formed as a Colorado limited liability company in August 2002, and we converted into a Delaware corporation pursuant to the DGCL on April 30, 2013. In June 2014, we completed our initial public offering. Our common stock is listed on the New York Stock Exchange under the ticker symbol “CCS.”

Our principal executive offices are located at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111. Our main telephone number is (303) 770-8300. Our internet website is www.centurycommunities.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

MANAGEMENT

Executive Officers and Directors

Our board of directors consists of five directors. Of these five directors, we believe that three, constituting a majority, are considered “independent,” with independence being determined in accordance with the listing standards established by the New York Stock Exchange. Our directors will serve for one-year terms and until their successors are duly elected and qualified. There will be no cumulative voting in the election of directors. Consequently, at each annual meeting, the successors to each of our five directors will be elected by a plurality of the votes cast at that meeting.

Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus.

Name	Age	Position with the Company
Dale Francescon	62	Chairman of our Board of Directors and Co-Chief Executive Officer
Robert J. Francescon	57	Co-Chief Executive Officer, President and Director
David L. Messenger	44	Chief Financial Officer
Liesel W. Cooper	49	Division President-Colorado
Kenneth J. Rabel	53	Executive Vice President-Colorado
Steven M. Hayes	47	Division President-Central Texas
Don A. Boettcher	54	Division President-Las Vegas
Marc E. Jungers	52	Division President-Houston
Richard A. Carruthers	59	Division President-Atlanta
James M. Lippman	57	Independent Director
Keith R. Guericke	66	Independent Director
John P. Box	68	Independent Director

Biographical Information

Current Directors and Executive Officers

The following is a summary of certain biographical information concerning our current directors and our executive officers.

Dale Francescon. Mr. Dale Francescon serves as our Co-Chief Executive Officer and has served as the Chairman of our Board of Directors since April 30, 2013. Mr. Dale Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Dale Francescon has successfully managed the Company, a top 50 national and top five Colorado homebuilder, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Prior to the formation of the Company, from 1996 to 2000, Mr. Dale Francescon served as Co-Division President for D.R. Horton, the largest homebuilder in the United States. Prior to his tenure at D.R. Horton, Mr. Dale Francescon owned and operated Trimark Communities from 1993 to 1996 when it was sold to D.R. Horton. Trimark Communities was the largest builder of attached, for sale homes in the state of Colorado. Mr. Dale Francescon is actively involved in various civic and professional organizations. Mr. Dale Francescon is licensed in the state of Colorado as a real estate broker (inactive) and in the state of California as an attorney (inactive) and a certified public accountant (inactive). Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law. Mr. Dale Francescon, as a co-founder of the Company, is qualified to serve as a director due to his familiarity with our history and operations, his expertise in the homebuilding industry, and his 25 years of experience operating real estate companies.

Robert J. Francescon. Mr. Robert Francescon serves as our Co-Chief Executive Officer and President, and has served as a member of our Board of Directors since April 30, 2013. Mr. Robert Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Robert Francescon has successfully managed the Company, a top 50 national and top five Colorado homebuilder, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Prior to the formation of the Company, from 1996 to 2000, Mr. Robert Francescon served as Co-Division President for D.R. Horton, the largest homebuilder in the United States. Prior to his tenure at D.R. Horton, Mr. Robert Francescon owned and operated Trimark Communities from 1993 to 1996 when it was sold to D.R. Horton. Trimark Communities was the largest builder of attached, for sale homes in the state of Colorado. Mr. Robert Francescon also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation. Mr. Robert Francescon is actively involved in various civic and professional organizations. Mr. Robert Francescon received his B.S. in Business Administration from the University of Southern California. Mr. Robert Francescon, as a co-founder of the Company, is qualified to serve as a director due to his familiarity with our history and operations, his management experience in various business enterprises, and his 25 years of experience as a senior executive within the homebuilding industry.

David L. Messenger. Mr. David Messenger serves as our Chief Financial Officer and has been employed by the Company since June 2013. Mr. Messenger has extensive experience in finance and accounting for real estate companies. His direct responsibilities are overseeing all accounting, finance, capital markets, risk management and financial planning and analysis. Prior to his tenure at the Company, Mr. Messenger was at UDR, Inc., a publicly traded multifamily real estate investment trust, from August 2002 to May 2012, most recently as Chief Financial Officer. From June 2012 to February 2013, Mr. Messenger served as an independent consultant for UDR, Inc. Mr. Messenger is licensed in the State of Virginia as a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants. Mr. Messenger received a B.B.A. and M.A. in Accounting from the University of Iowa.

Liesel W. Cooper. Ms. Cooper serves as our Division President-Colorado and has been employed by the Company since May 2014. Ms. Cooper has extensive experience in all aspects of homebuilding spanning her 28 year career. Her direct responsibilities are overseeing construction, purchasing, product development and customer service functions. Prior to her tenure at the Company, Ms. Cooper spent three years as Senior Vice President of MDC Holdings from 2011 to 2014. Prior to MDC Holdings, Ms. Cooper spent a year as Division President, Colorado and Phoenix, Arizona at KB Home from 2010 to 2011. Prior to KB Home, Ms. Cooper spent two years as President of Cooper Residential Holdings from 2008 to 2010.

Kenneth J. Rabel. Mr. Rabel serves as our Executive Vice President-Colorado and has been employed by the Company since August 2009. Mr. Rabel has extensive experience in all aspects of homebuilding spanning over a 30 year career. His responsibilities include facilitating construction, purchasing, product development and customer service functions. Prior to his tenure at the Company, Mr. Rabel spent 20 years at MDC/Richmond American Homes, a publicly traded top 10 national homebuilder, in various positions including serving as Division President in the corporate headquarters. Mr. Rabel holds a Class B National Standard Contractors License and various other general contracting licenses. Mr. Rabel has been actively involved in the Colorado Homebuilders Association along with various civic organizations.

Steven M. Hayes. Mr. Hayes serves as our Division President-Central Texas and has been employed by the Company since June 2013. Mr. Hayes has extensive experience in all aspects of homebuilding spanning his 25 year career. His direct responsibilities are overseeing construction, purchasing, product development and customer service functions. Prior to his tenure at the Company, Mr. Hayes spent 19 years at McGuyer Homebuilders, Inc. in various positions, including serving as Division President for the most recent 14 years. Mr. Hayes received a B.B.A. from Midwestern State University.

Don A. Boettcher. Mr. Boettcher serves as our Division President-Las Vegas and has been employed by the Company since April 2, 2014. Mr. Boettcher has extensive experience in all aspects of homebuilding spanning his 25 year career. His direct responsibilities are overseeing construction, purchasing, product development and customer service functions. Prior to his tenure at the Company, Mr. Boettcher spent four years as President of Dunhill Homes. Prior to Dunhill Homes, Mr. Boettcher spent 23 years at Pulte Homes, Inc., a publicly traded national homebuilder, in various positions, including serving as Area Vice President and Division Vice President of Land. Mr. Boettcher received a B.S. in Accounting from the University of Nebraska.

Marc E. Jungers. Mr. Jungers serves as our Division President-Houston and has been employed by the Company since August 2014. Mr. Jungers has extensive experience in all aspects of homebuilding spanning his 29 year career. His direct responsibilities are overseeing construction, purchasing, product development and customer service functions. Prior to his tenure at the Company, Mr. Jungers spent approximately six years as the owner of SWMJ Construction, Inc. from 2008 to 2014, and five years as the owner of Grand View Builders from 2009 to 2014. Prior to SWMJ Construction, Mr. Jungers spent 14 years at Choice Homes Inc., from 1994 to 2008, in various positions, including serving as Regional Vice President.

Richard A. Carruthers. Mr. Carruthers serves as our Division President-Atlanta and has been employed by the Company since November 2014. Mr. Carruthers has extensive experience in all aspects of homebuilding spanning his 35 year career. His direct responsibilities are overseeing construction, purchasing, product development and customer service functions. Prior to his tenure at the Company, Mr. Carruthers was the Chief Executive Officer of Peachtree Communities, Inc. from October 2013 to November 2014. Prior to Peachtree Communities, Mr. Carruthers spent two years at KB Home in various positions, including serving as the Division President, Carolinas and Executive Vice President, East Region. Prior to KB Home, Mr. Carruthers was the owner of Southmont Homes from 2009 to 2011. Mr. Carruthers received his B.S. in Business from Excelsior College and M.B.A. from Georgia Southern University.

James M. Lippman. Mr. Lippman is a director and has served on our Board of Directors since May 7, 2013. Mr. Lippman founded JRK Property Holdings in 1991 and currently serves as its Chairman and Chief Executive Officer. From an initial purchase of five multifamily properties, JRK has grown to a national leader in the commercial real estate sector. In 2011, JRK was featured as the 25th largest Multifamily Owner and Manager in the U.S. by the National Multi Housing Council and ranked 27th in the nation by Multifamily Executive Magazine. Mr. Lippman currently serves on the Board of Trustees of Union College. Prior to founding JRK, Mr. Lippman was the managing director of the Signature Group, where he managed a $1 billion, diversified real estate portfolio that included direct and indirect ownership in commercial properties as well as various debt and equity securities. Mr. Lippman also worked on Wall Street for many years where he traded equities, options and commodities for proprietary investment accounts. Mr. Lippman earned a B.A. in Economics and Political Science from Union College. Mr. Lippman is qualified to serve as a director because of his extensive leadership experience within the real estate industry, his financial management expertise, and his extensive contacts with senior real estate executives throughout the United States.

Keith R. Guericke. Mr. Guericke is a director and has served on our Board of Directors since May 7, 2013. Mr. Guericke has served as a Director of the Board of Essex Property Trust, Inc. (which we refer to as “Essex”) since June 1994. In 2002, Mr. Guericke was elected to the position of Vice Chairman of the Board, a position he still holds. He held the position of President and Chief Executive Officer of Essex from 1988 through 2010. Effective January 2011, Mr. Guericke retired from his position as an Executive Officer. Mr. Guericke joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared Essex for its initial public offering in 1994, and since then has overseen the significant growth of the Essex multifamily portfolio in supply-constrained markets along the West Coast. Mr. Guericke is a member of NAREIT the National Multi-Housing Council, and several local apartment industry groups. Mr. Guericke also serves as a Director of the Board of American Residential Properties. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a certified public accounting firm noted for its real estate expertise. Mr. Guericke received his B.S. in Accounting from Southern Oregon College in 1971. Mr. Guericke is qualified to serve as a director because of his extensive leadership experience at a publicly traded company, his expansive knowledge of the real estate industry, his strong relationships with many executives at real estate companies throughout the United States and his expertise in accounting and finance.

John P. Box. Mr. Box is a director and has served on our Board of Directors since May 23, 2014. Mr. Box is a commercial real estate practitioner who has served as regional chairman of Newmark Grubb Knight Frank since 2013. Prior to his current role, from 1988 through 2012, Mr. Box was President and Chief Executive Officer of the Frederick Ross Company, the largest locally owned commercial real estate service business in Colorado. Under his watch, the Frederick Ross Company diversified into several independent operating divisions and was active in commercial brokerage, consulting and property management, as well as apartment building and multi-family land sales. Mr. Box was recognized as honorary dean for 2002 by the University of Denver Franklin L. Burns School of Real Estate and Construction Management, and in 2001, he was awarded the 2000 NAIOP President’s Award for contributions to the real estate community. Earlier in his career, Mr. Box was recognized four times by the Denver Board of REALTORS® as the recipient of the top commercial sales award for achieving the highest personal sales volume in the Denver area. Mr. Box also serves on the board of trustees for Regis University, on the board of directors for the National Crime Prevention Council, and is former board chair of ONCOR International, a worldwide affiliation of real estate companies. Mr. Box is qualified to serve as a director because of his extensive leadership within the real estate industry, his relationships with many executives at real estate companies through the United States, and his proven ability to successfully grow and diversify a real estate business.

Family Relationships

Messrs. Dale Francescon and Robert Francescon are brothers. There are no other family relationships among any of our directors or executive officers.

Board of Directors

The number of members of our board of directors will be determined from time-to-time by action of our board of directors. Our board of directors currently consists of five persons. Our board of directors has determined that three of our directors, constituting a majority, satisfy the listing standards for independence of the New York Stock Exchange and Rule 10A-3 under the Exchange Act.

Our board of directors believes its members collectively have or will have the experience, qualifications, attributes and skills to effectively oversee the management of the Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of the Company and our stockholders and a dedication to enhancing stockholder value.

Role of our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its three standing committees (the audit committee, the compensation committee and the nominating and corporate governance committee), each of which will address risks specific to its respective areas of oversight. In particular, our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee will provide oversight with respect to corporate governance and ethical conduct and will monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Committees of our Board of Directors

Our board of directors has established three committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of these committees consists of three members, each of whom satisfies the independence standards of the New York Stock Exchange.

Audit Committee. Our board of directors has established an audit committee, which is comprised of our three independent directors, James M. Lippman, Keith R. Guericke, and John P. Box, each of whom is “financially literate” under the rules of the New York Stock Exchange. Keith R. Guericke serves as the chairperson of the audit committee. Our audit committee, pursuant to its written charter, among other matters, oversees (i) our financial reporting, auditing and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management. Duties of the audit committee also include:

•	annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;

•	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

•	review with the independent auditors the plans and results of the audit engagement;

•	evaluate the qualifications, performance and independence of our independent auditors;

•	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	review the adequacy of our internal accounting controls; and

•	meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions.

Keith R. Guericke has been designated as our audit committee financial expert, as that term is defined in the rules of the SEC.

Compensation Committee. Our board of directors has established a compensation committee, which is comprised of our three independent directors, James M. Lippman, Keith R. Guericke, and John P. Box. James M. Lippman serves as the chairperson of the compensation committee. The compensation committee, pursuant to its written charter, among other matters:

•	assists our board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

•	administers, reviews and makes recommendations to our board of directors regarding our compensation plans, including our First Amended & Restated 2013 Long-Term Incentive Plan (which we refer to as our “2013 Long-Term Incentive Plan”);

•	annually reviews and approves our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our board of directors;

•	provides oversight of management’s decisions regarding the performance, evaluation and compensation of other officers; and

•	reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers’ compensation.

Our compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation.

Nominating and Corporate Governance Committee. Our board of directors has established a nominating and corporate governance committee, which is comprised of our three independent directors, James M. Lippman, Keith R. Guericke, and John P. Box. John P. Box serves as the chairperson of the nominating and corporate governance committee. The nominating and corporate governance committee, pursuant to its written charter, among other matters:

•	identifies individuals qualified to become members of our board of directors, and ensures that our board of directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	develops, and recommends to our board of directors for its approval, qualifications for director candidates, and periodically reviews these qualifications with our board of directors;

•	reviews the committee structure of our board of directors and recommends directors to serve as members or chairs of each committee of our board of directors;

•	reviews and recommends committee slates annually and recommends additional committee members to fill vacancies as needed;

•	develops and recommends to our board of directors a set of corporate governance guidelines applicable to us and, at least annually, reviews such guidelines and recommends changes to our board of directors for approval as necessary; and

•	oversees the annual self-evaluations of our board of directors and management.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of the Company.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to our officers, directors and any employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers, directors or any employees may be made only by our nominating and corporate governance committee and will be promptly disclosed as required by law and New York Stock Exchange regulations.

Director Compensation

For a discussion of our director compensation arrangements, see “Executive and Director Compensation—Director Compensation.”

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to Dale Francescon, our Co-Chief Executive Officer, Robert J. Francescon, our Co-Chief Executive Officer, David Messenger, our Chief Financial Officer, and Kenneth J. Rabel, our former Division President-Colorado, in fiscal years 2012 and 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Nonequity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Dale Francescon	2013	466,666		—		1,260,000	(5)	1,500,000	(9)	55,400	(10)	3,282,066
Co-Chief Executive Officer	2012	400,000		—		—		—		39,000	(11)	439,000

Robert J. Francescon	2013	466,666		—		1,260,000	(6)	1,500,000	(9)	55,400	(10)	3,282,066
Co-Chief Executive Officer and President	2012	400,000		—		—		—		39,000	(11)	439,000

David Messenger(1)	2013	135,417	(1)	250,000	(2)	242,500	(7)	—		3,500	(12)	631,417
Chief Financial Officer	2012	—		—		—		—		—		—

Kenneth J. Rabel	2013	247,917		225,000	(3)	147,820	(8)	—		17,500	(13)	638,237
Division President-Colorado	2012	200,000		100,000	(4)	—		—		18,000	(14)	318,000

(1)	David Messenger began serving as our Chief Financial Officer on June 3, 2013. Salary received in 2013 was pro-rated based on an annual base salary of $250,000.
(2)	David Messenger received a discretionary cash bonus of $250,000 for fiscal year 2013 based upon his performance during that period, which was approved by our compensation committee.
(3)	Kenneth Rabel received a discretionary cash bonus of $225,000 for fiscal year 2013 based upon his performance during that period, which was approved by our compensation committee.
(4)	Kenneth Rabel received a discretionary cash bonus of $100,000 for fiscal year 2012 based upon his performance during that period, which was approved by Dale Francescon and Robert Francescon, our Co-Chief Executive Officers, pursuant to authority delegated to them by the manager of our predecessor entity, Century Communities Colorado, LLC.
(5)	Represents the grant date fair value of 63,000 shares of restricted stock granted to Dale Francescon for fiscal year 2013, computed in accordance with FASB ASC Topic 718.
(6)	Represents the grant date fair value of 63,000 shares of restricted stock granted to Robert Francescon for fiscal year 2013, computed in accordance with FASB ASC Topic 718.
(7)	Represents the grant date fair value of 12,500 shares of restricted stock granted to David Messenger for fiscal year 2013, computed in accordance with FASB ASC Topic 718.
(8)	Represents the grant date fair value of 8,000 shares of restricted stock granted to Kenneth Rabel for fiscal year 2013, computed in accordance with FASB ASC Topic 718.
(9)	Each of Dale Francescon and Robert Francescon received a performance-based cash bonus of $1,500,000 for fiscal year 2013 pursuant to the terms of their respective Employment Agreements. The target amounts of these performance-based cash bonuses are equal to 150% of their respective annual base salaries, with a maximum amount capped at 300% of their respective annual base salaries, based on the satisfaction and performance of discretionary goals established by our compensation committee.
(10)	Each of Dale Francescon and Robert Francescon received other compensation of $55,400 for fiscal year 2013, comprised of $9,400 in Company contributions to defined contribution plans, a $26,000 automobile and cellular telephone allowance and $20,000 in reimbursements for term life insurance.
(11)	Each of Dale Francescon and Robert Francescon received other compensation of $39,000 for fiscal year 2012, comprised of $11,000 in Company contributions to defined contribution plans, $10,000 in personal financial or tax advice, and an $18,000 automobile and cellular telephone allowance.
(12)	David Messenger received a $3,500 automobile and cellular telephone allowance for fiscal year 2013, which is the pro-rated from a $6,000 annual allowance based on his actual period of service beginning on June 3, 2013.
(13)	Kenneth Rabel received other compensation of $17,500 for fiscal year 2013, comprised of $5,500 in Company contributions to defined contribution plans and a $12,000 automobile and cellular telephone allowance.
(14)	Kenneth Rabel received other compensation of $18,000 for fiscal year 2012, comprised of $6,000 in Company contributions to defined contribution plans and a $12,000 automobile and cellular telephone allowance.

Narrative to Summary Compensation Table

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. We have adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses and making future grants of equity awards to our executive officers. Our compensation committee has designed a compensation program that rewards, among other things, favorable stockholder returns, stock appreciation, the Company’s competitive position within the homebuilding industry and each executive officer’s long-term career contributions to the Company.

The compensation incentives designed to further these goals take the form of annual cash compensation and equity awards, as well as long-term cash and/or equity incentives measured by company and/or individual performance targets to be established by our compensation committee. In addition, our compensation committee may determine to make equity-based awards to new executive officers in order to attract talented professionals to serve us.

Named Executive Officer Compensation

Our named executive officers for fiscal year 2013 were Dale Francescon, Robert Francescon, Kenneth Rabel and David Messenger, who began serving as our Chief Financial Officer on June 3, 2013. The following is a summary of the elements of our compensation arrangements paid to our named executive officers for fiscal year 2013 and to be paid to our named executive officers for fiscal year 2014.

Annual Base Salary. Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, our compensation committee considers each executive’s role and responsibility, unique skills, future potential with us, salary levels for similar positions in our market and internal pay equity.

Annual Cash Bonus. Annual cash bonuses are designed to incentivize our named executive officers at a variable level of compensation based on our and such individual’s performance. In connection with our annual cash bonus program, our compensation committee determines annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus program is designed to reward the achievement of specific financial and operational objectives. For fiscal year 2013, Dale Francescon’s and Robert Francescon’s bonuses were calculated pursuant to formulas detailed in their respective employment agreements and based on the satisfaction and performance of the following maximum level goals established by our compensation committee: (i) increase of 20% or more in the number of closed homes in 2013 over 2012, (ii) increase of 20% or more in total revenue of the Company for 2013 over 2012, and (iii) increase of 20% or more in net income before taxes of the Company for 2013 over 2012. Our compensation committee approved Dale Francescon’s and Robert Francescon’s bonuses after verifying that each of the maximum level performance goals was achieved.

Discretionary Bonus. In 2013, we awarded a discretionary cash bonus equal to $225,000 and $250,000 to each of Kenneth Rabel and David Messenger, respectively, based upon their performance during that period. These bonuses were approved by our compensation committee.

Equity Awards. In fiscal year 2013, we began providing time-based equity awards to our named executive officers pursuant to our 2013 Long-Term Incentive Plan. Time-vested equity awards are designed to focus and reward our named executive officers on our long-term goals and enhance stockholder value. In determining equity awards, our compensation committee takes into account our overall financial performance. The awards made under our 2013 Long-Term Incentive Plan in 2013 are granted to recognize such individuals’ efforts on our behalf, and to provide a retention element to their overall compensation. Generally, grants of stock options, restricted stock and restricted stock units made pursuant to the 2013 Long-Term Incentive Plan in 2013 vest in equal installments annually over three years, subject to the participant’s continued employment. We may also provide performance-based equity awards to our named executive officers pursuant to our 2013 Long-Term Incentive Plan.

Retirement Savings Opportunities. All of our employees are eligible to participate in a defined contribution retirement plan (which we refer to as a “401(k) plan”). We provide this 401(k) plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees are eligible to defer a portion of their base salary, and we, at our discretion, may make a matching contribution and/or a profit sharing contribution on their behalf. We do not currently provide, nor do we intend to provide in the future, an option for our employees to invest in shares of our common stock through the 401(k) plan.

Health and Welfare Benefits. We provide to all of our full-time employees a competitive benefits package, which includes health and welfare benefits, such as medical, dental, disability and life insurance benefits. The programs under which these benefits are offered do not discriminate in scope, terms or operation in favor of our named executive officers and are available to all of our full-time employees.

Severance. Under their employment agreements, each of Dale Francescon and Robert Francescon, our Co-Chief Executive Officers, is entitled to receive severance payments under certain circumstances in the event that his employment is terminated. Severance payments are designed to protect and compensate them under those circumstances. The circumstances and payments are described in more detail below under “—Employment Agreements—Potential Payments Upon Termination or Change in Control.”

Other Income. In fiscal year 2012, each of Dale Francescon and Robert Francescon received other compensation of $39,000, comprised of $11,000 in Company contributions to defined contribution plans, $10,000 in personal financial or tax advice, and an $18,000 automobile and cellular telephone allowance. In fiscal year 2013, each of Dale Francescon and Robert Francescon received other compensation of $55,400, comprised of $9,400 in Company contributions to defined contribution plans, a $26,000 automobile and cellular telephone allowance and $20,000 in reimbursements for term life insurance. In addition, each of Dale Francescon and Robert Francescon were entitled to be paid a cash bonus of $250,000 by us if we file filed, and the SEC declared effective, on or before June 30, 2014 a shelf registration statement relating to the registration for resale of the shares of our common stock sold by us in our May 2013 private offering and private placement. Each of Dale Francescon and Robert Francescon earned this bonus when such shelf registration statement was declared effective by the SEC on June 17, 2014.

In fiscal year 2012, Mr. Rabel received other compensation of $18,000, comprised of $6,000 in Company contributions to defined contribution plans and a $12,000 automobile and cellular telephone allowance. In fiscal year 2013, Mr. Rabel received other compensation of $17,500, comprised of $5,500 in Company contributions to defined contribution plans and a $12,000 automobile and cellular telephone allowance.

In fiscal year 2013, Mr. Messenger received a $3,500 automobile and cellular telephone allowance. In addition, Mr. Messenger was paid a cash bonus of $125,000 by us upon the completion of our initial public offering.

Outstanding Equity Awards as of December 31, 2013

	Stock Awards as of December 31, 2013
Name	Number of shares of stock that have not vested (#)		Market Value of shares of stock that have not vested ($)(4)
Dale Francescon	63,000	(1)	1,197,000
Robert Francescon	63,000	(1)	1,197,000
Kenneth Rabel	8,000	(2)	152,000
David Messenger	12,500	(3)	237,500

(1)	63,000 shares of time-based restricted stock granted on May 7, 2013, which will vest in equal installments on the first, second and third anniversary of the grant date subject to continued employment with us.
(2)	5,000 shares of time-based restricted stock granted on June 6, 2013 and 3,000 shares of time-based restricted stock granted on September 17, 2013, which will vest in equal installments on the first, second and third anniversary of the respective grant dates subject to continued employment with us.
(3)	12,500 shares of time-based restricted stock granted on June 3, 2013, which will vest in equal installments on the first, second and third anniversary of the grant date subject to continued employment with us.
(4)	Value is calculated by multiplying the number of shares of restricted stock that have not vested by the last traded price of our stock on a secondary market ($19.00) as of December 31, 2013.

Employment Agreements

We have entered into employment agreements with each of our Co-Chief Executive Officers, Dale Francescon and Robert Francescon. Each of the employment agreements has an initial term of five years, and provides for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 90 days’ prior written notice of non-renewal. Each of the employment agreements requires Dale Francescon and Robert Francescon, respectively, to dedicate his full business time and attention to the affairs of the Company.

The employment agreements also provide for, among other things:

•	an annual base salary of $500,000 for each of Dale Francescon and Robert Francescon, subject to future increases from time to time at the discretion of our compensation committee;

•	eligibility for annual cash performance bonuses, with a target amount equal to 150% of annual base salary and a maximum amount capped at 300% of annual base salary, based on the satisfaction and performance of discretionary goals to be established by our compensation committee;

•	participation in our 2013 Long-Term Incentive Plan and any subsequent equity incentive plans approved by our board of directors; and

•	participation in any employee benefit plans and programs that are maintained from time to time for our other senior executive officers.

In addition, each of the employment agreements for Dale Francescon and Robert Francescon provided for the payment of a cash bonus of $250,000 by us if we filed, and the SEC declared effective, on or before June 30, 2014 a shelf registration statement relating to the registration for resale of the shares of our common stock sold by us in our May 2013 private offering and private placement. Each of Dale Francescon and Robert Francescon earned this bonus when such shelf registration statement was declared effective by the SEC on June 17, 2014.

The employment agreements contain customary non-competition, non-solicitation, and confidentiality provisions that apply during the term of the agreements and for two years after the termination of their employment for any reason.

Potential Payments Upon Termination or Change in Control

We may terminate Dale Francescon’s and Robert Francescon’s employment at any time with or without cause, and the executive may terminate his employment with or without good reason. If we terminate Dale Francescon’s or Robert Francescon’s employment for cause, if he resigns without good reason, or if he is terminated due to death or disability, he will be entitled to receive any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination, accrued but unused vacation and any other benefits that have been earned and accrued prior to the date of termination. In addition, any outstanding awards granted to him under our 2013 Long-Term Incentive Plan will be paid in accordance with their terms.

If we terminate Dale Francescon’s or Robert Francescon’s employment without cause or if he terminates his employment for good reason, he will be entitled to the severance benefits described below. The severance benefits include the following:

•	each of Dale Francescon and Robert Francescon will be entitled to receive any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination, any accrued but unused vacation and any benefits that have vested or which he is eligible to receive prior to the date of termination;

•	we will pay the employer’s portion of COBRA premiums under our major medical group health and dental programs for up to 30 months;

•	each of Dale Francescon and Robert Francescon will be entitled to receive a lump sum cash payment in an amount equal to the sum of (i) three times his 12 months’ annual base salary (which we refer to as the “Base Severance”), provided that, if the date of his termination is within the initial term, the amount he will be entitled to receive shall be twice the normal Base Severance, plus (ii) a payment in lieu of the annual bonus for the fiscal year in which his employment was terminated equal to the amount of the annual bonus that would have become payable for the fiscal year if employment had not been terminated, based on performance actually achieved that year (determined by the board of directors following completion of performance year), multiplied by a fraction, the numerator of which is the number of days he was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year, provided that if the date of his termination is within the initial term the amount received shall be no less than the maximum allowable annual bonus that he could have been paid for such year pursuant to the terms of his employment agreement; and

•	all equity awards granted to Dale Francescon and Robert Francescon under our 2013 Long-Term Incentive Plan or any subsequent equity incentive plan approved by our board of directors will immediately vest, any forfeiture restrictions will immediately lapse and any target bonus performance criteria for the year in which such termination occurs will be treated as satisfied and, in the case of any options, will become vested and exercisable or, at the discretion of our board of directors, may be cashed out or cancelled.

The employment agreements also provide that if the termination occurs within 24 months following a “change in control” (as defined in the new employment agreements), in addition to the other payments provided for above (other than the payment in lieu of annual bonus), Dale Francescon and Robert Francescon will receive an amount equal to three (3) times the target bonus (150% of base salary) for the current fiscal year.

Director Compensation

Our board of directors has established a compensation program for our non-employee directors. Pursuant to this compensation program, we paid the following fees to each of our non-employee directors during the fiscal year ended December 31, 2013:

•	an annual cash retainer of $50,000;

•	an initial grant of 2,500 shares of restricted stock pursuant to our 2013 Long-Term Incentive Plan, which shares will vest in equal installments annually over three years subject to continued service on our board;

•	an additional annual cash retainer of $10,000 to the chair of our audit committee;

•	an additional annual cash retainer of $10,000 to the chair of our compensation committee;

•	an additional annual cash retainer of $10,000 to the chair of our nominating and corporate governance committee; and

•	$1,000 for each meeting attended in person, and $500 for each meeting attended telephonically.

The following table sets forth information concerning the compensation of our non-employee directors during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Keith R. Guericke	60,000	50,000	110,000
James M. Lippman	60,000	50,000	110,000
William F. Owens(2)	60,000	50,000	110,000

(1)	Represents the grant date fair value of 2,500 shares of restricted stock computed in accordance with FASB ASC Topic 718.
(2)	Mr. William F. Owens served on our board of directors from May 2013 to May 2014. Pursuant to Mr. Owens’ request, and not because of any disagreement with our company or our management, policies or affairs, he was not renominated by our nominating and corporate governance committee as a candidate for election to our board of directors. Our nominating and corporate governance committee and our board of directors nominated Mr. John P. Box as a director candidate for election to our board of directors, and our stockholders elected Mr. Box to succeed Mr. Owens as a company director effective as of May 23, 2014, the date on which our stockholders elected our board of directors for the current term.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at board and committee meetings. Any non-employee director elected or appointed to our board of directors for the first time will receive an initial grant of 3,505 shares of restricted stock, which shares will vest in equal installments annually over three years. Directors who are employees will not receive any compensation for their services as directors.

Prior to the conversion of our predecessor entity, Century Communities Colorado, LLC, into a corporation in April 2013, our predecessor entity was manager managed by DARO Ventures LLC, an entity wholly owned by Dale Francescon and Robert Francescon, our Co-Chief Executive Officers. During fiscal year 2013, our predecessor entity paid a pro-rated management fee of $200,000 (through April 30, 2013) to DARO Ventures LLC.

2013 Long-Term Incentive Plan

Our board of directors has adopted, and our stockholders of record have approved, our First Amended & Restated 2013 Long-Term Incentive Plan (which we refer to as our “2013 Long-Term Incentive Plan”) to attract and retain directors, officers, employees and other service providers. Our 2013 Long-Term Incentive Plan provides for the grant of equity-based awards, including options to purchase shares of common stock, stock appreciation rights, common stock, restricted stock, restricted stock units and performance awards.

Administration of our 2013 Long-Term Incentive Plan and Eligibility

Our 2013 Long-Term Incentive Plan is administered by our compensation committee, which may delegate certain of its authority under our 2013 Long-Term Incentive Plan to our board of directors or, subject to applicable law, to our Chief Executive Officer or such other executive officer as our compensation committee deems appropriate; provided, that our compensation committee may not delegate its authority under our 2013 Long-Term Incentive Plan to our Chief Executive Officer or any other executive officer with regard to the selection for participation in our 2013 Long-Term Incentive Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, price or amount of an award to such an officer, director or other person.

Our compensation committee has the authority to make awards to eligible participants, which includes our officers, directors, employees, consultants, agents and independent contractors, and persons expected to become our officers, directors, employees, consultants, agents and independent contractors. Our compensation committee also has the authority to determine what form the awards will take, the amount and timing of the awards and all other terms and conditions of the awards.

The compensation committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and stock appreciation rights shall become exercisable in part or in full, (ii) all or a portion of the restrictions applicable to any outstanding restricted stock or restricted stock units shall lapse, (iii) all or a portion of the performance period restrictions applicable to any outstanding restricted stock, restricted stock units or performance award shall lapse, and (iv) the performance measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target or any other level.

Share Authorization

The number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan is 1,846,000 shares, of which 1,437,472 shares currently remain available for future grants. The number of shares of our common stock available under our 2013 Long-Term Incentive Plan shall be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding options, outstanding stock appreciation rights, outstanding stock awards and outstanding performance-related awards. To the extent that shares of our common stock subject to an outstanding option, stock appreciation right, stock award or performance award granted under our 2013 Long-Term Incentive Plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or the settlement of such award in cash, then such shares of our common stock generally shall again be available under our 2013 Long-Term Incentive Plan.

Subject to certain adjustments described below, in any fiscal year during any part of which our 2013 Long-Term Incentive Plan is in effect, no participant may be granted (i) options or stock appreciation rights with respect to more than 375,000 shares of our common stock, or (ii) restricted stock, restricted stock units (other than restricted stock unit grants that qualify as performance awards, which would be subject to the dollar limitations set forth in the next sentence), and/or stock awards with respect to more than 250,000 shares of our common stock. In addition, the maximum dollar valuable payable to any one participant with respect to performance awards is $5,000,000 with respect to any 12 month performance period, and $10,000,000 with respect to any performance period that is more than 12 months.

In the event of any equity restructuring that causes the per share value of shares of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, then our compensation committee will appropriately adjust the number and class of securities available under our 2013 Long-Term Incentive Plan and the terms of each outstanding award under our 2013 Long-Term Incentive Plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization or partial or complete liquidation, our compensation committee may make such equitable adjustments as it determines to be appropriate and equitable to prevent dilution or enlargement of rights of participants. The decision of our compensation committee regarding any such adjustment shall be final, binding and conclusive.

Stock Options

Our 2013 Long-Term Incentive Plan authorizes the grant of incentive stock options and options that do not qualify as incentive stock options. The exercise price of each option, if any, will be determined by our compensation committee, provided that the price cannot be less than 100% of the fair market value of the shares of our common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”)). The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”). Our compensation committee may grant performance-related options, the grant of which or the exercisability of all or a portion of which is contingent on the attainment of specified performance measures.

The compensation committee, in its sole discretion and without the approval of our stockholders, may amend or replace any previously granted option or stock appreciation right in a transaction that constitutes a repricing within the meaning of the rules of the New York Stock Exchange.

Stock Appreciation Rights

Our 2013 Long-Term Incentive Plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of our common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Stock appreciation rights may be granted in tandem with an option grant or as an independent grant. The term of a stock appreciation right cannot exceed, in the case of a tandem stock appreciation right, the expiration, cancellation or other termination of the related option and, in the case of a free-standing stock appreciation right, ten years from the date of grant.

Stock Awards

Our 2013 Long-Term Incentive Plan also provides for the grant of common stock, restricted stock, and restricted stock units. Our compensation committee will determine the number of shares of common stock subject to a restricted stock award or restricted stock unit and the restriction period, performance period (if any), the performance measures (if any) and the other terms applicable to a restricted stock award under our 2013 Long-Term Incentive Plan. Restricted stock units confer on the participant the right to receive one share of common stock or, in lieu thereof, the fair market value of such share of common stock in cash. The holders of awards of restricted stock will be entitled to receive dividends, and the holders of awards of restricted stock units may be entitled to receive dividend equivalents.

Performance Awards

Our 2013 Long-Term Incentive Plan also authorizes the grant of performance awards. Performance awards represent the participant’s right to receive an amount of cash, shares of our common stock, or a combination of both, contingent upon the attainment of specified performance measures within a specified period. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance award.

Change in Control

Subject to the terms of the applicable award agreement, upon a “change in control” (as defined in our 2013 Long-Term Incentive Plan), our compensation committee may, in its discretion, determine whether some or all outstanding options and stock appreciation rights shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and restricted stock unit awards shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. Our compensation committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of our shares of common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder, to be immediately cancelled by us, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us or a combination of both cash and such shares of stock.

Termination; Amendment

Our 2013 Long-Term Incentive Plan will automatically expire on the tenth anniversary of its effective date. Our board of directors may terminate or amend our 2013 Long-Term Incentive Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation. Our compensation committee may amend the terms of any outstanding award under our 2013 Long-Term Incentive Plan at any time. No amendment or termination of our 2013 Long-Term Incentive Plan or any outstanding award may adversely affect any of the rights of an award holder without the holder’s consent.

Outstanding and Pending Awards

As of December 31, 2013, we had granted the following awards under our 2013 Long-Term Incentive Plan to our executive officers, directors, and other related parties:

•	Each of Dale Francescon and Robert Francescon had been granted 63,000 shares of restricted stock, which shares vest ratably over three years on an annual basis from the date of grant.

•	David Messenger had been granted 12,500 shares of restricted stock, which shares vest ratably over three years on an annual basis from the date of grant.

•	Kenneth Rabel had been granted 8,000 shares of restricted stock, which shares vest ratably over three years on an annual basis from the date of grant.

•	Each of our current independent directors had been granted 2,500 shares of restricted stock (7,500 shares of restricted stock in the aggregate), which shares vest ratably over three years on an annual basis from the date of grant.

Rule 10b5-1 Sales Plan

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they would contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our policy on insider trading and communications with the public. Our directors and executive officers may not establish any such plan prior to the expiration of the lock-up agreements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the period beginning on January 1, 2011 to the date of this prospectus, we have entered into or participated in the following transactions with related parties:

Acquisitions from Entities Managed by Dale Francescon and Robert Francescon

During 2011, we paid approximately $5.4 million for certain land previously owned by High Pointe, Inc., an entity controlled by Dale Francescon and Robert Francescon, our Co-Chief Executive Officers and board members.

During 2012, we paid approximately $8.1 million for certain land previously owned by High Pointe, Inc.

In 2013, we paid approximately $4.8 million for certain land previously owned by High Pointe, Inc.

In addition, during the period from March through May 2013, we acquired 1,034 lots in various stages of development located in Colorado and Nevada from entities beneficially owned by Dale Francescon and Robert Francescon, our Co-Chief Executive Officers and board members, for an aggregate purchase price of approximately $34.0 million. The purchase prices of these properties were determined by our management taking into account third party appraisals for 353 of the lots, representing approximately $19 million of the aggregate purchase price, and broker price opinions for the remaining 588 lots, representing approximately $15 million of the aggregate purchase price. Broker price opinions are opinions issued by real estate brokers or agents as to their opinion regarding the market selling price of property, and such opinions have limitations in their reliability and accuracy, as the broker review of the subject property is not as thorough or in depth as is the case in an appraisal. An appraisal, on the other hand, includes a full comparable property analysis, including scrutinizing the price comparisons of the comparable properties used and adjusting for differences in relation to the subject property.

We do not anticipate that we will acquire additional land from Dale Francescon, Robert Francescon or any entities managed by either of them in the future, and any such acquisitions, if they occur at all, will be separately considered for approval by our independent directors.

Lending Arrangements with Entities Managed by Dale Francescon and Robert Francescon

We had a loan arrangement with, and paid principal and interest to, Arcadia Acquisitions, LLC, which is controlled by Dale Francescon and Robert Francescon. This loan was originally for $4 million and had an interest rate of 6%. The highest principal balance during 2012 was approximately $1.9 million. We paid off the entire principal balance, as well as approximately $52 thousand in interest, in 2012.

In 2013, each of DARO Ventures LLC and DARO Ventures II LLC, entities wholly owned by Dale Francescon and Robert Francescon, loaned to us $350,000 (for an aggregate of $700,000). Each of these loans had an interest rate of 1.5% and a maturity date of June 30, 2013. The highest principal balance for each loan during 2013 was $350,000. These loans, along with an aggregate of $1,078 in interest, were repaid in full on May 7, 2013.

Subordinated Obligation Agreement with an Entity Managed by Dale Francescon and Robert Francescon

We had a subordinated obligation agreement with DARO Ventures II LLC, an entity controlled by Dale Francescon and Robert Francescon. The original amount of this obligation was approximately $11.2 million, and the interest rate is 6%. Every year until 2012, we made annual interest-only payments of approximately $0.7 million, and we did not make any payments on the obligation amount. This obligation was converted into common equity upon the completion of the May 2013 private offering and private placement.

Guaranty of the Repayment of a Loan Issued to an Entity Managed by Dale Francescon and Robert Francescon

We had guaranteed the repayment of a loan issued to Regency at Ridgegate, LLC, an entity owned by DARO Ventures III LLC, which is wholly owned by Dale Francescon and Robert Francescon. Our guaranty was in effect through maturity of the loan. The loan had a maximum principal balance of $22.2 million and an interest rate of 3.5%. The highest principal balance for the loan since January 1, 2012 was approximately $20.2 million. The loan was paid off in its entirety in August 2013 with no amounts outstanding as of December 31, 2013, and the loan and our guaranty have been terminated in full.

Exchange of Ownership Interest in an Entity Managed by Dale Francescon and Robert Francescon for 26 Finished Lots

We previously had a 22% joint venture ownership interest in Regency at Ridgegate, LLC, an entity now owned by DARO Ventures III LLC, which is wholly owned by Dale Francescon and Robert Francescon. During 2012, we transferred all of our ownership interest in Regency at Ridgegate, LLC to DARO Ventures III LLC, in exchange for 26 finished lots from Arcadia Holdings at CC Highlands One LLC, an entity wholly owned by Dale Francescon and Robert Francescon. The lots received were recorded at the related party’s carrying basis. The carrying value of the investment at the date of transfer was $2.3 million. The difference of $1.7 million was recognized as a non-cash distribution.

Land Contribution by an Entity Managed by Dale Francescon and Robert Francescon

In 2012, 49 finished lots and 26 partially finished lots were contributed to us on behalf of DARO Ventures LLC and DARO Ventures II LLC, entities wholly owned by Dale Francescon and Robert Francescon, and were presented as a non-cash contribution of $1.3 million in our financial statements.

Distribution and Assignment of Membership Interests in a Related Entity

In December 2012, we assigned all of our membership interests in Waterside at Highland Park, LLC, an entity which we wholly owned, to Dale Francescon and Robert Francescon as individuals. The assets of Waterside at Highland Park, LLC consisted of 76 partially improved townhome lots and related common area, and it was anticipated that this property would be developed as a for-rent community, a business in which we are not engaged. It was subsequently decided that the community would be developed as a for sale community, and, as a result, in March 2013, Dale Francescon and Robert Francescon assigned all of the membership interests of Waterside at Highland Park, LLC back to us. Waterside at Highland Park, LLC is currently one of our wholly-owned subsidiaries. No money exchanged hands in these transactions, and there was no impact on the distribution following the assignment back. Waterside at Highland Park, LLC was valued at approximately $3.7 million at the time of the assignment in March 2013.

Capital Contribution by Entities Owned by Dale Francescon and Robert Francescon

In 2013, DARO Ventures LLC and DARO Ventures II LLC, entities wholly owned by Dale Francescon and Robert Francescon, each made a capital contribution of approximately $0.8 million to the Company.

Management Fees Paid to DARO, an Entity Owned by Dale Francescon and Robert Francescon

We paid management fees of $600,000 in each of 2011 and 2012, and $200,000 in 2013 (through April 30, 2013), to DARO Ventures LLC, an entity wholly owned by Dale Francescon and Robert Francescon, in its capacity as the manager of our predecessor entity, Century Communities Colorado, LLC.

Management Investment

In connection with the May 2013 private offering and private placement, Dale Francescon and Robert Francescon purchased an aggregate of 500,000 shares of our common stock (through an entity owned and controlled by them) directly from us for their own account at the offering price of $20.00 per share.

Employment Agreements

Dale Francescon and Robert Francescon serve as our Co-Chief Executive Officers. We have entered into employment agreements with each of these officers, in their capacities as officers, which employment agreements provide for salary, bonus and other benefits, including the grant of restricted stock and options to purchase shares of our common stock, and severance upon a termination of employment under certain circumstances. We may enter into similar employment arrangements with certain executive officers that we hire in the future. See “Executive and Director Compensation—Employment Agreements” for a description of the material terms of the employment agreements.

Grants Under our 2013 Long-Term Incentive Plan

Dale Francescon and Robert Francescon have each been granted 133,093 shares of restricted stock pursuant to our 2013 Long-Term Incentive Plan, which shares vest ratably over three years. David Messenger has been granted 59,229 shares of restricted stock, which shares vest ratably over three years. In addition, Kenneth Rabel has been granted 13,000 shares of restricted stock, which shares vest ratably over three years on an annual basis from the date of grant.

In addition, each of Keith R. Guericke and James M. Lippman has been granted 6,005 shares of restricted stock, and John P. Box has been granted 3,505 shares of restricted stock (15,515 shares of restricted stock in the aggregate), pursuant to our 2013 Long-Term Incentive Plan, which shares vest ratably over three years.

See “Executive and Director Compensation—Executive Compensation—Named Executive Officer Compensation—Equity Awards” and “Executive and Director Compensation—Director Compensation” for a description of the material terms of these grants of our restricted stock and/or options to purchase shares of our common stock.

Indemnification Agreements

We have entered into an indemnification agreement with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

CONFLICTS OF INTEREST

As of December 1, 2014, Dale Francescon and Robert Francescon, our Co-Chief Executive Officers and board members, collectively beneficially own 5,753,132 shares of our common stock, which represents 26.8% of our common stock. For so long as Dale Francescon and Robert Francescon continue to beneficially own a significant stake in us, together they will have significant influence over the power to elect and remove our directors and to approve any action requiring the majority approval of our stockholders. The interests of Dale Francescon and Robert Francescon may not be fully aligned with your interests and this could lead us to follow a strategy that is not in your best interests. In addition, their significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our common stock might otherwise receive a premium for your shares over the then-current market price.

We have entered into employment agreements with Dale Francescon and Robert Francescon, our Co-Chief Executive Officers, in their capacities as officers, pursuant to which they are required to devote substantially full-time attention to our affairs. See “Executive and Director Compensation—Employment Agreements.” These employment agreements were not negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with Dale Francescon and Robert Francescon.

Dale Francescon and Robert Francescon will devote substantially all of their full-time attention to the affairs of the Company and will not conduct any homebuilding land acquisition or homebuilding activities outside of the Company. In addition, although we previously acquired certain lots in Colorado and Nevada from entities managed by Dale Francescon and Robert Francescon, as described above under “Certain Relationships and Related Party Transactions—Acquisition from Entities Managed by Dale Francescon and Robert Francescon,” we do not anticipate that we will acquire additional land from Dale Francescon, Robert Francescon or any entities managed by either of them in the future. Any such acquisitions, if they occur at all, will be separately considered for approval by our independent directors.

We have adopted policies, contained in our Code of Business Conduct and Ethics, to reduce potential conflicts of interest. Generally, our policies provide that any transaction in which any of our directors, officers, or employees has an interest must be approved by a vote of a majority of our disinterested directors. A conflict of interest may be present whenever the interests of any of our directors, officers, or employees are inconsistent with ours, including, for example, if our employees or directors (or their family members) receive improper personal benefits as a result of a position with the Company, are simultaneously employed by a competitor company, or participate in a joint venture, partnership or other business arrangement with the Company. We cannot assure you that these policies will be successful in eliminating the influence of conflicts of interest. These policies may be amended from time to time at the discretion of our board of directors, without a vote of our stockholders. Our Nominating and Corporate Governance Committee is responsible for applying our policies and procedures related to conflicts of interest.

PRINCIPAL STOCKHOLDERS

As of December 1, 2014, there are 21,483,528 shares of our common stock outstanding. The following table sets forth the beneficial ownership of our common stock as of December 1, 2014 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership as of December 1, 2014 as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 21,483,528 shares of our common stock outstanding as of December 1, 2014. Except as noted below, the address for all beneficial owners in the table below is 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111.

	Amount and Nature of Beneficial Ownership as of December 1, 2014
Name and Address of Beneficial Owner	Title / Position	Shares Owned	Percentage
Directors and Named Executive Officers:
Dale Francescon(1)	Chairman of our Board of Directors and Co-Chief Executive Officer	2,876,566	13.4%
Robert J. Francescon(2)	Co-Chief Executive Officer, President and Director	2,876,566	13.4%
David Messenger	Chief Financial Officer	67,934	*
Kenneth J. Rabel	Executive Vice President-Colorado	12,171	*
James M. Lippman	Director	6,005	*
Keith R. Guericke	Director	6,005	*
John P. Box	Director	3,505	*
All directors and executive officers as a group (12 persons)		5,864,457	27.3%

5% or more Stockholders:
Dale Francescon(1)		2,876,566	13.4%
Robert J. Francescon(2)		2,876,566	13.4%
Luxor Capital Group, LP(3)		1,613,000	7.5%
BlueMountain Capital Management LLC(4)		1,500,000	7.0%

*	Represents less than 1% of the number of shares of our common stock outstanding.
(1)

Includes 2,500,000 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DARO Ventures LLC and DARO Ventures II LLC, 126,566 shares of restricted stock granted to Dale Francescon pursuant to our 2013 Long-Term Incentive Plan, and 250,000 shares of our common stock purchased in the May 2013 private offering and private placement by Dale Francescon through Arcadia Holdings at Vista Ridge, LLC and Arista Investors Colorado, LLC, entities controlled by him.
(2)	Includes 2,500,000 shares of our common stock beneficially owned through Robert Francescon’s ownership interest in DARO Ventures LLC and DARO Ventures II LLC, 126,566 shares of restricted stock granted to Robert Francescon pursuant to our 2013 Long-Term Incentive Plan, and 250,000 shares of our common stock purchased in the May 2013 private offering and private placement by Robert Francescon through Arcadia Holdings at Vista Ridge, LLC and Arista Investors Colorado, LLC, entities controlled by him.
(3)	Includes 548,440 shares of our common stock beneficially owned through Luxor Capital Partners LP, 889,456 shares of our common stock beneficially owned through Marsa A LLC, and 175,104 shares of our common stock beneficially owned through Marsa B LLC. LCG Holdings, LLC is the general partner of the Luxor Capital Partners, LP and the managing member of Marsa A LLC and Marsa B LLC. Luxor Capital Group, LP acts as the investment manager of Luxor Capital Partners LP. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC and LCG Holdings, LLC. Luxor Capital Group, LP and Luxor Management, LLC may be deemed to have shared voting and dispositive power over the securities held by Luxor Capital Partners, LP. LCG Holdings, LLC and Christian Leone may be deemed to have shared voting and dispositive power over the securities held by Luxor Capital Partners LP, Marsa A LLC and Marsa B LLC. The address of LCG Holdings, LLC, Luxor Capital Group, LP, Luxor Management, LLC, and Christian Leone is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036.
(4)	Includes 852,043 shares of our common stock beneficially owned through Blue Mountain Credit Alternatives Master Fund L.P., 65,433 shares of our common stock beneficially owned through BlueMountain Kicking Horse Fund L.P., 249,337 shares of our common stock beneficially owned through BlueMountain Long/Short Credit Master Fund L.P., 203,207 shares of our common stock beneficially owned through BlueMountain Montenvers Master Fund SCA SICAV-SIF, 81,282 shares of our common stock beneficially owned through BlueMountain Timberline Ltd., and 48,698 shares of our common stock beneficially owned through BlueMountain Guadalupe Peak Fund L.P.

The address of each of Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Kicking Horse Fund L.P., BlueMountain Long/Short Credit Master Fund L.P. and BlueMountain Timberline Ltd. is c/o Maples Corporate Services Limited, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

The address of BlueMountain Montenvers Master Fund SCA SICAV-SIF is 6D, Route de Treves, L-2633, Senningerberg, Grand Duschy of Luxembourg.

The address of BlueMountain Guadalupe Peak Fund L.P. is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

BlueMountain Capital Management, LLC is the investment manager of each of Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Kicking Horse Fund L.P., BlueMountain Long/Short Credit Master Fund L.P., BlueMountain Montenvers Master Fund SCA SICAV-SIF, BlueMountain Timberline Ltd. and BlueMountain Guadalupe Peak Fund L.P., and has sole voting and investment power of the shares, but it receives only an asset-based management fee relating to such shares. Andrew Feldstein, Ethan Auerbach, Bryce Markus, Derek Smith, Peter Greatrex and Jes Staley, as members of BlueMountain Capital Management, LLC’s Investment Committee, have shared voting and investment power over the shares.

Blue Mountain CA Master Fund GP, Ltd. is the general partner of Blue Mountain Credit Alternatives Master Fund L.P. and has an indirect profits interest in the shares owned by Blue Mountain Credit Alternatives Master Fund L.P.; BlueMountain Kicking Horse Fund GP, LLC is the general partner of BlueMountain Kicking Horse Fund L.P. and has an indirect profits interest in the shares owned by BlueMountain Kicking Horse Fund L.P.; BlueMountain Long/Short Credit GP, LLC is the general partner of BlueMountain Long/Short Credit Master Fund L.P. and has an indirect profits interest in the shares owned by BlueMountain Long/Short Credit Master Fund L.P.; and BlueMountain Montenvers GP S.a.r.l. is the general partner of BlueMountain Montenvers Master Fund SCA SICAV-SIF and its affiliate Blue Mountain Montenvers Holdings, LLC has an indirect profits interest in the shares owned by BlueMountain

Montenvers Master Fund SCA SICAV-SIF; BlueMountain Long/Short Credit GP, LLC is the general partner of BlueMountain Guadalupe Peak Fund L.P. and has an indirect profits interest in the shares owned by BlueMountain Guadalupe Peak Fund L.P.

BlueMountain GP Holdings, LLC is the ultimate beneficial owner of each of Blue Mountain CA Master Fund GP, Ltd., BlueMountain Kicking Horse Fund GP, LLC, BlueMountain Long/Short Credit GP, LLC, and BlueMountain Montenvers Holdings, LLC.

Blue Mountain Capital Management, LLC, BlueMountain GP Holdings, LLC, Blue Mountain CA Master Fund GP, Ltd., BlueMountain Kicking Horse Fund GP, LLC, BlueMountain Long/Short Credit GP, LLC, BlueMountain Montenvers GP S.a.r.l. and BlueMountain Montenvers Holdings, LLC disclaim such beneficial ownership, except to the extent of their pecuniary interest.

THE EXCHANGE OFFER

As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Century Communities, Inc. and not to its subsidiaries or affiliates unless otherwise stated or the context otherwise requires.

General

We are offering to exchange a like principal amount of Exchange Notes for any or all validly tendered and not validly withdrawn Initial Notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your Initial Notes pursuant to the exchange offer, in permitted denominations.

As of the date of this prospectus, $200,000,000 aggregate principal amount of 6.875% Senior Notes due 2022 issued on May 5, 2014 is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all registered holders of Initial Notes known to us on or about             , 2014. Our obligation to accept Initial Notes for exchange pursuant to the exchange offer is subject to the satisfaction or waiver of certain conditions set forth under “—Conditions to the Exchange Offer” below. We anticipate that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We issued $200,000,000 in aggregate principal amount of the Initial Notes on May 5, 2014 (which we refer to as the “original issuance date”). In connection with the May 2014 private offering of notes, we and the guarantors of the notes entered into the Registration Rights Agreement with the initial purchasers of the Initial Notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the Initial Notes for the Exchange Notes. The following description of the Registration Rights Agreement is only a brief summary of the agreement. It does not purport to be complete and is qualified in its entirety by reference to all of the terms, conditions and provisions of the Registration Rights Agreement. For further information, please refer to the Registration Rights Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Pursuant to the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective by March 14, 2015, and to cause the exchange offer to be consummated by April 30, 2015 (360 days after the original issuance date of the Initial Notes).

The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Initial Notes, except that the offer and sale of the Exchange Notes will be registered under the Securities Act, and the Exchange Notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the Registration Rights Agreement. The Exchange Notes and the Initial Notes are and will be treated together as a single series of debt securities for all purposes under the Indenture and will vote together on all matters under the Indenture.

Pursuant to the Registration Rights Agreement and under the circumstances set forth below, we agreed to use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Initial Notes within the time periods specified in the Registration Rights Agreement and to keep the shelf registration statement effective until the earlier of (i) two years from the original issuance date, and (ii) the date on which no notes are Transfer Restricted Securities (as defined in the Registration Rights Agreement). These circumstances include:

•	if applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

•	if, for any other reason, we do not consummate the exchange offer within 360 days of the original issuance date;

•	if an initial purchaser of the Initial Notes notifies us following consummation of the exchange offer that Initial Notes held by it are not eligible to be exchanged for Exchange Notes in the exchange offer; or

•	certain holders (other than participating broker-dealers) are prohibited by law or SEC policy from participating in the exchange offer or may not resell the Exchange Notes acquired by them in the exchange offer to the public without delivering a prospectus.

If we fail to comply with specified obligations under the Registration Rights Agreement, we will be required to pay additional cash interest to holders of the Initial Notes. Such additional interest will generally be required to be paid if:

•	we fail to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing;

•	on or prior to the 360th day after the original issuance date, the exchange offer has not been consummated and the shelf registration statement has not been declared effective by the SEC;

•	the shelf registration statement (if required in lieu of the exchange offer) has not been declared effective by the SEC on or prior to the applicable date specified in the Registration Rights Agreement; or

•	after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions).

If you wish to exchange your Initial Notes for Exchange Notes in the exchange offer, you will be required to represent to us that, among other things:

•	you will acquire the Exchange Notes in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes; and

•	you are not an “affiliate” of ours or of any guarantor of the notes within the meaning of Rule 405 under the Securities Act.

In addition, each broker-dealer that will be receiving Exchange Notes for its own account in exchange for Initial Notes must represent that such Initial Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer Exchange Notes issued in the exchange offer without complying with the registration and prospectus-delivery provisions of the Securities Act, if:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the Exchange Notes;

•	you are not our “affiliate” or an “affiliate” of any guarantor of the notes as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes.

If you are our “affiliate,” or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, or are not acquiring the Exchange Notes in the ordinary course of your business, then:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

This prospectus may be used for an offer to resell, or for the resale or other transfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Initial Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange in the exchange offer any Initial Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. Initial Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 in excess thereof of Exchange Notes in exchange for a corresponding principal amount of Initial Notes surrendered in the exchange offer. In exchange for each Initial Note surrendered in the exchange offer, we will issue Exchange Notes with a like principal amount.

The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Initial Notes, except that the offer and sale of the Exchange Notes will be registered under the Securities Act and the Exchange Notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the Registration Rights Agreement. The Exchange Notes will be issued under and entitled to the benefits of the Indenture that authorized the issuance of the Initial Notes. The Exchange Notes and the Initial Notes are and will be treated together as a single series of debt securities for all purposes under the Indenture and will vote together on all matters under the Indenture. For a description of the Indenture, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. As of the date of this prospectus, $200,000,000 aggregate principal amount of the Initial Notes are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of Initial Notes. There will be no fixed record date for determining registered holders of Initial Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Exchange Act, and the rules and regulations of the SEC. Initial Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and be entitled to the rights and benefits that such holders have under the Indenture relating to such holders’ Initial Notes.

We will be deemed to have accepted for exchange properly tendered Initial Notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to holders. Subject to the terms of the Registration Rights Agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept Initial Notes for exchange upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your Initial Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Initial Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the information under the caption “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

As used in this prospectus, the term “expiration date” means 5:00 P.M., New York City time, on the evening of [ the 25th business day following commencement of the exchange offer ]             , 2015. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the Initial Notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notification will set forth, among other things, the approximate number of Initial Notes tendered to date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Initial Notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the Initial Notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable Initial Notes.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Initial Notes, and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Initial Notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering Initial Notes” and “Plan of Distribution;” and

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the offer and sale of the Exchange Notes under the Securities Act.

We will return any Initial Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration date or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Initial Notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any non-acceptance or termination to the registered holders of the Initial Notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any Initial Notes tendered, and will not issue Exchange Notes in exchange for any such Initial Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Initial Notes

To tender your Initial Notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, you must comply with either of the following conditions:

•	the exchange agent must receive certificates for Initial Notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of Initial Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and the letter of transmittal.

The method of delivery of Initial Notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing Initial Notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose Initial Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Initial Notes, you should promptly instruct the registered holder to tender Initial Notes on your behalf. If you wish to tender the Initial Notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your Initial Notes, either:

•	make appropriate arrangements to register ownership of the Initial Notes in your name; or

•	obtain a properly completed bond power from the registered holder of Initial Notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. We are not responsible for any delays in any such transfer.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the Initial Notes surrendered for exchange are tendered:

•	by a registered holder of the Initial Notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any Initial Notes listed on the Initial Notes, such Initial Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Initial Notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Initial Notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Initial Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly issue Exchange Notes for Initial Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	Initial Notes or a timely book-entry confirmation of such Initial Notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering Initial Notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes; and

•	you are not an “affiliate” of ours or of any guarantor of the notes within the meaning of Rule 405 under the Securities Act.

In addition, each broker-dealer that will be receiving Exchange Notes for its own account in exchange for Initial Notes must represent that such Initial Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Our interpretation of the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and our resolution of all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Initial Notes tendered for exchange will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular Initial Notes not properly tendered or to not accept any particular Initial Notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular Initial Notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of Initial Notes for exchange must be cured prior to the expiration date. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Initial Notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any Initial Notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration or termination of the exchange offer.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the Initial Notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Initial Notes by causing the book-entry transfer facility to transfer those Initial Notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of Initial Notes requires receipt of a confirmation of a book-entry transfer, which we refer to as a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of Initial Notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive Exchange Notes for tendered Initial Notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of Initial Notes who are unable to deliver confirmation of the book-entry tender of their Initial Notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their Initial Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your Initial Notes, but your Initial Notes are not immediately available or you cannot deliver your Initial Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such Initial Notes and the principal amount of Initial Notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the Initial Notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered Initial Notes in proper form for transfer or a book-entry confirmation of transfer of the Initial Notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal, within three business days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Initial Notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Initial Notes at any time prior to the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Initial Notes to be withdrawn;

•	identify the Initial Notes to be withdrawn, including the certificate numbers and principal amount of the Initial Notes; and

•	where certificates for Initial Notes have been transmitted, specify the name in which such Initial Notes were registered, if different from that of the withdrawing holder.

If certificates for Initial Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the certificate numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution, unless you are an eligible guarantor institution.

If Initial Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of the facility. We will determine, in our reasonable discretion, all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Initial Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the Initial Notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Initial Notes may be retendered by following the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. U.S. Bank National Association also acts as trustee under the Indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attention: Specialized Finance

(if by mail, registered or certified recommended)

By Facsimile:	To Confirm by Telephone:
(651) 466-7372 Attention: Specialized Finance	(651) 466-7150

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The Registration Rights Agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the Exchange Notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of Initial Notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person for soliciting tenders of Initial Notes pursuant to the exchange offer.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Initial Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses of the exchange offer and amortize them over the life of the notes.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of Initial Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Initial Notes tendered;

•	tendered Initial Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Initial Notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their Initial Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that Initial Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your Initial Notes for Exchange Notes under the exchange offer, your untendered Initial Notes will remain subject to the restrictions on transfer as set forth in the Indenture and the legend printed on the Initial Notes as a consequence of the issuance of the Initial Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

In general, you may not offer or sell your Initial Notes except in transactions that are registered under the Securities Act or if the offer or sale is exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Initial Notes under the Securities Act.

To the extent that Initial Notes are tendered and accepted in the exchange offer, the trading market for Initial Notes could be adversely affected.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Initial Notes that are not tendered in the exchange offer or, except as required by the Registration Rights Agreement, to file a registration statement to permit resales of any untendered Initial Notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On October 21, 2014, we entered into a credit agreement with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders from time to time party thereto, for a revolving line of credit of up to $120 million (which we refer to as the “Revolving Credit Facility”).

Unless terminated earlier, the Revolving Credit Facility will mature on October 21, 2017, and the principal amount thereunder, together with all accrued unpaid interest and other amounts owing thereunder, if any, will be payable in full on such date. We may request a twelve-month extension of the maturity date subject to the approval of the lenders and the Administrative Agent.

Under the terms of the Revolving Credit Facility, we are entitled to request an increase in the size of the Revolving Credit Facility by an amount not exceeding $80 million. If the existing lenders elect not to provide the full amount of a requested increase, we may invite one or more other lender(s) to become a party to the Revolving Credit Facility, subject to the approval of the Administrative Agent and L/C Issuer. The Revolving Credit Facility includes a letter of credit sublimit of $20 million. The obligations under the Revolving Credit Facility are guaranteed by certain of our subsidiaries.

Borrowings under the Revolving Credit Facility bear interest at a floating rate equal to the London Interbank Offered Rate plus an applicable margin between 2.75% and 3.25% per annum, or, in the Administrative Agent’s discretion, a base rate plus an applicable margin between 1.75% and 2.25% per annum. The “applicable margins” described above are determined by a schedule based on our leverage ratio, as defined under the Revolving Credit Facility. The Revolving Credit Facility also provides for fronting fees and letter of credit fees payable to the L/C Issuer and commitment fees payable to the Administrative Agent equal to 0.20% of the unused portion of the Revolving Credit Facility.

The Revolving Credit Facility contains customary affirmative and negative covenants (including limitations on our ability to grant liens, incur additional debt, pay dividends, redeem our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions), as well as customary events of default. The Revolving Credit Facility also requires us to maintain (i) a leverage ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon our and our subsidiaries’ (on a consolidated basis) ratio of debt to tangible net worth, (ii) an interest coverage ratio of not less than 1.50 to 1.0 for any four fiscal quarter period, based upon our and our subsidiaries’ (on a consolidated basis) ratio of EBITDA to cash interest expense, (iii) a consolidated tangible net worth of not less than the sum of $250 million, plus 50% of the net proceeds of any issuances of equity interests by us and the guarantors of the Revolving Credit Facility, plus 50% of the amount of our and our subsidiaries’ consolidated net income, (iv) liquidity of not less than $25 million, and (v) a risk asset ratio of not more than 1.25 to 1.0, based upon the ratio of the book value of all risk assets owned by us and our subsidiaries to our tangible net worth.

DESCRIPTION OF NOTES

Certain terms used in this section are defined under the caption “—Certain Definitions” below. In this section, the words “Company,” “we” and “our” refer only to Century Communities, Inc. and not to any of its subsidiaries. Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture.

On May 5, 2014, the Company issued $200 million aggregate principal amount of 6.875% Senior Notes due 2022 (which we refer to as the “Initial Notes”), under an Indenture, dated as of May 5, 2014 (which we refer to as the “Indenture,” as it may be amended and/or supplemented), by and among the Company, the guarantors (which we refer to as the “Guarantors”) and U.S. Bank National Association, as trustee (which we refer to as the “Trustee”).

The Company will issue, in exchange for the Initial Notes, up to $200 million aggregate principal amount of 6.875% Senior Notes that have been registered under the Securities Act (which we refer to as the “Exchange Notes”). The term “Notes” means the Initial Notes and the Exchange Notes, unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Initial Notes, except that the offer and sale of the Exchange Notes will be registered under the Securities Act and the Exchange Notes will have a different CUSIP number and will not contain certain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the Registration Rights Agreement. The Exchange Notes and the Initial Notes are and will be treated together as a single series of debt securities for all purposes under the Indenture and will vote together on all matters under the Indenture.

The following is a summary of the material terms and provisions of the Indenture and the Notes. The following summary does not purport to be a complete description of the Indenture and the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes.

The registered Holder of a Note will be treated as its owner for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes:

•	are general senior unsecured obligations of the Company;

•	rank senior in right of payment to the future subordinated Indebtedness of the Company that expressly provides for subordination to the Notes;

•	rank equally in right of payment to all of the Company’s existing and future senior Indebtedness;

•	are effectively subordinated to the Company’s existing and future secured Indebtedness, to the extent of the value of the collateral securing such Indebtedness;

•	are structurally subordinated to all of the existing and future liabilities, including trade payables, and claims of holders of preferred stock, if any, of the Company’s non-Guarantor Subsidiaries; and

•	are fully, unconditionally, jointly and severally guaranteed by the Guarantors, subject to certain customary release provisions contained in the Indenture.

The Note Guarantees

The Company’s obligations under the Notes and the Indenture are fully, unconditionally, jointly and severally guaranteed by certain of our Subsidiaries, including all of our domestic Wholly-Owned Restricted Subsidiaries, other than Immaterial Subsidiaries, and all of our future Subsidiaries under the circumstances, including certain customary release provisions contained in the Indenture, described below under the caption “—Note Guarantees.”

The Note Guarantees:

•	are general senior unsecured obligations of the Guarantors;

•	rank senior in right of payment to the future subordinated Indebtedness of the Guarantors that expressly provides for their subordination to the Note Guarantees;

•	rank equally in right of payment to all of the Guarantors’ existing and future senior Indebtedness;

•	are effectively subordinated to the Guarantors’ existing and future secured Indebtedness, to the extent of the value of the collateral securing such Indebtedness; and

•	are structurally subordinated to all of the existing and future liabilities, including trade payables, and claims of holders of preferred stock, if any, of Subsidiaries of the Guarantors that do not guarantee the Notes.

Principal, Maturity and Interest

As of the date of this prospectus, $200 million aggregate principal amount of Notes are currently outstanding. The Notes are issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on May 15, 2022. Subject to our compliance with the covenant described below under the caption “—Certain Covenants—Limitations on Additional Indebtedness,” we are permitted to issue additional Notes from time to time under the Indenture having identical terms and conditions as the Notes other than the issue date, the issue price, the first interest payment date and the first date from which interest will accrue (which we refer to as the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. If any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under the Indenture and will have a separate CUSIP number and ISIN from the Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes” section, references to the “Notes” include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 6.875 % per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on November 15, 2014. We will make each interest payment to the holders of record of the Notes on the immediately preceding May 1 and November 1. We will pay interest on overdue principal and interest at a rate that is equal to the then applicable interest rate on the Notes.

Interest on the Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any payment date with respect to the Notes is not on a Business Day, it shall be made on the next succeeding Business Day with the same effect as if made on the relevant payment date, without additional interest.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date, the Company will make all payments on such Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company may act as Paying Agent or Registrar.

Optional Redemption

Except as set forth below, the Company will not be entitled to redeem the Notes at its option.

On and after May 15 , 2017, the Company will be entitled at its option on one or more occasions to redeem all or a portion of the Notes upon not less than 30 or more than 60 days’ notice, at the redemption prices set forth below (expressed in percentages of principal amount), plus accrued interest to, but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Period	Redemption Price
2017	105.156%
2018	103.438%
2019	101.719%
2020 and thereafter	100.000%

In addition, any time prior to May 15, 2017, the Company will be entitled at its option on one or more occasions to redeem Notes upon not less than 30 or more than 60 days’ notice, in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes issued prior to the redemption date at a redemption price (expressed as a percentage of principal amount) of 106.875%, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount not to exceed the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (with Notes held, directly or indirectly, by the Company or its Affiliates being deemed to be not outstanding for purposes of such calculation); and

(2)	the redemption occurs prior to 90 days after the date of the closing of the related Equity Offering.

Prior to May 15, 2017, the Company will be entitled at its option on one or more occasions to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail or delivered electronically in accordance with the procedures of The Depository Trust Company (which we refer to as the “DTC”) to each Holder not less than 30 or more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on May 15, 2017 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note to, but excluding, May 15, 2017 (but excluding accrued and unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 0.50%, over (B) the principal amount of such Note on such redemption date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2017; provided, however, that if the period from the redemption date to May 15, 2017 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to May 15, 2017 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

The Indenture provides that, with respect to any such redemption, the Company will notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation thereof and that the Trustee will not be responsible for such calculation.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee as follows:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

•	if the Notes are not then listed on a national security exchange, on a pro rata basis (or in the case of Notes in global form, the Trustee will select Notes for redemption based on the procedures of DTC that most nearly approximates a pro rata selection), by lot or by such method as the Trustee shall deem fair and appropriate, subject to such rounding as may be determined by the Trustee to ensure that the Notes are redeemed in multiples of $1,000 in principal amount and that no unredeemed portion of a Note redeemed in part is less than $2,000 in principal amount.

Notice of redemption will be mailed by first-class mail or, so long as the notes are in global form, given electronically in accordance with the procedures of DTC, at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent (or, if the Company is the Paying Agent, has segregated and holds in trust) funds in satisfaction of the redemption price of the Notes to be redeemed (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture. Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. If such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice or redemption may be extended or delayed until such condition or conditions are satisfied (as determined in the Company’s sole discretion).

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described below under the captions “—Change of Control” and “Certain Covenants—Limitations on Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Note Guarantees

As of the date of this prospectus, all of the Company’s Subsidiaries are Restricted Subsidiaries, and certain Subsidiaries, including all of the Company’s domestic Wholly-Owned Restricted Subsidiaries (other than any

Immaterial Subsidiaries), are Guarantors. In the future, (i) each Restricted Subsidiary that guarantees Indebtedness for borrowed money of the Company or any Guarantor will become a Guarantor and (ii) each other domestic Wholly-Owned Restricted Subsidiary of the Company (other than any Immaterial Subsidiary) will also become a Guarantor, in each case as described under the caption “Certain Covenants—Additional Notes Guarantees.” The Guarantors will fully, unconditionally, jointly and severally guarantee, on a senior unsecured basis, the Company’s obligations under the Notes and the Indenture.

As of September 30, 2014, the Non-Guarantor Subsidiaries accounted for none of the Company’s consolidated total assets and had no liabilities including debt and trade payables but excluding intercompany liabilities, and for the nine months ended September 30, 2014, the Non-Guarantor Subsidiaries accounted for none of the Company’s consolidated total revenues.

In the event of a bankruptcy, liquidation or reorganization of any Non-Guarantor Subsidiary, such Non-Guarantor Subsidiary will pay the holders of its debts and its trade creditors, and its preferred stock holders, if any, before it will be able to distribute any of its assets to us.

Each Note Guarantee will contain a provision that will limit the obligations of such Guarantor under its Note Guarantee to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to the Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.” Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to seek contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Note Guarantee of a Guarantor also will be automatically and unconditionally released and discharged:

(1)	upon any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of all of the Equity Interests of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition does not constitute an Asset Sale or is made in compliance with the provisions of the Indenture described in the first paragraph under the caption “—Certain Covenants—Limitations on Asset Sales”;

(2)	upon any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of all of the assets of such Guarantor to a Person, which sale, assignment, transfer, conveyance, exchange or other disposition does not constitute an Asset Sale or is made in compliance with the provisions of the Indenture described in the first paragraph under the caption “—Certain Covenants—Limitations on Asset Sales”; provided, that after such sale, assignment, transfer, conveyance, exchange or other disposition, such Guarantor is an Immaterial Subsidiary;

(3)

unless a Default has occurred and is continuing, upon the release or discharge of such Guarantor from its guarantee of any Indebtedness for borrowed money of the Company and the Guarantors so long as such Guarantor would not then otherwise be required to provide a Note Guarantee pursuant to the Indenture; provided that if such Guarantor has incurred any Indebtedness in reliance on its status as a Guarantor under the covenant “—Certain Covenants—Limitations on Additional Indebtedness,” such

Guarantor’s obligations under such Indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Guarantor) under “—Certain Covenants—Limitations on Additional Indebtedness;”

(4)	upon the designation of such Guarantor as an Unrestricted Subsidiary, in accordance with the Indenture;

(5)	if the Company exercises its legal defeasance option or covenant defeasance option as described under the caption “—Legal Defeasance and Covenant Defeasance” or if the obligations of the Company and the Guarantors under the Indenture are discharged as described under the caption “—Satisfaction and Discharge,” upon such exercise or discharge; or

(6)	in connection with the dissolution of such Guarantor under applicable law in accordance with the Indenture.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase (the “Change of Control Purchase Price”) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (as defined above) of more than 50% of the total voting power of the Voting Stock of the Company; provided that the acquisition of “beneficial ownership” (as defined above) of 100% of the Voting Stock of the Company by any direct or indirect holding company shall not constitute a Change of Control under this clause (1) if immediately after such acquisition, no “person” or “group” of related persons (as such terms are defined above) (other than any Permitted Holder) is or becomes the “beneficial owner” (as defined above) of more than 50% of the total voting power of the Voting Stock of such holding company;

(2)	the members or stockholders, as applicable, of the Company adopt a plan or proposal for liquidation or dissolution of the Company; or

(3)	the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of a merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis) taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Wholly-Owned Restricted Subsidiary or a Permitted Holder.

No later than 30 days following any Change of Control, the Company will mail or deliver electronically in accordance with the procedures of DTC a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at the Change of Control Purchase Price, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3)	the instructions, as determined by the Company, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if notice of redemption has been given with respect to all Notes as described above under the caption “—Optional Redemption.”

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may, in certain circumstances, make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Company and the Restricted Subsidiaries. Restrictions on the ability of the Company and the Restricted Subsidiaries to incur additional Indebtedness are contained in the covenants described below under the captions “—Certain Covenants—Limitations on Additional Indebtedness” and “—Certain Covenants—Limitations on Liens.” Such restrictions are subject to numerous exceptions and can be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Accordingly, the covenants set forth in the Indenture may not afford holders of the Notes protection in the event of a highly leveraged transaction.

In the event a Change of Control occurs at a time when the Company is contractually prohibited from purchasing Notes, the Company may seek the consent of the applicable lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to offer to purchase Notes would constitute a Default under the Indenture, which could, in turn, constitute a default under other Indebtedness of the Company and its Subsidiaries, including indebtedness outstanding under the Proposed Credit Facility and any other credit agreements that the Company and its Subsidiaries may enter into in the future.

The agreements governing certain current Indebtedness of the Company do, and any future Indebtedness that the Company and its subsidiaries may incur may, contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repayment or repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase their Notes could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Exchange Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture.”

The definition of “Change of Control” includes the sale of all or substantially all the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis). As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above. See “Risk Factors—Risks Relating to the Exchange Notes—There is uncertainty about the meaning of the phrase “all or substantially all” under applicable laws in connection with determining whether a change of control has occurred.”

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of Notes, prior to the time the obligation to make such offer arises.

Certain Covenants

As of the date of this prospectus, all of the Company’s Subsidiaries are “Restricted Subsidiaries.” Under the circumstances described below under the caption “—Limitations on Designation of Unrestricted Subsidiaries,” the Company is permitted to designate any of its other Subsidiaries as “Unrestricted Subsidiaries.” The effect of a Subsidiary being an “Unrestricted Subsidiary” is:

•	an Unrestricted Subsidiary will generally not be subject to the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is Designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Company for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

Limitations on Additional Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided, however; that the Company or any Guarantor may incur additional Indebtedness (including Acquired Indebtedness) if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the Indebtedness and if, after giving effect thereto on a pro forma basis, either (i) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00, or (ii) the Indebtedness to Tangible Net Worth Ratio would be no more than 2.25 to 1.00.

The first paragraph of this covenant will not prohibit the incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):

(1)	the incurrence by the Company or any Restricted Subsidiary (and the Guarantee thereof by the Company or any such Restricted Subsidiary) of Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Restricted Subsidiaries thereunder) in an aggregate amount outstanding at any one time not to exceed the greater of (a) $150.0 million and (b) 27.5% of Consolidated Tangible Assets at the time of incurrence;

(2)	the Notes and the Note Guarantees issued on the Issue Date and the Exchange Notes issued in exchange therefor (including any guarantee thereof);

(3)	Indebtedness of the Company and the Restricted Subsidiaries to the extent existing on the Issue Date (other than Indebtedness referred to in clauses (1), (2), (4), (5), (6), (9), (10), (12), (14), (15), (16) and (18) of the second paragraph of this covenant);

(4)	Indebtedness of the Company and the Restricted Subsidiaries under Hedging Obligations;

(5)	Indebtedness of the Company owed to and held by a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Company owed to a Non-Guarantor Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the Notes, (b) any Indebtedness of a Guarantor owed to a Non-Guarantor Subsidiary is unsecured and subordinated, pursuant to a written agreement, to such Guarantor’s obligations under the Indenture, the Notes or its Note Guarantee, as applicable, and (c) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Company or a Restricted Subsidiary, such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)	Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance bonds, completion bonds, bid bonds, surety bonds, appeal bonds, performance, completion and compliance guarantees or other similar obligations incurred in the ordinary course of business; provided, however, that upon the drawing of letters of credit for reimbursement obligations, or the incurrence of other reimbursement-type Indebtedness with respect to the foregoing, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7)	Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary in an aggregate amount, together with any Refinancing Indebtedness incurred in respect thereof pursuant to clause (11) below, not to exceed at any time outstanding the greater of (a) $20.0 million and (b) 3.0% of Consolidated Tangible Assets at the time of incurrence;

(8)	Non-Recourse Indebtedness of the Company or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property and Directly Related Assets;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(10)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11)	Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the first paragraph of this covenant and clauses (2), (3), (7), (13), (19) or this clause (11) of the second paragraph of this covenant;

(12)	the guarantee by (a) the Company or any Guarantor of Indebtedness (other than Indebtedness incurred pursuant to clause (8) or (15) hereof) of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant provided, that to the extent such Indebtedness is a subordinated obligation, the guarantee thereof by the Company or such Guarantor shall be subordinated in right of payment to the Notes or the applicable Note Guarantee, as the case may be and (b) Non-Guarantor Subsidiaries of Indebtedness incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture;

(13)

Indebtedness of Persons incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a

Restricted Subsidiary or was otherwise acquired by the Company or such Restricted Subsidiary or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, either

(a)	the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant on a pro forma basis after giving effect to the incurrence of such Indebtedness pursuant to this clause (13);

(b)	on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is higher than such ratio immediately prior to such acquisition or merger; or

(c)	on a pro forma basis, the Indebtedness to Tangible Net Worth Ratio of the Company and the Restricted Subsidiaries is less than such ratio immediately prior to such acquisition or merger;

(14)	Indebtedness incurred in connection with a Sale and Leaseback Transaction of any Model Home Unit;

(15)	the incurrence of Indebtedness by the Company or a Restricted Subsidiary deemed to exist pursuant to the terms of a joint venture agreement as a result of the failure of the Company or any Restricted Subsidiary to make a required capital contribution therein; provided that the only recourse on such Indebtedness is limited to the Company’s or such Restricted Subsidiary’s equity interests in the related joint venture;

(16)	obligations of the Company or any Restricted Subsidiary under an agreement with any governmental authority, adjoining (or common masterplan) landowner or seller of real property, in each case entered into in the ordinary course of business in connection with the acquisition of real property, to entitle, develop or construct infrastructure thereupon; and

(17)	Guarantees by the Company or any Restricted Subsidiary in respect of Indebtedness incurred by Joint Ventures and GP Indebtedness of the Company or its Restricted Subsidiaries in respect of Joint Ventures, in an aggregate amount at any time outstanding under this clause (17) not to exceed the greater of (a) $15.0 million and (b) 3.0% of Consolidated Tangible Assets at the time of incurrence;

(18)	the incurrence of Indebtedness by the Company or a Restricted Subsidiary in respect of a PAPA;

(19)	Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount, together with any Refinancing Indebtedness incurred in respect thereof pursuant to clause (11) above, not to exceed at any time outstanding the greater of (a) $15.0 million and (b) 3.0% of Consolidated Tangible Assets at the time of incurrence.

For purposes of determining compliance with this covenant:

(1)	in the event that Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness described in the second paragraph of this covenant or is permitted under first paragraph of this covenant, the Company, in its sole discretion, will classify such item of Permitted Indebtedness on the date of incurrence and may later reclassify such item of Indebtedness in any manner that then complies with this covenant and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under the second paragraph of this covenant and the first paragraph of this covenant; provided that all Indebtedness outstanding on the Issue Date under the Credit Facilities, after giving effect to the use of proceeds of the May 2014 private offering of notes, shall be deemed incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2)	if obligations in respect of letters of credit are incurred pursuant to a revolving Credit Facility and relate to other Indebtedness, then such letters of credit shall be treated as incurred pursuant to clause (1) of the second paragraph above and such other Indebtedness shall not be included; and

(3)	except as provided in clause (2) of this paragraph, Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness, the reclassification of any obligation as Indebtedness due to a change in accounting principles and the payment of dividends in the form of additional shares of preferred stock or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitations on Restricted Payments

(A)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless at the time of and after giving effect to such Restricted Payment:

(1)	no Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitations on Additional Indebtedness” covenant; and

(3)	the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2) through (5) and (7) through (13) of the next paragraph), would not exceed the sum (the “Restricted Payments Basket”) of (without duplication):

(a)	50% of Consolidated Net Income for the period (taken as one accounting period) from April 1, 2014 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b)	100% of the aggregate net cash proceeds or the Fair Market Value of any assets to be used in a Permitted Business or Capital Stock of a Person engaged in a Permitted Business (provided, that, such Person becomes a Restricted Subsidiary of the Company or such Person is merged or consolidated into the Company or any of the Restricted Subsidiaries) received by the Company either (i) as contributions to the common equity of the Company after the Issue Date or (ii) received by the Company from the issuance and sale of Qualified Equity Interests after the Issue Date, other than net cash proceeds received from an issuance or sale of such Qualified Equity Interests to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, plus

(c)	the aggregate amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange (other than in respect of Indebtedness held by a Subsidiary of the Company) of Indebtedness issued subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

(d)	in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of clause (a) above) equal to the net reduction of the portion of such Investment that was treated as a Restricted Payment, plus

(e)

upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, to the extent not already included in the computation of clause (a) above, the lesser of (i) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Company’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent

Restricted Payments under this clause (3) and were not previously repaid or otherwise reduced, plus

(f)	100% of the principal amount of, or, if issued at a discount, the accreted value of, any guarantee by the Company or any Restricted Subsidiary incurred after the Issue Date that is subsequently released or discharged (other than due to a payment on such guarantee), but only to the extent that such guarantee was treated as a Restricted Payment pursuant to this clause (3) when made.

(B)	The foregoing provisions will not prohibit:

(1)	the payment by the Company or any Restricted Subsidiary of any dividend or similar distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or distribution or the giving of the redemption notice, if on the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness that constitutes Refinancing Indebtedness;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests of the Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Company or any Restricted Subsidiary, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate cash consideration paid for all such payments shall not exceed $2.5 million during any calendar year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent calendar years, so long as the cash consideration applied to the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests pursuant to this clause (3) shall in no event exceed $5.0 million in any calendar year);

(4)	repurchases of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights if the Equity Interests represent a portion of the exercise price thereof;

(5)	the repurchase of Equity Interests upon vesting of restricted stock, restricted stock units, performance share units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;

(6)	the payment of dividends on the Company’s Qualified Equity Interests (other than preferred stock) (or the payment of any dividend to any parent of the Company to fund the payment by such parent of a dividend on such entity’s Qualified Equity Interests (other than preferred stock) of up to 6% per annum of the net proceeds received by the Company from any public equity offering after the Issue Date of such Qualified Equity Interests of the Company or contributed to the Company as common equity capital by any parent from any public equity offering of such Qualified Equity Interests of any direct or indirect parent of the Company;

(7)	Restricted Payments in an aggregate amount, when taken together with all Restricted Payments made pursuant to this clause (7) and then outstanding, does not exceed $10.0 million;

(8)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests, Disqualified Equity Interests or Subordinated Indebtedness of the Company or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Disqualified Equity Interests and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the net cash proceeds from such sale of Equity Interests will be excluded from clause (a)(3)(b) above to the extent so applied;

(9)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Equity Interests of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Equity Interests of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Equity Interests constitute Refinancing Indebtedness;

(10)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the “—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitations on Asset Sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(11)	cash payments in lieu of the issuance of fractional shares of the Company’s Equity Interests upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Equity Interests or other convertible or exchangeable securities or any other transaction otherwise permitted by this covenant;

(12)	payments or distributions to holders of Equity Interests of the Company or any of the Restricted Subsidiaries pursuant to appraisal or dissenter rights required under applicable law or pursuant to a court order in connection with any merger, amalgamation, arrangement, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets; and

(13)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Equity Interests of the Company or preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the covenant described above under the caption “—Limitations on Additional Indebtedness” to the extent such dividends are included in the definition of “Consolidated Interest Expense.”

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on or in respect of its Equity Interests to the Company or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity capital shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(b)	make loans or advances to the Company or any other Restricted Subsidiary; or

(c)	sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above); except for:

(1)	encumbrances or restrictions existing under or by reason of applicable law, regulation, rule, permit or other regulatory restrictions;

(2)	encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3)	non-assignment provisions of any contract or any license or lease entered into in the ordinary course of business;

(4)	encumbrances or restrictions existing under the Proposed Credit Facility and under agreements in effect at or entered into on the Issue Date as in effect on the Issue Date;

(5)	in the case of clause (c) above, restrictions on the transfer of assets subject to any Lien permitted under the Indenture;

(6)	provisions limiting the disposition or distribution of assets or property in Joint Venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitations are applicable only to the assets that are the subject of such agreements;

(7)	any encumbrance or restriction with respect to a Restricted Subsidiary or its property or assets in existence on or before the date on which such Restricted Subsidiary or its property or assets were acquired (directly or indirectly) by the Company or a Restricted Subsidiary (other than encumbrances or restrictions relating to Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary), which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person so acquired or any of its Subsidiaries, or the assets of the Person so acquired or any of its Subsidiaries (including after-acquired property);

(8)	encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not materially more restrictive than those contained in the agreements creating or evidencing the Indebtedness being refinanced (for which a determination in good faith by the Company’s Board of Directors shall be conclusive);

(9)	customary provisions in leases, licenses, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of leasehold interests, licensed interests or ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10)	Purchase Money Indebtedness incurred in the ordinary course of business and in compliance with the covenant described under the caption “—Limitations on Additional Indebtedness” to the extent they impose restrictions of the nature described in clause (c) above on the assets acquired;

(11)	Non-Recourse Indebtedness incurred in the ordinary course of business and in compliance with the covenant described under the caption “—Limitations on Additional Indebtedness” to the extent it imposes restrictions of the nature described in clause (c) above on the assets securing such Non-Recourse Indebtedness or on the Equity Interests in the Person holding such assets;

(12)

customary restrictions in other Indebtedness incurred in compliance with the covenant described under the caption “—Limitations on Additional Indebtedness”; provided that such restrictions, taken as a whole, in the good faith determination of the Board of Directors of the Company (a) are not materially more restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (4) above or (b) will not have a material adverse effect on the Company’s ability to make payments of interest on, and principal of, the

Notes (for which a determination in good faith by the Company’s Board of Directors shall be conclusive);

(13)	any encumbrances or restrictions existing under (A) development agreements or other contracts entered into with municipal entities, agencies or sponsors in connection with the entitlement or development of real property or (B) agreements for funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds and subdivision improvement bonds, and similar bonding requirements arising in the ordinary course of business of a homebuilder;

(14)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(15)	any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing (for which a determination in good faith by the Company’s Board of Directors shall be conclusive).

Limitations on Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $2.5 million (an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained in a comparable transaction at such time on an arm’s-length basis by the Company or that Restricted Subsidiary from a Person that is not an Affiliate of the Company or that Restricted Subsidiary; and

(2)	the Company delivers to the Trustee

(a)	with respect to any Affiliate Transaction involving aggregate value expended or received by the Company or any Restricted Subsidiary in excess of $10.0 million, an Officers’ Certificate of the Company certifying that such Affiliate Transaction complies with clause (1) above and either (x) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Board of Directors approving such Affiliate Transaction or (y) a written opinion or appraisal of the type described in clause (b) below; and

(b)	with respect to any Affiliate Transaction involving aggregate value expended or received by the Company or any Restricted Subsidiary exceeding $25.0 million, a written opinion as to the fairness of such Affiliate Transaction to the Company or such Restricted Subsidiary from a financial point of view or a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1)	transactions exclusively between or among (a) the Company and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(2)	reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification and insurance arrangements;

(3)	any Permitted Investment (other than any Permitted Investment made in accordance with clause (2) of the definition of “Permitted Investments”);

(4)	any agreement as in effect as of the Issue Date or any extension, amendment, modification, restatement or renewal thereof (so long as any such extension, amendment, modification, restatement or renewal satisfies the requirements set forth in clause (1) of the first paragraph of this covenant) or any transaction contemplated thereby;

(5)	Restricted Payments which are made in accordance with the covenant described under the caption “—Limitations on Restricted Payments”;

(6)	issuances, sales or other dispositions of Qualified Equity Interests by the Company to an Affiliate;

(7)	transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and the Restricted Subsidiaries (including pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the disinterested members of the Board of Directors of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(8)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger; and

(9)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls (including pursuant to a joint venture or shareholders agreement), such Person.

Limitations on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (a “Triggering Lien”) of any nature whatsoever against any property or assets now owned or hereafter acquired by the Company or such Restricted Subsidiary (including Equity Interests of a Subsidiary), or any proceeds, income or profits therefrom, securing any Indebtedness, except Permitted Liens, unless all payments and other obligations due under the Indenture and the Notes (or under a Note Guarantee in the case of Liens of a Guarantor) are secured on an equal and ratable basis (or on a senior priority basis, in the event the other Indebtedness is Subordinated Indebtedness) with the obligations so secured until such time as such obligations are no longer secured by a Triggering Lien.

Limitations on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause, make, suffer to exist or consummate any Asset Sale unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the assets subject to such Asset Sale; and

(2)	at least 75% of the total consideration received by the Company or such Restricted Subsidiary, as the case may be, in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents; provided that the foregoing requirement shall not apply with respect to any Asset Sale by way of loss, damage or destruction of property or assets or condemnation or other involuntary disposition of such property or assets.

For purposes of clause (2) above and for no other purpose, the following shall be deemed to be cash:

(a)	the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company and all Restricted Subsidiaries have been validly and unconditionally released by the holder of such Indebtedness in writing;

(b)	the amount of any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are within 120 days following the closing of such Asset Sale converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received);

(c)	the Fair Market Value of any assets (other than securities, unless such securities represent Equity Interests in an entity engaged in a Permitted Business, such entity becomes a Restricted Subsidiary and the Company or a Restricted Subsidiary acquires voting and management control of such entity) received by the Company or any Restricted Subsidiary to be used by it in the Permitted Business; and

(d)	any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale the Fair Market Value of which, when taken together with all other Designated Non-cash Consideration received since the Issue Date pursuant to this clause (d) (and not subsequently converted into Cash Equivalents that are treated as Net Available Proceeds of an Asset Sale), does not exceed the greater of (i) $15.0 million and (ii) 3.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary shall, no later than 365 days following the receipt of the Net Available Proceeds, apply all or any of the Net Available Proceeds therefrom to:

(1)	to repay, prepay, redeem or repurchase and, with respect to any revolving Indebtedness, permanently reduce Indebtedness and commitments with respect thereto (provided that to the extent such Indebtedness is a Borrowing Base Facility, the Company or such Restricted Subsidiary shall not be obligated to permanently reduce Indebtedness or commitments thereunder) any:

(x)	Obligations under (i) secured Indebtedness under any Credit Facility and (ii) secured Indebtedness of the Company (other than any Disqualified Equity Interests or Subordinated Indebtedness) or secured Indebtedness of a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(y)	Obligations under the Notes or any other Pari Passu Indebtedness of the Company or any Guarantor; provided that if the Company or any Restricted Subsidiary shall so repay or prepay any such other Pari Passu Indebtedness, the Company will reduce Obligations under the Notes on a pro rata basis (based on the amount so applied to such repayments or prepayments) by, at their option, (A) redeeming Notes as described under the caption “—Optional Redemption,” (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased or (C) purchasing Notes through privately negotiated transactions or open market purchases, in a manner that complies with the Indenture and applicable securities law; or

(z)	Indebtedness of a Non-Guarantor Subsidiary with proceeds of Asset Sales by such Non-Guarantor Subsidiary, other than Indebtedness owed to the Company or any Restricted Subsidiary of the Company;

(2)	to acquire all or substantially all of the assets of, or any Equity Interests of another Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary of the Company;

(3)	to make a capital expenditure;

(4)	to acquire Additional Assets or improve or develop existing assets to be used in a Permitted Business; or

(5)	make any combination of the foregoing payments, redemptions, repurchases, expenditures or investments;

provided that in the case of clause (2), (3), (4) or (5), a binding commitment to acquire the assets or Equity Interests of a Person engaged in a Permitted Business, invest in Additional Assets or to make such capital expenditures shall be treated as a permitted application of an amount of Net Available Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such amount of Net Available Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and such Net Available Proceeds are actually applied in such manner within the later of 365 days from the consummation of the Asset Sale and 180 days from the date of the Acceptable Commitment.

Pending the final application of any Net Available Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Proceeds in any manner that is not prohibited by the Indenture.

Any Net Available Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an Asset Sale Offer to all Holders of Notes and if the Company elects (or is required by the terms of such other Pari Passu Indebtedness), all holders of other Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of Notes and such Pari Passu Indebtedness, in denominations of $2,000 initial principal amount and multiples of $1,000 in excess thereof, that may be purchased with an amount equal to the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, or, in the case of Pari Passu Indebtedness represented by securities sold at a discount, not more than the amount of the accreted value thereof at such time, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. After the completion of an Asset Sale, the Company may make an Asset Sale Offer prior to the time it is required to do so by the first sentence of this paragraph. If the Company completes such an Asset Sale Offer with respect to any Net Available Proceeds, the Company shall be deemed to have complied with this covenant with respect to the application of such Net Available Proceeds, and any such Net Available Proceeds remaining after completion of such Asset Sale Offer will no longer be deemed Excess Proceeds and may be used by the Company and the Restricted Subsidiaries for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Company or its agent will select such other Pari Passu Indebtedness to be purchased on a pro rata basis (subject to adjustments so no note in an authorized denomination remains outstanding after such purchase) based on the aggregate principal amount of the Notes and the other Pari Passu Indebtedness to be purchased validly tendered and not withdrawn. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company shall not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of its compliance with such securities laws or regulations.

Agreements relating to Indebtedness to which the Company (or one of its Affiliates) may become a party from time to time may prohibit or limit, the Company from purchasing any Notes pursuant to this “—Limitations on Asset Sales” covenant. In the event the Company is contractually prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, it will remain contractually prohibited from purchasing the Notes. In such case, the Company’s failure to offer to purchase tendered notes would constitute a Default under the Indenture.

Provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes pursuant to this “—Limitations on Asset Sales” covenant may be waived or modified with the written consent of the Holders of a majority in principal amount of Notes, prior to the time the obligations to make such offer arises.

Limitations on Designation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation;

(2)	(A) such Subsidiary has total assets of $1,000 or less or (B) the Company would be permitted to make, and shall be deemed to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the “—Limitations on Restricted Payments” covenant described above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s proportionate interest in such Subsidiary on such date;

(3)	neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (x) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) is directly or indirectly liable for any Indebtedness of such Subsidiary other than, in each case, such Investments as are permitted pursuant to the “—Limitations on Restricted Payments” covenant described above;

(4)	such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding (x) are no less favorable to the Company or the Restricted Subsidiary than those that would be reasonably expected to be obtained at the time from Persons who are not Affiliates of the Company or such Restricted Subsidiary or (y) would be permitted as (a) an Affiliate Transaction under and in compliance with the covenant described above under the caption “—Limitations on Transactions with Affiliates,” (b) an Asset Sale under and in compliance with the covenant described above under the caption “—Limitations on Asset Sales,” (c) a Permitted Investment or (d) an Investment under and in compliance with the covenant described above under the caption “—Limitations on Restricted Payments”;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results except, in each case, such Investments as are permitted pursuant to the “—Limitations on Restricted Payments” covenant described above; and

(6)	such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary.

If, at any time after the Designation, any Unrestricted Subsidiary fails to meet the requirements set forth in the preceding paragraph, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described above under the caption “—Limitations on Additional Indebtedness” or the Lien is not

permitted under the covenant described above under the caption “—Limitations on Liens,” the Company shall be in default of the applicable covenant.

The Company may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)	no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation;

(2)	(a) the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitations on Additional Indebtedness” covenant, (b) the Consolidated Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would be equal to or greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such Redesignation, or (c) the Indebtedness to Tangible Net Worth Ratio of the Company and the Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such Redesignation, in each case on a pro forma basis taking into account such Redesignation; and

(3)	all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee and certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

The Company will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into any Person (other than a merger that satisfies the requirements of clause (1) below with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Company’s jurisdiction of formation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company to any Person or (b) adopt a Plan of Liquidation unless, in either case:

(1)	either:

(a)	the Company will be the surviving or continuing Person; or

(b)	the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor (if other than the Company) expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture; provided that, at any time the Successor is a limited liability company or a limited partnership, there shall be a co-issuer of the Notes that is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia;

(2)	immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing;

(3)

immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, either (a) the Company or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under the caption “—Limitations on Additional Indebtedness,”

(b) the Consolidated Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries or the Successor and the Restricted Subsidiaries, as the case may be, would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction or (c) the Indebtedness to Tangible Net Worth Ratio of the Company and the Restricted Subsidiaries or the Successor and the Restricted Subsidiaries, as the case may be, would be less than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; and

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, disposition or Plan of Liquidation and such supplemental indenture, if any, comply with the Indenture.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided in the fifth paragraph under the caption “—Note Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or a Guarantor), whether or not affiliated with such Guarantor, unless:

(1)	either:

(a)	such Guarantor will be the surviving or continuing Person; or

(b)	the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor and the Indenture;

(2)	immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger and such supplemental indenture, if any, comply with the Indenture.

Notwithstanding the foregoing, (a) any Restricted Subsidiary may merge into the Company or another Restricted Subsidiary, (b) the above provisions shall not apply to any transfer of assets between or among the Issuer and any Restricted Subsidiaries and (c) the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Guarantor is permitted to be released from its Note Guarantee in accordance with the provisions described above under the caption “Note Guarantees.”

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Subsidiaries, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the transfer of all or substantially all of the assets of the Company.

Upon any consolidation, combination or merger of the Company or a Guarantor, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Company or such Guarantor is merged or to which such sale, lease, transfer, conveyance or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Company or such Guarantor and, except in the case of a lease, the Company or such Guarantor, as the case may be, will be released from the obligation to pay the principal of, and premium, if any and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Company’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

The description above includes a phrase relating to the sale or disposition of “all or substantially all” of the assets of the Company and the Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.

Additional Note Guarantees

After the Issue Date, the Company will cause (i) each Restricted Subsidiary that guarantees Indebtedness for borrowed money of the Company or any Guarantor and (ii) each other domestic Wholly-Owned Restricted Subsidiary, other than any Immaterial Subsidiary (until such Immaterial Subsidiary is no longer an Immaterial Subsidiary), to execute and deliver to the Trustee, within 30 days of incurring such guarantee (in the case of clause (i) above) or the applicable date of acquisition or creation (or change in status of an Immaterial Subsidiary) (in the case of clause (ii) above), a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will provide a Note Guarantee. Each Note Guarantee shall be subject to the terms and limitations, including certain customary release provisions contained in the Indenture, described above under the caption “—Note Guarantees.”

The Company at any time at its sole option may cause any Non-Guarantor Subsidiary to become a Guarantor by executing a supplemental indenture to the Indenture and delivering the documents required by the Indenture.

Conduct of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in a business other than a Permitted Business.

Payments for Consent

The Company will not, and will not permit any Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement; provided that if consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

Reports

Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, for so long as the Notes are outstanding, the Company will furnish to Holders of Notes, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC):

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, an audit report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports.

In addition, whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, for so long as the Notes are outstanding, the Company will, to the extent permitted by the SEC, file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC) and make the information available to securities analysts and prospective investors upon request.

At any time that there shall be one or more Unrestricted Subsidiaries that, in the aggregate, hold more than 15.0% of Consolidated Tangible Assets, the quarterly and annual financial information required by the preceding paragraphs shall include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, to the extent not satisfied by the foregoing, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Company will furnish to the Holders of the Notes and prospective investors, upon their request, information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, the Company will:

(1)	hold a quarterly conference call to discuss the information contained in the reports not later than ten Business Days from the time the Company furnishes the reports to the Holders; and

(2)	no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (1) above, issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the Holders or beneficial owners of, and prospective investors in the Notes and securities analysts and market makers to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the reports and information on how to access such conference call.

Any information filed with, or furnished to, the SEC within the time periods specified in this covenant shall be deemed to have been furnished to the Holders of Notes and prospective investors as required by this covenant, and to the extent such filings comply with the rules and regulations of the SEC regarding such filings, they will be deemed to comply with the requirements of this covenant.

Events of Default

Each of the following is an “Event of Default”:

(1)	failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2)	failure by the Company to pay the principal or premium on any of the Notes when it becomes due and payable, whether at its Stated Maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

(3)	failure by the Company or the Guarantors to comply with any of its agreements or covenants described above under the caption “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(4)	failure by the Company or any Restricted Subsidiary to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after written notice of the failure has been given to the Company by the Trustee or by the Holders (with a copy to the Trustee) of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5)

default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary, or the payment of which is guaranteed by the Company or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is incurred after the Issue Date, which default:

(a)	is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period, or

(b)	results in the acceleration of such Indebtedness prior to its express final maturity, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $15.0 million or more; provided, however, that if any such default is cured or waived or any acceleration rescinded or such Indebtedness is repaid within a period of 10 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall automatically be rescinded so long as such rescission does not conflict with any judgment or decree;

(6)	one or more judgments or orders that exceed $15.0 million in the aggregate (net of any amounts covered by insurance issued by a creditworthy insurance company to the extent such insurer has not denied coverage therefor (other than reserving its rights) or that are bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(8)	the Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders in accordance with the Indenture shall, declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable. If an Event of Default specified in clause (7) with respect to the Company occurs, all outstanding Notes shall become due and payable without any further action or notice. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

The Trustee shall, within 90 days after becoming aware of the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with the covenant described under the caption “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1)	has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2)	has been offered indemnity satisfactory to it against any loss, liability or expense; and

(3)	has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

The Company shall notify the Trustee of any Default within 30 days of becoming aware of such Default. The Company is also required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, if any Officer of the Company is aware of any Default, a statement specifying such Default and what action the Company is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (which we refer to as “Legal Defeasance”). Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1)	rights of Holders to receive payments in respect of the principal of, premium and interest on the Notes when such payments are due from the trust funds referred to below,

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trust, duties, and immunities of the Trustee, and the Company’s obligations in connection therewith, and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (which we refer to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and bankruptcy, reorganization and insolvency events relating to the Company) will no longer apply. The Company may exercise its Legal Defeasance option regardless of whether it has previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee to pay the principal of, premium and interest on the Notes on the stated date for payment or on the applicable redemption date, as the case may be, of the principal or installment of principal of, premium or interest on the Notes,

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	the Company has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

(4)	(x) no Default shall have occurred and be continuing on the date of such deposit or will occur as a result of such deposit (other than a Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and (y) the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound,

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others,

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in this paragraph have been complied with, and

(7)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clauses (5) or (6) above).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled, and rights of the Trustee) as to all outstanding Notes when

(a)	either:

(1)	all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)	all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust for the Holders in an amount of money in cash in U.S. dollars or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal, premium and accrued interest to the date of maturity or redemption, as the case may be) on the Notes not theretofore delivered to the Trustee for cancellation,

(b)	the Company has paid all sums payable by it under the Indenture,

(c)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(d)	no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Company, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes are issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes. See also “Transfer Restrictions.”

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding.

However, without the consent of each Holder affected, the Company, the Guarantors and the Trustee may not (with regard to a non-consenting Holder):

(1)	change the Stated Maturity of any Note;

(2)	reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3)	reduce any premium payable upon the redemption of any Note, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes as described above under the caption “—Optional Redemption,” (other than provisions specifying the notice periods for effecting a redemption);

(4)	amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer or an Asset Sale Offer after such Change of Control has occurred or the obligation to make such Asset Sale Offer has arisen, respectively;

(5)	make any Note payable in money or currency other than that stated in the Notes;

(6)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver to the Indenture or the Notes;

(7)	impair the rights of Holders to receive payments of principal of, premium or interest on the Notes or to institute suit for the enforcement thereof;

(8)	modify the Note Guarantees in any manner adverse to the Holders, or release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except a release in accordance with the terms of the Indenture;

(9)	waive a Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration as described above under the caption “Events of Default”); or

(10)	make any change in the amendment provisions which require each Holder’s consent.

Notwithstanding the foregoing, the Company, the Guarantors and the Trustee may amend the Indenture, the Note Guarantees or the Notes, without the consent of any Holder,

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(3)	to provide for the assumption by a successor entity of the obligations of the Company or any Guarantor to the Holders in accordance with the covenant described under “—Limitations on Mergers, Consolidations, Etc.”;

(4)	to add Guarantors with respect to the Notes or to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, in each case, in accordance with the applicable provisions of the Indenture;

(5)	to make any change that would provide any additional rights or benefits (including the addition of collateral for the purpose of securing the Notes or the Note Guarantees) to the Holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture, the Notes or the Note Guarantees of any such Holder;

(6)	to comply with applicable SEC rules and regulations or changes to applicable law;

(7)	to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this “Description of the Notes” section;

(8)	to provide for the issuance of Additional Notes in compliance and in accordance with the limitations set forth in the Indenture;

(9)	to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or to comply with any requirements under the Trust Indenture Act;

(10)	to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes; or

(11)	to comply with the rules of any applicable securities depository.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

Governing Law

The Indenture, the Notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means with respect to any Person, (1) Indebtedness of such Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) Indebtedness assumed in connection with the acquisition of an asset or assets from such Person, or (3) Indebtedness secured by a Lien encumbering any asset acquired by such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means any property or assets (other than Indebtedness and Equity Interests) to be used by the Company or any of the Restricted Subsidiaries in a Permitted Business.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenants described above under the captions “—Certain Covenants—Limitations on Asset Sales,” and “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person. For purposes of this definition, “control” of a Person shall mean possession of the power, directly or indirectly, to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means

(1)	an Investment by the Company or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary, or

(2)	the acquisition by the Company or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than an operating lease entered into in the ordinary course of business), assignment or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger, consolidation or similar transaction) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets (including Equity Interests) of the Company or any of its Subsidiaries. For purposes of this definition, the term “Asset Sale” shall not include:

(1)	transfers of cash or Cash Equivalents;

(2)	transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under the caption “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3)	the making of Permitted Investments and Restricted Payments permitted under the covenant described under the caption “—Certain Covenants—Limitations on Restricted Payments” (and transfers expressly excluded from the definition of Restricted Payments by the definition thereof);

(4)	the creation or realization of any Permitted Lien;

(5)	any transaction in the ordinary course of business, including, without limitation, dedications and other donations to governmental authorities pursuant to or in connection with a development agreement, sales (directly or indirectly), leases, Sale and Leaseback Transactions and other dispositions of (A) homes, improved land and unimproved land, whether in single or multiple lots, (B) real estate (including related amenities and improvements), whether in single or multiple lots and (C) Equity Interests of a Subsidiary, the assets of which consist entirely of amenities and improvements related to real estate, such as golf courses, and real estate underlying such amenities and improvements;

(6)	dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business;

(7)	any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $5.0 million;

(8)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(9)

any swap or exchange of assets, or lease, assignment or sublease of any real or personal property, in exchange for property or services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted

Subsidiaries as a whole, as determined in good faith by the senior management of the Company, in each case, in the ordinary course of business;

(10)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(11)	the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

(12)	the disposition of assets or property that are obsolete or that are no longer useful in the conduct of the business of the Company and/or any Restricted Subsidiaries; and

(13)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any lease included in any such Sale and Leaseback Transaction provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the managing member or members or any controlling committee of managing members thereof or board of directors of such Person, as the case may be, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Borrowing Base Facility” means one or more revolving debt facilities, in each case, with banks or other institutional lenders or other credit providers that provide for committed advances calculated by reference to the value of assets of the Company and its Restricted Subsidiaries, whether or not pledged as collateral to secure borrowings thereunder.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or in the place of payment are authorized or required by law to close.

“Capitalized Lease” means an obligation required to be capitalized and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP at the time any determination thereof is to be made and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	marketable obligations with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2)

demand and time deposits and certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250 million and the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(3)	commercial paper maturing no more than 365 days from the date of creation thereof issued by a corporation organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s;

(4)	repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Amortization Expense” for any period means the amortization expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of

(1)	Consolidated Net Income, plus

(2)	in each case only to the extent deducted in determining Consolidated Net Income,

(a)	Consolidated Income Tax Expense to the extent actually paid with respect to such period,

(b)	Consolidated Amortization Expense,

(c)	Consolidated Depreciation Expense,

(d)	Consolidated Interest Incurred, and

(e)	all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge to the extent it represents or results in an accrual of a reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus

(3)	the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period other than accruals of revenue in the ordinary course of business.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges during the most recent four consecutive full fiscal quarters for which internal financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Incurred for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence of any Indebtedness, the inclusion of any Indebtedness on the balance sheet or the issuance of any preferred stock, in each case of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge or the assumption by another Person that is not a Restricted Subsidiary and with respect to which the Company and all Restricted Subsidiaries have been validly and unconditionally released by such Person (collectively, “repayment”) of other Indebtedness or redemption of other preferred stock (other than the incurrence or repayment of Indebtedness pursuant to any revolving credit arrangement unless such Indebtedness has been permanently repaid and the related commitments terminated and not replaced) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period;

(2)	any Asset Sale or disposition or Asset Acquisition (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges (including any directly attributable pro forma expense and cost reductions calculated on a basis consistent with GAAP; provided however that any such pro forma expense and cost reductions shall be determined in good faith by a senior financial officer of the Company) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or disposition or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; and

(3)	the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP shall be excluded but only to the extent that the obligations giving rise to the Consolidated Interest Expense will not be obligations of the Company or any of the Restricted Subsidiaries following the Transaction Date.

If the Company or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person (other than a Restricted Subsidiary, in the case of the Company, or the Company or another Restricted Subsidiary, in the case of a Restricted Subsidiary), the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

If since the beginning of the Four-Quarter Period and on or prior to the Transaction Date, any Person (A) shall have become a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary and (B) shall have incurred any Indebtedness or discharged any Indebtedness or made any asset sale or disposition or any Asset Acquisition that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company.

In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2)

if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)	notwithstanding clause (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the Transaction Date relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a Capitalized Lease,

(2)	commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)	the net costs associated with interest rate Hedging Obligations (including amortization of fees),

(4)	amortization of debt issuance costs, debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) or premium and other financing fees and expenses; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense,

(5)	the interest portion of any deferred payment obligations that constitute Indebtedness,

(6)	all other non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instrument pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense,

(7)	all dividend payments on any series of Disqualified Equity Interests of the Company or any preferred stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any preferred stock held by the Company or a Restricted Subsidiary or paid in Qualified Equity Interests), and

(8)	all interest on any Indebtedness of any other Person (other than a Restricted Subsidiary, in the case of the Company, or the Company or another Restricted Subsidiary, in the case of a Restricted Subsidiary) guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on assets of the Company or one of the Restricted Subsidiaries, in each case to the extent paid by the Company or a Restricted Subsidiary.

“Consolidated Interest Incurred” for any period means the sum, without duplication, of (1) Consolidated Interest Expense and (2) interest capitalized for such period (including interest capitalized with respect to discontinued operations).

“Consolidated Net Income” for any period means the net income (or loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from calculations of such net income (to the extent otherwise included therein), without duplication:

(1)

the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Company or any of the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Company or any of the Restricted Subsidiaries during such period or such loss has been funded with cash or assets of the Company or any Restricted Subsidiary;

(2)	for the purposes of calculating the Restricted Payments Basket only, the net income of any Non-Guarantor Subsidiary of such Person during such period to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Non-Guarantor Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(3)	for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Company by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(4)	for the purposes of calculating the Restricted Payments Basket only, except to the extent includible in the consolidated net income of the Company pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary;

(5)	any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Company or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness or early termination of Hedging Obligations or other derivative instruments, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any Restricted Subsidiary;

(6)	any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Company or any Restricted Subsidiary during such period;

(7)	the cumulative effect of a change in accounting principles;

(8)	any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments;

(9)	any non-cash impairment charge or asset write-off (other than with respect to inventory), in each case pursuant to GAAP; and

(10)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees.

Any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under the caption “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (18) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Tangible Assets” means, as of any date, the total amount of assets of the Company and the Restricted Subsidiaries less Intangible Assets of the Company and the Restricted Subsidiaries, in each case as shown on the consolidated balance sheet of the Company for the then most recently ended fiscal quarter for which internal financial statements are available.

“Consolidated Tangible Net Worth” means, as of any date, the stockholders’ or members’ equity of the Company and the Restricted Subsidiaries less Intangible Assets of the Company and the Restricted Subsidiaries, in each case as shown on the consolidated balance sheet of the Company for the then most recently ended fiscal quarter for which internal financial statements are available.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Proposed Credit Facility), commercial paper facilities or debt securities or other forms of debt financing, in each case, with banks, institutional investors or other lenders or credit providers or a trustee providing for the revolving credit loans, term loans, project loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit or issuances of debt securities, including any related notes, guarantees, collateral documents, instruments, indentures, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, replaced in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder (provided that such additional Indebtedness is incurred in accordance with the covenant described under the caption “Certain Covenants—Limitations on Additional Indebtedness”), extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Non-cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation.

“Designation” has the meaning given to this term in the covenant described under the caption “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries”; and “Designate” and “Designated” shall have correlative meanings.

“Designation Amount” has the meaning given to this term in the covenant described under the caption “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Directly Related Assets” means, with respect to any particular property, assets directly related thereto or derived therefrom, such as proceeds (including insurance proceeds), products, rents, and profits thereof and improvements and accessions thereto.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, (i) required to be redeemed by such Person, whether or not at the option of the holder thereof, (ii) convertible into or exchangeable for Indebtedness or Disqualified Equity Interests (excluding Equity Interests which are convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an incurrence of such Indebtedness or Disqualified Stock)); or (iii) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case, on or prior to the date which is the earlier of 91 days after the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided further, however, that any Equity Interests that would constitute Disqualified Equity Interests solely because of provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company to redeem such Equity Interests upon the occurrence of a Change of Control or Asset Sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or the Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Equity Interests (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described above under the captions “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales” and such repurchase or redemption complies with the provisions of the Indenture described above under the caption “—Certain Covenants—Limitations on Restricted Payments.”

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person but excluding any debt securities convertible or exchangeable into such equity.

“Equity Offering” means a public or private equity offering or sale after the Issue Date of Qualified Equity Interests by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the debt securities of the Company to be issued pursuant to the Indenture in exchange for, and in an aggregate principal amount not to exceed, the aggregate principal amount of the Notes, in compliance with the terms of the Registration Rights Agreement, which debt securities will have terms substantially identical in all material respects to the Notes (except that such debt securities will not contain terms with respect to transfer restrictions).

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as is determined in good faith by an officer of the Company; provided that such determination of Fair Market Value shall be made in good faith by the Board of Directors of the Company or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee, if such Fair Market Value would exceed $25.0 million.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. Unless otherwise specified, all ratios and computations, contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“GP Indebtedness” means as of any date the amount of the liability of Company or any of its Restricted Subsidiaries in its capacity as a general partner for the Indebtedness of a partnership or Joint Venture after subtracting the Fair Market Value as of such date of the assets of such partnership or Joint Venture that secure such Indebtedness.

“Guarantee” or “guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each Person that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until such Person is released from its Note Guarantee in accordance with the provisions of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in or manage exposure to interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in or manage exposure to foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in or manage exposure to commodity prices, in each case entered into for bona fide hedging purposes and not for the purpose of speculation.

“Holder” means any registered holder, from time to time, of the Notes.

“Housing Unit” means a detached or attached home (including a townhouse or condominium) owned by the Company or a Subsidiary of the Company (i) which is completed or for which there has been a start of construction and (ii) which has been or is being constructed on any real estate which immediately prior to the start of construction constituted a Lot.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary whose total assets at the last day of the most recently ended fiscal quarter ending prior to such date for which internal financial statements are available were less than $10.0 million, determined in accordance with GAAP.

“incur” means, with respect to any Indebtedness or obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or at the time such Person merged with or into the Company or a Restricted Subsidiary shall be deemed to have been incurred at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)	all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit, letters of guarantee, bankers’ acceptances or other similar instruments (or reimbursement obligations with respect thereto);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than 365 days after such property is acquired or such services are completed, except (a) trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services and (b) any earn-out or similar obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)	the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests or, with respect to any Restricted Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends);

(6)	all Capitalized Lease Obligations of such Person;

(7)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)	all Indebtedness of other Persons guaranteed by such Person to the extent of such guarantee (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP); provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or its Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis;

(9)	all Attributable Indebtedness; and

(10)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net termination values of such agreements or arrangements giving rise to such obligations that would be payable by such Person at such time).

Notwithstanding the foregoing, the following shall not be considered Indebtedness:

(a)	accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business;

(b)	completion guarantees entered into in the ordinary course of business;

(c)	obligations in respect of district improvement bonds pertaining to roads, sewers and other infrastructure; and

(d)	Indebtedness that has been discharged or defeased in accordance with its governing documents.

Except as provided in this paragraph, the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of other Persons on the date that the Lien attaches and (b) the amount of the Indebtedness secured. The outstanding balance at any date of all unconditional obligations of an instrument having a principal amount shall be the outstanding principal amount thereof. The amount outstanding as of any date of any Indebtedness issued with original issue discount shall be the accreted value thereof. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Equity Interests of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options). For purposes of clause (5), the “maximum mandatory redemption or repurchase price” of any Disqualified Equity Interests or preferred stock that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interest or preferred stock as if such Disqualified Equity Interests or preferred stock were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Indebtedness to Tangible Net Worth Ratio” means, with respect to any determination date, the ratio of (i) total consolidated Indebtedness of the Company and the Restricted Subsidiaries to (ii) the Consolidated Tangible Net Worth of the Company, in each case, as of the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date of the transaction giving rise to the need to calculate the Indebtedness to Tangible Net Worth Ratio. The Indebtedness to Tangible

Net Worth Ratio shall be calculated on a pro forma basis consistent with the pro forma adjustments set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Company and its Affiliates; provided, however, that the prior rendering of service to the Company or an Affiliate of the Company shall not, by itself, disqualify the advisor.

“Intangible Assets” means, with respect to any Person, all goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“Investments” of any Person means, without duplication:

(1)	all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)	all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3)	all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4)	the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of any Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under the caption “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” Notwithstanding the foregoing, redemptions of Equity Interests of the Company shall be deemed not to be Investments.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Joint Venture” means a corporation, limited liability company, partnership or other entity engaged in a Permitted Business (other than an entity constituting a Wholly Owned Subsidiary or an Unrestricted Subsidiary of the Company) in which the Company or any Restricted Subsidiaries owns, directly or indirectly, at least 10% of the Equity Interests.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, lease, easement, restriction, covenant, charge, security interest, priority or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Lots” means all land owned by the Company or a Subsidiary of the Company which is zoned by the applicable governmental authority having jurisdiction for construction and use as Housing Units.

“Model Home Unit” means a completed Housing Unit to be used as a model home in connection with the sale of Housing Units in a residential housing project.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form), net of

(1)	brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2)	provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)	amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon in accordance with the terms thereof;

(4)	payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold; and

(5)	appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired, developed or improved with the proceeds of such Indebtedness or such Indebtedness was incurred within 365 days after the acquisition, development or improvement of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness that is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse for (a) environmental warranties or indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics liens or (c) similar customary “bad-boy” guarantees.

“Note Guarantee” means, individually, any guarantee of payment of the Notes and the Company’s other obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Officer” of any Person means any of the following of such Person: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” of any Person means a certificate signed by two Officers of such Person.

“PAPA” means an arrangement between the Company or any Restricted Subsidiary and any other Person (other than an Affiliate of the Company) entered into in connection with the acquisition of real estate by the Company or a Restricted Subsidiary from such Person, that provides for one or more future payments to such Person or any of its Affiliates, the amount of which is calculated by reference to the sales price of such real estate upon a disposition by the Company or a Restricted Subsidiary of such real estate (or parts thereof).

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks equally in right of payment with the Notes or the Note Guarantee of such Guarantor, as applicable (without giving effect to collateral arrangements).

“Permitted Business” means (i) any business engaged in by the Company or any of the Restricted Subsidiaries on the Issue Date, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, or necessary to, the business described in clauses (i) or (iii) of this definition and (iii) any business in the homebuilding, real estate development, commercial real estate development or management, brokerage and the sale, rental or management of homes and other real estate, mortgage lending or servicing, title or title-related services, homeowners’ insurance or community planning industries, or (iv) any other business which is not otherwise material to the business of the Company and its Restricted Subsidiaries, taken as a whole.

“Permitted Holders” means (i) Messrs. Dale Francescon and Robert J. Francescon; (ii) any spouse, civil partner or relative (or the spouse or civil partner of such relative) of either Person specified in clause (i) of this definition; (iii) any Person directly or indirectly controlled by, or any trust for the benefit of, any Person specified in clauses (i) and (ii) of this definition; (iv) the estate, executors, administrators or similar Persons for any Person specified in clauses (i), (ii) or (iii) of this definition; (v) any Person or any of the Persons who were a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which a Change of Control Offer has been made and all Notes that were tendered therein have been accepted and paid; and (vi) any corporation, limited liability company or other entity more than 50% of the voting and economic rights of the equity interests of which are held, directly or indirectly, by any one or more of the foregoing Persons.

“Permitted Investment” means:

(1)	Investments by the Company or any Restricted Subsidiary in any Restricted Subsidiary;

(2)	Investments by the Company or any of the Restricted Subsidiaries in a Person that is engaged in a business permitted under the covenant described above under the caption “—Conduct of Business” if as a result of or immediately following such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held or committed to by such Person at the time of such acquisition, merger, consolidation or transfer; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer; and any extension, modification or renewal of any such Investment, but only to the extent such extension, modification or renewal does not involve additional advances, contributions or other Investments of cash or other assets, or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the date such Person was acquired);

(3)	Investments in the Company by any Restricted Subsidiary;

(4)	loans and advances to directors, employees and officers of the Company and the Restricted Subsidiaries in the ordinary course of business not in excess of $2.0 million with respect to all loans or advances outstanding at any time (without giving effect to the forgiveness of any such loan);

(5)	Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under the caption “—Certain Covenants—Limitations on Additional Indebtedness”;

(6)	cash or Cash Equivalents;

(7)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(8)	Investments received (i) in compromise, settlement or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement, including foreclosure, perfection or enforcement of any Lien, upon the bankruptcy or insolvency of such trade creditors or customers, (ii) in compromise, settlement or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates or (iii) as a result of a foreclosure by the Company or any Restricted Subsidiary of any Lien;

(9)	Investments made by the Company or any Restricted Subsidiary as a result of non-cash consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption “—Certain Covenants—Limitations on Asset Sales”;

(10)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation performance and other similar deposits in the ordinary course of business;

(11)	Investments in existence or committed to on the Issue Date and any extension, modification or renewal of such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof to which the Company or any Subsidiary was not bound on the Issue Date (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(12)	Guarantees issued in accordance with the covenant described under the caption “—Certain Covenants—Limitations on Additional Indebtedness;”

(13)	obligations (but not payments thereon) with respect to homeowners association obligations, community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds and similar bonding requirements arising in the ordinary course of business of a homebuilder;

(14)	guarantee obligations, including completion guarantee or indemnification obligations (other than for the payment of borrowed money), entered into in the ordinary course of business and incurred for the benefit of any adjoining landowner, lender, seller of real property or municipal government authority (or enterprises thereof) in connection with the acquisition, construction, subdivision, entitlement and development of real property;

(15)	Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements in the ordinary course of business;

(16)	extensions of trade credit, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(17)	Investments by the Company or any Restricted Subsidiary in Joint Ventures and Unrestricted Subsidiaries engaged in a Permitted Business at any one time outstanding not to exceed the greater of (a) $30.0 million and (b) 7.25% of Consolidated Tangible Assets determined at the time of such Investment (the “Aggregate Permitted Joint Venture Investment Amount”) (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(18)	other Investments in an aggregate amount at any one time outstanding not to exceed the greater of $15.0 million and 3.5% of Consolidated Tangible Assets determined at the time of such Investment (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(19)	lease, utility, marketing and business development and other similar deposits made in the ordinary course of business; and

(20)	any Investment (other than any Investment made in accordance with clause (2) of this definition) to the extent made in exchange for the issuance of Qualified Equity Interests of the Company.

The amount of Investments outstanding at any time pursuant to clauses (17) and (18) above shall be deemed to be reduced:

(a)	upon the disposition or repayment of or return on any Investment made pursuant to clauses (17) and (18) above, by an amount equal to the return of capital with respect to such Investment to the Company or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b)	upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (17) or (18) above.

“Permitted Liens” means the following types of Liens:

(1)	Liens securing Permitted Indebtedness incurred pursuant to and outstanding under clause (1) of the second paragraph under the caption “—Certain Covenants—Limitations on Additional Indebtedness” not to exceed $75.0 million in aggregate principal amount at any time outstanding; provided that, so long as the Indebtedness to Tangible Net Worth Ratio would be no more than 0.5 to 1.00 on a pro forma basis immediately after the incurrence thereof, an aggregate principal amount of such Permitted Indebtedness may be secured under this clause (1) not to exceed $150.0 million in aggregate principal amount at any time outstanding;

(2)	(a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, construction contractors, repairmen and other Liens imposed by law incurred in the ordinary course of business and (b) Liens for taxes, assessments or governmental or quasi-governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)	Liens incurred or deposits and pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, public or statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, development obligations, progress payments, utility services, developer’s or other obligations to make on-site or off-site improvements and other similar obligations (including those to secure health, safety and environmental obligations) (exclusive of obligations for the payment of borrowed money);

(4)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods; provided, however, that such bankers’ acceptances do not constitute Indebtedness;

(5)	Liens securing reimbursement obligations with respect to commercial letters of credit issued pursuant to the request of and for the due account of such Person in the ordinary course of its business which encumber documents, goods covered thereby and other assets relating to such letters of credit and products and proceeds thereof;

(6)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;

(7)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that (a) such account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or such Restricted Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board, (b) such account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution and (c) in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(8)	leases or subleases, licenses or sublicenses, (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Company or any Restricted Subsidiary;

(9)	Liens arising from filing Uniform Commercial Code financing statements regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(10)	Liens securing all of the Notes and Liens securing any Note Guarantee with respect to all of the Notes;

(11)	Liens in favor of the Trustee under and as permitted by the Indenture and similar Liens in favor of other trustees, agents and representatives;

(12)	Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date (other than Liens permitted under clause (1)), plus renewals and extensions of such Liens secured by the same or similar property (without increase in the amount, or change in any direct or contingent obligor, of the Indebtedness or other obligations secured thereby);

(13)	Liens in favor of the Company or any Restricted Subsidiary;

(14)	Liens securing Non-Recourse Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that such Liens apply only to (a) the property financed out of the net proceeds of such Non-Recourse Indebtedness within 270 days after the incurrence of such Non-Recourse Indebtedness and (b) Directly Related Assets;

(15)	Liens securing Purchase Money Indebtedness and Refinancing Indebtedness in respect thereof permitted to be incurred by clause (7) of the second paragraph of the covenant described under the caption “—Certain Covenants—Limitations on Additional Indebtedness,” provided that such Liens apply only to (a) the asset acquired, installed, designed, constructed or improved with the proceeds of such Purchase Money Indebtedness and, except with respect to Refinancing Indebtedness, within 270 days after the incurrence of such Purchase Money Indebtedness and (b) Directly Related Assets;

(16)	Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than Directly Related Assets); and provided, further that such Liens were not incurred in connection with or in contemplation or anticipation of the acquisition of such Person by the Company or any Restricted Subsidiaries;

(17)	Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof); provided, that such Liens may not extend to any other assets owned by the Company or any Restricted Subsidiary;

(18)	Liens to secure Attributable Indebtedness permitted to be incurred under the Indenture; provided that any such Lien shall not extend to or cover any assets of the Company or any Restricted Subsidiary other than (a) the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred and (b) Directly Related Assets;

(19)	Liens deemed to exist by reason of (i) any encumbrance or restriction (including put and call arrangements) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (ii) any encumbrance or restriction imposed under any contract for the sale by the Company or any Subsidiary of the Company of the Equity Interests of any Subsidiary of the Company, or any business unit or division of the Company or any Restricted Subsidiary permitted by the Indenture; provided that in each case such Liens shall extend only to the relevant Equity Interests;

(20)	Liens to secure Indebtedness which is incurred in compliance with the covenant described above under the caption “—Certain Covenants—Limitations on Additional Indebtedness” and that refinances, refunds, replaces, amends, extends or modifies, as a whole or in part, any Indebtedness that was previously so secured pursuant to clauses (10), (12), (16), (17), (18) and (20) of this definition; provided that in each case (i) such Liens do not extend to any additional assets than those that secured the Indebtedness being refinanced, refunded, replaced, amended, extended, or modified (other than Directly Related Assets) and (ii) the Indebtedness secured by the new Lien is not increased to an amount greater than the sum of (x) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness being refinanced, refunded, replaced, amended, extended or modified, plus accrued and unpaid interest thereon and (y) the amount of any premium paid (including tender premiums), and the amount or expenses incurred by the Company or a Restricted Subsidiary in connection with such refunding, refinancing, replacement, amendment, extension or modification;

(21)	attachment or judgment Liens not giving rise to a Default and which are adequately bonded and being contested in good faith by appropriate proceedings;

(22)	survey exceptions, easements, rights-of-way, dedications, covenants, conditions, restrictions, reservations, assessment district and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries;

(23)	zoning restrictions, easements, licenses, reservations, encroachments, protrusion permits, servitudes, covenants, conditions, waivers, restrictions on the use of real property or minor irregularities in title thereto (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances recorded against the fee estate, with or without consent of the lessee), which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business;

(24)	Liens on Equity Interests in an Unrestricted Subsidiary to the extent that such Liens secure Indebtedness of such Unrestricted Subsidiary;

(25)	Liens for homeowner, condominium and similar association fees and assessments and other payments;

(26)	Licenses of intellectual property granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company or any Restricted Subsidiary;

(27)	pledges, deposits and other Liens existing under, or required to be made in connection with, (i) earnest money obligations, escrows or similar purpose undertakings or indemnifications in connection with any option agreements or purchase and sale agreement, (ii) development agreements or other contracts entered into with governmental authorities (or an entity sponsored by a governmental authority), in connection with the entitlement of real property or (iii) agreements for the funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds, and similar bonding requirements arising in the ordinary course of business of a homebuilder;

(28)	Liens securing Hedging Obligations and Cash Management Obligations;

(29)	Liens on Model Home Units and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom;

(30)	rights of purchasers and borrowers with respect to security deposits, escrow funds and other amounts held by the Company or any Restricted Subsidiary;

(31)	any interest or title of a lessor under a Capitalized Lease Obligation or an operating lease;

(32)	Liens securing Indebtedness; provided that the principal amount of such Indebtedness secured pursuant to this clause (32) together with all other Indebtedness then outstanding and incurred under this clause (32) does not exceed the greater of $15.0 million and 3.0% of Consolidated Tangible Assets at the time of incurrence;

(33)	Liens securing Indebtedness of the Company or any Restricted Subsidiary in respect of Indebtedness of Joint Venture permitted to be incurred under the Indenture; provided that, with respect to such Indebtedness, such Liens do not extend to assets of the Company or any Restricted Subsidiaries other than (x) assets of the Joint Venture or (y) the Equity Interests held by the Company or a Restricted Subsidiary in such Joint Venture to the extent that such Liens secure Indebtedness in respect of such Joint Venture owing to lenders who have also been granted Liens on assets of such Joint Venture to secure Indebtedness of such Joint Venture;

(34)	Liens securing obligations of the Company or any Restricted Subsidiary to any third party in connection with PAPAs, provided that such Liens do not at any time encumber any property, other than the property (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom) acquired in connection with such PAPA and the proceeds and products thereof; and

(35)	any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of Equity Interests of such Person.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Proposed Credit Facility” means the contemplated unsecured revolving Credit Agreement by and between the Company and one or more lenders, as the same is entered into and as it may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder; provided that such additional Indebtedness is incurred in accordance with the covenant described under the caption “—Certain Covenants—Limitations on Additional Indebtedness”).

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Company or any Restricted Subsidiary or the cost of installation, design, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost (including financing costs), (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and Directly Related Assets, and (3) such Indebtedness shall be incurred within 365 days after such acquisition of such asset by the Company or such Restricted Subsidiary or such installation, design, construction or improvement.

“Qualified Equity Interests” means Equity Interests of such Person other than Disqualified Equity Interests; provided, however, that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of any Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person and not repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan) and not repaid. Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or, if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redesignation” has the meaning given to such term in the covenant described under the caption—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to refund, replace, repurchase, renew, extend, redeem or refinance in whole or in part, any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or incurred in compliance with the Indenture (the “Refinanced Indebtedness”) in a principal amount (or if issued with original issue discount, an issue price) not in excess of the principal amount of the Refinanced Indebtedness (plus, in each case, the amount of any premium paid (including tender premiums), accrued and unpaid interest and the amount of expenses incurred by the Company or any Restricted Subsidiary in connection with such repayment or amendment); provided that:

(1)	if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is expressly subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

(2)	the Refinancing Indebtedness has a Stated Maturity that is not earlier than the earlier of (a) the Stated Maturity of the Refinanced Indebtedness being repaid or amended or (b) the date that is 91 days after the Stated Maturity of the Notes;

(3)	the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Stated Maturity of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the Stated Maturity of the Notes; and

(4)	Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Registration Rights Agreement” means the registration rights agreement dated as of May 5, 2014, among the Company and the initial purchasers, relating to the Initial Notes, as the same may be amended, supplemented or modified from time to time.

“Restricted Payment” means any of the following:

(1)	the declaration or payment of any dividend or any other distribution (whether made in cash, securities or other property) on Equity Interests of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Company, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Company or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)	the redemption, purchase, retirement, defeasance or other acquisition for value of any Equity Interests of the Company, including any payment in connection with any merger or consolidation involving the Company, but excluding any such Equity Interests held by the Company or any Restricted Subsidiary;

(3)	any Investment other than a Permitted Investment; or

(4)	any payment on or with respect to, or purchase, repurchase, defeasance, redemption or other acquisition or retirement for value of, any Subordinated Indebtedness of the Company or any Guarantor (excluding any intercompany Indebtedness between or among the Company and any Guarantor), except (i) a payment of interest or principal at or after the stated date for payment thereof or (ii) the purchase, repurchase, defeasance, redemption or other acquisition or retirement of any such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at the stated date for payment thereof, in each case due within one year of the date of purchase, repurchase, defeasance, redemption or other acquisition or retirement.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under the caption “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Company.

“Securities Act” means the Securities Exchange Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02 under Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or the Note Guarantees, respectively, by written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the sole managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in accordance with the covenant described above under the caption “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof normally and without regard to any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly-Owned Restricted Subsidiaries.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material United States federal income tax considerations relevant to the exchange of the Initial Notes for Exchange Notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, United States Treasury regulations issued thereunder, Internal Revenue Service (which we refer to as the “IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	United States expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	real estate investment trusts or regulated investment companies;

•	U.S. persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	tax-exempt organizations;

•	persons holding the notes as part of a “straddle,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

Exchange Pursuant to the Exchange Offer

The exchange of the Initial Notes for the Exchange Notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Initial Notes. Accordingly, the exchange of Initial Notes for Exchange Notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the Exchange Notes will have the same tax attributes as the Initial Notes exchanged therefor and the same tax consequences to holders as the Exchange Notes have to holders, including, without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC, and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. In addition, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders) other than commissions or concessions of any brokers or dealers and will indemnify the holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes offered hereby and certain other legal matters in connection with the exchange offer will be passed upon for us by Greenberg Traurig, LLP, Los Angeles, California.

CHANGE IN ACCOUNTANTS

On October 21, 2013, we dismissed BKD, LLP as our independent registered public accounting firm, which dismissal has been approved by our Audit Committee and ratified by our board of directors.

The consolidated financial statements of Century Communities, Inc. and our predecessor Century Communities Colorado, LLC as of and for the years ended December 31, 2012 and 2011 were audited by BKD, LLP, and their reports on such financial statements did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2012 and 2011, and the subsequent interim period through October 21, 2013, (i) there were no disagreements with BKD, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BKD, LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such year, and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

On October 21, 2013, we engaged Ernst & Young LLP as our independent registered public accounting firm, which engagement has been approved by our Audit Committee and ratified by our board of directors. During the years ended December 31, 2012 and 2011, and the subsequent interim period through October 21, 2013, we did not consult with Ernst & Young LLP on any matters regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, or any other matter that was the subject of a disagreement (as such term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as such term is used in Item 304(a)(1)(v) of Regulation S-K).

EXPERTS

The consolidated financial statements of Century Communities, Inc. as of December 31, 2013, and for the year then ended, included in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Century Communities, Inc. and our predecessor Century Communities Colorado, LLC as of and for the year ended December 31, 2012 have been audited by BKD, LLP, independent registered accounting firm, as stated in their report appearing herein. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on BKD, LLP’s report, given on its authority as an expert in accounting and auditing.

The consolidated financial statements of Las Vegas Land Holdings, LLC as of December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, independent certified public accountants, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the exchange offer and the Exchange Notes and the related guarantees. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the Exchange Notes, we refer you to the registration statement and the accompanying exhibits. With respect to statements in this prospectus about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. A copy of the registration statement and the accompanying exhibits and any other document we file with the SEC may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

We maintain a website at www.centurycommunities.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheet of Century Communities, Inc. as of December 31, 2013 and December 31, 2012	F-4
Consolidated Statement of Operations of Century Communities, Inc. for the Years Ended December 31, 2013 and 2012	F-5
Consolidated Statement of Equity of Century Communities, Inc. for the Years Ended December 31, 2013 and 2012	F-6
Consolidated Statement of Cash Flows of Century Communities, Inc. for the Years Ended December 31, 2013 and 2012	F-7
Notes to Consolidated Financial Statements of Century Communities, Inc. (December 31, 2013 and 2012)	F-8
Unaudited Condensed Consolidated Balance Sheet of Century Communities, Inc. as of September 30, 2014 and December 31, 2013	F-31
Unaudited Condensed Consolidated Statement of Operations of Century Communities, Inc. for the Three and Nine Months Ended September 30, 2014 and 2013	F-32
Unaudited Condensed Consolidated Statement of Cash Flows of Century Communities, Inc. for the Nine Months Ended September 30, 2014 and 2013	F-33
Notes to Unaudited Condensed Consolidated Financial Statements (September 30, 2014)	F-34

Independent Auditor’s Report	F-55
Consolidated Balance Sheet of Las Vegas Land Holdings, LLC and Subsidiaries as of December 31, 2013 and December 31, 2012	F-56
Consolidated Statement of Operations of Las Vegas Land Holdings, LLC and Subsidiaries for the Years Ended December 31, 2013 and 2012	F-57
Consolidated Statement of Members’ Equity of Las Vegas Land Holdings, LLC and Subsidiaries for the Years Ended December 31, 2013 and 2012	F-58
Consolidated Statement of Cash Flows of Las Vegas Land Holdings, LLC and Subsidiaries for the Years Ended December 31, 2013 and 2012	F-59
Notes to Consolidated Financial Statements of Las Vegas Land Holdings, LLC and Subsidiaries (December 31, 2013 and 2012)	F-60
Condensed Consolidated Balance Sheet of Las Vegas Land Holdings, LLC and Subsidiaries as of March 31, 2014 (unaudited) and December 31, 2013	F-70
Condensed Consolidated Statement of Operations of Las Vegas Land Holdings, LLC and Subsidiaries for the Three Months Ended March 31, 2014 and 2013 (unaudited)	F-71
Condensed Consolidated Statement of Cash Flows of Las Vegas Land Holdings, LLC and Subsidiaries for the Three Months Ended March 31, 2014 and 2013 (unaudited)	F-72
Notes to Condensed Consolidated Financial Statements of Las Vegas Land Holdings, LLC and Subsidiaries (March 31, 2014) (unaudited)	F-73
Unaudited Pro Forma Condensed Consolidated Financial Statements as of and for the Nine Months Ended September 30, 2014 and for the Year Ended December 31, 2013	F-78

Report of Independent Registered Public Accounting Firm

The Board of Directors of Century Communities, Inc.

We have audited the accompanying consolidated balance sheet of Century Communities, Inc. as of December 31, 2013, and the related consolidated statements of operations, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Century Communities, Inc. at December 31, 2013, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with the U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado

April 7, 2014, except for Note 19,

as to which the date is May 29, 2014,

and Note 22 and Note 23,

as to which the date is December 19, 2014

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Century Communities Colorado, LLC & Affiliates

Greenwood Village, Colorado

We have audited the accompanying consolidated balance sheet of Century Communities Colorado LLC & Affiliates as of December 31, 2012, and the related consolidated statements of operations, equity and cash flows for the year ended December 31, 2012. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Communities Colorado LLC & Affiliates as of December 31, 2012, and the results of its operations and its cash flows for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/S/ BKD, LLP

February 12, 2014, except for Note 22 as it relates to the 2012 condensed financial information, as to which the date is December 19, 2014

Denver, Colorado

Century Communities, Inc.

Consolidated Balance Sheet

As of December 31, 2013 and 2012

(in thousands)

	As of December 31,
	2013	2012
Assets
Cash and cash equivalents	$109,998	$4,357
Cash held in trust	—	2,917
Accounts receivable	4,438	897
Inventories	184,072	75,316
Prepaid expenses and other assets	8,415	2,057
Property and equipment, net	3,360	2,517
Amortizable intangible assets, net	1,877	—
Goodwill	479	—
Assets of consolidated variable interest entities:
Cash and cash equivalents	—	623
Inventories	—	1,989

Total assets	$312,639	$90,673

Liabilities and equity
Liabilities:
Accounts payable	$588	$2,459
Accrued expenses and other liabilities	38,083	19,095
Deferred tax liability, net	912	—
Payable to affiliates	—	95
Notes payable and revolving loan agreement	1,500	33,206
Subordinated obligation due to member	—	11,244
Liabilities of consolidated variable interest entities:
Accrued expenses	—	13

Total liabilities	41,083	66,112

Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 17,257,774 shares issued and outstanding at December 31, 2013 (none at December 31, 2012)	173	—
Additional paid-in capital	262,982	—
Retained earnings	8,401	—
Members’ capital before non-controlling interests	—	22,060
Non-controlling interests	—	2,501

Total stockholders’ equity	271,556	24,561

Total liabilities and stockholders’ equity	$312,639	$90,673

See Notes to Consolidated Financial Statements.

Century Communities, Inc.

Consolidated Statement of Operations

For the Years Ended December 31, 2013 and 2012

(in thousands, except per share amounts)

	Year Ended December 31,
	2013	2012
Home sales revenues	$171,133	$96,030
Cost of sales	129,651	75,448

Gross margin	41,482	20,582
Selling, general, and administrative (including related-party management fees of $200 and $600 in 2013 and 2012, respectively)	23,622	13,496

Operating income	17,860	7,086
Other income (expense):
Interest income	228	11
Interest expense	—	—
Other expense	(26)	342
Gain on disposition of assets	11	—

Income before tax expense	18,073	7,439
Income tax expense	5,015	—
Deferred taxes on conversion to a corporation	627	—

Consolidated net income of Century Communities, Inc.	12,431	7,439
Net income attributable to the non-controlling interests	52	1,301

Income attributable to common stockholders	$12,379	$6,138

Earnings per share
Basic and diluted	$0.95	$—

Weighted average number of common shares outstanding
Basic and diluted	12,873,562	—

Unaudited pro forma net income, income attributable to common stockholders, and earnings per share (Note 20)
Net income	$12,185	$5,388

Income attributable to common stockholders	12,031	4,087

Basic and diluted earnings per share	0.93	0.82

Unaudited pro forma weighted average number of common shares (Note 20)
Basic and diluted	12,873,562	5,000,000

See Notes to Consolidated Financial Statements.

Century Communities, Inc.

Consolidated Statement of Equity

December 31, 2013 and 2012

(in thousands)

	Members’ Capital	Common Stock		Paid-In Capital	Retained Earnings	Non- Controlling Interests	Total Equity
		Shares	Amount
Balance at December 31, 2011	$26,316	$—	$—	$—	$—	$2,215	$28,531
Non-cash contributions	1,280	—	—	—	—	—	1,280
Non-cash distributions	(5,365)	—	—	—	—	—	(5,365)
Distributions	(6,309)	—	—	—	—	(1,015)	(7,324)
Net income	6,138	—	—	—	—	1,301	7,439

Balance at December 31, 2012	22,060	—	—	—	—	2,501	24,561
Non-cash contributions	3,708	—	—	—	—	—	3,708
Non-cash distributions	—	—	—	—	—	(1,603)	(1,603)
Contributions	1,500	—	—	—	—	—	1,500
Distributions to non-controlling interests	—	—	—	—	—	(950)	(950)
Distributions to members	(3,830)	—	—	—	—	—	(3,830)
Conversion of subordinated obligation to equity	11,244	—	—	—	—	—	11,244
Net income January 1, 2013 through April 30, 2013	3,978	—	—	—	—	52	4,030

Members’ capital as of April 30, 2013	38,660	—	—	—	—	—	38,660
Conversion of LLC to C corporation	(38,660)	5,000	50	38,610	—	—	—
Issuance of common stock	—	12,075	121	223,639	—	—	223,760
Issuance of restricted stock awards	—	183	—	—	—	—	—
Stock-based compensation expense	—	—	2	733	—	—	735
Net income May 1, 2013 through December 31, 2013	—	—	—	—	8,401	—	8,401

Balance at December 31, 2013	$—	$17,258	$173	$262,982	$8,401	$—	$271,556

See Notes to Consolidated Financial Statements.

Century Communities, Inc.

Consolidated Statement of Cash Flows

For the Years Ended December 31, 2013 and 2012

(in thousands)

	Year Ended December 31,
	2013	2012
Operating activities
Net income	$12,431	$7,439
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	937	196
Stock compensation expense	735	—
Deferred provision upon conversion	627	—
Deferred provision change post conversion	285	—
Changes in assets and liabilities:
Cash held in trust	2,917	(2,917)
Accounts receivable	(3,400)	(829)
Inventories	(92,250)	(28,758)
Prepaid expenses and other assets	(4,858)	(95)
Accounts payable	(2,749)	1,152
Accrued expenses and other liabilities	17,922	7,816
Payable to affiliates	(95)	95

Net cash used in operating activities	(67,498)	(15,901)

Investing activities
Purchases of property and equipment	(550)	(839)
Business combination	(15,708)	—

Net cash used in investing activities	(16,258)	(839)

Financing activities
Borrowings under line of credit	26,671	31,500
Payments on line of credit	(47,044)	(16,335)
Proceeds from debt issuances	5,763	11,123
Principal payments	(17,096)	(1,256)
Net proceeds from issuances of common stock	223,760	—
Principal payments on long-term debt, related party	—	(1,854)
Contributions from members	1,500	—
Distributions to members	(3,830)	(6,309)
Distributions to non-controlling interest	(950)	(1,015)

Net cash provided by financing activities	188,774	15,854
Net increase in cash and cash equivalents	$105,018	$(886)
Cash and cash equivalents:
Beginning of period	4,980	5,866

End of period	$109,998	$4,980

Non-cash investing and financing information
Inventory contributed by members	$3,708	$1,280
Inventory distributed to non-controlling interests	1,603	—
Non-cash distribution to members	—	5,365
Conversion of subordinated debt obligation to equity	11,244	—

Supplemental cash flow information
Interest paid, net of capitalized interest	$—	$—

Reconciliation of cash and cash equivalents
Cash and cash equivalents of the Company	$109,998	$4,357
Cash and cash equivalents of the consolidated variable interest entities	—	623

Total cash and cash equivalents	$109,998	$4,980

See Notes to Consolidated Financial Statements.

Century Communities, Inc.

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Century Communities, Inc. (we or the Company) is engaged in all aspects of homebuilding, including land acquisition and development, entitlements, and the acquisition, development, construction, marketing, and sale of various single-family detached and attached residential home projects primarily in major metropolitan markets in Colorado and, more recently, in the greater Austin, Texas, metropolitan area.

We were formed as a Colorado limited liability company in August 2002, and we converted into a Delaware corporation pursuant to the General Corporation Law of the State of Delaware on April 30, 2013. In connection with the conversion, all of the outstanding membership interests were converted into an aggregate of 5.0 million shares of common stock, which represented 100% of the outstanding shares of the Company’s common stock immediately following the conversion. Also in connection with the conversion, the Company’s name was changed from Century Communities Colorado, LLC to Century Communities, Inc., and a total of 100.0 million shares of the Company’s common stock and 50.0 million shares of preferred stock were authorized for issuance.

In May 2013, we completed a private offering and a private placement of 12.1 million shares of our common stock, through which we received net proceeds of $223.8 million.

On September 12, 2013, we purchased substantially all the assets and certain liabilities of Jimmy Jacobs Homes L.P. (Jimmy Jacobs), a homebuilder with operations in the greater Austin, Texas, metropolitan area, for $15.7 million. Commencing with the acquisition of Jimmy Jacobs, our homebuilding operations comprise two divisions: Colorado and Texas. We also have limited land holdings in Nevada.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, as well as all subsidiaries in which we have a controlling interest, and variable interest entities (VIE’s) for which the Company is deemed the primary beneficiary. All intercompany accounts and transactions have been eliminated.

Reclassifications

Certain prior period amounts have been reclassified to conform to our current year’s presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2013 and 2012, cash equivalents consisted of certificates of deposit.

Cash Held in Trust

Cash held in trust represents cash received from a settlement with an insurance provider for $2.9 million in December 2012 related to certain residential real estate construction projects insured under the applicable policies. The proceeds of the settlements are restricted to satisfy future construction defect claims. As of December 31, 2013, all proceeds had been used to satisfy construction defect claims.

Accounts Receivable

Accounts receivable primarily consist of amounts to be received by the Company from the title company for homes closed, which are typically received within a few business days of home close, and contract receivables related to certain contracts in our Texas division accounted for under the percentage-of-completion method.

We periodically review the collectability of our accounts receivables, and, if it is determined that a receivable might not be fully collectible, an allowance is recorded for the amount deemed uncollectible. As of December 31, 2013 and 2012, no allowance was recorded related to accounts receivable.

Inventories and Cost of Sales

We capitalize pre-acquisition, land, development, and other allocated costs, including interest, during development and home construction.

Land, development, and other common costs are allocated to inventory using the relative-sales-value method; however, as lots within a project typically have comparable market values, we generally allocate land, development, and common costs equally to each lot within the project. Home construction costs are recorded using the specific-identification method. Cost of sales for homes closed includes the allocation of construction costs of each home and all applicable land acquisition, land development, and related common costs, both incurred and estimated to be incurred. Changes to estimated total development costs subsequent to initial home closings in a community are generally allocated to the remaining homes in the community.

When a home is closed, the Company generally has not paid all incurred costs necessary to complete the home, and a liability and a charge to cost of sales are recorded for the amount that is estimated will ultimately be paid related to completed homes.

Inventories are carried at cost unless events and circumstances indicate that the carrying value may not be recoverable. We review for indicators of impairment at the lowest level of identifiable cash flows, which we have determined as the community level.

Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, decreases in actual or trending gross margins or sales absorption rates, significant unforeseen cost in excess of budget, and actual or projected cash flow losses.

If an indicator of impairment is identified, we estimate the recoverability of the community by comparing the estimated future cash flows on an undiscounted basis to its carrying value. If the undiscounted cash flows are more than the carrying value, the community is recoverable and no impairment is recorded. If the undiscounted cash flows are less than the community’s carrying value, the community is deemed impaired and is written down to fair value. We generally estimate the fair value of the community through a discounted cash flow approach.

When estimating cash flows of a community, we make various assumptions, including the following: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by us or other builders in other communities, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition, and historical trends; (iii) costs expended to date and expected to be incurred, including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price, and/or building costs; and (v) alternative uses for the property. For the years ended December 31, 2013 and 2012, no inventory impairments were recorded.

Home Sales and Profit Recognition

Revenues from home sales are recorded and a profit is recognized when the respective units are closed, title has passed, the homeowner’s initial and continuing investment is adequate, and other attributes of ownership have been transferred to the homeowner. Sales incentives are recorded as a reduction of revenues when the respective unit is closed. When it is determined that the earnings process is not complete, the sale and the related profit are deferred for recognition in future periods.

We also serve as the general contractor for custom homes in our Texas operating segment, where the customer and not the Company owns the underlying land (Build on Your Own Lot Contracts). Accordingly, we recognize revenue for the Build on Your Own Lot Contracts, which are primarily cost plus contracts, on the percentage-of-completion method where progress toward completion is measured by relating the actual cost of work performed to date to the current estimated total cost of the respective contracts. As the Company makes such estimates, judgments are required to evaluate potential variances in the cost of materials and labor and productivity. During the year ended December 31, 2013, we earned revenue of $11.0 million and incurred costs of $8.8 million associated with 58 Build on Your Own Lot Contracts, which are presented in home sales revenues and cost of sales on the consolidated statement of operations, respectively. As of December 31, 2013, we had $1.2 million in contract receivables and $1.2 million in billings in excess of collections related to the Build on Your Own Lot Contracts, which are presented on the consolidated balance sheet in accounts receivable and accrued expenses and other liabilities, respectively.

We had no Build on Your Own Lot Contracts during the year ended December 31, 2012.

Performance Deposits

The Company is occasionally required to make a land, bond, and utility deposit as each new development is started. These amounts are refundable once the development is functioning and as each home is sold. Performance deposits are included in prepaid expenses and other assets on the consolidated balance sheet.

Lot Option and Escrow Deposits

The Company has entered into land and lot option purchase agreements with both related and unrelated parties to acquire land or lots for the construction of homes. Under these agreements, the Company has paid deposits, which in many cases are non-refundable, in consideration for the right, but not the obligation, to purchase land or lots at a future point in time with predetermined terms. Lot option and escrow deposits are included in prepaid expenses and other assets on the consolidated balance sheet.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is charged to expense on the straight-line basis over the estimated useful life of each asset.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Years
Buildings	25–30 years
Leasehold improvements	5–10 years
Machinery and equipment	5–7 years
Furniture and fixtures	5–7 years
Model furnishings	3–5 years
Computer hardware and software	1–5 years

Amortizable Intangible Assets

Amortizable intangible assets consist of the estimated fair value of home construction contracts, trade names, non-compete agreements, and other intangible assets that were acquired upon closing of the Jimmy Jacobs acquisition, which was accounted for as a business combination as defined in Accounting Standards Codification (ASC) 805, Business Combinations. A high degree of judgment is made by management on variables, such as revenue growth rates, profitability, and discount rates, when calculating the value of the intangible assets. The identified intangible assets are amortized over their respective estimated useful life. Trade names, non-compete agreements, and other intangibles have estimated useful lives of 4, 2, and 7 years respectively. Home construction contracts are amortized to cost of sales in proportion to the revenue earned.

Warranties

Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts accrued, which are included in accrued expenses and other liabilities on the consolidated balance sheet, are based upon historical experience rates. We subsequently assess the adequacy of our warranty accrual on a quarterly basis through an internal lag development model that incorporates historical payment trends and adjust the amounts recorded if necessary. Changes in our warranty accrual for the years ended December 31, 2013 and 2012 are detailed in the table below (in thousands):

	Year Ended December 31,
	2013	2012
Beginning balance	$679	$474
Warranty expense provisions	1,112	630
Payments	(641)	(425)

Ending balance	$1,150	$679

Customer and Escrow Deposits

The Company collects earnest deposits at the time a home buyer’s contract is accepted. Earnest deposits held on homes under contract as of December 31, 2013 and 2012, totaled $2.9 million and $1.3 million, respectively, and are included in accrued expenses and other liabilities on the consolidated balance sheet.

Stock-Based Compensation

We account for share-based awards in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires us to estimate the grant date fair value of stock-based compensation awards and to recognize the fair value as compensation costs over the requisite service period, which is generally three years, for all awards that vest.

As our common stock is not actively traded in a liquid primary market, the determination of the fair value of our restricted stock awards requires judgment by management. Accordingly, we first consider transactions in our common stock by qualified institutional buyers subsequent to our private placement in the secondary market. We take into consideration various factors to determine whether the closing price of our common stock in the secondary market is an accurate representation of the fair value of the restricted stock awards. These considerations include, but are not limited to, the timing of transactions in the secondary market and the elapsed time from the relevant grant date (if any), the volume of transactions in the market, and the level of information available to the investors. To the extent we believe that the closing price of our common stock in the secondary market is not an accurate representation of the fair value of the restricted stock award, we also consider observable trends in the stock prices of our publicly traded peers since our private placement, as well as internal valuations based on our most recent forecasts in determining the grant date fair value of the award.

Income Taxes

Prior to our conversion from a limited liability company to a corporation on April 30, 2013, the Company was not directly subject to income taxes under the provisions of the Internal Revenue Code and applicable state laws, and taxable income or loss was reported to the individual members for inclusion in their respective tax returns. Accordingly, prior to April 30, 2013, no provision for federal and state income taxes has been included in the consolidated statement of operations. As of December 31, 2012, the tax basis of the assets exceeded the recorded carrying amount by approximately $2.5 million, and the tax basis of the liabilities exceeded the recorded carrying amount by approximately $0.6 million, for a net difference of $1.9 million.

Subsequent to our conversion to a corporation, we account for income taxes in accordance with ASC 740, Income Taxes, which requires recognition of deferred tax assets and liabilities at enacted income tax rates for the temporary differences between the financial reporting bases and the tax bases of its assets and liabilities. Any effects of changes in income tax rates or tax laws are included in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, the Company provides a corresponding valuation allowance against the deferred tax asset.

In addition, when it is more likely than not that a tax position will be sustained upon examination by a tax authority that has full knowledge of all relevant information, the Company measures the amount of tax benefit from the position and records the largest amount of tax benefit that is more likely than not of being realized after settlement with a tax authority. The Company’s policy is to recognize interest to be paid on an underpayment of income taxes in interest expense and any related statutory penalties in the provision for income taxes on the consolidated statement of operations.

Variable Interest Entities

The Company reviews its joint ventures to determine whether they are VIEs and, if so, whether the Company is the primary beneficiary. In addition, we review our land option contracts where we have a non-refundable deposit to determine whether the corresponding land sellers are VIEs and, if so, whether we are the primary beneficiary. In some instances, we may also expend funds for due diligence with respect to optioned land prior to takedowns. Such costs are classified as inventory on our consolidated balance sheet, and totaled $68 thousand and $80 thousand at December 31, 2013 and 2012, respectively. At each accounting period, we monitor whether takedowns of future lots under the respective contracts remain probable of occurring. If we determine future takedowns are no longer probable, we expense these costs to selling, general and administrative expenses.

In determining whether we are the primary beneficiary, we consider, among other things, whether we have the power to direct the activities that most significantly impact the economic performance of the VIE. In making this determination, we consider whether we have the power to direct certain activities, including, but not limited to, determining or limiting the scope or purpose of the VIE, the ability to sell or transfer property owned or controlled by the VIE, or arranging financing for the VIE.

As of December 31, 2013, we had no interest in VIEs. As of December 31, 2012, we held an interest in Arista Investors, LLC and Arista Investors II, LLC, both related parties through common ownership (collectively, the Arista Entities), which were determined to be VIEs, for which we were the primary beneficiary. In March 2013, we redeemed our interest in the Arista Entities for $25,443, which represented our carrying value at the time of redemption. In addition, at December 31, 2012, we had a variable interest in Regency at Ridgegate, LLC (Regency), a related party through common ownership, as a result of our guaranty of the outstanding debt of Regency. We determined we were not the primary beneficiary of Regency. The Company’s maximum exposure to losses of Regency at December 31, 2012, was limited to our guaranty of the outstanding balance of the debt of $11.4 million. At December 31, 2012, Regency had total assets of $21.6 million and total liabilities of $11.4 million. On August 30, 2013, Regency at Ridgegate, LLC repaid its debt, and the Company’s guaranty was eliminated.

2. Reporting Segments

We have identified our Colorado and Texas divisions as reportable segments. Our Corporate operations are a nonoperating segment, as it serves to support our Colorado and Texas divisions through functions such as our executive, finance, treasury, human resources, and accounting departments. In addition, our Corporate operations include certain assets and income produced from residential rental property in Colorado.

The following tables summarize home sales revenues and pretax income by segment (in thousands):

	Year Ended December 31,
	2013	2012
Colorado	$149,997	$96,030
Texas	21,136	—

Total home sales revenue	$171,133	$96,030

Colorado	$26,117	$11,045
Texas	299	—
Corporate	(8,343)	(3,606)

Total income before taxes	$18,073	$7,439

The following table summarizes total assets by segment (in thousands):

	As of December 31,
	2013	2012
Colorado	$167,948	$80,878
Texas	27,386	—
Corporate	117,305	9,795

Total assets	$312,639	$90,673

Corporate assets include cash and cash equivalents, cash held in trust, prepaid insurance, and certain property and equipment.

3. Business Combination

On September 12, 2013, we acquired real property and certain in-place contracts, and assumed certain liabilities, of Jimmy Jacobs, a homebuilder with operations in the greater Austin, Texas, metropolitan area, for cash consideration of $15.7 million (the Jimmy Jacobs Acquisition). The assets acquired in the Jimmy Jacobs Acquisition were primarily real property, including 50 land lots available for construction of single-family homes and 95 single-family residences and home construction contracts in various stages of construction. We also acquired in-place contracts for the sale of homes currently under construction, a purchase commitment to acquire 116 additional land lots from the seller upon the seller meeting certain development milestones, and certain other assets, including office-related personal property and intangible assets, including trade names and non-competition agreements. In total, as a result of the Jimmy Jacobs Acquisition, we obtained control of 166 lots and 95 homes under construction and home construction contracts in the greater Austin, Texas, metropolitan area. As the acquired set of assets and processes has the ability to create outputs, in the form of revenue from the sale of single-family residences, we concluded that the acquisition represented a business combination. We incurred $0.3 million in acquisition-related costs, which are included in other income (expense) on the consolidated statement of operations.

The following table summarizes the amounts recognized as of the acquisition date (in thousands):

Assets acquired and liabilities assumed
Accounts receivable	$143
Inventory	12,411
Property and equipment	679
Prepaid and other assets	1,500
Intangible assets	2,428
Goodwill	479

Total assets	$17,640

Accounts payable	878
Accrued and other expenses	1,054

Total liabilities	$1,932

Included in home sales revenue and income before income taxes on the consolidated statement of operations is $21.1 million and $0.3 million, respectively, earned from Jimmy Jacobs subsequent to the acquisition date.

Had Jimmy Jacobs been included in the Company’s consolidated statement of operations as of the beginning of the years ended December 31, 2013 and 2012, unaudited pro forma home sales revenues of $204.7 million and $147.1 million, respectively, and unaudited pro forma income before taxes of $18.7 million and $8.3 million, respectively, would have resulted. See further detail related to pro forma results in Note 20, Pro forma Financial Information (unaudited).

4. Inventory

Inventory included the following (in thousands):

	As of December 31,
	2013	2012
Vertical costs of homes under construction	$49,946	$27,603
Land and land development	131,306	46,459
Capitalized interest	2,820	3,243

	$184,072	$77,305

5. Amortizable Intangible Assets

Information regarding our amortizable intangible assets as of December 31, 2013 (we had no amortizable intangible assets at December 31, 2012) is set forth below (in thousands):

As of December 31, 2013
Trade names	$1,185
Home construction contracts	719
Non-compete agreements	298
Other	226

Gross intangible assets	2,428
Accumulated amortization	(551)

Intangible assets, net	$1,877

As of December 31, 2013, expected amortization expense for amortizable intangible assets for each of the next five years, and thereafter, is as follows (in thousands):

2014	$785
2015	434
2016	328
2017	242
2018	32
Thereafter	56

$1,877

6. Property and Equipment

Property and equipment included the following (in thousands):

	As of December 31,
	2013	2012
Land	$347	$349
Buildings	1,410	1,393
Leasehold improvements	186	145
Machinery and equipment	56	68
Furniture and fixtures	273	319
Model furnishings	1,776	920
Computer hardware and software	514	344

	4,562	3,538
Less accumulated depreciation and amortization	(1,202)	(1,021)

Total property and equipment, net	$3,360	$2,517

7. Prepaid Expenses and Other Assets

Prepaid expenses and other assets included the following (in thousands):

	As of December 31,
	2013	2012
Prepaid insurance	$1,260	$105
Lot option and escrow deposits	3,218	800
Performance deposits	1,899	662
Other	2,038	490

Total prepaid expenses and other assets	$8,415	$2,057

8. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities included the following (in thousands):

	As of December 31,
	2013	2012
Customer and escrow deposits	$2,857	$1,302
Warranty reserve	1,150	679
Accrued compensation costs	5,511	1,437
Land development and home construction accruals	21,142	10,954
Construction defect reserves	—	3,590
Income tax payable	4,730	—
Billings in excess of collections	1,199	—
Other	1,494	1,146

Total accrued expenses and other liabilities	$38,083	$19,108

9. Notes Payable and Revolving Line of Credit

Notes payable and revolving line of credit included the following as of December 31, 2013 and 2012 (in thousands):

	As of December 31,
	2013	2012
Land development note(A)	$1,500	$—
Note payable, bank(B)	—	632
Notes payable, bank(B)	—	1,632
Land purchase note, corporation(B)	—	2,760
Land development note, corporation(B)	—	2,918
Land development note(A)	—	—
Acquisition and development line, bank(B)	—	1,642
Construction loan agreement, bank(B)	—	1,066
Land purchase note, bank and trust(B)	—	1,750
Construction loan agreement, bank and trust(B)	—	290
Construction loan agreement, bank and trust(B)	—	143
Revolving line and construction facilities, bank(C)	—	20,373
Revolving line(D)	—	—

	$1,500	$33,206

(A)	Due April 2016; interest only payments monthly at 3.50%.
(B)	Outstanding principal on the note was paid during 2013.
(C)	The line of credit was terminated in 2013. It had $43.0 million maximum capacity and interest accrued monthly at 3% plus one-month LIBOR. This line of credit was terminated in October 2013.
(D)	On October 18, 2013, we entered into a three-year revolving line of credit agreement with maximum borrowings of $100.0 million. Borrowings on the line bear interest at a daily rate of LIBOR plus 2.50% and there is an annual fee of $50.0 thousand. As of December 31, 2013, we have $0.8 million in outstanding letters of credit under the line and total available capacity of $99.2 million. At December 31, 2013, we were in compliance with the various covenants.

Aggregate annual maturities of long-term debt as of December 31 2013, are as follows (in thousands):

2014	$—
2015	—
2016	1,500

Total	$1,500

10. Interest

Interest is capitalized to inventories while the related communities are being actively developed and until homes are completed. As our qualifying assets exceeded our outstanding debt during the years ended December 31, 2013 and 2012, we capitalized all interest costs incurred during these periods.

Our interest costs are as follows (in thousands):

	Year Ended December 31,
	2013	2012
Interest capitalized beginning of period	$3,243	$2,991
Interest capitalized during period	1,098	1,681
Less: capitalized interest in cost of sales	(1,521)	(1,429)

Interest capitalized end of period	$2,820	$3,243

11. Income Taxes

On April 30, 2013, the Company reorganized from a limited liability company into a Delaware corporation, and accordingly, we are subject to federal and state income taxes. On the date of conversion, we recorded a net deferred tax liability of $0.6 million on our consolidated balance sheet, the effect of which was recorded as an income tax expense on our consolidated statement of operations.

Our income tax expense comprises the following current and deferred amounts (in thousands):

Year Ended December 31,
2013
Current
Federal	$4,168
State and local	562

Total current	4,730
Deferred
Federal	840
State and local	72

Total deferred	912

Income tax expense	$5,642

Total income tax expense differed from the amounts computed by applying the federal statutory income tax rate of 35% to income before income taxes as a result of the following items (in thousands):

Year Ended December 31,
2013
Statutory income tax expense	$4,897
State income tax expense, net of federal income tax expense	382
Section 199 deduction	(421)
Other permanent items	157
Conversion to corporation	627

Income tax expense	$5,642

Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences. Temporary differences arise when revenues and expenses for financial reporting are recognized for tax purposes in a different period. ASC 740 requires that a valuation allowance be recorded against deferred tax assets unless it is more likely than not that the deferred tax asset will be utilized. As a result of this analysis, the Company has not recorded a valuation allowance against its deferred tax assets. The Company will continue to evaluate the need to record valuation allowances against deferred tax assets and will make adjustments in accordance with the accounting standard.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2013 (in thousands):

Deferred tax assets
Warranty reserves	$437
Accrued expenses	993
Intangible assets	143

Deferred tax asset	1,573
Deferred tax liabilities
Prepaid assets	457
Property and equipment	511
Inventory valuation adjustment	1,517

Deferred tax liability	2,485

Net deferred tax liability	$912

The uncertainty provisions of ASC 740 also require the Company to recognize the impact of a tax position in its consolidated financial statements only if the technical merits of that position indicate that the position is more likely than not of being sustained upon audit. During the year, the Company did not record a reserve for uncertain tax positions. The tax year end December 31, 2013, is open and subject to audit by the Internal Revenue Service and the states of Colorado and Texas.

12. Fair Value Disclosures

ASC 820, Fair Value Measurement, defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at measurement date and requires assets and liabilities carried at fair value to be classified and disclosed in the following three categories:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are inactive; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets at measurement date.

Level 3—Valuations derived from techniques where one or more significant inputs or significant value drivers are unobservable in active markets at measurement date.

The following table presents carrying values and estimated fair values of financial instruments (in thousands):

		December 31, 2013,		December 31, 2012,
	Hierarchy	Carrying	Fair Value	Carrying	Fair Value
Notes payable(1)	Level 2	$1,500	$1,490	$33,206	$32,145
Subordinated obligation(2)	Level 3	$—	$—	$11,244	$23,605

(1)	Estimated fair values of the notes payable at December 31, 2013 and 2012, were based on cash flow models discounted at market interest rates that considered underlying risks of the debt.
(2)	Estimated fair value of the subordinated obligation at December 31, 2012, was based on the subsequent private placement offering completed by the Company and its price of $20 per common stock share.

The carrying amount of cash and cash equivalents approximates fair value. Nonfinancial assets and liabilities include items such as inventory and long-lived assets that are measured at fair value when acquired and resulting from impairment, if deemed necessary.

13. Subordinated Obligation Agreement

The Company entered into an agreement in 2010 with one of the members, whereby $11.2 million of the member’s initial capital contribution was designated as a subordinated obligation. The obligation was subordinated to all indebtedness of the Company. The subordinated obligation earned a return of 6% per annum payable monthly. The subordinated obligation was not redeemable until all indebtedness of the Company was fully repaid. The subordinated obligation did not contain any redemption or beneficial conversion features. The resulting payments of the return were considered interest expense. Payments of the return made during the years ended December 31, 2013 and 2012, of $0.2 million and $0.7 million, respectively, have been capitalized to inventory on the consolidated balance sheet. In April 2013, concurrent with our conversion from a limited liability company to a Delaware corporation, and in contemplation of the Company’s May 2013 private offering and private placement, the outstanding subordinated obligation of $11.2 million was extinguished in exchange for shares of our common stock. The Company accounted for the transaction as a debt extinguishment. As the extinguishment was between related parties, it was accounted for as a capital transaction, and accordingly, no gain or loss was recorded.

14. Operating Leases

The Company maintains noncancellable operating leases for office space. The Company recognizes expense on a straight-line basis over the relative life of each lease. Rent expense for the years ended December 31, 2013 and 2012, was $0.3 million and $0.2 million, respectively, included in selling, general, and administrative on the consolidated statement of operations.

Future minimum lease payments as of December 31, 2013 (in thousands):

2014	$328
2015	238
2016	52

$618

15. Postretirement Plan

The Company has a 401(k) plan covering substantially all employees. The Company makes matching contributions of 50% of employees’ salary deferral amounts on the first 6% of employees’ compensation. Contributions to the plan during the years ended December 31, 2013 and 2012 were $0.1 million and $0.1 million, respectively.

16. Stock-Based Compensation

The Company’s authorized capital stock consists of 100.0 million shares of common stock, $0.01 par value per share and 50.0 million shares of preferred stock, $0.01 par value. As of December 31, 2013, the Company had 17.1 million shares of common stock issued and outstanding, exclusive of the restricted common stock issued. The Company also has reserved 0.4 million shares of common stock for stock award issuances and 0.6 million shares of common stock for future stock option issuances. During the year ended December 31, 2013, the Company issued 0.2 million shares of restricted common stock at a weighted average fair value of $19.57, which vest over three years, none of which were vested as of December 31, 2013.

As of December 31, 2013, 0.2 million shares of restricted stock were unvested, and $2.8 million of unrecognized compensation costs is expected to be recognized over a weighted average period of 2.4 years.

During the year ended December 31, 2013, the Company recognized stock-based compensation expense of $0.7 million, which is included in selling, general, and administrative on the consolidated statement of operations.

17. Earnings Per Share

We use the two-class method of calculating earnings per share (EPS) as our non-vested restricted stock awards have non-forfeitable rights to dividends, and accordingly represent a participating security. The two-class method is an earnings allocation method under which EPS is calculated for each class of common stock and participating security considering both dividends declared (or accumulated) and participation rights in undistributed earnings as if all such earnings had been distributed during the period.

For purposes of determining weighted average shares outstanding, the 5.0 million shares that were issued to our outstanding membership interests upon conversion of the Company from a limited liability company to a Delaware corporation, are reflected as outstanding at the beginning of the period presented.

The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2013 (in thousands except share and per share information):

Year Ended December 31, 2013
Numerator
Net income	$12,431
Less: Net income attributable to the non-controlling interest	(52)
Less: Undistributed earnings allocated to participating securities	(104)

Numerator for basic and diluted EPS	$12,275

Denominator
Basic and diluted earnings per share—weighted average shares	12,873,562
Basic and diluted EPS	$0.95

18. Related-Party Transactions

Prior to our May 2013 private placement, the Company transacted with entities that were controlled by the same individuals who control the Company and are Co-CEOs of the Company. Transactions between entities under common control for land inventory are recorded at the carrying basis of the related party.

In December 2012, the members contributed land consisting of 49 finished lots, 26 partially finished lots, and certain utility deposits, which had a carrying basis to the related party of $1.3 million.

During 2012, we paid $8.1 million for land previously owned by entities under common control. We recorded the land at the carrying basis of the entity under common control of $2.7 million. The difference between the purchase amount and the carrying basis of the entity under common control was reflected as a distribution.

During 2012, the Company distributed its membership interests in Waterside at Highland Park, LLC to its members in the form of a non-cash distribution of $3.7 million. The assets of Waterside at Highland Park, LLC consisted of 76 partially improved townhome lots and related common area. During 2013, the members contributed their membership interests in Waterside at Highland Park, LLC back to the Company.

In 2013, prior to the private placement, the Company purchased 92 unfinished lots and 82 finished lots for $4.8 million from a related party under common control. The lots had a carrying basis to the related party of $1.0 million. The difference of $3.8 million is reflected as a distribution on our consolidated statement of stockholder’s equity and members’ capital. In 2013 in connection with the private placement, the Company purchased 699 unfinished lots and 335 finished lots for $34.0 million, from a related party that was not under common control. These lots were originally purchased by the related party between 2005 and 2012 for approximately $9.8 million. As the purchase was from an entity that was not under common control, we recorded the land at the purchase price, which was determined by management based on valuations obtained from third parties.

During the years ended December 31, 2013 and 2012, we delivered homes for which the land was originally purchased from entities under common control. Recording the lots at the carrying basis of the entities under common control as opposed to the purchase price benefitted gross margins by $4.3 million and $3.3 million for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, lots with a carrying basis, before development costs, of $2.1 million, and $4.4 million, respectively, which were purchased from or contributed by entities under common control, were included in inventories on our consolidated balance sheet.

The Company previously guaranteed the repayment of a loan of Regency, a related party through common ownership. Regency is a real estate developer of multi-family apartment complexes. The loan had a maximum principal balance of $22.2 million, with an original maturity of November 30, 2013. The loan was secured by certain deeds of trust of land and improvements under development owned by Regency at Ridgegate, LLC. The loan was repaid in full and the guaranty was cancelled during the third quarter of 2013. At December 31, 2012, the outstanding balance on the loan was $11.4 million, and Regency had total assets and total liabilities of $21.6 million and $11.4 million, respectively.

Prior to September 30, 2012, the Company had a 22% joint venture ownership interest in Regency. During the third quarter of 2012, the Company exchanged all of its ownership interest in Regency for 26 finished lots with an entity under common control. The lots received were recorded at the related party’s carrying basis. The carrying value of the investment at the date of transfer was $2.3 million. The difference of $1.7 million was recognized as a non-cash distribution.

During the years ended December 31, 2013 and 2012, the Company paid management fees of $0.2 million and $0.6 million, respectively, which are included in selling, general and administrative on the consolidated statement of operations. The management agreement was terminated during the second quarter of 2013.

19. Commitments and Contingencies

Letters of Credit and Performance Bonds

In the normal course of business, the Company posts letters of credit and performance bonds related to our land development performance obligations, with local municipalities. As of December 31, 2013 and 2012, we had $3.0 million and $1.1 million, respectively, in letters of credit and performance bonds issued and outstanding.

Land and Lot Option Purchase Agreements

The Company has entered into land and lot option purchase agreements with both related and unrelated parties to acquire land or lots for the construction of homes. Under these agreements, the Company has paid earnest deposits in consideration for the right, but not the obligation, to purchase land or lots at a future point in time with predetermined terms. Under the terms of the option purchase contracts, many of the option deposits are not refundable at the Company’s discretion.

	2013	2012
Option with related parties:
Earnest deposits	—	—
Number of lots	—	82
Average exercise price	$—	$42,000
Total required to exercise options (in thousands)	$—	$3,400
Option with unrelated parties:
Earnest deposits (in thousands)	$1,242	$500
Number of lots	499	237
Average exercise price	$63,044	$64,000
Total required to exercise options (in thousands)	$31,459	$15,200

Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business, which consist primarily of construction defect claims. It is the opinion of management that if the claims have merit, parties other than the Company would be, at least in part, liable for the claims, and eventual outcome of these claims will not have a material adverse effect upon our consolidated financial condition, results of operations, or cash flows. When we believe that a loss is probable and estimable, we record a charge to selling, general, and administrative on our consolidated statement of operations for our estimated loss.

20. Pro forma Financial Information (Unaudited)

Unaudited pro forma income before taxes for the years ended December 31, 2013 and 2012, gives effect to including the results of Jimmy Jacobs as of the beginning of the fiscal years presented after adjusting the operating results of Jimmy Jacobs to reflect additional amortization that would have been recorded assuming the fair value adjustments to intangible assets had been applied as of January 1, 2013, and 2012. Certain other adjustments, including those related to conforming accounting policies and adjusting acquired inventory to fair value, have not been reflected in the supplemental pro forma operating results due to the impracticability of estimating such impacts.

Pro forma basic and diluted net income per share for the years ended December 31, 2013 and 2012, gives effect to the conversion of the Company’s members’ equity into common stock as though the conversion had occurred as of the beginning of the period presented. In addition, the pro forma amounts give effect to reflect income tax adjustments as if the Company were a taxable entity as of the beginning of the period. The pro forma income tax adjustment reflects that the Company would have filed a consolidated tax return as a corporation reflecting a consolidated net income for the periods presented (in thousands, except share and per share information):

	Year Ended December 31,
	2013	2012
Pro forma income before taxes	$18,746	$8,289
Pro forma tax expense	(6,561)	(2,901)

Pro forma net income	12,185	5,388

Less: Net income attributable to the non-controlling interest	(52)	(1,301)
Less: Undistributed earnings allocated to participating securities	(102)	—

Numerator for basic and diluted pro forma EPS	$12,031	$4,087

Pro forma weighted average shares	12,873,562	5,000,000
Pro forma basic and diluted EPS	$0.93	$0.82

21. Results of Quarterly Operations (Unaudited)

	Quarter
	First	Second	Third	Fourth
	(Amounts in Thousands, Except per Share Amounts)
2013
Home sales revenues	$24,717	$41,291	$41,494	$63,631
Gross margin	$6,218	$10,654	$9,546	$15,064
Income before tax	$3,027	$6,526	$3,784	$4,736
Net income	$2,976	$3,915	$2,438	$3,050
Earnings per share	$0.60	$0.32	$0.14	$0.18

2012
Home sales revenues	$19,586	$26,204	$25,027	$25,213
Gross margin	$4,320	$6,315	$4,992	$4,955
Income before tax	$1,342	$3,251	$1,776	$1,070
Net income	$1,346	$2,715	$814	$1,263
Earnings per share	NA	NA	NA	NA

22. Supplemental Guarantor Information

In May 2014, we completed a private offering of $200.0 million in aggregate principal amount of senior unsecured notes due 2022. The senior notes are unsecured senior obligations of the Company, which are fully and unconditionally guaranteed on an unsecured basis, jointly and severally, by certain of our subsidiaries (collectively, the “Subsidiary Guarantors”), which are wholly owned subsidiaries of the Company.

The Indenture governing the senior notes provides that the guarantees of a Guarantor will be automatically and unconditionally released and discharged: (1) upon any sale, transfer, exchange or other disposition (by merger, consolidation or otherwise) of all of the equity interests of such Guarantor after which the applicable Guarantor is no longer a “Restricted Subsidiary” (as defined in the Indenture), which sale, transfer, exchange or other disposition does not constitute an “Asset Sale” (as defined in the Indenture) or is made in compliance with applicable provisions of the Indenture; (2) upon any sale, transfer, exchange or other disposition (by merger, consolidation or otherwise) of all of the assets of such Guarantor, which sale, transfer, exchange or other disposition does not constitute an Asset Sale or is made in compliance with applicable provisions of the Indenture; provided, that after such sale, transfer, exchange or other disposition, such Guarantor is an

“Immaterial Subsidiary” (as defined in the Indenture); (3) unless a default has occurred and is continuing, upon the release or discharge of such Guarantor from its guarantee of any indebtedness for borrowed money of the Company and the Guarantors so long as such Guarantor would not then otherwise be required to provide a guarantee pursuant to the Indenture; provided that if such Guarantor has incurred any indebtedness in reliance on its status as a Guarantor in compliance with applicable provisions of the Indenture, such Guarantor’s obligations under such indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Guarantor) in compliance with applicable provisions of the Indenture; (4) upon the designation of such Guarantor as an “Unrestricted Subsidiary” (as defined in the Indenture), in accordance with the Indenture; (5) if the Company exercises its legal defeasance option or covenant defeasance option under the Indenture or if the obligations of the Company and the Guarantors are discharged in compliance with applicable provisions of the Indenture, upon such exercise or discharge; or (6) in connection with the dissolution of such Guarantor under applicable law in accordance with the Indenture.

As the guarantees were made in connection with the May 2014 private offering of notes, the Subsidiary Guarantors’ condensed financial information is presented as if the guarantees existed during the period presented. If any subsidiaries are released from the guarantees in future periods, the changes are reflected prospectively.

We have determined that separate, full financial statements of the Subsidiary Guarantors would not be material to investors and, accordingly, supplemental financial information is presented below:

	Supplemental Condensed Consolidating Balance Sheet As of December 31, 2013 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Assets
Cash and cash equivalents	$106,614	$3,384	$—	$—	$109,998
Accounts receivable	—	4,438	—	—	4,438
Investment in and advances to subsidiaries	169,962	—	—	(169,962)	—
Inventories	—	184,072	—	—	184,072
Prepaid expenses and other assets	547	7,868	—	—	8,415
Property and equipment, net	—	3,360	—	—	3,360
Amortizable intangible assets, net	—	1,877	—	—	1,877
Goodwill	—	479	—	—	479

Total Assets	277,123	205,478	—	(169,962)	312,639

Liabilities and stockholders’ equity
Liabilities
Accounts payable	$—	$588	$—	$—	$588
Accrued expenses and other liabilities	4,655	33,428	—	—	38,083
Deferred tax liability, net	912	—	—	—	912
Notes payable and revolving loan agreement	—	1,500	—	—	1,500

Total liabilities	5,567	35,516	—	—	41,083
Stockholders’ equity	271,556	169,962	—	(169,962)	271,556

Total liabilities and stockholders’ equity	$277,123	$205,478	$—	$(169,962)	$312,639

	Supplemental Condensed Consolidating Balance Sheet As of December 31, 2012 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Assets
Cash and cash equivalents	$4,146	$211	$—	$—	$4,357
Cash held in trust	—	—	2,917	—	2,917
Accounts receivable	—	897	—	—	897
Investment in and advances to subsidiaries	52,127	—	—	(52,127)	—
Inventories	—	75,316	—	—	75,316
Prepaid expenses and other assets	—	2,057	—	—	2,057
Property and equipment, net	—	2,517	—	—	2,517
Assets of consolidated variable interest entities:
Cash and cash equivalents	—	—	623	—	623
Inventories	—	—	1,989	—	1,989

Total Assets	$56,273	$80,998	$5,529	$(52,127)	$90,673

Liabilities and stockholders’ equity
Liabilities
Accounts payable	$—	$2,459	$—	$—	$2,459
Accrued expenses and other liabilities	—	19,095	—	—	19,095
Payable to affiliates	95	—	—	—	95
Note payable and revolving loan agreement	20,373	12,833	—	—	33,206
Subordinated obligation due to member	11,244	—	—	—	11,244
Liabilities of consolidated variable interest entities:
Accrued expenses	—	—	13	—	13

Total liabilities	31,712	34,387	13	—	66,112
Stockholders’ equity	24,561	46,611	5,516	(52,127)	24,561

Total liabilities and stockholders’ equity	$56,273	$80,998	$5,529	$(52,127)	$90,673

	Supplemental Condensed Consolidating Statement of Operations For the Year Ended December 31, 2013 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Home sales revenues	$—	$170,565	$568	$—	$171,133
Cost of home sale revenues	—	129,253	398	—	129,651

Gross margin from home sales	—	41,312	170	—	41,482
Selling general and administrative	8,571	14,933	118	—	23,622

Operating income	(8,571)	26,379	52	—	17,860
Other income (expense)
Equity in earnings from consolidated subsidiaries	19,067	—	—	(19,067)	—
Interest income	228	—	—	—	228
Interest expense	—	—	—	—	—
Other expense	—	(26)	—	—	(26)
Gain on disposition of assets	—	11	—	—	11

Income before tax expense	10,724	26,364	52	(19,067)	18,073

Income tax expense	(2,334)	7,349	—	—	5,015
Deferred taxes on conversion to a corporation	627	—	—	—	627

Consolidated net income	12,431	19,015	52	(19,067)	12,431

Net income attributable to the noncontrolling interests	52	—	—	—	52

Income attributable to common stockholders	$12,379	$19,015	$52	$(19,067)	$12,379

	Supplemental Condensed Consolidating Statement of Operations For the Year Ended December 31, 2012 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Home sales revenues	$—	$90,847	$5,183	$—	$96,030
Cost of home sale revenues	—	72,331	3,117	—	75,448

Gross margin from home sales	—	18,516	2,066	—	20,582
Selling general and administrative	3,617	9,065	814	—	13,496

Operating income	(3,617)	9,451	1,252	—	7,086
Other income (expense)
Equity in earnings from consolidated subsidiaries	11,045	—	—	(11,045)	—
Interest income	11	—	—	—	11
Interest expense	—	—	—	—	—
Other income	—	293	49	—	342
Gain on disposition of assets	—	—	—	—	—

Income before tax expense	7,439	9,744	1,301	(11,045)	7,439

Income tax expense	—	—	—	—	—
Deferred taxes on conversion to a corporation	—	—	—	—	—

Consolidated net income	7,439	9,744	1,301	(11,045)	7,439

Net income attributable to the noncontrolling interests	1,301	—	—	—	1,301

Income attributable to common stockholders	$6,138	$9,744	$1,301	$(11,045)	$6,138

	Supplemental Condensed Consolidating Statement of Cash Flow For the Year Ended December 31, 2013 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Net cash used in operating activities	$(976)	$(69,865)	$3,343	$—	$(67,498)

Net cash used in investing activities	$(96,663)	$(16,258)	$—	$96,663	$(16,258)

Financing activities
Borrowings under revolving credit facilities	$26,671	$—	$—	$—	$26,671
Payments on revolving credit facilities	(47,044)	—	—	—	(47,044)
Proceeds from issuance of notes payable	—	5,763	—	—	5,763
Principal payments	—	(17,096)	—	—	(17,096)
Debt issuance costs	—	—	—	—	—
Net proceeds from issuances of common stock	223,760	—	—	—	223,760
Payments from (and advances to) parent/subsidiary	—	100,629	(3,966)	(96,663)	—
Contributions from members	1,500	—	—	—	1,500
Distributions to members	(3,830)	—	—		(3,830)
Distributions to noncontrolling interest	(950)	—	—	—	(950)

Net cash provided by financing activities	$200,107	$89,296	$(3,966)	$(96,663)	$188,774

Net increase (decrease) in cash and cash equivalents	$102,468	$3,173	$(623)	$—	$105,018
Cash and cash equivalents
Beginning of period	$4,146	$211	$623	$—	$4,980

End of period	$106,614	$3,384	$—	$—	$109,998

	Supplemental Condensed Consolidating Statement of Cash Flow For the Year Ended December 31, 2012 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Net cash used in operating activities	$(3,606)	$(11,090)	$(1,205)	$—	$(15,901)

Net cash used in investing activities	$(5,878)	$(839)	$—	$5,878	$(839)

Financing activities
Borrowings under line of credit	$31,500	$—	$—	$—	$31,500
Payments on line of credit	(16,335)	—	—	—	(16,335)
Proceeds from debt issuances	—	11,123	—	—	11,123
Principal payments	—	(1,256)	—	—	(1,256)
Principal payments on long term debt - related party	—	(1,854)	—	—	(1,854)
Payments from (and advances to) parent/subsidiary	—	4,093	1,785	(5,878)	—
Distributions to members	(6,309)	—	—	—	(6,309)
Distributions to noncontrolling interest	(1,015)	—	—	—	(1,015)

Net cash provided by financing activities	$7,841	$12,106	$1,785	$(5,878)	$15,854

Net increase (decrease) in cash and cash equivalents	(1,643)	177	580	—	(886)
Cash and cash equivalents
Beginning of period	5,789	34	43	—	5,866

End of period	$4,146	$211	$623	$—	$4,980

23. Subsequent Events

Acquisition of LVLH

On April 1, 2014, one of the Company’s wholly-owned subsidiaries, Century Communities of Nevada, LLC, purchased substantially all of the assets of Las Vegas Land Holdings, LLC and its subsidiaries (collectively, “LVLH”), a homebuilder with operations in Las Vegas, Nevada, for a purchase price of approximately $165 million. As the acquired assets and processes have the ability to create outputs in the form of revenue from the sale of single family residences, we concluded that the acquisition represents a business combination.

Issuance of Senior Notes

On May 5, 2014, the Company closed an offering of $200 million in aggregate principal of senior unsecured notes due 2022 (the “Notes”). The Notes will carry a coupon of 6.875% per annum and were issued at a price equal to 99.239% of their principal amount. Concurrent with the closing of the Notes, we repaid the then outstanding balance including interest of $99.2 million on our revolving loan agreement.

Initial Public Offering

In June 2014, we completed our initial public offering of 4.0 million shares of common stock, $0.01 par value, at a per share price of $23.00, where we received net proceeds to the Company of approximately $81.9 million.

Revolving Credit Agreement

On October 21, 2014, we entered into a credit agreement with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders from time to time party thereto (the “Credit Agreement”). The Credit Agreement provides us with a revolving line of credit of up to $120 million (the “Revolving Credit Facility”).

Unless terminated earlier, the Revolving Credit Facility will mature on October 21, 2017, and the principal amount thereunder, together with all accrued unpaid interest and other amounts owing thereunder, if any, will be payable in full on such date. We may request a 12-month extension of the maturity date subject to the approval of the lenders and the Administrative Agent.

Under the terms of the Credit Agreement, we are entitled to request an increase in the size of the Revolving Credit Facility by an amount not exceeding $80 million. If the existing lenders elect not to provide the full amount of a requested increase, we may invite one or more other lender(s) to become a party to the Credit Agreement, subject to the approval of the Administrative Agent and L/C Issuer. The Credit Agreement includes a letter of credit sublimit of $20 million. The obligations under the Revolving Credit Facility are guaranteed by certain of our subsidiaries.

Borrowings under the Revolving Credit Facility bear interest at a floating rate equal to the LIBOR plus an applicable margin between 2.75% and 3.25% per annum, or, in the Administrative Agent’s discretion, a base rate plus an applicable margin between 1.75% and 2.25% per annum. The “applicable margins” described above are determined by a schedule based on our leverage ratio, as defined in the Credit Agreement. The Credit Agreement also provides for fronting fees and letter of credit fees payable to the L/C Issuer and commitment fees payable to the Administrative Agent equal to 0.20% of the unused portion of the Revolving Credit Facility.

The Credit Agreement contains customary affirmative and negative covenants (including limitations on our ability to grant liens, incur additional debt, pay dividends, redeem our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions), as well as customary events of default. The Credit Agreement also requires us to maintain (i) a leverage ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon our and our subsidiaries’ (on a consolidated basis) ratio of debt to tangible net worth, (ii) an interest coverage ratio of not less than 1.50 to 1.0 for any four fiscal quarter period, based upon our and our subsidiaries’ (on a consolidated basis) ratio of EBITDA to cash interest expense, (iii) a consolidated tangible net worth of not less than the sum of $250 million, plus 50% of the net proceeds of any issuances of equity interests by us and the guarantors of the Revolving Credit Facility, plus 50% of the amount of our and our subsidiaries’ consolidated net income, (iv) liquidity of not less than $25 million, and (v) a risk asset ratio of not more than 1.25 to 1.0, based upon the ratio of the book value of all risk assets owned by us and our subsidiaries to the our tangible net worth.

Acquisition of Grand View Builders

On August 12, 2014, we purchased substantially all the assets and operations of Grand View Builders (“Grand View”) in Houston, Texas for a purchase price of approximately $13 million and annual earnout payments based on a percentage of adjusted pre-tax income over the next two years. As the acquired assets and processes have the ability to create outputs in the form of revenue from the sale of single family residences, we concluded that the acquisition represents a business combination. We incurred $0.1 million in acquisition-related costs, which are included in other income (expense) on the consolidated statement of operations.

Acquisition of Peachtree Communities, LLC

On November 13, 2014, we acquired substantially all the assets and operations of Peachtree Communities a leading homebuilder in Atlanta, Georgia for approximately $55 million in cash. The acquired assets include land, homes under construction and model homes in the greater Atlanta area.

As the acquired assets and processes have the ability to create outputs in the form of revenue from the sale of single family residences, we concluded that the acquisition represents a business combination.

Stock Repurchase Program

On November 5, 2014, our Board of Directors authorized a stock repurchase program under which the Company may repurchase up to 2,000,000 shares of its outstanding common stock, $0.01 par value per share. The shares may be repurchased from time to time in open market transactions at prevailing market prices, or by other means in accordance with federal securities laws. The actual manner, timing, amount and value of share repurchases under the stock repurchase program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Company’s common stock and general market and economic conditions.

Century Communities, Inc.

Unaudited Condensed Consolidated Balance Sheet

As of September 30, 2014 and December 31, 2013

(in thousands)

	As of September 30, 2014	As of December 31, 2013
Assets
Cash and cash equivalents	$101,704	$109,998
Accounts receivable	16,105	4,438
Inventories	461,566	184,072
Prepaid expenses and other assets	27,502	8,415
Deferred tax asset, net	719	—
Property and equipment, net	11,848	3,360
Amortizable intangible assets, net	5,900	1,877
Goodwill	13,249	479

Total Assets	$638,593	$312,639

Liabilities and stockholders’ equity
Liabilities:
Accounts payable	$10,102	$8,313
Accrued expenses and other liabilities	50,674	30,358
Deferred tax liability, net	—	912
Notes payable and revolving loan agreement	210,048	1,500

Total liabilities	$270,824	$41,083

Stockholders’ Equity:
Preferred Stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 21,485,257 and 17,257,774 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	213	173
Additional paid in capital	346,321	262,982
Retained Earnings	21,235	8,401

Total stockholders’ equity	$367,769	$271,556

Total liabilities and stockholders’ equity	$638,593	$312,639

See Notes to Unaudited Condensed Consolidated Financial Statements.

Century Communities, Inc.

Unaudited Condensed Consolidated Statement of Operations

For the Three and Nine Months Ended September 30, 2014 and 2013

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Home sales revenues	$90,735	$41,494	$217,734	$107,502
Cost of home sales revenues	70,896	31,948	166,367	81,084

Gross margin from home sales	19,839	9,546	51,367	26,418
Golf course and other revenue	1,226	—	3,750	—
Cost of golf course and other revenue	2,175	—	4,329	—

Gross margin from golf course and other	(949)	—	(579)	—
Selling, general, and administrative (including related-party management fees of $0 and $200 for the three and nine months ended September 30, 2013, respectively)	12,584	5,682	30,906	13,244

Operating income	6,306	3,864	19,882	13,174
Other income (expense):
Interest income	130	98	267	152
Interest expense	(2)	—	(13)	—
Acquisition expense	(119)	(329)	(923)	(329)
Other income	327	151	585	332
Gain/(Loss) on disposition of assets	55	—	145	9

Income before tax expense	6,697	3,784	19,943	13,338
Income tax expense	2,570	1,346	7,109	3,330
Deferred taxes on conversion to a corporation	—	—	—	627

Consolidated net income of Century Communities, Inc.	4,127	2,438	12,834	9,381
Net income attributable to the noncontrolling interests	—	—	—	52

Income attributable to common stockholders	$4,127	$2,438	$12,834	$9,329

Earnings per share:
Basic and Diluted	$0.19	$0.14	$0.68	$0.81
Weighted average common shares outstanding:
Basic and Diluted	21,113,708	17,075,000	18,635,986	11,457,692
Unaudited pro-forma net income, income attributable to common stockholders, and earnings per share (Note 16):
Pro-forma consolidated net income of Century Communities, Inc.	$4,142	$5,467	$14,548	$14,487

Pro-forma income attributable to common stockholders	4,072	5,424	14,324	14,329

Pro-forma basic and diluted earnings per share	$0.19	$0.32	$0.77	$1.25

Unaudited pro-forma weighted average common shares (Note 16):
Pro-forma basic and diluted	21,113,708	17,075,000	18,635,986	11,457,692

See Notes to Unaudited Condensed Consolidated Financial Statements.

Century Communities, Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended September 30, 2014 and 2013

(in thousands)

	Nine Months Ended September 30,
	2014	2013
Operating activities
Consolidated net income of Century Communities, Inc.	$12,834	$9,381
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,790	310
Stock compensation expense	1,453	437
Deferred income tax provision	(1,631)	386
Deferred provision upon conversion	—	627
Excess tax benefit on stock-based compensation	(37)	—
Gain on disposition of assets	145	9
Changes in assets and liabilities:
Cash held in trust	—	995
Accounts receivable	(11,094)	(3,888)
Inventories	(116,368)	(63,902)
Prepaid expenses and other assets	(10,894)	(4,353)
Accounts payable	(285)	(2,708)
Accrued expenses and other liabilities	14,816	10,232
Payable to affiliates	—	(95)

Net cash used in operating activities	(109,271)	(52,569)

Investing activities
Purchases of property and equipment	(393)	(344)
Business combinations	(178,235)	(15,132)

Net cash used in investing activities	(178,628)	(15,476)

Financing activities
Borrowings under revolving credit facilities	99,000	26,671
Payments on revolving credit facilities	(99,000)	(47,044)
Proceeds from issuance of senior notes	198,478	—
Proceeds from issuance of notes payable	5,894	1,500
Principal payments	(1,562)	(12,833)
Debt issuance costs	(5,132)	—
Net proceeds from issuances of common stock	81,890	223,729
Excess tax benefit on stock-based compensation	37	—
Contributions from members	—	1,500
Distributions to members	—	(3,830)
Distributions to noncontrolling interest	—	(257)

Net cash provided by financing activities	279,605	189,436
Net increase (decrease) in cash and cash equivalents	$(8,294)	$121,391
Cash and cash equivalents
Beginning of period	109,998	4,980

End of period	$101,704	$126,371

Non-cash investing and financing information
Seller financed acquisitions of land	$4,329	$—
Inventory contributed by members	$—	$3,708
Inventory distributed to noncontrolling interests	$—	$2,296
Conversion of subordinated debt obligation to equity	$—	$11,244

See Notes to Unaudited Condensed Consolidated Financial Statements.

Century Communities, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2014

1. Basis of Presentation

Century Communities, Inc. a Delaware corporation (“we” or the “Company”) is engaged in all aspects of homebuilding, including land acquisition and development, entitlements, and the acquisition, development, construction, marketing, and sale of various single-family detached and attached residential home projects primarily in major metropolitan markets in Colorado, Central Texas, Houston, Texas, and Nevada.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of its financial position and results of operations. Interim results of operations are not necessarily indicative of the results that may be achieved for the full year. The financial statements and related notes do not include all information and footnotes required by GAAP and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2013, which are included in our prospectus dated June 17, 2014 that was filed with the SEC on June 18, 2014.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, as well as all subsidiaries in which we have a controlling interest. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers.” The pronouncement was issued to clarify the principles for recognizing revenue and to develop a common revenue standard and disclosure requirements for GAAP. The pronouncement is effective for reporting periods beginning after December 15, 2016. We are currently evaluating the impact of adoption of ASU 2014-09 on the Company’s consolidated financial position and results of operations.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern”, (ASU 2014-15), which requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. The amendments in ASU 2014-15 are effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. Our adoption of ASU 2014-15 is not expected to have a material effect on our consolidated financial statements and related disclosures.

2. Initial Public Offering and Issuance of Senior Unsecured Notes

In May 2014, we completed a private offering of $200.0 million in aggregate principal amount of senior unsecured notes due 2022 in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), where we received net proceeds of approximately $193.3 million. The notes carry a coupon of 6.875% per annum and were issued at a price equal to 99.239% of their principal amount. Concurrent with the issuance of the senior unsecured notes, we repaid the then outstanding balance including accrued interest of $99.2 million on our revolving loan agreement.

In June 2014, we completed our initial public offering of 4.0 million shares of common stock, $0.01 par value, at a per share price of $23.00, where we received net proceeds to the Company of approximately $81.9 million.

3. Reporting Segments

We have identified our Colorado, Central Texas, Houston, Texas, and Nevada divisions as reportable segments. Our Corporate operations are a nonoperating segment, as it serves to support our homebuilding operations through functions such as our executive, finance, treasury, human resources, and accounting departments.

The following tables summarize home sales, golf and other revenues and income before tax expense by segment (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Home sales, golf and other revenues
Colorado	$40,291	$37,963	$124,490	$103,971
Central Texas	16,460	3,531	42,746	3,531
Houston	7,365	—	7,365	—
Nevada	27,845	—	46,883	—

Total home sales revenue	$91,961	$41,494	$221,484	$107,502

Income before tax expense
Colorado	$5,620	$6,217	$19,856	$18,383
Central Texas	2,172	232	4,287	232
Houston	(87)	—	(87)	—
Nevada	2,731	—	5,412	—
Corporate	(3,739)	(2,665)	(9,525)	(5,277)

Total income before taxes	$6,697	$3,784	$19,943	$13,338

The following table summarizes total assets by segment (in thousands):

	As of September 30, 2014	As of December 31, 2013
Colorado	$251,733	$167,948
Central Texas	74,055	27,386
Houston	25,540	—
Nevada	176,982	—
Corporate	110,283	117,305

Total assets	$638,593	$312,639

Corporate assets include certain cash and cash equivalents, prepaid insurance, deferred financing costs and certain property and equipment.

4. Inventories

A summary of our inventories is as follows (in thousands):

	As of September 30, 2014	As of December 31, 2013
Homes under construction	$180,539	$89,202
Land and land development	272,038	92,050
Capitalized interest	8,989	2,820

Total	$461,566	$184,072

5. Prepaid Expenses and Other Assets

Prepaid expenses and other assets included the following (in thousands):

	As of September 30, 2014	As of December 31, 2013
Prepaid insurance	$8,605	$1,260
Lot option and escrow deposits	4,546	3,218
Performance deposits	6,001	1,899
Deferred financing costs, net	5,118	—
Other	3,232	2,038

Total	$27,502	$8,415

6. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities included the following (in thousands):

	As of September 30, 2014	As of December 31, 2013
Customer and escrow deposits	$4,622	$3,327
Warranty reserve	2,114	1,150
Accrued compensation costs	6,400	5,511
Land development and home construction accruals	25,256	12,286
Accrued interest	5,653	9
Income tax payable	—	4,731
Billings in excess of collections	85	1,199
Earnout liability	2,768	—
Other	3,776	2,145

Total accrued expenses and other liabilities	$50,674	$30,358

7. Warranty Reserve

Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts accrued, which are included in accrued expenses and other liabilities on the consolidated balance sheet, are based upon historical experience rates. We subsequently assess the adequacy of our warranty accrual on a quarterly basis through an internal lag development model that incorporates historical payment trends and adjust the amounts recorded if necessary. Additional reserves may be established, and an expense recorded, for unusual warranty-related expenditures at the time the expenditure becomes probable and estimable. Changes in our warranty accrual for the three and nine months ended September 30, 2014 and 2013 are detailed in the table below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Accrued warranty reserve, beginning of period	$1,546	$845	$1,150	$679
Warranty reserves assumed in business combinations	200	—	341	—
Warranty expense provisions	715	195	1,354	582
Payments	(347)	(204)	(731)	(425)

Accrued warranty reserve, end of period	$2,114	$836	$2,114	$836

8. Notes Payable and Revolving Loan Agreement

Notes payable and revolving loan agreement included the following as of September 30, 2014 and December 31, 2013 (in thousands):

	As of September 30, 2014	As of December 31, 2013
6.875% senior notes(A)	$198,557	$—
Land development notes(B)	5,740	1,500
Insurance premium notes(C)	5,682	—
Capital lease obligations(D)	69	—
Revolving loan agreement(E)	—	—

Total	$210,048	$1,500

(A)	In May 2014, we completed a private offering of $200.0 million in aggregate principal amount of senior unsecured notes due 2022 in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended. We received net proceeds of approximately $193.3 million. The notes carry a coupon of 6.875% per annum and were issued at a price equal to 99.239% of their principal amount. The senior notes are unsecured senior obligations which are guaranteed on an unsecured senior basis by certain of our current and future subsidiaries. The senior notes contain certain restrictions on issuing future secured debt and other transactions but do not contain financial covenants. The principal balance is due in May 2022, with interest only payments due semi-annually in November and May.
(B)	Four notes with maturity dates ranging from March 2015 to April 2016 with interest only payments ranging from 0.5% to 5.0%.
(C)	Two notes due October 2015 and November 2015, respectively, and monthly interest and principal payments at 2.65% and 3.89%, respectively.
(D)	Various equipment leases with maturities ranging from 2 to 4 years.
(E)	On October 18, 2013 we entered into a three-year revolving loan agreement with maximum borrowings of $100.0 million. Borrowings on the revolving loan agreement bear interest at a daily rate of LIBOR plus 2.50%. The revolving loan agreement was terminated on July 1, 2014, however letters of credit of $0.8 million issued prior to termination remain outstanding as of September 30, 2014.

9. Interest

Interest is capitalized to inventories while the related communities are being actively developed and until homes are completed. The capitalized interest is subsequently included in cost of sales at the time the home is closed. As our qualifying assets exceeded our outstanding debt during the three and nine months ended September 30, 2014 and 2013, we capitalized all interest costs incurred during these periods, other than interest incurred on capital leases associated with golf course equipment.

Our interest costs are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest capitalized beginning of period	$5,850	$3,312	$2,820	$3,243
Interest capitalized during period	3,894	86	7,452	976
Less: capitalized interest in cost of sales	(755)	(530)	(1,283)	(1,351)

Interest capitalized end of period	$8,989	$2,868	$8,989	$2,868

10. Business Combinations

Acquisition of Las Vegas Land Holdings, LLC

On April 1, 2014, we purchased substantially all of the assets and operations of Las Vegas Land Holdings, LLC (“LVLH”), a homebuilder with operations in Las Vegas, Nevada, for a purchase price of approximately $165 million. The acquired assets consisted of 1,761 lots within five single-family communities in the greater Las Vegas, Nevada metropolitan area. The 1,761 lots included 57 homes in backlog, 17 model homes and three custom lots. In addition, we acquired two fully operational golf courses, three custom home lots, and two one-acre commercial plots. As the acquired assets and processes have the ability to create outputs in the form of revenue from the sale of single family residences, we concluded that the acquisition represents a business combination. We incurred $0.8 million in acquisition-related costs, which are included in other income (expense) on the consolidated statement of operations.

The following table summarizes the preliminary amounts recognized as of the acquisition date:

Assets acquired and liabilities assumed
Accounts receivable	$347
Inventories	144,531
Prepaid expenses and other assets	2,910
Property and equipment	8,619
Amortizable intangible assets	3,076
Goodwill	11,282

Total assets	$170,765

Accounts payable	$2,074
Accrued expenses and other liabilities	1,816
Notes payable and capital lease obligations	1,497

Total liabilities	$5,387

We determined the preliminary estimate of fair value for acquired inventories with the assistance of a third party appraiser primarily using a forecasted cash flow approach for the development, marketing, and sale of each community acquired. Significant assumptions included in our estimate include future per lot development costs, construction and overhead costs, mix of products sold in each community as well as average sales price, and absorption rates.

We determined the preliminary estimate of fair value for amortizable intangible assets, which includes a non-solicitation agreement, cell phone tower leases, and home plans, with the assistance of a third party valuation firm based primarily on a replacement cost approach. Our preliminary estimates of the fair value of the non-solicitation agreement, cell phone tower leases, and homes plans was $1.4 million, $1.4 million and $0.3 million, respectively, which will be amortized over 2 years, 17 years, and 7 years, respectively. In total, amortizable intangible assets will be amortized over a weighted average life of 9.3 years.

We determined that LVLH’s carrying costs approximated fair value for all other acquired assets and assumed liabilities.

Goodwill includes the anticipated economic value of the acquired workforce. Approximately $10.0 million of goodwill is expected to be deductible for tax purposes.

During the third quarter we recorded measurement period adjustments which decreased the estimated value of prepaid expenses and other assets and goodwill by $0.6 million and $2.2 million, respectively, and increased the estimated value of inventory by $2.8 million. The measurement period adjustments resulted in an increase to cost of sales for the three months ended September 30, 2014 of $0.5 million. As we have not completed our estimate of the fair value of the assets acquired and liabilities assumed, the final determinations of the values may result in adjustments to the amounts presented above and a corresponding adjustment to goodwill.

Acquisition of Grand View Builders

On August 12, 2014, we purchased substantially all of the assets and operations of Grand View Builders (“Grand View”) in Houston, Texas for a purchase price of approximately $13 million and annual earnout payments based on a percentage of adjusted pre-tax income over the next two years. As the acquired assets and processes have the ability to create outputs in the form of revenue from the sale of single family residences, we concluded that the acquisition represents a business combination. We incurred $0.1 million in acquisition-related costs, which are included in other income (expense) on the consolidated statement of operations.

Assets acquired and liabilities assumed
Accounts receivable	$188
Inventories	12,356
Prepaid expenses and other assets	295
Property and equipment	185
Amortizable intangible assets	2,028
Goodwill	1,489

Total assets	$16,541

Accrued expenses and other liabilities (inclusive of earnout liability)	$3,684

Total liabilities	$3,684

We determined the preliminary estimate of fair value for acquired inventories on a lot by lot basis primarily using a forecasted cash flow approach for the development, marketing, and sale of each lot acquired. Significant assumptions included in our estimate include future construction and overhead costs, sales price, and absorption rates.

We determined the preliminary estimate of fair value for amortizable intangible assets, which includes a non-compete agreement, trade names, home plans, and backlog associated with certain custom home contracts, with the assistance of a third party valuation firm. Our preliminary estimate of the fair value of the non-compete agreement, trade names, home plans and backlog were $0.3 million, $1.4 million, $0.1 million, and $0.2 million respectively, which will be amortized over 2 years, 2.3 years, 7 years, and 1.5 years, respectively. In total, amortizable intangible assets will be amortized over a weighted average life of 2.4 years.

The fair value of the earnout on the acquisition date of $2.8 million was determined with the assistance of a third party valuation firm based on probability weighting scenarios and discounting the potential payments which range from $0 to a maximum of $5.3 million. The maximum earnout amount is subject to downward reductions of up to $1.5 million based on the number of future lots acquired over the next two years in our Houston division. The earnout liability is included in accrued expenses and other liabilities on the consolidated balance sheet.

We determined that Grand View’s carrying costs approximated fair value for all other acquired assets and assumed liabilities.

Goodwill includes the anticipated economic value of the acquired workforce. We have not finalized the amount of goodwill that will be deductible for tax purposes.

As we have not completed our estimate of the fair value of the assets acquired and liabilities assumed, the final determinations of the values may result in adjustments to the amounts presented above and a corresponding adjustment to goodwill.

11. Income Taxes

On April 30, 2013, the Company reorganized from a Colorado limited liability company into a Delaware corporation, and accordingly, we are subject to federal and state income taxes subsequent to April 30, 2013. On the date of conversion, we recorded a net deferred tax liability of $0.6 million on our consolidated balance sheet, the effect of which was recorded as a deferred tax on conversion to a corporation in our consolidated statement of operations.

At the end of each interim period, we are required to estimate our annual effective tax rate for the fiscal year and use that rate to provide for income taxes for the current year-to-date reporting period. Accordingly, we recorded income tax expense of $2.6 million and $7.1 million for the three and nine months ended September 30, 2014. Our income tax expense for the three and nine months ended September 30, 2014 is based on our estimated annual effective tax rate of approximately 34% and certain discreet items recorded in the third quarter of 2014. The discreet items related to the filing of our prior year federal income tax returns, and impacted our effective tax rate by approximately 3.4% and 1.6% for the three and nine month ended September 30, 2014, respectively.

12. Fair Value Disclosures

ASC 820, Fair Value Measurement, defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at measurement date and requires assets and liabilities carried at fair value to be classified and disclosed in the following three categories:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are inactive; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets at measurement date.

Level 3—Valuations derived from techniques where one or more significant inputs or significant value drivers are unobservable in active markets at measurement date.

The following table presents carrying values and estimated fair values of financial instruments (in thousands):

		September 30, 2014		December 31, 2013
	Hierarchy	Carrying	Fair Value	Carrying	Fair Value
6.875% senior notes(1)	Level 2	$198,557	$203,571	$—	$—
Land development notes(1)	Level 2	$5,740	$5,723	$1,500	$1,490
Insurance premium notes(1)	Level 2	$5,682	$5,682	$—	$—
Capital lease obligations(1)	Level 2	$69	$69	$—	$—
Earnout liability(2)	Level 3	$2,768	$2,768	$—	$—

(1)	Estimated fair values as of September 30, 2014 and December 31, 2013 were based on cash flow models discounted at market interest rates that considered underlying risks of the debt.
(2)	Recognized in connection with the acquisition of Grand View on August 12, 2014. A Monte Carlo model was used to value the earnout by simulating earnings, applying the terms of the earnout in each simulated path, determining the average payment in each year across all the trials of the simulation, and calculating the sum of the present values of the payments in each year. The primary inputs and key assumptions of this Monte Carlo model included a range of forecasted revenue and gross margin scenarios which increased and decreased by 10.1% from our base case and discount rates ranging from 5.1% to 6.3%.

The carrying amount of cash and cash equivalents approximates fair value. Nonfinancial assets and liabilities include items such as inventory and long-lived assets that are measured at fair value when acquired and resulting from impairment, if deemed necessary.

13. Stock-Based Compensation

The Company’s authorized capital stock consists of 100.0 million shares of common stock, $0.01 par value per share and 50.0 million shares of preferred stock, $0.01 par value. As of September 30, 2014 and December 31, 2013, there were 21.1 million and 17.1 million shares of common stock issued and outstanding, exclusive of the restricted common stock issued, respectively. The Company also has reserved a total of 1.8 million shares of common stock for issuance under our First Amended & Restated 2013 Long-Term Incentive Plan, including outstanding awards. During the three months ended September 30, 2014, the Company issued 53 thousand shares of restricted common stock awards with a grant date fair value of $21.13 per share.

As of September 30, 2014, 0.4 million shares of restricted common stock were unvested, and $6.7 million of unrecognized compensation costs is expected to be recognized over a weighted average period of 2.4 years.

During the three and nine months ended September 30, 2014 and 2013, the Company recognized stock-based compensation expense of $0.7 million, $1.5 million, $0.3 million and $0.4 million, respectively, which is included in selling, general, and administrative on the consolidated statement of operations.

14. Earnings Per Share

We use the two-class method of calculating earnings per share (“EPS”) as our non-vested restricted stock awards have non-forfeitable rights to dividends, and accordingly represent a participating security. The two-class method is an earnings allocation method under which EPS is calculated for each class of common stock and participating security considering both dividends declared (or accumulated) and participation rights in undistributed earnings as if all such earnings had been distributed during the period.

For purposes of determining weighted average shares outstanding for the three and nine months ended September 30, 2013, the 5.0 million shares that were issued to our outstanding membership interests upon conversion of the Company from a Colorado limited liability company to a Delaware corporation, are reflected as outstanding at the beginning of the period presented.

The following table sets forth the computation of basic and diluted earnings per share for the three and nine months ended September 30, 2014 and 2013 (in thousands, except share and per share information):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Numerator
Net income	$4,127	$2,438	$12,834	$9,381
Less: Net income attributable to the noncontrolling interests	—	—	—	(52)
Less: Undistributed earnings allocated to participating securities	(70)	(23)	(179)	(69)

Numerator for basic and diluted EPS	$4,057	$2,415	$12,655	$9,260

Denominator
Basic and diluted earnings per share—weighted average shares	21,113,708	17,075,000	18,635,986	11,457,692
Basic and diluted EPS	$0.19	$0.14	$0.68	$0.81

15. Commitments and Contingencies

Letters of Credit and Performance Bonds

In the normal course of business, the Company posts letters of credit and performance bonds related to our land development performance obligations with local municipalities. As of September 30, 2014 and December 31, 2013, we had $31.0 million and $3.0 million, respectively, in letters of credit and performance bonds issued and outstanding.

Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business, which consist primarily of construction defect claims. It is the opinion of management that if the claims have merit, parties other than the Company would be, at least in part, liable for the claims, and eventual outcome of these claims will not have a material adverse effect upon our consolidated financial condition, results of operations, or cash flows. When we believe that a loss is probable and estimable, we record a charge to selling, general, and administrative on our consolidated statement of operations for our estimated loss.

16. Pro forma Financial Information

Unaudited pro forma income before tax expense for the three and nine months ended September 30, 2014 and 2013, gives effect to including the results of acquisitions of Jimmy Jacobs, L.P. (“Jimmy Jacobs”), LVLH and Grand View as of January 1, 2014 and 2013 respectively. Unaudited pro forma income before tax expense adjusts the operating results of Jimmy Jacobs, LVLH, and Grand View to reflect the additional costs that would have been recorded assuming the fair value adjustments had been applied as of the beginning of the period presented.

Pro forma basic and diluted net income per share for the three and nine months ended September 30, 2013 gives effect to the conversion of the Company’s members’ equity into common stock as though the conversion had occurred as of the beginning of 2013. In addition, the pro forma amounts give effect to reflect income tax adjustments as if the Company were a taxable entity as of the beginning of 2013. The pro forma income tax adjustment reflects that the Company would have filed a consolidated tax return as a corporation reflecting a consolidated net income for the periods presented (in thousands, except share and per share information):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$97,440	$94,200	$266,092	$238,646
Income before tax expense	6,722	8,411	22,607	22,288
Tax expense	2,580	2,944	8,059	7,801

Consolidated net income of Century Communities, Inc.	4,142	5,467	14,548	14,487
Less: Net income attributable to the noncontrolling interest	—	—	—	(52)
Less: Undistributed earnings allocated to participating securities	(70)	(43)	(224)	(106)

Numerator for basic and diluted pro forma EPS	$4,072	$5,424	$14,324	$14,329

Pro forma weighted average shares	21,113,708	17,075,000	18,635,986	11,457,692
Pro forma basic and diluted EPS	$0.19	$0.32	$0.77	$1.25

17. Supplemental Guarantor Information

In May 2014, we completed a private offering of $200.0 million in aggregate principal amount of senior unsecured notes due 2022. The senior notes are unsecured senior obligations of the Company, which are fully and unconditionally guaranteed on an unsecured basis, jointly and severally, by certain of our subsidiaries (collectively, the “Subsidiary Guarantors”), which are wholly owned subsidiaries of the Company.

The Indenture governing the senior notes provides that the guarantees of a Guarantor will be automatically and unconditionally released and discharged: (1) upon any sale, transfer, exchange or other disposition (by merger, consolidation or otherwise) of all of the equity interests of such Guarantor after which the applicable Guarantor is no longer a “Restricted Subsidiary” (as defined in the Indenture), which sale, transfer, exchange or other disposition does not constitute an “Asset Sale” (as defined in the Indenture) or is made in compliance with applicable provisions of the Indenture; (2) upon any sale, transfer, exchange or other disposition (by merger, consolidation or otherwise) of all of the assets of such Guarantor, which sale, transfer, exchange or other disposition does not constitute an Asset Sale or is made in compliance with applicable provisions of the Indenture; provided, that after such sale, transfer, exchange or other disposition, such Guarantor is an “Immaterial Subsidiary” (as defined in the Indenture); (3) unless a default has occurred and is continuing, upon the release or discharge of such Guarantor from its guarantee of any indebtedness for borrowed money of the Company and the Guarantors so long as such Guarantor would not then otherwise be required to provide a guarantee pursuant to the Indenture; provided that if such Guarantor has incurred any indebtedness in reliance on its status as a Guarantor in compliance with applicable provisions of the Indenture, such Guarantor’s obligations under such indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Guarantor) in compliance with applicable provisions of the Indenture; (4) upon the designation of such Guarantor as an “Unrestricted Subsidiary” (as defined in the Indenture), in accordance with the Indenture; (5) if the Company exercises its legal defeasance option or covenant defeasance option under the Indenture or if the obligations of the Company and the Guarantors are discharged in compliance with applicable provisions of the Indenture, upon such exercise or discharge; or (6) in connection with the dissolution of such Guarantor under applicable law in accordance with the Indenture.

As the guarantees were made in connection with the May 2014 private offering of notes, the Subsidiary Guarantors’ condensed financial information is presented as if the guarantees existed during the period presented. If any subsidiaries are released from the guarantees in future periods, the changes are reflected prospectively.

We have determined that separate, full financial statements of the Subsidiary Guarantors would not be material to investors and, accordingly, supplemental financial information is presented below:

	Unaudited Supplemental Condensed Consolidating Balance Sheet As of September 30, 2014 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Assets
Cash and cash equivalents	$93,796	$7,908	$—	$—	$101,704
Accounts receivable	—	16,105	—	—	16,105
Investment in and advances to subsidiaries	476,465	—	—	(476,465)	—
Inventories	—	461,566	—	—	461,566
Prepaid expenses and other assets	5,118	22,384	—	—	27,502
Deferred tax asset, net	719	—	—	—	719
Property and equipment, net	—	11,848	—	—	11,848
Amortizable intangible assets, net	—	5,900	—	—	5,900
Goodwill	—	13,249	—	—	13,249

Total Assets	$576,098	$538,960	$—	$(476,465)	$638,593

Liabilities and stockholders’ equity
Liabilities
Accounts payable	$—	$10,102	$—	$—	$10,102
Accrued expenses and other liabilities	9,772	40,902	—	—	50,674
Notes payable and revolving loan agreement	198,557	11,491	—		210,048

Total liabilities	$208,329	$62,495	$—	$—	$270,824
Stockholders’ equity	367,769	476,465	—	(476,465)	367,769

Total liabilities and stockholders’ equity	$576,098	$538,960	$—	$(476,465)	$638,593

	Unaudited Supplemental Condensed Consolidating Balance Sheet As of December 31, 2013 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Assets
Cash and cash equivalents	$106,614	$3,384	$—	$—	$109,998
Accounts receivable	—	4,438	—	—	4,438
Investment in and advances to subsidiaries	169,962	—	—	(169,962)	—
Inventories	—	184,072	—	—	184,072
Prepaid expenses and other assets	547	7,868	—	—	8,415
Property and equipment, net	—	3,360	—	—	3,360
Amortizable intangible assets, net	—	1,877	—	—	1,877
Goodwill	—	479	—	—	479

Total Assets	$277,123	$205,478	$—	$(169,962)	$312,639

Liabilities and stockholders’ equity
Liabilities
Accounts payable	$—	$8,313	$—	$—	$8,313
Accrued expenses and other liabilities	4,655	25,703	—	—	30,358
Deferred tax liability, net	912	—	—	—	912
Notes payable and revolving loan agreement	—	1,500	—	—	1,500

Total liabilities	$5,567	$35,516	$—	$—	$41,083
Stockholders’ equity	271,556	169,962	—	(169,962)	271,556

Total liabilities and stockholders’ equity	$277,123	$205,478	$—	$(169,962)	$312,639

	Unaudited Supplemental Condensed Consolidating Statement of Operations For the Three Months Ended September 30, 2014 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Home sales revenues	$—	$90,735	$—	$—	$90,735
Cost of home sales revenues	—	70,896	—	—	70,896

Gross margin from home sales	—	19,839	—	—	19,839
Golf course and other revenue	—	1,226	—	—	1,226
Cost of golf course and other revenue	—	2,175	—	—	2,175

Gross margin from golf course and other	—	(949)	—	—	(949)
Selling, general, and administrative	3,803	8,781	—	—	12,584

Operating income	(3,803)	10,109	—	—	6,306

Other income (expense)
Equity in earnings from consolidated subsidiaries	6,503	—	—	(6,503)	—
Interest income	130	—	—	—	130
Interest expense	—	(2)	—	—	(2)
Acquisition expense	(119)	—	—	—	(119)
Other income	—	327	—	—	327
Gain/(Loss) on disposition of assets	—	55	—	—	55

Income before tax expense	2,711	10,489	—	(6,503)	6,697
Income tax expense	(1,416)	3,986	—	—	2,570
Deferred taxes on conversion to a corporation	—	—	—	—	—

Consolidated net income of Century Communities, Inc.	4,127	6,503	—	(6,503)	4,127

Net income attributable to the noncontrolling interests	—	—	—	—	—

Income attributable to common stockholders	$4,127	$6,503	$—	$(6,503)	$4,127

	Unaudited Supplemental Condensed Consolidating Statement of Operations For the Three Months Ended September 30, 2013 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Home sales revenues	$—	$41,494	$—	$—	$41,494
Cost of home sales revenues	—	31,948	—	—	31,948

Gross margin from home sales	—	9,546	—	—	9,546
Golf course and other revenue	—	—	—	—	—
Cost of golf course and other revenue	—	—	—	—	—

Gross margin from golf course and other	—	—	—	—	—
Selling, general, and administrative	2,471	3,211	—	—	5,682

Operating income	(2,471)	6,335	—	—	3,864

Other income (expense)
Equity in earnings from consolidated subsidiaries	4,197	—	—	(4,197)	—
Interest income	98	—	—	—	98
Interest expense	—	—	—	—	—
Acquisition expense	(329)	—	—	—	(329)
Other income	—	151	—	—	151
Gain/(Loss) on disposition of assets	—	—	—	—	—

Income before tax expense	1,495	6,486	—	(4,197)	3,784
Income tax expense	(943)	2,289	—	—	1,346
Deferred taxes on conversion to a corporation	—	—	—	—	—

Consolidated net income of Century Communities, Inc.	2,438	4,197	—	(4,197)	2,438

Net income attributable to the noncontrolling interests	—	—	—	—	—

Income attributable to common stockholders	$2,438	$4,197	$—	$(4,197)	$2,438

	Unaudited Supplemental Condensed Consolidating Statement of Operations For the Nine Months Ended September 30, 2014 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Home sales revenues	$—	$217,734	$—	$—	$217,734
Cost of home sales revenues	—	166,367	—	—	166,367

Gross margin from home sales	—	51,367	—	—	51,367
Golf course and other revenue	—	3,750	—	—	3,750
Cost of golf course and other revenue	—	4,329	—	—	4,329

Gross margin from golf course and other	—	(579)	—	—	(579)
Selling, general, and administrative	8,993	21,913	—	—	30,906

Operating income	(8,993)	28,875	—	—	19,882

Other income (expense)
Equity in earnings from consolidated subsidiaries	19,101	—	—	(19,101)	—
Interest income	267	—	—	—	267
Interest expense	—	(13)	—	—	(13)
Acquisition expense	(923)	—	—	—	(923)
Other income	—	585	—	—	585
Gain/(Loss) on disposition of assets	—	145	—	—	145

Income before tax expense	9,452	29,592	—	(19,101)	19,943
Income tax expense	(3,382)	10,491	—	—	7,109
Deferred taxes on conversion to a corporation	—	—	—	—	—

Consolidated net income of Century Communities, Inc.	12,834	19,101	—	(19,101)	12,834

Net income attributable to the noncontrolling interests	—	—	—	—	—

Income attributable to common stockholders	$12,834	$19,101	$—	$(19,101)	$12,834

	Unaudited Supplemental Condensed Consolidating Statement of Operations For the Nine Months Ended September 30, 2013 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Home sales revenues	$—	$106,934	$568	$—	$107,502
Cost of home sales revenues	—	80,686	398	—	81,084

Gross margin from home sales	—	26,248	170	—	26,418
Golf course and other revenue	—	—	—	—	—
Cost of golf course and other revenue	—	—	—	—	—

Gross margin from golf course and other	—	—	—	—	—
Selling, general, and administrative	5,214	7,912	118	—	13,244

Operating income	(5,214)	18,336	52	—	13,174

Other income (expense)
Equity in earnings from consolidated subsidiaries	14,060	—	—	(14,060)	—
Interest income	152	—	—	—	152
Interest expense	—	—	—	—	—
Acquisition expense	(329)	—	—	—	(329)
Other income	—	332	—	—	332
Gain/(Loss) on disposition of assets	—	9	—	—	9

Income before tax expense	8,669	18,677	52	(14,060)	13,338
Income tax expense	(1,339)	4,669	—	—	3,330
Deferred taxes on conversion to a corporation	627	—	—	—	627

Consolidated net income of Century Communities, Inc.	9,381	14,008	52	(14,060)	9,381

Net income attributable to the noncontrolling interests	52	—	—	—	52

Income attributable to common stockholders	$9,329	$14,008	$52	$(14,060)	$9,329

	Unaudited Supplemental Condensed Consolidating Statement of Cash Flow For the Nine Months Ended September 30, 2014 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Net cash used in operating activities	$(767)	$(108,504)	$—	$—	$(109,271)

Net cash used in investing activities	$(287,323)	$(178,628)	$—	$287,323	$(178,628)

Financing activities:
Borrowings under revolving credit facilities	$99,000	$—	$—	$—	$99,000
Payments on revolving credit facilities	(99,000)	—	—	—	(99,000)
Proceeds from issuance of senior notes	198,478	—	—	—	198,478
Proceeds from issuance of notes payable	—	5,894	—	—	5,894
Principal payments	—	(1,562)	—	—	(1,562)
Debt issuance costs	(5,132)	—	—	—	(5,132)
Net proceeds from issuances of common stock	81,890	—	—	—	81,890
Excess tax benefit on stock-based compensation	37	—	—	—	37
Payments from (and advances to) parent/subsidiary	—	287,323	—	(287,323)	—

Net cash provided by financing activities	$275,273	$291,655	$—	$(287,323)	$279,605

Net increase (decrease) in cash and cash equivalents	$(12,817)	$4,523	$—	$—	$(8,294)
Cash and cash equivalents
Beginning of period	$106,614	$3,384	$—	$—	$109,998
End of period	$93,796	$7,908	$—	$—	$101,704

	Unaudited Supplemental Condensed Consolidating Statement of Cash Flow For the Nine Months Ended September 30, 2013 (in thousands)
	CCS	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Elimination Entries	Consolidated CCS
Net cash used in operating activities	$(965)	$(52,278)	$674	$—	$(52,569)

Net cash used in investing activities	$(81,006)	$(15,476)	$—	81,006	$(15,476)

Financing activities
Borrowings under revolving credit facilities	$26,671	$—	$—	$—	$26,671
Payments on revolving credit facilities	(47,044)	—	—	—	(47,044)
Proceeds from issuance of notes payable	—	1,500	—	—	1,500
Principal payments	—	(12,833)	—	—	(12,833)
Net proceeds from issuances of common stock	223,729	—	—	—	223,729
Payments from (and advances to) parent/subsidiary	—	82,303	(1,297)	(81,006)	—
Contributions from members	1,500	—	—	—	1,500
Distributions to members	(3,830)	—	—	—	(3,830)
Distributions to noncontrolling interest	(257)	—	—	—	(257)

Net cash provided by financing activities	$200,769	$70,970	$(1,297)	$(81,006)	$189,436

Net increase (decrease) in cash and cash equivalents	$118,798	$3,216	$(623)	$—	$121,391
Cash and cash equivalents
Beginning of period	$4,146	$211	$623	$—	$4,980
End of period	$122,944	$3,427	$—	$—	$126,371

18. Subsequent Events

Revolving Credit Agreement

On October 21, 2014, we entered into a credit agreement with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders from time to time party thereto (the “Credit Agreement”). The Credit Agreement provides us with a revolving line of credit of up to $120 million (the “Revolving Credit Facility”).

Unless terminated earlier, the Revolving Credit Facility will mature on October 21, 2017, and the principal amount thereunder, together with all accrued unpaid interest and other amounts owing thereunder, if any, will be payable in full on such date. We may request a 12-month extension of the maturity date subject to the approval of the lenders and the Administrative Agent.

Under the terms of the Credit Agreement, we are entitled to request an increase in the size of the Revolving Credit Facility by an amount not exceeding $80 million. If the existing lenders elect not to provide the full amount of a requested increase, we may invite one or more other lender(s) to become a party to the Credit Agreement, subject to the approval of the Administrative Agent and L/C Issuer. The Credit Agreement includes a letter of credit sublimit of $20 million. The obligations under the Revolving Credit Facility are guaranteed by certain of our subsidiaries.

Borrowings under the Revolving Credit Facility bear interest at a floating rate equal to the LIBOR plus an applicable margin between 2.75% and 3.25% per annum, or, in the Administrative Agent’s discretion, a base rate plus an applicable margin between 1.75% and 2.25% per annum. The “applicable margins” described above are determined by a schedule based on our leverage ratio, as defined in the Credit Agreement. The Credit Agreement also provides for fronting fees and letter of credit fees payable to the L/C Issuer and commitment fees payable to the Administrative Agent equal to 0.20% of the unused portion of the Revolving Credit Facility.

The Credit Agreement contains customary affirmative and negative covenants (including limitations on our ability to grant liens, incur additional debt, pay dividends, redeem our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions), as well as customary events of default. The Credit Agreement also requires us to maintain (i) a leverage ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon our and our subsidiaries’ (on a consolidated basis) ratio of debt to tangible net worth, (ii) an interest coverage ratio of not less than 1.50 to 1.0 for any four fiscal quarter period, based upon our and our subsidiaries’ (on a consolidated basis) ratio of EBITDA to cash interest expense, (iii) a consolidated tangible net worth of not less than the sum of $250 million, plus 50% of the net proceeds of any issuances of equity interests by us and the guarantors of the Revolving Credit Facility, plus 50% of the amount of our and our subsidiaries’ consolidated net income, (iv) liquidity of not less than $25 million, and (v) a risk asset ratio of not more than 1.25 to 1.0, based upon the ratio of the book value of all risk assets owned by us and our subsidiaries to the our tangible net worth.

Acquisition of Peachtree Communities, LLC

On November 13, 2014, we acquired substantially all the assets and operations of Peachtree Communities a leading homebuilder in Atlanta, Georgia for approximately $55 million in cash.

As the acquired assets and processes have the ability to create outputs in the form of revenue from the sale of single family residences, we concluded that the acquisition represents a business combination.

The following table summarizes our preliminary estimates of the fair value of the assets acquired and liabilities assumed as of the acquisition date:

Assets acquired and liabilities assumed
Inventories	$56,059
Prepaid expenses and other assets	689
Amortizable intangible assets	2,500
Goodwill	7,919

Total assets	$67,167

Accounts payable	$14,811

Total liabilities	$14,811

Stock Repurchase Program

On November 5, 2014, our Board of Directors authorized a stock repurchase program under which the Company may repurchase up to 2,000,000 shares of its outstanding common stock, $0.01 par value per share. The shares may be repurchased from time to time in open market transactions at prevailing market prices, or by other means in accordance with federal securities laws. The actual manner, timing, amount and value of share repurchases under the stock repurchase program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Company’s common stock and general market and economic conditions.

Independent Auditor’s Report

Board of Directors

Las Vegas Land Holdings, LLC and Subsidiaries

Las Vegas, Nevada

We have audited the accompanying consolidated financial statements of Las Vegas Land Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2013 and 2012, and the related statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Las Vegas Land Holdings, LLC and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 8 to the consolidated financial statements, subsequent to December 31, 2013, the Company sold substantially all of the assets to Century Communities, Inc. for a purchase price of approximately $165 million. The consolidated financial statements do not include any adjustments as a result of this transaction. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

March 21, 2014, except for Note 8 which is as of April 7, 2014

Las Vegas Land Holdings, LLC & Subsidiaries

Consolidated Balance Sheet

December 31, 2013 and 2012

(in thousands)

	As of December 31,
	2013	2012
Assets
Cash and cash equivalents	$10,213	$9,449
Restricted cash	746	934
Inventories	79,303	81,768
Pro-shop inventory	185	177
Prepaid expenses	2,370	411
Land held for sale	674	804
Property, plant, and equipment—net	10,050	10,560
Other assets	284	237

Total Assets	$103,825	$104,340

Liabilities and Members’ Equity
Accounts payable	$1,896	$1,963
Deferred revenue	1,133	1,267
Billings in excess of costs and estimated earnings on uncompleted contracts	422	497
Accrued liabilities	1,413	695
Accrued warranty liability	121	99
Notes payable and capital leases	22,370	39,416

Total Liabilities	$27,355	$43,937
Commitments and Contingencies (Note 7)
Members’ Equity	76,470	60,403

Total Liabilities and Members’ Equity	$103,825	$104,340

See accompanying independent auditor’s report and notes to consolidated financial statements.

Las Vegas Land Holdings, LLC & Subsidiaries

Consolidated Statement of Operations

For the Years ended December 31, 2013 and 2012

(in thousands)

	Year Ended December 31,
	2013	2012
Revenues
Home sales	$74,253	$50,100
Golf course operations	7,609	7,852
Raw land sales	1,272	1,582
Management fee	563	559

Total Operating Revenues	83,697	60,093

Costs and Expenses
Construction and land costs	45,950	35,164
Cost of golf course operations	7,770	8,387
General and administrative	5,867	5,413
Selling expenses	3,048	2,576
Depreciation	714	626
Cost of raw land sales	593	1,638
Cost of management operations	501	479
Loss on disposal of fixed assets	19	13
Land impairment	—	36

Total Costs and Expenses	64,462	54,332

Operating Income	19,235	5,761

Other (Expense) Income
Other income (expense)	9	22
Interest income	3	22
Interest expense—net of capitalized interest	(158)	(717)
Reorganization expenses	(251)	(660)

Total Other Expense	(397)	(1,333)
Net Income	$18,838	$4,428

See accompanying independent auditor’s report and notes to consolidated financial statements.

Las Vegas Land Holdings, LLC & Subsidiaries

Consolidated Statement of Members’ Equity

For the Years ended December 31, 2013 and 2012

(in thousands)

	Membership Units	Total
Balance, January 1, 2012	100,000,000	$56,569
Distributions to members		(594)
Net Income		4,428

Balance, December 31, 2012	100,000,000	$60,403
Distributions to members		(2,770)
Net Income		18,837

Balance, December 31, 2013	100,000,000	$76,470

See accompanying independent auditor’s report and notes to consolidated financial statements.

Las Vegas Land Holdings, LLC & Subsidiaries

Consolidated Statement of Cash Flows

For the Years ended December 31, 2013 and 2012

(in thousands)

	Year Ended December 31,
	2013	2012
Cash Flows From Operating Activities
Net Income	$18,838	$4,428
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	714	626
Loss on disposal of fixed assets	19	12
Impairment of land	—	36
Amortization of loan fees	42	63
Changes in operating assets and liabilities:
Inventories	2,465	7,163
Pro-shop inventory	(8)	(40)
Prepaid expenses	(1,960)	115
Land held for sale	130	(711)
Other assets	(90)	362
Accounts payable	(67)	(373)
Deferred revenue	(134)	828
Billings in excess of costs and estimated earnings on uncompleted contracts	(75)	497
Accrued liabilities	718	(197)
Accrued warranty liability	23	14

Net cash provided by operating activities	20,615	12,823

Cash Flows From Investing Activities
Decrease in restricted cash	188	664
Purchase of property and equipment	(156)	(672)

Net cash provided by (used in) investing activities	32	(8)

Cash Flows From Financing Activities
Repayments of notes payable and capital leases	(18,962)	(18,530)
Distributions to members	(2,770)	(594)
New financing secured—First Insurance Funding	1,849	—

Net cash used in financing activities	(19,883)	(19,124)

Net Increase (Decrease) in Cash and Cash Equivalents	764	(6,309)

Cash and Cash Equivalents, beginning of period	9,449	15,758

Cash and Cash Equivalents, end of period	$10,213	9,449

Supplemental Disclosures of Cash Flow Information

Cash paid during the period for interest—net of capitalized interest	$112	$616

Non-Cash Financing Transaction
Property and equipment purchased with capital leases	$67	$152

See accompanying independent auditor’s report and notes to consolidated financial statements.

Las Vegas Land Holdings, LLC & Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

1. Nature of Business and Significant Accounting Policies

Nature of Business

Las Vegas Land Holdings, LLC (and together with its subsidiaries, “LVLH” or the “Company”) was incorporated in the State of Delaware on January 15, 2010. The Company is a Delaware limited liability company with an infinite life that was formed to acquire substantially all of the assets of the Rhodes Company, LLC and its affiliates (the “Predecessor”) pursuant to their plan of reorganization under Chapter 11 of Title II of the United States Code (the “Bankruptcy Code”). LVLH organizes various limited and general partnerships and limited liability corporations to acquire, develop, improve, and construct residential homes, operate a golf course in two of the developments, and purchase and sell real property. Presently most of the Company’s development is in Las Vegas, Nevada and the surrounding areas.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. A summary of the Company’s significant accounting policies follows.

Balance Sheet Presentation

The operations of the Company involve a variety of real estate transactions, and it is not possible to precisely measure the operating cycles of the Company. The consolidated balance sheet of the Company has been prepared on an unclassified basis in accordance with real estate industry practice.

Principles of Consolidation

The accompanying consolidated financial statements include the following wholly-owned subsidiaries of Las Vegas Land Holdings, LLC (individually named or collectively “LVLH”):

•	Rhodes Ranch Golf, Inc. (“Rhodes Ranch Golf Course”)

•	Heritage Land Company, LLC (“Heritage”)

•	Tuscany Golf Country Club, LLC (“Tuscany Golf”)

•	Las Vegas Land Contracting, LLC (“Las Vegas Land Contracting”)

•	C & J Holdings, Inc. (“C & J”)

•	Parcel 20, LLC (“Parcel 20”)

•	Rhodes Ranch, GP (“RRGP”)

•	Rhodes Design and Development, Corp. (“Rhodes Design”)

•	Tuscany Acquisitions, LLC (“Tuscany I”)

•	Tuscany Acquisitions II, LLC (“Tuscany II”)

•	Tuscany Acquisitions III, LLC (“Tuscany III”)

•	Tuscany Acquisitions IV, LLC (“Tuscany IV”)

•	Dunhill Realty, Inc. (“DRI”)

All material intercompany balances and transactions have been eliminated in consolidation.

The Company dissolved six entities in 2013 that were materially inactive for the periods ending December 31, 2013 and 2012:

•	Tick, LP

•	Batcave, LP

•	Wallboard, LP

•	Chalkline, LP

•	Jackknife, LP

•	Overflow, LP

Cash and Cash Equivalents

Cash and cash equivalents principally consist of demand deposits with financial institutions and highly liquid investments having maturities of three months or less when purchased. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value. These balances may at times exceed federally insured limits. The Company has never experienced any losses related to these balances. All of the Company’s non-interest bearing cash balances were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there was no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage reverted to $250 thousand per depositor at each financial institution. The Company has mitigated that risk by employing daily sweeps into money market funds invested 100% in US Treasuries.

Restricted Cash

Restricted cash at December 31, 2013 and 2012 was $0.7 million and $0.9 million, respectively. The Company renegotiated its Rhodes Ranch Golf Course loan with US Bank in 2012 and the loan covenants no longer require cash collateral (see Note 6). Restricted cash for 2013 includes certain amounts held in reserve accounts as collateral in connection with its construction projects.

Inventories

Owned inventory consists of residential real estate developments and are stated at cost unless an impairment exists, in which case it is written down to fair value. Inventory costs include pre-acquisition costs, property taxes, interest, and insurance incurred during development and construction, and direct and certain indirect project costs. The Company allocates land, land improvements, acquisition and carrying costs in a manner materially consistent with the relative fair value method. Construction costs are generally allocated to lots using the specific identification method.

Pro-Shop Inventories

Pro-shop inventories are stated at the lower of cost or market using the first-in, first out (FIFO) cost method.

Land Held for Sale

The Company determined that three parcels of land as of December 31, 2013 and six parcels of land as of December 31, 2012, which are actively being marketed, meet the held for sale criteria. The Company carries the land held for sale at the lower of cost or current fair value, less costs to sell. The Company recorded an impairment of $36 thousand for one of the parcels where it was determined the current fair value, less costs to sell, was less than the carrying value at December 31, 2012. There were no further impairments at December 31, 2013.

Property, Plant, and Equipment

Property, plant and equipment, including golf course improvements, are recorded at the lower of cost or estimated market value. Depreciable golf course improvements are primarily comprised of irrigation systems, cart paths and other land improvements.

Depreciation on property, plant and equipment begins when assets are placed into service and are charged to operations using the straight-line method over the estimated service lives of the assets or terms of leases if shorter. Estimated useful lives are as follows:

Years
Golf course improvements	5-40
Golf course equipment	5
Model home furnishings	1-3
Office equipment	3-5
Buildings and improvements	39
Construction equipment	3-5

Impairment of Long-Lived Assets

The Company follows the provisions of ASC 360, Property, Plant and Equipment (“ASC 360”). ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment was recognized for the years ended December 31, 2013 or 2012.

Other Assets

Included in other assets are utility deposits, consulting retainers, rebates and construction service receivables.

Capitalized Interest

The Company capitalizes interest costs incurred in connection with the development of land and construction of homes. The Company capitalized $0.7 million and $0.7 million of interest for the years ended December 31, 2013 and 2012, respectively.

Revenue Recognition

The Company is primarily engaged in the development, construction and sale of residential homes, but also recognizes income from the operation of two golf courses.

Revenue from home sales is recognized in accordance with ASC 360 Property, Plant and Equipment-Real Estate Sales. Accordingly, home sales and raw land are recognized when a closing occurs, which is when payment has been received and title, possession and other attributes of ownership have been transferred to the buyer and the Company is not obligated to perform significant activities after the sale, and has no other continuing involvement. Earnest money and option deposits are deferred by the Company and recognized when a closing occurs. The cost of land sold is charged to operations on the basis of the allocated parcel cost.

Land, land development and related costs (both incurred and estimated to be incurred in the future) are amortized to the cost of homes closed based upon the total number of homes the Company expects to construct in each community. Any changes resulting from a change in the estimated number of homes to be constructed or a change in the estimated costs subsequent to the commencement of delivery of homes are allocated to the remaining undelivered homes in the community. Home construction and related costs are charged to the cost of homes closed under the specific identification method.

Revenue from one land sale contract is reported on the percentage-of-completion method of accounting measured on the basis of incurred cost to estimated total cost for the contract. Contract cost includes all land costs, direct material and labor costs and those indirect costs related to contract performance. The liability “billings in excess of costs and estimated earnings on incomplete contracts,” represents billings in excess of revenues recognized.

Golf course operations revenues include golf course services revenues, food and beverage sales, and golf shop sales. Golf course services revenues include revenues generated from greens fees, driving range fees, golf instruction and golf club rental. Golf course operations revenues are recognized as goods are provided and services are performed.

Management fee revenues are recognized by the Company for management of various Home Owner Associations (“HOA’s”). The management fee revenues are recognized as services are rendered ratably over the annual term of the contract.

Deferred Revenue

The Company collects cash deposits from customers as part of its ordinary and customary process before starting construction of a Home. As such the Company classifies these deposits as deferred revenue until the buyer closes on their home. At close of escrow the Company recognizes these deposits as Revenue.

Percentage-of-Completion Contracts

Revenue from one land sale contract is reported on the percentage-of-completion method of accounting. Progress is measured based upon costs incurred. All known or anticipated losses on contracts are provided for in the period they become evident. Claims and change orders that are in the process of negotiation with customers for additional work or changes in the scope of work are included in contract value when collection is deemed probable and the value can be reliably estimated.

Billing practices for these projects are governed by the contract terms of each project based upon costs incurred, achievement of milestones or pre-agreed schedules. Billings do not necessarily correlate with revenue recognized using the percentage-of-completion method of accounting. Billings in excess of recognized revenue are recorded in “billings in excess of costs and estimated earnings on uncompleted contracts.” When billings are less than recognized revenue, the difference is recorded in “costs and estimated earnings in excess of billings on uncompleted contracts.” With the exception of claims and change orders in the process of being negotiating with customers, unbilled receivables are usually billed during normal billing processes following achievement of the contractual requirements.

Recording of profits and losses on percentage-of-completion contracts requires an estimate of the total profit or loss over the life of each contract. This estimate requires consideration of contract value, change orders and claims reduced by costs incurred and estimated costs to complete. Anticipated losses on contracts are recorded in full in the period they become evident. The Company does not delay income recognition until projects have reached a specified percentage of completion. Generally, profits are recorded from the commencement date of the contract based upon the total estimated contract profit multiplied by the current percentage complete for the contract. There were no loss provisions for the years ended December 31, 2013 or 2012.

Income Taxes

With the exception of Rhodes Ranch Golf Course, Tuscany Golf, Rhodes Design, Dunhill Realty, C&J and Elkhorn, all business entities consolidated into LVLH have elected to be taxed under Internal Revenue Code provisions for Partnership entities. Under those provisions, the Company is not required to pay federal corporate income taxes on earned income. Instead, members are liable for individual federal income taxes on the business entities’ earned income.

Accordingly, the Company accounts for income taxes related to its taxable subsidiaries under the asset and liability approach which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities and their combined financial statement reported amounts. As of December 31, 2013 and 2012, total federal tax net operating losses available to offset future taxable income were approximately $2.9 million and $3.0 million, respectively. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized. The Company has deferred tax assets of $1.0 million and $1.1 million as of December 31, 2013 and 2012, respectively, primarily relating to net operating losses which had a full valuation allowance. Total tax expense was not material for the years ended December 31, 2013 and 2012 and is included in other (expense) income.

Reorganization Expense

Reorganization expense includes professional fees and similar expenditures related to settlement of matters as a result of the Predecessor’s plan of reorganization. These expenses are expensed when incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Such estimates include, but are not limited to, the allocation of land development costs to cost of sales, the estimates of future improvements and amenities costs, the estimated useful lives of property and equipment, the estimated cost of warranties provided to customers, the estimated cash flows used in determining whether long-lived assets are impaired, and the estimated outcome of ongoing litigation. Actual results could differ from those estimates.

Advertising Expense

Advertising costs are expensed the first time such advertising appears. Total advertising costs included in general and administrative expenses related to home sales on the accompanying consolidated statement of operations were $0.5 million and $0.5 million for the years ended December 31, 2013 and 2012, respectively.

Comprehensive Income

Comprehensive income is the change in equity of a business enterprise during a period from transactions and all other events and circumstances from non-owner sources. Other comprehensive income includes unrealized gain (loss) on available for sale securities, foreign currency items, and minimum pension liability adjustments. The Company did not have components of other comprehensive income during the years ended December 31, 2013 and 2012. As a result, comprehensive income is the same as the net income.

Concentration of Risk

The Company maintains cash, cash equivalents and restricted cash with various financial institutions. A significant portion of the unrestricted cash is maintained with a select few banks and is, accordingly, subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining the deposits are performed to evaluate and mitigate, if necessary, any credit risk.

2. Inventories

Inventories as of December 31, 2013 and 2012 consist of the following (in thousands):

	2013	2012
Land held for future development	$56,145	$66,616
Cost of land development and common elements & amenities	16,605	9,787
Homes under construction	4,363	3,371
Cost of Model Homes	2,190	1,994

Total Inventories	$79,303	$81,768

During 2012, the Company determined that certain non-core commercial land holdings were impaired as a result of factors impacted by decreases in current market conditions. Broker price opinions and comparable sales were used and considered in arriving at estimated fair values. As a result, the Company recognized a non cash impairment charge of $36 thousand for the year ended December 31, 2012. No further impairment occurred for the year ended December 31, 2013.

3. Property, Plant and Equipment

Property and equipment at December 31, 2013 and 2012 are summarized as follows (in thousands):

	2013	2012
Land	$4,383	$4,383
Golf course improvements	6,864	6,857
Golf course equipment	603	508
Model home furnishings	350	297
Office equipment	180	161
Buildings and improvements	49	40
Construction equipment	7	7

Total	12,436	12,253
Less accumulated depreciation	(2,386)	(1,693)

Property, Plant and Equipment—net	$10,050	$10,560

Depreciation expense for the years ended December 31, 2013 and 2012 were $0.7 million and $0.6 million, respectively.

Golf course capital leases as of December 31, 2013 and 2012 totaling $0.2 million and $0.2 million, respectively, are included in golf course improvements.

4. Other Assets

Other assets as of December 31, 2013 and 2012 consist of the following (in thousands):

	2013	2012
Refundable deposits	$28	$14
Rebates and other receivables, net of allowance of $2	104	179
Loan fees, net of amortization of $44 and $63	—	44
Litigation trust receivable, net of allowance of $17	60	—
Golf event deposits	83	—
Tax refund receivable	9	—

Total Other Assets	$284	$237

5. Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

Following is a summary of contracts in progress at December 31, 2013 and 2012 (in thousands):

	2013	2012
Costs incurred on uncompleted contracts	$282	$235
Estimated earnings	396	368

Total	678	603
Less: Billings to date	1,100	1,100

Total	(422)	(497)
These amounts are included in accompanying consolidated balance sheet under the following captions:
Costs and estimated earnings in excess of billings on uncompleted contracts	—	—
Billings in excess of costs and estimated earnings on uncompleted contracts	$(422)	$(497)

6. Notes Payable and Capital Leases

Notes payable at December 31, 2013 and 2012 consist of the following (in thousands):

December 31,	2013	2012

Secured loan facility collateralized by deeds of trusts on the related inventories, with interest at one month LIBOR (.2481% and .2087% at December 31, 2013 and 2012, respectively), plus 5.00% per annum, and maturity date of March 31, 2016. The LIBOR portion of the interest must be paid in cash and the 5.00% portion may be paid in kind and added to the balance of the note. The LIBOR rate shall not exceed 2.00% per annum. The Company also has a cash payment option to this note which it can elect on a quarterly basis. The rate for the cash pay election is LIBOR plus 2.00%. The Company elected the cash pay option in the fourth quarter of 2011 and continued that election through 2013. The secured loan facility calls for principal payments to be made when the Company reaches greater than $15,000 in unrestricted Cash and Cash Equivalents as of the last day of the immediately preceding quarter.

	$18,421	$36,921

Notes payable collateralized by deeds of trusts on the golf course property and improvements, with interest at 5.28% per annum, monthly principal and interest payments of $27 from November 2010 to October 2013, final payment due at maturity. The Company renegotiated the note and paid down principal to $2.5 million in 2012 resulting in a reduced monthly principal payment of $11 with interest of 3% + one month LIBOR. (3.25% per annum at December 31, 2013). All other terms remain unchanged. The Company exercised its 12 month extension option on this note which extends the term to October 2014.	2,254	2,388

Secured loan facility by the Company’s insurance policy premiums and the lender being named a loss payee on the policy with interest at 2.65% and monthly payments of $83.	1,613	—

Capital leases	82	107

Total Notes Payable	$22,370	$39,416

Notes payable at December 31, 2013 are due in future years as follows (in thousands):

December 31,	2013
2014	$3,214
2015	653
2016	18,421
2017	—

Total	$22,288

Refer to note 7 for future payments on capital leases.

The interest cost associated with development and construction projects is capitalized and included in inventories. Interest capitalization ceases once a project is substantially complete or no longer under construction to prepare for its intended use. When no debt is specifically identified as being incurred in connection with a construction project, the Company capitalizes interest on amounts expended on the project at the Company’s weighted average cost of borrowed money. The Company capitalized $0.7 million and $0.7 million during the years ended December 31, 2013 and 2012, respectively, of interest related to development and construction projects. Of this amount, $0.4 million and $0.6 million, respectively, is reflected in costs of home sales in the Consolidated Statement of Operations, for completed projects as of December 31, 2013 and 2012.

The note payable collateralized by deeds of trusts on the golf course property and improvements includes among other covenants, restrictions on certain financial ratios including maintaining a 1.25 to 1.0 fixed charge coverage ratio, for which the Company was in compliance at December 31, 2013.

To maintain compliance with the fixed charge ratio covenant, the Company entered into a Make-Well Agreement dated March 31, 2011, with the bank that allows the Company to provide cash transfers between non-guarantor entities and the guarantor golf course entity to increase the fixed charge coverage ratio to the required minimum level. In the event that the Company fails to provide such required funds to the guarantor entity within 60 days following the end of the quarterly period being measured, such event will constitute an event of Default. The Company made $0.7 million and $0.6 million in required Make-Well contributions for the years ended December 31, 2013 and 2012, respectively. The Company is in compliance with the covenants at December 31, 2013.

7. Commitments and Contingencies

Leases

The Company has an operating lease for office space at December 31, 2013. The Company entered into this office lease effective April 18, 2011. The office lease is for three years expiring April 30, 2014 with the option to extend twice for a total of 18 months. The Company has exercised its first 18 month option.

A schedule by year of minimum rental payments due under the operating lease as of December 31, 2013 as follows (in thousands):

Years ended December 31,
2014	$103
2015 (assumes option exercised)	125
2016 (assumes option exercised)	125

Total Minimum Rental Payment Obligations	$353

Rental expense for operating leases for the years ended December 31, 2013 and 2012 was $0.1 million and $0.1 million, respectively.

The Company also has four capital leases for golf course equipment as of December 31, 2013. The Company entered into these agreements effective November 15, 2011 and May 1, 2013. The leases are for a total of 36 months.

A schedule of the minimum rental payments due under the capital leases as of December 31, 2013 (in thousands):

Years ended December 31,
2014	$48
2015 (assumes $1 buyout option exercised)	23
2016	11

Principal payment obligations	82
Interest payments	8

Total Minimum Rental Payment Obligations	$90

Capital lease payments for the year ended December 31, 2013 were $86 thousand.

Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

Management Fees

The Company entered into a Management Agreement (the “Management Agreement”) with a related party, DHNV, LLC (the “Manager”), to be provided services for day-to-day operations. These services include creating operating budgets, managing the financial department, serving as the human resource function and monitoring the Company’s compliance with all laws and regulations. In exchange for performing management services, the Company must pay the Manager $1.0 million per year, in equal monthly installments (the “Management Fee”). In addition to the Management Fee, the Company must pay the Manager a Performance Fee for each cash distribution made by the Company to its equity members, based on an escalating scale. The Company is responsible for reimbursing the Manager for any fees or costs incurred on the Company’s behalf. The agreement terminates the earlier of three years or on demand by either the Company or Manager by giving at least a 20 day notice.

For the years ended December 31, 2013 and 2012, the Company paid $1.0 million and $1.5 million, respectively, to the Manager which is included in general and administrative expenses on the Consolidated Statement of Operations. For the years ended December 31, 2013 and 2012 the Company did not pay performance distributions to equity members and therefore no Performance Fee was paid to the Manager.

8. Subsequent Events

On April 1, 2014, the Company sold substantially all of its assets to Century Communities, Inc. for a purchase price of approximately $165 million.

In accordance with ASC 855, Subsequent Events, management has evaluated subsequent events through April 7, 2014, the date at which the financial statements were available for issuance.

Las Vegas Land Holdings, LLC & Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Cash and Cash Equivalents	$19,002	$10,213
Restricted cash	513	746
Inventories	79,767	79,303
Pro-shop inventory	204	185
Prepaid expenses	2,138	2,370
Land held for sale	674	674
Property, plant, and equipment—net	9,969	10,050
Other assets	327	284

Total Assets	$112,594	$103,825

Liabilities and Members’ Equity
Accounts payable	$2,177	$1,896
Deferred revenue	1,273	1,133
Non-refundable deposit on the sale of assets	5,000	—
Billings in excess of costs and estimated earnings on uncompleted contracts	82	422
Accrued liabilities	523	1,413
Accrued warranty liability	141	121
Notes payable and capital leases	22,139	22,370

Total Liabilities	31,335	27,355

Commitments and Contingencies (Note 7)

Members’ Equity	81,259	76,470

Total Liabilities and Members’ Equity	$112,594	$103,825

Las Vegas Land Holdings, LLC & Subsidiaries

Condensed Consolidated Statement of Operations

(unaudited, in thousands)

	Three months ended March 31,
	2014	2013
Revenues
Home sales	$14,972	$13,630
Golf course operations	2,262	2,068
Raw land sales	233	—
Management fee	142	137

Total Operating Revenues	17,609	15,835

Costs and Expenses
Construction and land costs	8,526	9,117
Cost of golf course operations	1,672	1,766
Selling expenses	878	861
General and administrative	1,474	881
Cost of raw land sales	117	81
Depreciation	182	173
Cost of management operations	119	123
Loss on disposal of fixed assets	2	—

Total Costs and Expenses	12,970	13,002

Operating Income	4,639	2,833

Other (Expense) Income
Interest expense—net of capitalized interest	(34)	(1)
Reorganization (expense) income	(75)	(63)
Interest income	—	1
Other income (expense)	(11)	—

Total Other Expense	(120)	(63)

Net Income	$4,519	$2,770

Las Vegas Land Holdings, LLC & Subsidiaries

Condensed Consolidated Statement of Cash Flows

(unaudited, in thousands)

	Three months ended March 31,
	2014	2013
Cash Flows From Operating Activities
Net Income	$4,519	$2,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	182	173
Loss on disposal of fixed assets	2	—
Amortization of loan fees	—	16
Changes in operating assets and liabilities:
Inventories	(464)	2,229
Pro-shop inventory	(19)	(74)
Prepaid expenses	232	220
Land held for sale	—	(36)
Other assets	(43)	(273)
Accounts payable	281	(1,346)
Deferred revenue	140	434
Billings in excess of costs and estimated earnings on uncompleted contracts	(340)	—
Accrued liabilities	(890)	(350)
Accrued warranty liability	20	23

Net cash provided by operating activities	3,620	3,786

Cash Flows From Investing Activities
Decrease (increase) in restricted cash	233	(82)
Purchase of property and equipment	(103)	(7)
Non-refundable deposit on the sale of assets	5,000	—

Net cash provided by (used in) investing activities	5,130	(89)

Cash Flows From Financing Activities
Repayments of notes payable and capital leases	(288)	(2,050)
New financing secured—Kubota Leasing	57	—
Distribution returned from Shareholders	270	—

Net cash provided by (used in) financing activities	39	(2,050)

Net Increase in Cash and Cash Equivalents	8,789	1,647
Cash and Cash Equivalents, beginning of period	10,213	9,448

Cash and Cash Equivalents, end of period	$19,002	$11,095

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest—net of capitalized interest	$149	$228
Non-Cash Financing Transaction
Equipment and property purchased with capital leases	57	—

Las Vegas Land Holdings, LLC & Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(unaudited)

1. Nature of Business and Significant Accounting Policies

Nature of Business

Las Vegas Land Holdings, LLC (and together with its subsidiaries, “LVLH” or the “Company”) was incorporated in the State of Delaware on January 15, 2010. The Company is a Delaware limited liability company with an infinite life that was formed to acquire substantially all of the assets of the Rhodes Company, LLC and its affiliates (the “Predecessor”) pursuant to their plan of reorganization under Chapter 11 of Title II of the United States Code (the “Bankruptcy Code”). LVLH organizes various limited and general partnerships and limited liability corporations to acquire, develop, improve, and construct residential homes, operate a golf course in two of the developments, and purchase and sell real property. Presently most of the Company’s development is in Las Vegas, Nevada and the surrounding areas.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.

Interim Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of its financial position and results of operations. Interim results of operations are not necessarily indicative of the results that may be achieved for the full year. The financial statements and related notes do not include all information and footnotes required by U.S. generally accepted accounting principles for annual reports.

Asset Purchase Agreement

The Company entered into an Asset Purchase Agreement executed on March 9, 2014 to sell substantially all of the assets of the Company, and received a $5,000,000 non-refundable deposit from the acquirer on March 10, 2014 to be credited against the purchase price.

Accounting Policies and Principles of Consolidation

A description of the Company’s significant accounting policies is included in Note 1 to the consolidated financial statements for the year ended December 31, 2013. The consolidated financial statements include the accounts of Las Vegas Land Holdings, LLC and its wholly-owned subsidiaries. All intercompany accounts have been eliminated.

2. Inventories

Inventories as of March 31, 2014 and December 31, 2013 consist of the following (in thousands):

	March 31, 2014	December 31, 2013
Land held for future development	$54,440	$56,145
Cost of land development and common elements & amenities	18,562	16,605
Homes under construction	4,571	4,363
Cost of Model Homes	2,194	2,190

Total Inventories	$79,767	$79,303

The Company determined that its non-core, commercial inventory holdings were not impaired for the periods ended March 31, 2014 and 2013.

3. Property, Plant and Equipment

Property and equipment at March 31, 2014 and December 31, 2013 are summarized as follows (in thousands):

	March 31, 2014	December 31, 2013
Golf course land	$4,383	$4,383
Golf course improvements	6,911	6,864
Golf course equipment	651	603
Model home furnishings	350	350
Office equipment	180	180
Buildings and improvements	51	49
Construction equipment	7	7

Total	12,533	12,436
Less accumulated depreciation	(2,564)	(2,386)

Property, Plant and Equipment—net	$9,969	$10,050

Depreciation expense for the quarter ended March 31, 2014 and 2013 were $182,247 and $173,101, respectively.

Golf course capital leases as of March 31, 2014 and December 31, 2013 totaling $281,753 and $219,208, respectively, are included in golf course equipment.

4. Other Assets

Other assets as of March 31, 2014 and December 31, 2013 consist of the following (in thousands):

	March 31, 2014	December 31, 2013
Refundable deposits	$28	$28
Rebates and other receivables, net of allowance of $24 and $0	224	104
Litigation trust receivable, net of allowance of $17 and $17	75	60
Golf event deposits		83
Tax refund receivable		9

Total Other Assets	$327	$284

5. Billings in Excess of Costs and Estimated Earnings on Incomplete Contracts

Following is a summary of contracts in progress at March 31, 2014 and December 31, 2013 (in thousands):

	March 31, 2014	December 31, 2013
Costs incurred on uncompleted contracts	$399	$282
Estimated earnings	619	396

Total	1,018	678
Less: Billings to date	1,100	1,100

Total	(82)	(422)
These amounts are included in accompanying consolidated balance sheet under the following captions:
Costs and estimated earnings in excess of billings on uncompleted contracts	—	—
Billings in excess of costs and estimated earnings on uncompleted contracts	$(82)	$(422)

6. Notes Payable and Capital Leases

Notes payable at March 31, 2014 and December 31, 2013 consist of the following (in thousands):

	March 31, 2014	December 31, 2013

Secured loan facility collateralized by deeds of trusts on the related inventories, with interest at LIBOR (.1549% and .2481% at March 31, 2014 and December 31, 2013, respectively), plus 5.00% per annum, and maturity date of March 31, 2016. The LIBOR portion of the interest must be paid in cash and the 5.00% portion may be paid in kind and added to the balance of the note. The LIBOR rate shall not exceed 2.00% per annum. The Company also has a cash payment option to this note which it can elect on a quarterly basis. The rate for the cash pay election is LIBOR plus 2.00%. The Company elected the cash pay option in the fourth quarter of 2011 and continued that election through March 31, 2014. The secured loan facility calls for principal payments to be made when the company reaches greater than $15 million in unrestricted Cash and Cash Equivalents as of the last day of the immediately preceding quarter.

	$18,421	$18,421

Notes payable collateralized by deeds of trusts on the golf course property and improvements, with interest at 5.28% per annum, monthly principal and interest payments of $27 thousand from November 2010 to October 2013, final payment due at maturity. The Company renegotiated the note and paid down principal to $2.5 million in 2012 resulting in a reduced monthly principal payment of $11 thousand with interest of 3% + LIBOR one month rate. (3.25% per annum at December 31, 2013). All other terms remain unchanged. The Company exercised its 12 month extension option on this note which extended the term to October, 2014.

	2,221	2,254

Secured loan facility by the Company’s insurance policy premiums and the lender being named a loss payee on the policy with interest at 2.65% and monthly payments of $83 thousand.	1,376	1,613

Capital leases	121	82

Total Notes Payable and Capital Leases	$22,139	$22,370

Notes payable at March 31, 2014 are due in future years as follows (in thousands):

2014	$2,944
2015	653
2016	18,421
2017	—

Total	$22,018

The interest cost associated with development and construction projects is capitalized and included in inventories. Interest capitalization ceases once a project is substantially complete or no longer under construction to prepare for its intended use. When no debt is specifically identified as being incurred in connection with a construction project, the Company capitalizes interest on amounts expended on the project at the Company’s weighted average cost of borrowed money. The Company capitalized $114,868 and $243,620 during the quarter ended March 31, 2014 and 2013, respectively, of interest related to development and construction projects. Of this amount, $87,911 and $114,711, respectively, is reflected in costs of home sales in the consolidated statement of operations, for completed projects during the quarters ended March 31, 2014 and 2013 respectively.

The note payable collateralized by deeds of trusts on the golf course property and improvements includes among other covenants, restrictions on certain financial ratios including maintaining a 1.25 to 1.0 fixed charge coverage ratio, for which the Company was in compliance at March 31, 2014 and December 31, 2013.

To maintain compliance with the fixed charge ratio covenant, the Company entered into a Make-Well Agreement dated March 31, 2011, with the bank that allows the Company to provide cash transfers between non-guarantor entities and the guarantor golf course entity to increase the fixed charge coverage ratio to the required minimum level. In the event that the Company fails to provide such required funds to the guarantor entity within 60 days following the end of the quarterly period being measured, such event will constitute an event of default. The Company made $0 and $91,000 in required make-well contributions for the quarter ended March 31, 2014 and 2013, respectively.

7. Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

8. Management Fees

The Company entered into a Management Agreement (the “Management Agreement”) with DNHV, LLC (the “Manager”) to be provided services for day-to-day operations. These services include creating operating budgets, managing the financial department, serving as the human resource function and monitoring the Company’s compliance with all laws and regulations. In exchange for performing management services, the Company must pay the Manager $1,000,000 per year, in equal monthly installments (the “Management Fee”). In addition to the Management Fee, the Company must pay the Manager a performance fee for each cash distribution made by the Company to its equity members, based on an escalating scale. The Company is responsible for reimbursing the Manager for any fees or costs incurred on the Company’s behalf. The agreement terminates the earlier of three years or on demand by either the Company or Manager by giving at least a 20 day notice.

For the quarters ended March 31, 2014 and 2013, the Company paid $540,516 and $279,604 respectively, to the Manager which is included in general and administrative expenses on the Consolidated Statement of Operations. For the quarter ended March 31, 2014 and 2013 the Company did not pay distributions to equity members and therefore no performance fee was paid to the Manager.

9. Subsequent Events

On April 1, 2014, the Company sold substantially all of its assets and certain liabilities to Century Communities, Inc. for approximately $165 million in proceeds.

In accordance with ASC 855, Subsequent Events, management has evaluated subsequent events through May 29, 2014, the date at which the financial statements were available for issuance.

Century Communities, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2014 and for the Year Ended December 31, 2013

On April 1, 2014, we purchased substantially all of the assets of Las Vegas Land Holdings, LLC and its subsidiaries (collectively, “LVLH”), a homebuilder with operations in Las Vegas, Nevada, for a purchase price of approximately $165 million (which we refer to as the “LVLH Acquisition”). LVLH targets first-time, second-time move-up, second home and active adult buyers, with houses typically ranging from $215,000 to $500,000. The acquired assets consist of five single-family communities in the greater Las Vegas, Nevada metropolitan area, two fully operational golf courses, three custom home lots, and two one-acre commercial plots. LVLH was actively selling homes in three of these communities. The assets and liabilities which were not acquired primarily consist of cash and cash equivalents, certain prepaid expenses and other assets, certain accounts payables and accrued expenses, restricted cash, and certain debt obligations.

The transaction was accounted for as a business combination in accordance with the Company’s accounting policies with the acquired assets and assumed liabilities recorded at their estimated fair values as of April 1, 2014. The following unaudited pro forma condensed financial information and explanatory notes, presents the pro forma impact of the LVLH Acquisition on the Company’s results of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013. As the consolidated balance sheet of the Company, included elsewhere in this prospectus as of September 30, 2014, includes the effects of the LVLH Acquisition, no unaudited pro forma balance sheet has been presented herein.

We derived the unaudited pro forma condensed financial information set forth below by the application of pro forma adjustments to the audited and unaudited consolidated financial statements for the Company and LVLH, included elsewhere in this prospectus. The Company’s and LVLH’s historical consolidated financial information has been adjusted in the unaudited pro forma condensed financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 gives pro forma effect to the LVLH Acquisition, as if the acquisition had been completed on January 1, 2013.

The unaudited pro forma condensed financial information reflects pro forma adjustments that are described in the accompanying explanatory notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed financial information.

The unaudited pro forma condensed financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the acquisition of LVLH been consummated on the dates indicated, and do not purport to be indicative of the financial condition or results of operations as of any future date or for any future period. You should read our unaudited pro forma condensed financial information and the accompanying explanatory notes in conjunction with the consolidated historical financial statements and related notes included elsewhere in this prospectus. Certain amounts in the historical consolidated financial statements of LVLH have been reclassified to conform to the Company’s presentation. On the unaudited pro forma condensed consolidated statements of operations, selling expenses, general and administrative, and depreciation are included in selling, general and administrative. Additionally, reorganization expenses have been included in other income (expense).

Century Communities, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2014

(in thousands, except share and per share amounts)

	Historical Century Communities, Inc.	Historical Las Vegas Land Holdings, LLC(1)	Pro Forma Adjustments(1)		Century Communities, Inc. Pro Forma
Home sales revenues	$217,734	$14,972	—		$232,706
Land sale revenues	—	233	—		233

Total Home and land sale revenues	217,734	15,205	—		232,939
Cost of home sale revenues	166,367	8,526	2,286	(2)	177,179
Cost of land sale revenues	—	117	—		117

Total cost of home and land sale revenues	166,367	8,643	2,286		177,296
Gross margin from home and land sales	51,367	6,562	(2,286)		55,643

Golf course and other revenue	3,750	2,404	—		6,154
Cost of golf course and other revenue	4,329	1,690	—		6,019

Gross margin from golf course and other revenue	(579)	714	—		135

Selling general and administrative	30,906	2,637	175	(3)	33,718

Operating income	19,882	4,639	(2,461)		22,060

Other income (expense)	61	(120)	—		(59)

Income before tax expense	19,943	4,519	(2,461)		22,001
Income tax expense	7,109	—	720	(4)	7,829

Consolidated net income	12,834	4,519	(3,181)		14,172

Basic and diluted earnings per share	$0.68			(5)	$0.75
Basic and diluted weighted average common shares	18,635,986				18,635,986

The accompanying notes are an integral part of these pro forma financial statements.

Century Communities, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except share and per share amounts)

	Historical Century Communities, Inc.	Historical Las Vegas Land Holdings, LLC(1)	Pro Forma Adjustments(1)	Century Communities, Inc. Pro Forma
Home sales revenues	$171,133	$74,253	—	$245,386
Land sale revenues	—	1,272	—	1,272

Total Home and land sale revenues	171,133	75,525	—	246,658
Cost of home sale revenues	129,651	45,950	11,295 (2)	186,896
Cost of land sale revenues	—	593	—	593

Total cost of home and land sale revenues	129,651	46,543	11,295	187,489
Gross margin from home and land sales	41,482	28,982	(11,295)	59,169

Golf course and other revenue	—	8,172	—	8,172
Cost of golf course and other revenue	—	8,271	—	8,271

Gross margin from golf course and other revenue	—	(99)	—	(99)

Selling general and administrative	23,622	9,629	700 (3)	33,951

Operating income	17,860	19,254	(11,995)	25,119

Other income (expense)	213	(416)	—	(203)

Income before tax expense	18,073	18,838	(11,995)	24,916
Income tax expense	5,015	—	2,395 (4)	7,410
Deferred taxes on conversion to a corporation	627	—	—	627

Consolidated net income	12,431	18,838	(14,390)	16,879

Net income attributable to the noncontrolling interests	52	—	—	52
Income attributable to common stockholders	$12,379	$18,838	$(14,390)	$16,827

Basic and diluted earnings per share	$0.95		(5)	$1.30
Basic and diluted weighted average common shares	12,873,562			12,873,562

The accompanying notes are an integral part of these pro forma financial statements.

Century Communities, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(in thousands)

(a) Description of Transaction

On April 1, 2014, we purchased substantially all of the assets of Las Vegas Land Holdings, LLC and its subsidiaries (collectively, “LVLH”), a homebuilder with operations in Las Vegas, Nevada, for a purchase price of approximately $165 million (the “LVLH Acquisition”). LVLH targets first-time, second-time move-up, second home and active adult buyers, with houses typically ranging from $215,000 to $500,000. The acquired assets consist of five single-family communities in the greater Las Vegas, Nevada metropolitan area, two fully operational golf courses, three custom home lots, and two one-acre commercial plots. LVLH was actively selling homes in three of these communities. The assets and liabilities which were not acquired primarily consist of cash and cash equivalents, certain prepaid expenses and other assets, certain accounts payables and accrued expenses, restricted cash, and certain debt obligations.

We recorded transaction related costs of approximately $0.8 million. These costs include fees for real estate transfer taxes, legal, accounting, due diligence, and other services necessary to complete the transaction.

The following is a summary of the assets acquired and the liabilities assumed in the LVLH Acquisition. We have made an estimate of the fair value of the acquired assets and assumed liabilities based on information currently available to us. We acquired certain intangible assets, including a non-solicitation agreement, architectural plans and certain in-place contracts. Once we finalize our valuation analysis, assumptions utilized to estimate fair value may change, and accordingly, our estimated allocation may change.

The following table summarizes our preliminary estimates of the fair value of the assets acquired and liabilities assumed as of the acquisition date:

Assets acquired and liabilities assumed
Accounts receivable	$347
Inventories	144,531
Prepaid expenses and other assets	2,910
Property and equipment	8,619
Amortizable intangible assets	3,076
Goodwill	11,282

Total assets	$170,765

Accounts payable	$2,074
Accrued expenses and other liabilities	1,816
Notes payable and capital lease obligations	1,497

Total liabilities	$5,387

We determined the preliminary estimate of fair value for acquired inventories with the assistance of a third-party appraiser primarily using a forecasted cash flow approach for the development, marketing, and sale of each community acquired. Significant assumptions included in our estimate include future per lot development costs, construction and overhead costs, mix of products sold in each community as well as average sales price and absorption rates.

We determined the preliminary estimate of fair value for amortizable intangible assets, which includes a non-solicitation agreement, cell phone tower leases, and home plans, with the assistance of a third-party valuation firm based primarily on a replacement cost approach. Our preliminary estimates of the fair value of the non-solicitation agreement, cell phone tower leases, and homes plans was $1.4 million, $1.4 million and $0.3 million, respectively, which will be amortized over 2 years, 17 years, and 7 years, respectively. In total, amortizable intangible assets will be amortized over a weighted average life of 9.3 years.

We determined that LVLH’s carrying costs approximated fair value for all other acquired assets and assumed liabilities.

Goodwill includes the anticipated economic value of the acquired workforce.

(b) Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1) Historical Las Vegas Land Holdings, LLC and Pro Forma Adjustments

As the acquisition of LVLH occurred on April 1, 2014, the historical Las Vegas Land Holdings and pro forma adjustments columns of the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2014 includes the results of LVLH’s operations and related pro forma adjustments for the period from January 1, 2014 through March 31, 2014. The results of operations for LVLH from April 1, 2014 through September 30, 2014 are included in the historical operations of Century Communities, Inc.

(2) Cost of Homes Sales Revenue

As noted above, the inventories purchased in the LVLH Acquisition were recognized at their estimated fair value as of the acquisition date. As a result, the historical cost of home sales revenue for LVLH for the year ended December 31, 2013, which resulted in a gross margin of 38%, also requires a pro forma adjustment to reflect this increase in pro forma inventory cost. The pro forma adjustment to cost of home sales revenue is estimated to be additional expense of $11,295. The historical cost of home sales revenue for LVLH for the three months ended March 31, 2014, the period prior to our ownership, resulted in a gross margin of 43% and requires a pro forma adjustment of $2,286 to cost of home sales revenue to reflect the increase in inventory cost.

The pro forma adjustments were determined for all the lots as of January 1, 2013, including the 256 and 49 lots that were delivered by LVLH during the year ended December 31, 2013 and the three months ended March 31, 2014, the period prior to our ownership, respectively, in accordance with ASC 820-10-55-21(f). Accordingly, we applied pro forma adjustments to LVLH’s historical costs based upon an average of the estimated lot value per community and the stage of production of the lots as of January 1, 2013, such that the pro forma increase to inventory and cost of home sales results in an expected gross margin that we believe a market participant would require to complete the remaining development and requisite selling efforts. The stage of production, as of January 1, 2013, of the lots delivered by LVLH during the periods presented ranged from raw land to fully completed single family residences. We estimated a market participant would require a gross margin ranging from 8% to 24% based upon the stage of production of the individual lot.

(3) Selling General and Administrative Expenses

As noted above, certain intangible assets were acquired in the LVLH Acquisiton and will be amortized over their respective lives. As a result, we have made a pro forma adjustment to selling, general and administrative expense in the pro forma statement of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 totaling $175 and $700, respectively, for the amortization of the intangibles.

(4) Income Tax Expense

We have recorded a pro forma adjustment to increase current income tax expense by $2,395 for the year ended December 31, 2013 and $720 for the nine months ended September 30, 2014. The adjustment is based upon the net pro forma impact the LVLH Acquisition has upon our historical taxable income for the period presented using the statutory federal and state income tax rate of 35%.

(5) Earnings Per Share

Pro forma basic and diluted net income per share for the nine months ended September 30, 2014 and the year ended December 31, 2013 gives effect to pro forma adjustments discussed above, as well as the application of the two-class method of calculating earnings per share, as our non-vested restricted stock awards have non-forfeitable rights to dividends, and accordingly represent a participating security. The two-class method is an earnings allocation method under which EPS is calculated for each class of common stock and participating security considering both dividends declared (or accumulated) and participation rights in undistributed earnings as if all such earnings had been distributed during the period (in thousands except share and per share amounts).

	Nine Months Ended	Year Ended
	September 30, 2014	December 31, 2013
Pro-forma net income	$14,172	$16,879
Less: Net income attributable to the non-controlling interest	—	(52)
Less: Undistributed earnings allocated to participating securities	(197)	(132)

Numerator for basic and diluted pro-forma EPS	$13,975	$16,695
Pro-forma weighted average shares	18,635,986	12,873,562
Pro-forma basic and diluted EPS	$0.75	$1.30

$200,000,000

CENTURY COMMUNITIES, INC.

Offer to Exchange

6.875% Senior Notes due 2022 and Related Guarantees

for

6.875% Senior Notes due 2022 and Related Guarantees

PROSPECTUS

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Century Communities, Inc.

General Corporation Law of the State of Delaware. Under Section 145 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation (which we refer to as the Company’s “charter”) provides for such limitation of liability.

The Company’s Charter and Bylaws. Each of Article EIGHTH of the Company’s charter, and Article VI of the Company’s bylaws (which we refer to as the Company’s “bylaws”), provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person (which we refer to as a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (which we refer to as a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the foregoing, subject to certain exceptions, the Company will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Company’s board of directors. The Company may, by action of the Company’s board of directors, provide indemnification to such employees and agents of the Company to such extent and to such effect as the Company’s board of directors shall determine to be appropriate and authorized by Delaware law.

Indemnification Agreements. In addition to the provisions of the Company’s charter and bylaws described above, the Company has entered into an indemnification agreement with each of its officers and directors. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance. The Company maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to it with respect to indemnification payments that the Company may make to such directors and officers.

Delaware Limited Liability Company Registrants

Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Each of the Operating Agreements for Century Communities of Nevada, LLC, Century Rhodes Ranch GC, LLC, Century Tuscany GC, LLC, and Neighborhood Associations Group, LLC provides that such company shall indemnify and hold harmless its member and its officers, members, managers, agents and successors from and against, and shall advance expenses to such persons with respect to, any and all costs, losses, liabilities, claims, damages and expenses paid or accrued by such person in connection with any action or inaction related to the business of such company, to the fullest extent permitted by the Delaware Limited Liability Company Act, provided that (i) the action or inaction did not constitute gross negligence or willful misconduct on the part of such member, its affiliates or any of their respective officers, members, managers, agents and successors or a breach of such Operating Agreement or any other agreement with such company by such member or its affiliate, and (ii) to the extent any such affiliate is indemnified pursuant to the terms of any other agreement between such affiliate, on the one hand, and such company, on the other hand (including, if applicable, any management agreement, development agreement or leasing agreement), the foregoing indemnity provisions will not apply to such affiliate, and such company shall only indemnify such affiliate to the extent set forth in such other agreement. Any indemnification obligation will be paid from, and only to the extent of, available assets of such Company, and such member will have no personal liability on account thereof. None of the Certificates of Formation of each of Century Communities of Nevada, LLC, Century Rhodes Ranch GC, LLC, Century Tuscany GC, LLC, and Neighborhood Associations Group, LLC specifies the extent to which such company may indemnify any member or manager or other person.

Colorado Limited Liability Company Registrants

Section 7-80-104(1)(k) of the Colorado Limited Liability Company Act permits a company to indemnify a member or manager or former member or manager of the limited liability company as provided in section 7-80-407. Under Section 7-80-407, a limited liability company shall reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a member or manager for liabilities incurred by the person, in the ordinary course of the business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person’s duties to the limited liability company.

Section 7-80-407 of the Colorado Limited Liability Company Act provides that a limited liability company shall reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a person or manager for liabilities incurred by the person, in the ordinary course of business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person’s duties to the limited liability company.

None of Articles of Organization of, or Operating Agreements for, each of Augusta Pointe, LLC, Avalon at Inverness, LLC, Beacon Pointe, LLC, Blackstone Homes, LLC, Bradburn Village Homes, LLC, CC Communities, LLC, CCC Holdings, LLC, CCH Homes, LLC, Central Park Rowhomes, LLC, Century at Ash Meadows, LLC, Century at Beacon Pointe, LLC, Century at Caley, LLC, Century at Candelas, LLC, Century at Carousel Farms, LLC, Century at Harvest Meadows, LLC, Century at LOR, LLC, Century at Lowry, LLC, Century at Midtown, LLC, Century at Millennium, LLC, Century at Murphy Creek, LLC, Century at Outlook, LLC, Century at Salisbury Heights, LLC, Century at Southshore, LLC, Century at Terrain, LLC, Century at The Grove, LLC, Century at Vista Ridge, LLC, Century at Wolf Ranch, LLC, Century City, LLC, Century Communities of Georgia, LLC, Century Land Holdings, LLC, Century Land Holdings II, LLC, Century Land Holdings of Texas, LLC, Cherry Hill Park, LLC, Cottages at Willow Park, LLC, Crown Hill, LLC, Enclave at Boyd Ponds, LLC, Enclave at Cherry Creek, LLC, Estates at Chatfield Farms, LLC, Hearth at Oak Meadows, LLC, Hometown, LLC, Lakeview Fort Collins, LLC, Madison Estates, LLC, Meridian Ranch, LLC, Montecito at Ridgegate, LLC, Park 5th Avenue Development Co., LLC, Reserve at Highpointe Estates, LLC, Reserve at The Meadows, LLC, Saddle Rock Golf, LLC, Saddleback Heights, LLC, Stetson Ridge Homes, LLC, The Vistas at Nor’wood, LLC, The Wheatlands, LLC, Venue at Arista, LLC, Verona Estates, LLC, Villas at Murphy Creek, LLC, Waterside at Highland Park, LLC, and Wildgrass, LLC specifies the extent to which such company may indemnify its members or managers.

Georgia Limited Liability Company Registrants

Section 14-11-306 of the Georgia Limited Liability Company Act (which we refer to as the “GLLCA”) provides that a limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company, subject to such standards and restrictions, if any, as set forth in the articles of organization or a written operating agreement. However, no limited liability company may indemnify any member or manager for (i) the liability of a member or manager for intentional misconduct or a knowing violation of law, or (ii) any transaction for which the person received a personal benefit in violation or breach of any provision of a written operating agreement.

Section 14-11-305 of the GLLCA provides that a member’s or manager’s duties and liabilities may be expanded, restricted, or eliminated by provisions in the articles of organization or a written operating agreement; provided, however, that no such provision shall eliminate or limit the liability of a member or manager: (i) for intentional misconduct or a knowing violation of law; or (ii) for any transaction for which the person received a personal benefit in violation or breach of any provision of a written operating agreement.

Each of the Operating Agreements of CCG Constructors LLC and CCG Realty Group LLC provides that such company shall indemnify its member and manager for all costs, losses, liabilities, and damages paid or accrued by the member or manager in connection with the business of such company to the fullest extent provided for or allowed by the GLLCA. Neither the Articles of Organization of CCG Constructors LLC nor the Articles of Organization of CCG Realty Group LLC specifies the extent to which such company may indemnify its members or managers.

Nevada Limited Liability Company Registrant

Section 86.371 of the Nevada Revised Statutes (which we refer to as the “NRS”) provides that unless otherwise provided in the articles of organization or an agreement signed by the member or manager to be charged, no member or manager of any limited liability company is individually liable for the debts or liabilities of the company.

Section 86.411 of the NRS provides that a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the company, by reason of the fact that the person is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 86.421 of the NRS provides that a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that the person is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 86.431 of the NRS provides that to the extent that a manager, member, employee or agent of a limited-liability company has been successful in defense of any action, suit or proceeding described in the preceding two paragraphs, or in defense of any claim, issue or matter therein, the company must indemnify such person against expenses, including attorney’s fees, actually and reasonably incurred by such person in connection with the defense. Any indemnification under the preceding two paragraphs, unless ordered by a court or advanced pursuant to the procedures of the paragraph below, may be made only as authorized in the specific case upon a valid determination that indemnification is proper in the circumstances.

Section 86.441 of the NRS states that the articles of organization, the operating agreement or a separate agreement may provide that the limited liability company must pay the expenses of members and managers incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the action, upon receipt of an undertaking by or on behalf of the manager or member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the member or manager is not entitled to be indemnified.

Section 86.451 of the NRS provides that the indemnification or advancement of expenses discussed above (1) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of organization or any operating agreement, vote of members or disinterested managers, if any, or otherwise, for an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 86.421 of the

NRS or for the advancement of expenses made pursuant to Section 86.441 of the NRS, may not be made to or on behalf of any member or manager if a final adjudication establishes that the member’s or the manager’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (2) continues for a person who has ceased to be a member, manager, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 86.461 of the NRS permits a limited liability company to purchase and maintain insurance or make other financial arrangements on behalf of any current or former member, manager, employee or agent of the company, or any person who is or was serving at the request of the company as a manager, member, employee or agent of another corporation, limited-liability company, partnership, joint venture, trust or other enterprise, for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a manager, member, employee or agent, or arising out of his or her status as such, whether or not the company has the authority to indemnify such a person against such liability and expenses.

Neither the Articles of Organization of, nor the Operating Agreement for, Century Communities of Nevada Realty, LLC specifies the extent to which it may indemnify its members, managers, employees or agents.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit Number	Description
3.1	Certificate of Incorporation of Century Communities, Inc., as amended (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

3.2	Bylaws of Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

3.3	Articles of Organization of Augusta Pointe, LLC.

3.4	Operating Agreement for Augusta Pointe, LLC.

3.5	Articles of Organization of Avalon at Inverness, LLC.

3.6	Operating Agreement for Avalon at Inverness, LLC.

3.7	Articles of Organization of Beacon Pointe, LLC.

3.8	Operating Agreement for Beacon Pointe, LLC.

3.9	Articles of Organization of Blackstone Homes, LLC.

3.10	Operating Agreement for Blackstone Homes, LLC.

3.11	Articles of Organization of Bradburn Village Homes, LLC.

3.12	Operating Agreement for Bradburn Village Homes, LLC.

3.13	Articles of Organization of CC Communities, LLC, as amended.

3.14	Amended and Restated Operating Agreement for CC Communities, LLC.

3.15	Articles of Organization of CCC Holdings, LLC.

3.16	Operating Agreement for CCC Holdings, LLC.

Exhibit Number	Description
3.17	Articles of Organization of CCG Constructors LLC.

3.18	Operating Agreement of CCG Constructors LLC.

3.19	Articles of Organization of CCG Realty Group LLC.

3.20	Operating Agreement of CCG Realty Group LLC.

3.21	Articles of Organization of CCH Homes, LLC.

3.22	Operating Agreement for CCH Homes, LLC.

3.23	Articles of Organization of Central Park Rowhomes, LLC.

3.24	Operating Agreement for Central Park Rowhomes, LLC.

3.25	Articles of Organization of Century at Ash Meadows, LLC.

3.26	Operating Agreement for Century at Ash Meadows, LLC.

3.27	Articles of Organization of Century at Beacon Pointe, LLC.

3.28	Operating Agreement for Century at Beacon Pointe, LLC.

3.29	Articles of Organization of Century at Caley, LLC.

3.30	Operating Agreement for Century at Caley, LLC.

3.31	Articles of Organization of Century at Candelas, LLC, as amended.

3.32	Amended and Restated Operating Agreement for Century at Candelas, LLC.

3.33	Articles of Organization of Century at Carousel Farms, LLC.

3.34	Operating Agreement for Century at Carousel Farms, LLC.

3.35	Articles of Organization of Century at Harvest Meadows, LLC.

3.36	Operating Agreement for Century at Harvest Meadows, LLC.

3.37	Articles of Organization of Century at LOR, LLC.

3.38	Operating Agreement for Century at LOR, LLC.

3.39	Articles of Organization of Century at Lowry, LLC, as amended.

3.40	Operating Agreement for Century at Lowry, LLC.

3.41	Articles of Organization of Century at Midtown, LLC.

3.42	Operating Agreement for Century at Midtown, LLC.

3.43	Articles of Organization of Century at Millennium, LLC.

3.44	Operating Agreement for Century at Millennium, LLC.

3.45	Articles of Organization of Century at Murphy Creek, LLC.

3.46	Operating Agreement for Century at Murphy Creek, LLC.

3.47	Articles of Organization of Century at Outlook, LLC.

3.48	Operating Agreement for Century at Outlook, LLC.

3.49	Articles of Organization of Century at Salisbury Heights, LLC.

3.50	Operating Agreement for Century at Salisbury Heights, LLC.

Exhibit Number	Description
3.51	Articles of Organization of Century at Southshore, LLC.

3.52	Operating Agreement for Century at Southshore, LLC.

3.53	Articles of Organization of Century at Terrain, LLC.

3.54	Operating Agreement for Century at Terrain, LLC.

3.55	Articles of Organization of Century at The Grove, LLC.

3.56	Operating Agreement for Century at The Grove, LLC.

3.57	Articles of Organization of Century at Vista Ridge, LLC.

3.58	Operating Agreement for Century at Vista Ridge, LLC.

3.59	Articles of Organization of Century at Wolf Ranch, LLC.

3.60	Operating Agreement for Century at Wolf Ranch, LLC.

3.61	Articles of Organization of Century City, LLC.

3.62	Operating Agreement for Century City, LLC.

3.63	Articles of Organization of Century Communities of Georgia, LLC.

3.64	Operating Agreement for Century Communities of Georgia, LLC.

3.65	Certificate of Formation of Century Communities of Nevada, LLC.

3.66	Operating Agreement of Century Communities of Nevada, LLC.

3.67	Articles of Organization for a Limited Liability Company of Century Communities of Nevada Realty, LLC.

3.68	Operating Agreement for Century Communities of Nevada Realty, LLC.

3.69	Articles of Organization of Century Land Holdings, LLC.

3.70	Operating Agreement for Century Land Holdings, LLC.

3.71	Articles of Organization of Century Land Holdings II, LLC.

3.72	Operating Agreement for Century Land Holdings II, LLC.

3.73	Articles of Organization of Century Land Holdings of Texas, LLC.

3.74	Operating Agreement for Century Land Holdings of Texas, LLC.

3.75	Certificate of Formation of Century Rhodes Ranch GC, LLC.

3.76	Operating Agreement of Century Rhodes Ranch GC, LLC.

3.77	Certificate of Formation of Century Tuscany GC, LLC.

3.78	Operating Agreement of Century Tuscany GC, LLC.

3.79	Articles of Organization of Cherry Hill Park, LLC, as amended.

3.80	Operating Agreement for Cherry Hill Park, LLC, as amended.

3.81	Articles of Organization of Cottages at Willow Park, LLC.

3.82	Operating Agreement for Cottages at Willow Park, LLC.

3.83	Articles of Organization of Crown Hill, LLC.

Exhibit Number	Description
3.84	Operating Agreement for Crown Hill, LLC.

3.85	Articles of Organization of Enclave at Boyd Ponds, LLC.

3.86	Operating Agreement for Enclave at Boyd Ponds, LLC.

3.87	Articles of Organization of Enclave at Cherry Creek, LLC.

3.88	Operating Agreement for Enclave at Cherry Creek, LLC.

3.89	Articles of Organization of Estates at Chatfield Farms, LLC.

3.90	Operating Agreement for Estates at Chatfield Farms, LLC.

3.91	Articles of Organization of Hearth at Oak Meadows, LLC.

3.92	Operating Agreement for Hearth at Oak Meadows, LLC.

3.93	Articles of Organization of Hometown, LLC.

3.94	Operating Agreement for Hometown, LLC.

3.95	Articles of Organization of Lakeview Fort Collins, LLC.

3.96	Operating Agreement for Lakeview Fort Collins, LLC.

3.97	Articles of Organization of Madison Estates, LLC.

3.98	Operating Agreement for Madison Estates, LLC.

3.99	Articles of Organization of Meridian Ranch, LLC.

3.100	Operating Agreement for Meridian Ranch, LLC.

3.101	Articles of Organization of Montecito at Ridgegate, LLC.

3.102	Operating Agreement for Montecito at Ridgegate, LLC.

3.103	Certificate of Formation of Neighborhood Associations Group, LLC.

3.104	Operating Agreement of Neighborhood Associations Group, LLC.

3.105	Articles of Organization of Park 5th Avenue Development Co., LLC.

3.106	Amended and Restated Operating Agreement for Park 5th Avenue Development Co., LLC.

3.107	Articles of Organization of Reserve at Highpointe Estates, LLC.

3.108	Operating Agreement for Reserve at Highpointe Estates, LLC.

3.109	Articles of Organization of Reserve at The Meadows, LLC.

3.110	Operating Agreement for Reserve at The Meadows, LLC.

3.111	Articles of Organization of Saddle Rock Golf, LLC.

3.112	Operating Agreement for Saddle Rock Golf, LLC.

3.113	Articles of Organization of Saddleback Heights, LLC.

3.114	Operating Agreement for Saddleback Heights, LLC.

3.115	Articles of Organization of Stetson Ridge Homes, LLC.

3.116	Operating Agreement for Stetson Ridge Homes, LLC.

3.117	Articles of Organization of The Vistas at Nor’wood, LLC.

Exhibit Number	Description
3.118	Operating Agreement for The Vistas at Nor’wood, LLC.

3.119	Articles of Organization of The Wheatlands, LLC.

3.120	Operating Agreement for The Wheatlands, LLC.

3.121	Articles of Organization of Venue at Arista, LLC.

3.122	Operating Agreement of Venue at Arista, LLC.

3.123	Articles of Organization of Verona Estates, LLC.

3.124	Operating Agreement for Verona Estates, LLC.

3.125	Articles of Organization of Villas at Murphy Creek, LLC.

3.126	Operating Agreement for Villas at Murphy Creek, LLC.

3.127	Articles of Organization of Waterside at Highland Park, LLC.

3.128	Operating Agreement for Waterside at Highland Park, LLC.

3.129	Articles of Organization of Wildgrass, LLC.

3.130	Operating Agreement for Wildgrass, LLC.

4.1	Specimen Common Stock Certificate of Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

4.2	Indenture (including forms of 6.875% Senior Notes Due 2022), dated as of May 5, 2014, among Century Communities, Inc., the Guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 30, 2014).

5.1	Opinion of Greenberg Traurig, LLP.

10.1†	First Amended & Restated 2013 Long-Term Incentive Plan (incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 30, 2014).

10.2†	Form of Stock Option Agreement for use with the First Amended & Restated 2013 Long-Term Incentive Plan (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.3†	Form of Restricted Stock Award Agreement for use with the First Amended & Restated 2013 Long-Term Incentive Plan (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.4†	Form of Non-Employee Director Restricted Stock Award Agreement for use with the 2013 Long-Term Incentive Plan (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.5†	Employment Agreement, dated as of May 7, 2013, between Century Communities, Inc. and Dale Francescon (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.6†	Employment Agreement, dated as of May 7, 2013, between Century Communities, Inc. and Robert Francescon (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

Exhibit Number	Description
10.7	Form of Director and Officer Indemnification Agreement between Century Communities, Inc. and each of its directors and officers (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.8	Indemnification Agreement, dated as of May 7, 2013, among Century Communities, Inc. and Dale Francescon and Robert Francescon (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.9	Registration Rights Agreement, dated as of May 7, 2013, among Century Communities, Inc., FBR Capital Markets & Co., Daro Ventures, LLC, Daro Ventures II, LLC, Dale Francescon, and Robert Francescon (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.10	Sublease, dated as of April 29, 2011, between Clifton Gunderson LLP and Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.11	Guaranty Agreement, dated as of November 30, 2011, between Century Communities, Inc. and Commerce Bank (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.12	Amended and Restated Loan Agreement (Revolving Line of Credit with Construction Loan Facility, Lot Loan Facility, and Letter of Credit Facility), dated March 22, 2012, between Century Communities, Inc., Beacon Pointe, LLC, The Overlook at Tallyn’s Reach, LLC, The Wheatlands, LLC, Red Rocks Pointe, LLC, Belvedere at Ridgegate, LLC, Enclave at Boyd Ponds, LLC, The Vistas at Nor’Wood, LLC, Bradburn Village Homes, LLC, Barrington Heights, LLC, The Veranda, LLC, Lincoln Park at Ridgegate, LLC, Central Park Rowhomes, LLC, Shoenberg Farms, LLC, Montecito at Ridgegate, LLC, and Waterside at Highland Park, LLC, and Vectra Bank Colorado, National Association, as amended (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.13	Credit Agreement, dated October 21, 2014, between the Company, and Texas Capital Bank, National Association, and the lenders party thereto (incorporated by reference to the Century Communities, Inc.’s Current Report on Form 8-K filed with the SEC on October 23, 2014).

10.14	Promissory Note, dated April 19, 2013, between Rutherford Investments, LLC and Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.15	Assignment of Interest in Regency at Ridgegate, LLC, dated as of September 9, 2012, from Century Communities, Inc. to Daro Ventures III, LLC (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.16	Assignment of Interest in Arcadia Holdings at CC Highlands One, LLC, dated as of December 31, 2012, from Daro Ventures, LLC and Daro Ventures II, LLC to Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.17	Assignment of Interest in Arcadia Holdings at CC Highlands Two, LLC, dated as of December 31, 2012, from Daro Ventures, LLC and Daro Ventures II, LLC to Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

Exhibit Number	Description
10.18	Assignment of Interest in Waterside at Highland Park, LLC, dated as of December 31, 2012, from Century Communities, Inc. to Dale and Robert Francescon (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.19	Assignment of Interest in Waterside at Highland Park, LLC, dated as of March 1, 2013, from Daro Ventures, LLC and Daro Ventures II, LLC to Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.20	Contract for Purchase and Sale of Vacant Land, dated as of March 1, 2013, between Arcadia Holdings at Vista Ridge, LLC and Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.21	Contract for Purchase and Sale of Vacant Land, dated as of March 1, 2013, between Arista Investors Colorado, LLC and Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.22	Contract for Purchase and Sale of Vacant Land, dated as of March 1, 2013, between High Pointe, Inc. and Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.23	Contract for Purchase and Sale of Vacant Land, dated as of March 1, 2013, between High Pointe, Inc. and Venue at Arista, LLC (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.24	Registration Rights Agreement, dated as of May 5, 2014, among Century Communities, Inc., the Guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative on behalf of the initial purchasers (incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 30, 2014).

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

16.1	Letter from BKD, LLP (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 20, 2014).

21.1	Subsidiaries of Century Communities, Inc.

23.1	Consent of Ernst & Young, LLP.

23.2	Consent of BKD, LLP.

23.3	Consent of BDO USA, LLP.

23.4	Consent of Greenberg Traurig, LLP (included within the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages of this Registration Statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee under the Indenture, dated as of May 5, 2014, among Century Communities, Inc., the Guarantors named therein, and U.S. Bank National Association, as trustee.

99.1	Form of Letter of Transmittal with respect to the Exchange Offer.

99.2	Form of Notice of Guaranteed Delivery with respect to the Exchange Offer.

Exhibit Number	Description
99.3	Form of Letter to DTC Participants regarding the Exchange Offer.

99.4	Form of Letter to Beneficial Holders regarding the Exchange Offer.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

†	Management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules.

Financial statement schedules are omitted because they are not applicable or not required, or because the information is included herein in our financial statements and/or the notes related thereto. See our Consolidated Financial Statements starting on page F-1.

Item 22.	Undertakings.

(a) The undersigned registrants (which we refer to as the “Registrants”) hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrants under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities: The Registrants undertake that in a primary offering of securities of the Registrants pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrants or used or referred to by the Registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrants or its securities provided by or on behalf of the Registrants; and

(iv)	Any other communication that is an offer in the offering made by the Registrants to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrants undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(f) The Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 19, 2014.

CENTURY COMMUNITIES, INC.

By:	/s/ Dale Francescon
Dale Francescon Chairman of the Board of Directors and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon and Robert J. Francescon, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon Dale Francescon	Chairman of the Board of Directors and Co-Chief Executive Officer (Principal Executive Officer)	December 19, 2014

/s/ David L. Messenger David L. Messenger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 19, 2014

/s/ Robert J. Francescon Robert J. Francescon	Co-Chief Executive Officer, President and Director	December 19, 2014

/s/ James M. Lippman James M. Lippman	Director	December 19, 2014

/s/ Keith R. Guericke Keith R. Guericke	Director	December 19, 2014

/s/ John P. Box John P. Box	Director	December 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 19, 2014.

EACH OF THE CO-REGISTRANTS LISTED ON SCHEDULE I TO THE SIGNATURE PAGES

By:	Century Communities, Inc.
its Manager and Sole Member

By:	/s/ Dale Francescon
Dale Francescon Chairman of the Board of Directors and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon and Robert J. Francescon, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon Dale Francescon	Chairman of the Board of Directors and Co-Chief Executive Officer of Century Communities, Inc., as the Manager and Sole Member of the co-Registrant (Principal Executive Officer)	December 19, 2014

/s/ David L. Messenger David L. Messenger	Chief Financial Officer of Century Communities, Inc., as the Manager and Sole Member of the co-Registrant (Principal Financial Officer and Principal Accounting Officer)	December 19, 2014

Signature	Title	Date

/s/ Robert J. Francescon Robert J. Francescon	Co-Chief Executive Officer, President and Director of Century Communities, Inc., as the Manager and Sole Member of the co-Registrant	December 19, 2014

/s/ James M. Lippman James M. Lippman	Director of Century Communities, Inc., as the Manager and Sole Member of the co-Registrant	December 19, 2014

/s/ Keith R. Guericke Keith R. Guericke	Director of Century Communities, Inc., as the Manager and Sole Member of the co-Registrant	December 19, 2014

/s/ John P. Box John P. Box	Director of Century Communities, Inc., as the Manager and Sole Member of the co-Registrant	December 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 19, 2014.

EACH OF THE CO-REGISTRANTS LISTED ON SCHEDULE II TO THE SIGNATURE PAGES

By:	Century Communities, Inc.
its Sole Managing Member

By:	/s/ Dale Francescon
Dale Francescon Chairman of the Board of Directors and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon and Robert J. Francescon, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon Dale Francescon	Chairman of the Board of Directors and Co-Chief Executive Officer of Century Communities, Inc., as the Sole Managing Member of the co-Registrant (Principal Executive Officer)	December 19, 2014

/s/ David L. Messenger David L. Messenger	Chief Financial Officer of Century Communities, Inc., as the Sole Managing Member of the co-Registrant (Principal Financial Officer and Principal Accounting Officer)	December 19, 2014

Signature	Title	Date

/s/ Robert J. Francescon Robert J. Francescon	Co-Chief Executive Officer, President and Director of Century Communities, Inc., as the Sole Managing Member of the co-Registrant	December 19, 2014

/s/ James M. Lippman James M. Lippman	Director of Century Communities, Inc., as the Sole Managing Member of the co-Registrant	December 19, 2014

/s/ Keith R. Guericke Keith R. Guericke	Director of Century Communities, Inc., as the Sole Managing Member of the co-Registrant	December 19, 2014

/s/ John P. Box John P. Box	Director of Century Communities, Inc., as the Sole Managing Member of the co-Registrant	December 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 19, 2014.

EACH OF THE CO-REGISTRANTS LISTED ON SCHEDULE III TO THE SIGNATURE PAGES

By:	Century Communities of Georgia, LLC,
its Manager and Sole Member

By:	Century Communities, Inc. its Manager and Sole Member

By:	/s/ Dale Francescon
Dale Francescon Chairman of the Board of Directors and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon and Robert J. Francescon, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon Dale Francescon

Chairman of the Board of Directors and Co-Chief Executive Officer of Century Communities, Inc., as the Manager and Sole Member of Century Communities of Georgia, LLC, as the Manager and Sole Member of the co-Registrant

(Principal Executive Officer)

December 19, 2014

/s/ David L. Messenger David L. Messenger

Chief Financial Officer of Century Communities, Inc., as the Manager and Sole Member of Century Communities of Georgia, LLC, as the Manager and Sole Member of the co-Registrant

(Principal Financial Officer and Principal Accounting Officer)

December 19, 2014

Signature	Title	Date

/s/ Robert J. Francescon Robert J. Francescon	Co-Chief Executive Officer, President and Director of Century Communities, Inc., as the Manager and Sole Member of Century Communities of Georgia, LLC, as the Manager and Sole Member of the co-Registrant	December 19, 2014

/s/ James M. Lippman James M. Lippman	Director of Century Communities, Inc., as the Manager and Sole Member of Century Communities of Georgia, LLC, as the Manager and Sole Member of the co-Registrant	December 19, 2014

/s/ Keith R. Guericke Keith R. Guericke	Director of Century Communities, Inc., as the Manager and Sole Member of Century Communities of Georgia, LLC, as the Manager and Sole Member of the co-Registrant	December 19, 2014

/s/ John P. Box John P. Box	Director of Century Communities, Inc., as the Manager and Sole Member of Century Communities of Georgia, LLC, as the Manager and Sole Member of the co-Registrant	December 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 19, 2014.

EACH OF THE CO-REGISTRANTS LISTED ON SCHEDULE IV TO THE SIGNATURE PAGES

By:	Century Communities of Nevada, LLC, its Sole Managing Member

By:	Century Communities, Inc. its Sole Managing Member

By:	/s/ Dale Francescon
Dale Francescon
Chairman of the Board of Directors and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon and Robert J. Francescon, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon Dale Francescon

Chairman of the Board of Directors and Co-Chief Executive Officer of Century Communities, Inc., as the Sole Managing Member of Century Communities of Nevada, LLC, as the Sole Managing Member of the co-Registrant

(Principal Executive Officer)

December 19, 2014

/s/ David L. Messenger David L. Messenger

Chief Financial Officer of Century Communities, Inc., as the Sole Managing Member of Century Communities of Nevada, LLC, as the Sole Managing Member of the co-Registrant

(Principal Financial Officer and Principal Accounting Officer)

December 19, 2014

Signature	Title	Date

/s/ Robert J. Francescon Robert J. Francescon	Co-Chief Executive Officer, President and Director of Century Communities, Inc., as the Sole Managing Member of Century Communities of Nevada, LLC, as the Sole Managing Member of the co-Registrant	December 19, 2014

/s/ James M. Lippman James M. Lippman	Director of Century Communities, Inc., as the Sole Managing Member of Century Communities of Nevada, LLC, as the Sole Managing Member of the co-Registrant	December 19, 2014

/s/ Keith R. Guericke Keith R. Guericke	Director of Century Communities, Inc., as the Sole Managing Member of Century Communities of Nevada, LLC, as the Sole Managing Member of the co-Registrant	December 19, 2014

/s/ John P. Box John P. Box	Director of Century Communities, Inc., as the Sole Managing Member of Century Communities of Nevada, LLC, as the Sole Managing Member of the co-Registrant	December 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 19, 2014.

CENTURY LAND HOLDINGS, LLC

By:	CCC Holdings, LLC its Manager

By:	Century Communities, Inc. its Manager and Sole Member

By:	/s/ Dale Francescon
Dale Francescon
Chairman of the Board of Directors and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon and Robert J. Francescon, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon Dale Francescon

Chairman of the Board of Directors and Co-Chief Executive Officer of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of the co-Registrant

(Principal Executive Officer)

December 19, 2014

/s/ David L. Messenger David L. Messenger

Chief Financial Officer of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of the co-Registrant

(Principal Financial Officer and Principal Accounting Officer)

December 19, 2014

Signature	Title	Date

/s/ Robert J. Francescon Robert J. Francescon	Co-Chief Executive Officer, President and Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of the co-Registrant	December 19, 2014

/s/ James M. Lippman James M. Lippman	Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of the co-Registrant	December 19, 2014

/s/ Keith R. Guericke Keith R. Guericke	Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of the co-Registrant	December 19, 2014

/s/ John P. Box John P. Box	Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of the co-Registrant	December 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 19, 2014.

CC COMMUNITIES, LLC

By:	Century Land Holdings, LLC its Managing Member

	By:	CCC Holdings, LLC its Manager

		By:	Century Communities, Inc. its Manager and Sole Member

			By:	/s/ Dale Francescon
Dale Francescon
Chairman of the Board of Directors and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon and Robert J. Francescon, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon Dale Francescon

Chairman of the Board of Directors and Co-Chief Executive Officer of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of the co-Registrant

(Principal Executive Officer)

December 19, 2014

Signature	Title	Date

/s/ David L. Messenger David L. Messenger

Chief Financial Officer of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of the co-Registrant

(Principal Financial Officer and Principal Accounting Officer)

December 19, 2014

/s/ Robert J. Francescon Robert J. Francescon	Co-Chief Executive Officer, President and Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of the co-Registrant	December 19, 2014

/s/ James M. Lippman James M. Lippman	Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of the co-Registrant	December 19, 2014

/s/ Keith R. Guericke Keith R. Guericke	Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of the co-Registrant	December 19, 2014

/s/ John P. Box John P. Box	Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of the co-Registrant	December 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 19, 2014.

EACH OF THE CO-REGISTRANTS LISTED ON SCHEDULE V TO THE SIGNATURE PAGES

By:	Horizon Building Services, LLC, its Manager

	By:	Century Land Holdings, LLC its Managing Member

		By:	CCC Holdings, LLC its Manager

			By:	Century Communities, Inc. its Manager and Sole Member

				By:	/s/ Dale Francescon
Dale Francescon
Chairman of the Board of Directors and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon and Robert J. Francescon, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon Dale Francescon

Chairman of the Board of Directors and Co-Chief Executive Officer of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of Horizon Building Services, LLC, as the Manager of the co-Registrant

(Principal Executive Officer)

December 19, 2014

Signature	Title	Date

/s/ David L. Messenger David L. Messenger

Chief Financial Officer of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of Horizon Building Services, LLC, as the Manager of the co-Registrant

(Principal Financial Officer and Principal Accounting Officer)

December 19, 2014

/s/ Robert J. Francescon Robert J. Francescon	Co-Chief Executive Officer, President and Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of Horizon Building Services, LLC, as the Manager of the co-Registrant	December 19, 2014

/s/ James M. Lippman James M. Lippman	Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of Horizon Building Services, LLC, as the Manager of the co-Registrant	December 19, 2014

/s/ Keith R. Guericke Keith R. Guericke	Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of Horizon Building Services, LLC, as the Manager of the co-Registrant	December 19, 2014

/s/ John P. Box John P. Box	Director of Century Communities, Inc., as the Manager and Sole Member of CCC Holdings, LLC, as the Manager of Century Land Holdings, LLC, as the Managing Member of Horizon Building Services, LLC, as the Manager of the co-Registrant	December 19, 2014

Schedule I—co-Registrants:

•	CCC HOLDINGS, LLC

•	CENTURY COMMUNITIES OF GEORGIA, LLC

Schedule II—co-Registrants:

•	CENTURY COMMUNITIES OF NEVADA, LLC

•	CENTURY LAND HOLDINGS OF TEXAS, LLC

•	PARK 5TH AVENUE DEVELOPMENT CO., LLC

Schedule III—co-Registrants:

•	CCG CONSTRUCTORS LLC

•	CCG REALTY GROUP LLC

Schedule IV—co-Registrants:

•	CENTURY COMMUNITIES OF NEVADA REALTY, LLC

•	CENTURY RHODES RANCH GC, LLC

•	CENTURY TUSCANY GC, LLC

•	NEIGHBORHOOD ASSOCIATIONS GROUP, LLC

Schedule V—co-Registrants:

•	AUGUSTA POINTE, LLC

•	AVALON AT INVERNESS, LLC

•	BEACON POINTE, LLC

•	BLACKSTONE HOMES, LLC

•	BRADBURN VILLAGE HOMES, LLC

•	CCH HOMES, LLC

•	CENTRAL PARK ROWHOMES, LLC

•	CENTURY AT ASH MEADOWS, LLC

•	CENTURY AT BEACON POINTE, LLC

•	CENTURY AT CALEY, LLC

•	CENTURY AT CANDELAS, LLC

•	CENTURY AT CAROUSEL FARMS, LLC

•	CENTURY AT HARVEST MEADOWS, LLC

•	CENTURY AT LOR, LLC

•	CENTURY AT LOWRY, LLC

•	CENTURY AT MIDTOWN, LLC

•	CENTURY AT MILLENNIUM, LLC

•	CENTURY AT MURPHY CREEK, LLC

•	CENTURY AT OUTLOOK, LLC

•	CENTURY AT SALISBURY HEIGHTS, LLC

•	CENTURY AT SOUTHSHORE, LLC

•	CENTURY AT TERRAIN, LLC

•	CENTURY AT THE GROVE, LLC

•	CENTURY AT VISTA RIDGE, LLC

•	CENTURY AT WOLF RANCH, LLC

•	CENTURY CITY, LLC

•	CENTURY LAND HOLDINGS II, LLC

•	CHERRY HILL PARK, LLC

•	COTTAGES AT WILLOW PARK, LLC

•	CROWN HILL, LLC

•	ENCLAVE AT BOYD PONDS, LLC

•	ENCLAVE AT CHERRY CREEK, LLC

•	ESTATES AT CHATFIELD FARMS, LLC

•	HEARTH AT OAK MEADOWS, LLC

•	HOMETOWN, LLC

•	LAKEVIEW FORT COLLINS, LLC

•	MADISON ESTATES, LLC

•	MERIDIAN RANCH, LLC

•	MONTECITO AT RIDGEGATE, LLC

•	RESERVE AT HIGHPOINTE ESTATES, LLC

•	RESERVE AT THE MEADOWS, LLC

•	SADDLE ROCK GOLF, LLC

•	SADDLEBACK HEIGHTS, LLC

•	STETSON RIDGE HOMES, LLC

•	THE VISTAS AT NOR’WOOD, LLC

•	THE WHEATLANDS, LLC

•	VENUE AT ARISTA, LLC

•	VERONA ESTATES, LLC

•	VILLAS AT MURPHY CREEK, LLC

•	WATERSIDE AT HIGHLAND PARK, LLC

•	WILDGRASS, LLC

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Incorporation of Century Communities, Inc., as amended (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

3.2	Bylaws of Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

3.3	Articles of Organization of Augusta Pointe, LLC.

3.4	Operating Agreement for Augusta Pointe, LLC.

3.5	Articles of Organization of Avalon at Inverness, LLC.

3.6	Operating Agreement for Avalon at Inverness, LLC.

3.7	Articles of Organization of Beacon Pointe, LLC.

3.8	Operating Agreement for Beacon Pointe, LLC.

3.9	Articles of Organization of Blackstone Homes, LLC.

3.10	Operating Agreement for Blackstone Homes, LLC.

3.11	Articles of Organization of Bradburn Village Homes, LLC.

3.12	Operating Agreement for Bradburn Village Homes, LLC.

3.13	Articles of Organization of CC Communities, LLC, as amended.

3.14	Amended and Restated Operating Agreement for CC Communities, LLC.

3.15	Articles of Organization of CCC Holdings, LLC.

3.16	Operating Agreement for CCC Holdings, LLC.

3.17	Articles of Organization of CCG Constructors LLC.

3.18	Operating Agreement of CCG Constructors LLC.

3.19	Articles of Organization of CCG Realty Group LLC.

3.20	Operating Agreement of CCG Realty Group LLC.

3.21	Articles of Organization of CCH Homes, LLC.

3.22	Operating Agreement for CCH Homes, LLC.

3.23	Articles of Organization of Central Park Rowhomes, LLC.

3.24	Operating Agreement for Central Park Rowhomes, LLC.

3.25	Articles of Organization of Century at Ash Meadows, LLC.

3.26	Operating Agreement for Century at Ash Meadows, LLC.

3.27	Articles of Organization of Century at Beacon Pointe, LLC.

3.28	Operating Agreement for Century at Beacon Pointe, LLC.

3.29	Articles of Organization of Century at Caley, LLC.

3.30	Operating Agreement for Century at Caley, LLC.

3.31	Articles of Organization of Century at Candelas, LLC, as amended.

Exhibit Number	Description
3.32	Amended and Restated Operating Agreement for Century at Candelas, LLC.

3.33	Articles of Organization of Century at Carousel Farms, LLC.

3.34	Operating Agreement for Century at Carousel Farms, LLC.

3.35	Articles of Organization of Century at Harvest Meadows, LLC.

3.36	Operating Agreement for Century at Harvest Meadows, LLC.

3.37	Articles of Organization of Century at LOR, LLC.

3.38	Operating Agreement for Century at LOR, LLC.

3.39	Articles of Organization of Century at Lowry, LLC, as amended.

3.40	Operating Agreement for Century at Lowry, LLC.

3.41	Articles of Organization of Century at Midtown, LLC.

3.42	Operating Agreement for Century at Midtown, LLC.

3.43	Articles of Organization of Century at Millennium, LLC.

3.44	Operating Agreement for Century at Millennium, LLC.

3.45	Articles of Organization of Century at Murphy Creek, LLC.

3.46	Operating Agreement for Century at Murphy Creek, LLC.

3.47	Articles of Organization of Century at Outlook, LLC.

3.48	Operating Agreement for Century at Outlook, LLC.

3.49	Articles of Organization of Century at Salisbury Heights, LLC.

3.50	Operating Agreement for Century at Salisbury Heights, LLC.

3.51	Articles of Organization of Century at Southshore, LLC.

3.52	Operating Agreement for Century at Southshore, LLC.

3.53	Articles of Organization of Century at Terrain, LLC.

3.54	Operating Agreement for Century at Terrain, LLC.

3.55	Articles of Organization of Century at The Grove, LLC.

3.56	Operating Agreement for Century at The Grove, LLC.

3.57	Articles of Organization of Century at Vista Ridge, LLC.

3.58	Operating Agreement for Century at Vista Ridge, LLC.

3.59	Articles of Organization of Century at Wolf Ranch, LLC.

3.60	Operating Agreement for Century at Wolf Ranch, LLC.

3.61	Articles of Organization of Century City, LLC.

3.62	Operating Agreement for Century City, LLC.

3.63	Articles of Organization of Century Communities of Georgia, LLC.

3.64	Operating Agreement for Century Communities of Georgia, LLC.

3.65	Certificate of Formation of Century Communities of Nevada, LLC.

3.66	Operating Agreement of Century Communities of Nevada, LLC.

Exhibit Number	Description

3.67	Articles of Organization for a Limited Liability Company of Century Communities of Nevada Realty, LLC.
3.68	Operating Agreement for Century Communities of Nevada Realty, LLC.

3.69	Articles of Organization of Century Land Holdings, LLC.

3.70	Operating Agreement for Century Land Holdings, LLC.

3.71	Articles of Organization of Century Land Holdings II, LLC.

3.72	Operating Agreement for Century Land Holdings II, LLC.

3.73	Articles of Organization of Century Land Holdings of Texas, LLC.

3.74	Operating Agreement for Century Land Holdings of Texas, LLC.

3.75	Certificate of Formation of Century Rhodes Ranch GC, LLC.

3.76	Operating Agreement of Century Rhodes Ranch GC, LLC.

3.77	Certificate of Formation of Century Tuscany GC, LLC.

3.78	Operating Agreement of Century Tuscany GC, LLC.

3.79	Articles of Organization of Cherry Hill Park, LLC, as amended.

3.80	Operating Agreement for Cherry Hill Park, LLC, as amended.

3.81	Articles of Organization of Cottages at Willow Park, LLC.

3.82	Operating Agreement for Cottages at Willow Park, LLC.

3.83	Articles of Organization of Crown Hill, LLC.

3.84	Operating Agreement for Crown Hill, LLC.

3.85	Articles of Organization of Enclave at Boyd Ponds, LLC.

3.86	Operating Agreement for Enclave at Boyd Ponds, LLC.

3.87	Articles of Organization of Enclave at Cherry Creek, LLC.

3.88	Operating Agreement for Enclave at Cherry Creek, LLC.

3.89	Articles of Organization of Estates at Chatfield Farms, LLC.

3.90	Operating Agreement for Estates at Chatfield Farms, LLC.

3.91	Articles of Organization of Hearth at Oak Meadows, LLC.

3.92	Operating Agreement for Hearth at Oak Meadows, LLC.

3.93	Articles of Organization of Hometown, LLC.

3.94	Operating Agreement for Hometown, LLC.

3.95	Articles of Organization of Lakeview Fort Collins, LLC.

3.96	Operating Agreement for Lakeview Fort Collins, LLC.

3.97	Articles of Organization of Madison Estates, LLC.

3.98	Operating Agreement for Madison Estates, LLC.

3.99	Articles of Organization of Meridian Ranch, LLC.

3.100	Operating Agreement for Meridian Ranch, LLC.

Exhibit Number	Description
3.101	Articles of Organization of Montecito at Ridgegate, LLC.

3.102	Operating Agreement for Montecito at Ridgegate, LLC.

3.103	Certificate of Formation of Neighborhood Associations Group, LLC.

3.104	Operating Agreement of Neighborhood Associations Group, LLC.

3.105	Articles of Organization of Park 5th Avenue Development Co., LLC.

3.106	Amended and Restated Operating Agreement for Park 5th Avenue Development Co., LLC.

3.107	Articles of Organization of Reserve at Highpointe Estates, LLC.

3.108	Operating Agreement for Reserve at Highpointe Estates, LLC.

3.109	Articles of Organization of Reserve at The Meadows, LLC.

3.110	Operating Agreement for Reserve at The Meadows, LLC.

3.111	Articles of Organization of Saddle Rock Golf, LLC.

3.112	Operating Agreement for Saddle Rock Golf, LLC.

3.113	Articles of Organization of Saddleback Heights, LLC.

3.114	Operating Agreement for Saddleback Heights, LLC.

3.115	Articles of Organization of Stetson Ridge Homes, LLC.

3.116	Operating Agreement for Stetson Ridge Homes, LLC.

3.117	Articles of Organization of The Vistas at Nor’wood, LLC.

3.118	Operating Agreement for The Vistas at Nor’wood, LLC.

3.119	Articles of Organization of The Wheatlands, LLC.

3.120	Operating Agreement for The Wheatlands, LLC.

3.121	Articles of Organization of Venue at Arista, LLC.

3.122	Operating Agreement of Venue at Arista, LLC.

3.123	Articles of Organization of Verona Estates, LLC.

3.124	Operating Agreement for Verona Estates, LLC.

3.125	Articles of Organization of Villas at Murphy Creek, LLC.

3.126	Operating Agreement for Villas at Murphy Creek, LLC.

3.127	Articles of Organization of Waterside at Highland Park, LLC.

3.128	Operating Agreement for Waterside at Highland Park, LLC.

3.129	Articles of Organization of Wildgrass, LLC.

3.130	Operating Agreement for Wildgrass, LLC.

4.1	Specimen Common Stock Certificate of Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

4.2	Indenture (including forms of 6.875% Senior Notes Due 2022), dated as of May 5, 2014, among Century Communities, Inc., the Guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 30, 2014).

Exhibit Number	Description
5.1	Opinion of Greenberg Traurig, LLP.

10.1†	First Amended & Restated 2013 Long-Term Incentive Plan (incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 30, 2014).

10.2†	Form of Stock Option Agreement for use with the First Amended & Restated 2013 Long-Term Incentive Plan (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.3†	Form of Restricted Stock Award Agreement for use with the First Amended & Restated 2013 Long-Term Incentive Plan (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.4†	Form of Non-Employee Director Restricted Stock Award Agreement for use with the 2013 Long-Term Incentive Plan (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.5†	Employment Agreement, dated as of May 7, 2013, between Century Communities, Inc. and Dale Francescon (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.6†	Employment Agreement, dated as of May 7, 2013, between Century Communities, Inc. and Robert Francescon (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.7	Form of Director and Officer Indemnification Agreement between Century Communities, Inc. and each of its directors and officers (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.8	Indemnification Agreement, dated as of May 7, 2013, among Century Communities, Inc. and Dale Francescon and Robert Francescon (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.9	Registration Rights Agreement, dated as of May 7, 2013, among Century Communities, Inc., FBR Capital Markets & Co., Daro Ventures, LLC, Daro Ventures II, LLC, Dale Francescon, and Robert Francescon (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.10	Sublease, dated as of April 29, 2011, between Clifton Gunderson LLP and Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.11	Guaranty Agreement, dated as of November 30, 2011, between Century Communities, Inc. and Commerce Bank (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.12	Amended and Restated Loan Agreement (Revolving Line of Credit with Construction Loan Facility, Lot Loan Facility, and Letter of Credit Facility), dated March 22, 2012, between Century Communities, Inc., Beacon Pointe, LLC, The Overlook at Tallyn’s Reach, LLC, The Wheatlands, LLC, Red Rocks Pointe, LLC, Belvedere at Ridgegate, LLC, Enclave at Boyd Ponds, LLC, The Vistas at Nor’Wood, LLC, Bradburn Village Homes, LLC, Barrington Heights, LLC, The Veranda, LLC, Lincoln Park at Ridgegate, LLC, Central Park Rowhomes, LLC, Shoenberg Farms, LLC, Montecito at Ridgegate, LLC, and Waterside at Highland Park, LLC, and Vectra Bank Colorado, National Association, as amended (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

Exhibit Number	Description
10.13	Credit Agreement, dated October 21, 2014, between the Company, and Texas Capital Bank, National Association, and the lenders party thereto (incorporated by reference to the Century Communities, Inc.’s Current Report on Form 8-K filed with the SEC on October 23, 2014).

10.14	Promissory Note, dated April 19, 2013, between Rutherford Investments, LLC and Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.15	Assignment of Interest in Regency at Ridgegate, LLC, dated as of September 9, 2012, from Century Communities, Inc. to Daro Ventures III, LLC (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.16	Assignment of Interest in Arcadia Holdings at CC Highlands One, LLC, dated as of December 31, 2012, from Daro Ventures, LLC and Daro Ventures II, LLC to Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.17	Assignment of Interest in Arcadia Holdings at CC Highlands Two, LLC, dated as of December 31, 2012, from Daro Ventures, LLC and Daro Ventures II, LLC to Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.18	Assignment of Interest in Waterside at Highland Park, LLC, dated as of December 31, 2012, from Century Communities, Inc. to Dale and Robert Francescon (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.19	Assignment of Interest in Waterside at Highland Park, LLC, dated as of March 1, 2013, from Daro Ventures, LLC and Daro Ventures II, LLC to Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.20	Contract for Purchase and Sale of Vacant Land, dated as of March 1, 2013, between Arcadia Holdings at Vista Ridge, LLC and Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.21	Contract for Purchase and Sale of Vacant Land, dated as of March 1, 2013, between Arista Investors Colorado, LLC and Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.22	Contract for Purchase and Sale of Vacant Land, dated as of March 1, 2013, between High Pointe, Inc. and Century Communities, Inc. (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.23	Contract for Purchase and Sale of Vacant Land, dated as of March 1, 2013, between High Pointe, Inc. and Venue at Arista, LLC (incorporated by reference to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

10.24	Registration Rights Agreement, dated as of May 5, 2014, among Century Communities, Inc., the Guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative on behalf of the initial purchasers (incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 30, 2014).

Exhibit Number	Description
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

16.1	Letter from BKD, LLP (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 20, 2014).

21.1	Subsidiaries of Century Communities, Inc.

23.1	Consent of Ernst & Young, LLP.

23.2	Consent of BKD, LLP.

23.3	Consent of BDO USA, LLP.

23.4	Consent of Greenberg Traurig, LLP (included within the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages of this Registration Statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee under the Indenture, dated as of May 5, 2014, among Century Communities, Inc., the Guarantors named therein, and U.S. Bank National Association, as trustee.

99.1	Form of Letter of Transmittal with respect to the Exchange Offer.

99.2	Form of Notice of Guaranteed Delivery with respect to the Exchange Offer.

99.3	Form of Letter to DTC Participants regarding the Exchange Offer.

99.4	Form of Letter to Beneficial Holders regarding the Exchange Offer.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

†	Management contract or compensatory plan or arrangement.